Filed pursuant to Rule 424(b)(3)
Registration No. 333-257879
PROSPECTUS
TABOOLA.COM LTD.
40,970,000 Ordinary Shares
7,175,000 Warrants to Purchase Ordinary Shares
The selling securityholders named in this prospectus (the “Selling Securityholders”) may offer and sell from time to time up to 28,620,000 of our ordinary shares, no par value per share purchased in a private placement in connection with our Business Combination, and warrants (“private placement warrants”) to purchase up to 7,175,000 ordinary shares issued in a private placement to ION Holdings 1, LP and ION Co-Investment LLC (the “Sponsors”).
In addition, this prospectus relates to the issuance by us of up to 5,175,000 ordinary shares that are issuable by us upon the exercise of the public warrants (as defined below), which were previously registered, and up to 7,175,000 ordinary shares underlying private placement warrants.
The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the ordinary shares or warrants, except with respect to amounts received by us upon the exercise of the warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of ordinary shares or warrants. See “Plan of Distribution.”
Our ordinary shares and warrants are listed on The Nasdaq Global Market under the symbols “TBLA” and “TBLAW”, respectively. On August 27, 2021, the last reported sales price of our ordinary shares was $8.75 per share and the last reported sales price of our warrants was $2.06 per warrant.
Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 14 of this prospectus, and under similar headings in any amendment or supplements to this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 2, 2021.

No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.
For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.
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FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “Company,” “the registrant,” “our company,” “the company,” “we,” “us,” “our,” “ours,” and “Taboola” refer to Taboola.com Ltd., a company organized under the laws of the State of Israel. In this prospectus:
“Board” means the board of directors of ION.
“Business Combination” means the merger pursuant to the Merger Agreement, whereby Merger Sub merged with and into ION, with ION surviving the merger, and the other transactions contemplated by the Merger Agreement.
“Class A Ordinary Shares” means each Class A ordinary share of ION, par value $0.0001 per share. All Class A common stock was reclassified as Taboola Ordinary Shares upon the consummation of the Business Combination.
“Class B Ordinary Shares” means each Class B ordinary share of ION, par value $0.0001 per share. All Class B common stock was reclassified as Taboola Ordinary Shares upon the consummation of the Business Combination.
“Effective Time” means the effective time of the closing of the Business Combination.
“Founder Shares” means 6,468,750 Class B Ordinary Shares purchased by the Sponsors, directors and executive officers of ION for an aggregate of $25,000 (including the 718,750 Class B Ordinary Shares issued to the Founders in connection with the share capitalization effected on October 1, 2020), which immediately prior to the Effective Time automatically converted into 6,468,750 Class A Ordinary Shares.
“Investors’ Rights Agreement” means the Amended and Restated Investors’ Rights Agreement, effective as of the Effective Time, pursuant to which each of the Sponsors, and certain of Taboola’s shareholders were granted certain resale registration rights with respect to any Taboola Ordinary Shares or Taboola Warrants.
“ION” means ION Acquisition Corp. 1 Ltd., a Cayman Islands exempted company.
“ION Ordinary Shares” means Class A Ordinary Shares and Class B Ordinary Shares.
“ION Unit” means each issued and outstanding unit of ION, consisting of one Class A Ordinary Share and one-fifth of one ION Warrant.
“ION Warrants” means each warrant of ION entitling the holder to purchase one Class A Ordinary Shares per warrant at a price of $11.50 per share.
“Merger Agreement” means the agreement and plan of merger, dated as of January 25, 2021, by and among ION, Taboola and Merger Sub.
“Merger Sub” means Toronto Sub Ltd., a Cayman Islands exempted company and wholly owned subsidiary of the Company.
“PIPE” means the entry by the PIPE Investors into the Subscription Agreements.
“PIPE Investment” means the commitment by the PIPE Investors to purchase an aggregate of 13,500,000 PIPE Shares from Taboola at a price per share of $10.00, for gross proceeds to Taboola of $135,000,000.
“PIPE Investors” means certain accredited investors that entered into the Subscription Agreements providing for the purchase of an aggregate of 13,500,000 PIPE Shares at a price per share of $10.00.
“PIPE Shares” means an aggregate of 13,500,000 Taboola Ordinary Shares to be purchased by the PIPE Investors pursuant to the Subscription Agreements at a price per share of $10.00.
“Secondary Investors” means certain accredited investors that entered into the Secondary Purchase Agreements providing for the purchase of an aggregate of up to 15,120,000 Secondary Shares at a price per share of $10.00.
“Secondary Purchase Agreements” means the purchase agreements entered into by the Secondary Investors providing for the purchase by the Secondary Investors at the Effective Time of an aggregate of up to 15,120,000 Secondary Shares at a price per share of $10.00.
“Secondary Purchases” means the commitment by the Secondary Investors to purchase Taboola Ordinary Shares from certain employees and shareholders of Taboola, and, under certain circumstances, from Taboola, in an aggregate of 15,120,000 Secondary Shares at a price per share of $10.00, for gross proceeds of $151,200,000.

“Secondary Shares” mean an aggregate of up to 15,120,000 Taboola Ordinary Shares to be purchased by the Secondary Investors pursuant to the Secondary Purchase Agreements at a price per share of $10.00.
“Sponsor Support Agreement” means the agreement pursuant to which the Sponsors agreed to undertake certain actions in support of the Business Combination, including, but not limited to, delivering a voting proxy pursuant to which the Sponsors voted in favor of the proposals presented for approval herein.
“Sponsors” means ION Holdings 1, LP and ION Co-Investment LLC.
“Stock Split” means the forward stock split to cause the value of the outstanding Taboola Ordinary Shares immediately prior to the Effective Time to equal $10.00 per share.
“Subscription Agreements” means the subscription agreements entered into by the PIPE Investors providing for the purchase by the PIPE Investors at the Effective Time of an aggregate of 13,500,000 PIPE Shares at a price per share of $10.00.
“Taboola” means Taboola.com Ltd., a company organized under the laws of the State of Israel.
“Taboola Ordinary Shares” means each ordinary share of Taboola, no par value per share.
“Taboola Warrant” means a warrant of Taboola issued to ION Warrant holders and the Taboola Ordinary Shares underlying such warrants.
“Transactions” means the Business Combination and the other transactions contemplated by the Merger Agreement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this registration statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Taboola’s forward-looking statements include, but are not limited to, statements regarding Taboola or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” and similar expressions (or the negative version of such words or expressions) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this registration statement/prospectus may include, for example, statements about:
•	our financial performance following the Business Combination;
•	the impact of the COVID-19 pandemic on our business and the actions we may take in response thereto; and
•	the outcome of any known and unknown litigation and regulatory proceedings.
These forward-looking statements are based on information available as of the date of this registration statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
•	the outcome of any legal proceedings that may be instituted against ION or Taboola, the combined company or others following the announcement of the Business Combination;
•	the ability to meet stock exchange listing standards following the consummation of the Business Combination;
•	the risk that the Business Combination disrupts current plans and operations of ION or Taboola as a result of the consummation of the Business Combination;
•
the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and retain its management and key employees;

•	costs related to the Business Combination;
•	changes in applicable laws or regulations;
•	Taboola’s estimates of expenses and profitability and underlying assumptions with respect to shareholder redemptions and purchase price and other adjustments;
•	ability to attract new digital properties and advertisers or maintain enough business with existing digital properties and advertisers;
•	ability to meet minimum guarantee requirements in contracts with digital properties;
•	intense competition in the digital advertising space, including with competitors who have significantly more resources;
•	ability to grow and scale Taboola’s ad and content platform through new relationships with advertisers and digital properties;
•	ability to secure high quality content from advertisers;
•	ability to make continued investments in Taboola’s AI-powered technology platform;

•	the need to attract, train and retain highly-skilled technical workforce;
•	changes in the regulation of, or market practice with respect to, “third party cookies” and its impact on digital advertising;
•	continued engagement by users who interact with Taboola’s platform on various digital properties;
•	the impact of the ongoing COVID-19 pandemic;
•	changes in laws and regulations related to privacy, data protection, advertising regulation, competition and other areas related to digital advertising;
•	ability to enforce, protect and maintain intellectual property rights;
•	risks related to the fact that we are incorporated in Israel and governed by Israeli law; and
•	and other risks and uncertainties set forth in the section entitled “Risk Factors” in this registration statement/prospectus.

SUMMARY OF THE PROSPECTUS
This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements included elsewhere in this prospectus.
Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Company”, “we,” “our,” “us” and other similar terms refer to Taboola.com Ltd. and our consolidated subsidiaries.
General
Taboola is a technology company that powers recommendations across the Open Web with an artificial intelligence-based, algorithmic engine developed over the 13 years since the company’s founding in 2007. Taboola partners with websites, devices, and mobile apps, collectively referred to as digital properties, to recommend editorial content and advertisements on the Open Web, outside of the closed ecosystems of the “walled gardens” such as Facebook, Google, and Amazon. Digital properties use Taboola’s recommendation platform to achieve their business goals, such as driving new audiences to their sites and apps, or increasing engagement with existing audiences. Taboola also provides monetization opportunities to digital properties by surfacing paid recommendations by advertisers. Unlike walled gardens, Taboola is a business-to-business company with no competing consumer interests. Taboola empowers advertisers to leverage its AI-powered recommendation platform to reach targeted audiences utilizing effective, native ad-formats across digital properties. Taboola generates revenues when people click on or, in some cases, view the ads that appear within its recommendation platform. Advertisers pay Taboola for those clicks or impressions, and Taboola shares a portion of the resulting revenue with the digital properties who display those ads.
On October 6, 2020, ION completed its initial public offering of ION Units, with each unit consisting of one Class A Ordinary Share and one-fifth of one ION Warrant, with each whole ION Warrant entitling the holder thereof to purchase one Class A Ordinary Share at a price of $11.50, raising total gross proceeds of approximately $258,750,000. On June 29, 2021, Merger Sub merged with and into ION, with ION continuing as the surviving company. As a result of such merger and the other transactions contemplated by the Merger Agreement, ION became a direct, wholly-owned subsidiary of Taboola.
The mailing address of Taboola’s principal executive office is 16 Madison Square West, 7th fl., New York, NY, 10010 and its telephone number is (212) 206-7663.
Recent Developments
Selected Unaudited Financial Results as of and for the Three and Six Months Ended June 30, 2021
Set forth below are our selected unaudited financial results as of and for the three and six months ended June 30, 2021 and the corresponding amounts for the three months ended June 30, 2020. We are only presenting selected unaudited financial results and we are not presenting complete financial results for the three and six months ended June 30, 2021 or 2020 because we are a “foreign private issuer” for SEC reporting purposes. This selected unaudited financial information included below does not present and is not required to present all of the information that would be required to be included in a Form 10-Q filed with the SEC, does not include notes, and should not be viewed as a substitute for complete interim financial statements prepared in accordance with the SEC requirements for quarterly financial reports. The selected unaudited financial results set forth below have been prepared by, and are the responsibility of, management and are based on a number of assumptions. Neither Taboola’s independent auditors, nor any other independent accountants, have audited, reviewed, compiled, examined, or performed any procedures with respect to the selected unaudited financial results, nor have they expressed any opinion or any other form of assurance on such information, and assume no responsibility for, and disclaim any association with, the selected unaudited financial results. In addition, the selected unaudited financial results set forth below are not necessarily indicative of the results we may achieve in any future periods. For additional information, see “Risk Factors.”
The following tables present selected historical consolidated financial data for our business. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated audited financial statements and related notes and the other information included elsewhere in this registration statement. We derived the consolidated balance sheet data as of December 31, 2020 from our audited consolidated financial statements that are included elsewhere in this registration statement.
Key Financial and Operating Metrics
We regularly monitor a number of metrics in order to measure our current performance and project our future performance. These metrics aid us in developing and refining our growth strategies and making strategic decisions.
	Three Months Ended June 30,
(dollars in thousands)	2021	2020
Revenues	$329,072	$267,668
Gross Profit	$100,245	$84,104
Net Income (loss)(1)	$(61,416)	$12,905
Ratio of Net income (loss) to Gross profit	(61.3)%	15.3%
Cash Flow from Operations	$23,083	$36,834
Cash, cash equivalents and short-term deposits	$585,243	$152,740
Non-GAAP Financial Data*
ex-TAC Gross Profit	$116,870	$98,885
Adjusted EBITDA	$40,802	$34,865
Ratio of Adjusted EBITDA to ex-TAC Gross Profit	34.9%	35.3%
Free Cash Flow	$6,945	$33,177
(1)	Includes share-based compensation expense of $78.5 million in Q2 2021 compared to $2.2 million in Q2 2020
Consolidated Balance Sheets as of June 30, 2021 and December 31, 2020
	June 30, 2021	December 31, 2020
(dollars in thousands)	Unaudited	Audited
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$585,243	$242,811
Restricted deposits	1,061	3,664
Trade receivables	139,019	158,050
Prepaid expenses and other current assets	37,636	21,609
Total current assets	762,959	426,134
NON-CURRENT ASSETS
Long-term prepaid expenses	20,923	5,289
Restricted deposits	3,367	3,300
Deferred tax assets	2,281	1,382
Right of use assets	58,385	68,058
Property and equipment, net	58,310	52,894
Intangible assets, net	2,627	3,905
Goodwill	19,206	19,206
	165,099	154,034
Total assets	928,058	580,168

LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Trade payable	$157,658	$189,352
Lease liability	15,287	15,746
Accrued expenses and other current liabilities	101,029	95,135
Total current liabilities	273,974	300,233
LONG TERM LIABILITIES
Deferred tax liabilities	27	45
Warrant liability	54,155	—
Lease liability	52,564	63,044
Total long-term liabilities	106,746	63,089

	June 30, 2021	December 31, 2020
(dollars in thousands)	Unaudited	Audited
CONVERTIBLE PREFERRED SHARES
Preferred A, B, B-1, B-2, C, D and E shares with no par value - Authorized: 123,389,750 shares at December 31, 2020; Issued and outstanding: 121,472,152 shares at December 31, 2020: Aggregate liquidation preference of 308,765 as of December 31, 2020.	—	170,206
SHAREHOLDERS' EQUITY
Ordinary shares with no par value – Authorized: 700,000,000 and 176,535,661 shares as of June 30, 2021 and December 31, 2020 respectively; 211,198,259 and 41,357,049 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively.	—	—
Additional paid-in capital	621,664	78,137
Accumulated deficit	(74,326)	(31,497)
Total shareholders' equity	547,338	46,640
Total liabilities, convertible preferred shares, and shareholders' equity	$928,058	$580,168
Consolidated Statements of Income (Loss) for the three months and six months ended June 30, 2021 and 2020
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	Unaudited		Unaudited
Revenues	$329,072	$267,668	$632,022	$547,014
Cost of revenues:
Traffic acquisition cost	212,202	168,783	409,238	379,161
Other cost of revenues	16,625	14,781	33,040	30,973
Total cost of revenues	228,827	183,564	442,278	410,134
Gross profit	100,245	84,104	189,744	136,880
Operating expenses:
Research and development expenses	30,050	21,908	53,943	43,907
Sales and marketing expenses	69,136	31,396	103,444	66,832
General and administrative expenses	54,468	12,576	64,144	27,755
Total operating expenses	153,654	65,880	221,531	138,494
Operating income (loss) before finance expenses	(53,409)	18,224	(31,787)	(1,614)
Finance expenses, net	(85)	(654)	(883)	(206)
Income (loss) before income taxes	(53,494)	17,570	(32,670)	(1,820)
Provision for income taxes	(7,922)	(4,665)	(10,159)	(9,128)
Net income (loss)	$(61,416)	$12,905	$(42,829)	$(10,948)
Less: Undistributed earnings allocated to participating securities	(6,029)	(5,646)	(11,944)	(11,228)
Net Income (loss) attributable to ordinary shares - basic and diluted	(67,445)	7,259	(54,773)	(22,176)
Net income (loss) per share attributable to ordinary shareholders, basic	$(1.39)	$0.19	$(1.18)	$(0.54)
Weighted-average shares used in computing net income (loss) per share attributable to ordinary shareholders, basic	48,518,124	37,895,239	46,351,830	41,217,908
Net income (loss) per share attributable to ordinary shareholders, diluted	$(1.39)	$0.12	$(1.18)	$(0.54)
Weighted-average shares used in computing net income (loss) per share attributable to ordinary shareholders, diluted	48,518,124	60,096,610	46,351,830	41,217,908

Share Based Compensation Break-Down by Expense Line
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
(dollars in thousands)	(Unaudited)		(Unaudited)
Cost of revenues	455	111	580	252
Research and development	8,947	1,037	12,385	2,051
Sales and marketing	35,040	919	36,171	1,897
General and administrative	34,081	156	34,518	293
Total share-based compensation expense	78,523	2,223	83,654	4,493
Consolidated Statements of Cash Flows for the three months and six months ended June 30, 2021 and 2020
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	Unaudited		Unaudited
Cash flows from operating activities:
Net income (loss)	$(61,416)	$12,905	$(42,829)	$(10,948)
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation and amortization	8,646	9,076	16,890	18,827
Share based compensation expenses	78,523	2,223	83,654	4,493
Net loss (gain) from financing expenses	(2,970)	(517)	(1,357)	824
Increase in deferred taxes, net	(1,693)	(890)	(917)	(1,456)
Revaluation of the warrant liability	272		272
Accrued interest, net	—	155	—	332
Change in operating assets and liabilities:
Decrease (increase) in trade receivables	(13,410)	18,248	19,031	43,296
Decrease (increase) in prepaid expenses and other current assets and long-term prepaid expenses	(16,998)	9,069	(33,757)	14,985
Increase (decrease) in trade payable	16,497	(30,722)	(31,025)	(35,535)
Increase in accrued expenses and other current liabilities	15,671	16,578	5,284	14,333
Change in operating lease Right of use assets	3,659	3,343	7,291	6,639
Change in operating Lease liabilities	(3,698)	(2,634)	(8,557)	(7,948)
Net cash provided by operating activities	23,083	36,834	13,980	47,842
Cash flows from investing activities
Purchase of property and equipment, including capitalized platform costs	(16,138)	(3,657)	(21,675)	(10,634)
Cash paid in connection with acquisitions	—	—	—	(202)
Decrease (increase) in restricted deposits	(118)	(12,965)	2,536	(2)
Decrease in short-term deposits	—	24,968	—	24,964
Net cash provided by (used in) investing activities	(16,256)	8,346	(19,139)	14,126

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	Unaudited		Unaudited
Cash flows from financing activities
Exercise of options	1,368	400	4,919	677
Issuance of share, net of offering costs	290,908	—	287,432	—
Issuance of warrant	53,883		53,883
Net cash provided by financing activities	346,159	400	346,234	677
Exchange differences on balances of cash, cash equivalents	2,970	517	1,357	(824)
Increase in cash, cash equivalents	355,956	46,097	342,432	61,821
Cash, cash equivalents - at the beginning of the period	229,287	102,644	242,811	86,920
Cash, cash equivalents - at end of the period	$585,243	$148,741	$585,243	$148,741
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$4,502	$431	$5,831	$963
Supplemental disclosures of noncash investing and financing activities:
Deferred offering costs incurred during the period included in the Long-term prepaid expenses	$2,950	$—	$2,950	$—
Purchase of property, plant and equipment	$966	$3,030	$966	$3,030
Reconciliation of GAAP to non-GAAP Financial Measures
The following table provides a reconciliation of Revenues to ex-TAC Gross Profit.
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
	(dollars in thousands)		(dollars in thousands)
Revenues	$329,072	$267,668	$632,022	$547,014
Traffic acquisition cost	212,202	168,783	409,238	379,161
Other cost of revenues	16,625	14,781	33,040	30,973
Gross Profit	$100,245	$84,104	$189,744	$136,880
Add back: Other cost of revenues	16,625	14,781	33,040	30,973
ex-TAC Gross Profit	$116,870	$98,885	$222,784	$167,853
The following table provides a reconciliation of Net income (loss) to Adjusted EBITDA.
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
	(dollars in thousands)		(dollars in thousands)
Net income (loss)	$(61,416)	$12,905	$(42,829)	$(10,948)
Adjusted to exclude the following:
Financial expenses, net	85	654	883	206
Tax expenses	7,922	4,665	10,159	9,128
Depreciation and amortization	8,646	9,076	16,890	18,827
Share-based compensation expenses(1)	78,523	2,223	83,654	4,493
M&A costs(2)	7,042	5,342	5,588	11,439
Adjusted EBITDA	$40,802	$34,865	$74,345	$33,145
(1)	For the 2021 periods, a substantial majority is Share-based compensation expenses related to going public.
(2)
For 2020 periods, represents costs associated with the proposed strategic transaction with Outbrain Inc.which we elected not to consummate, and for 2021 periods, relates to the acquisition of ION Acquisition Corp. 1 Ltd. and going public.

We calculate Ratio of Net income (loss) to Gross profit as Net income (loss) divided by Gross profit. We calculate Ratio of Adjusted EBITDA to ex-TAC Gross Profit, a non-GAAP measure, as Adjusted EBITDA divided by ex-TAC Gross Profit. We believe that the Ratio of Adjusted EBITDA to ex-TAC Gross Profit is useful because TAC is what we must pay digital properties to obtain the right to place advertising on their websites, and we believe focusing on ex-TAC Gross Profit better reflects the profitability of our business. The following table reconciles Ratio of Net income (loss) to Gross Profit and Ratio of Adjusted EBITDA to ex-TAC Gross Profit for the period shown.
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
	(dollars in thousands)		(dollars in thousands)
Gross profit	$100,245	$84,104	$189,744	$136,880
Net income (loss)	$(61,416)	$12,905	$(42,829)	$(10,948)
Ratio of Net income (loss) to Gross profit	(61.3)%	15.3%	(22.6)%	(8.0)%
ex-TAC Gross Profit	$116,870	$98,885	$222,784	$167,853
Adjusted EBITDA	$40,802	$34,865	$74,345	$33,145
Ratio of Adjusted EBITDA Margin to ex-TAC Gross Profit	34.9%	35.3%	33.4%	19.7%
The following table provides a reconciliation of Net cash provided by operating activities to Free Cash Flow.
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
	(dollars in thousands)		(dollars in thousands)
Net cash provided by operating activities	$23,083	$36,834	$13,980	$47,842
Purchases of property and equipment, including capitalized platform costs	(16,138)	(3,657)	(21,675)	(10,634)
Free Cash Flow	$6,945	$33,177	$(7,695)	$37,208
Second Quarter Financial Highlights
•	Revenue grew $61 million or 22.9% year-over-year.
○	New digital property partners[1] drove $23 million of growth
○
Existing digital property partners[2] grew $38 million which translates to net dollar retention[3] (NDR) of 114% and reflects strong improvement in yield as well as lower demand in the prior year due to COVID.

•	Gross Profit grew $16.1 million or 19.2% year-over-year and ex-TAC Gross Profit grew $18 million or 18.2% year-over-year.
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In each case, the increase in gross profit was driven primarily by growth from new digital property partners,[1] and growth from existing digital property partners that was driven by strong improvements in yield. These gains year over year were partially offset by the withholding in the prior year of $10 million in guarantee TAC payments to publishers that we subsequently paid in the fourth quarter of 2020.

[1]	New digital property partners within the first 12 months that were live on our network
[2]
Net growth of existing digital property partners, including the growth of new digital property partners (beyond the revenue contribution determined based on the run-rate revenue generated by them when they are first on-boarded)

[3]	Net Dollar Retention is the net growth of existing digital property partners for the given period divided by the revenues from the same period in the prior-year.

•
Operating expenses grew $87.8 million or 133.2% year-over-year. Excluding higher share based compensation of $76.0 million year over year, mostly triggered from going public, operating expenses grew $11.8 million or 18.5% year-over-year. This increase was driven by:

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A $0.2M increase in research and development as increases in headcount were partially offset by lower depreciation related to timing of new server investments. We continue to invest in our proprietary, deep learning data engine as well as new products and tools to support our publishers and advertisers.

○	A $3.6M increase in sales and marketing expenses to support our business growth.
○	An $8.0M increase in general and administrative expenses related to public company investments and a partial return to more normal operations following the COVID pandemic.
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Net loss of $61.4 million was $74.3 million lower year over year primarily driven by the higher share based compensation. Adjusted EBITDA of $40.8 million increased by $5.9 million year over year driven by the higher revenue.

○	Net income (loss) to Gross profit Margin was (61.3)% and the Ratio of Adjusted EBITDA to ex-TAC Gross Profit was 34.9%.
•	GAAP EPS was $(1.39) in Q2. The EPS was based on GAAP shares outstanding of 48.5 million.
•	Cash Flow from Operations of $23.1 million and Free Cash Flow of $6.9 million declined year over year driven by higher purchases of property and equipment and changes in working capital.
The Connexity Acquisition
On July 22, 2021, we entered into a definitive purchase agreement to acquire Connexity, an independent e-Commerce media platform in the open web, serving over 1,600 direct merchants, and 6,000 publishers, from Symphony Technology Group for approximately $800.0 million, subject to customary purchase price adjustments for working capital, the payment of existing Connexity debt, expenses and the other terms and conditions such as the holdback and retention plans and other indebtedness described in the Purchase Agreement. Based on December 31st 2020 balance sheet figures, the customary purchase price adjustments include the payment of approximately $65.6 million in existing Connexity debt, expenses and the other terms and conditions, such as the holdback and retention plans of approximately $70.3 million and other indebtedness of approximately $27.4 million, as described in the Purchase Agreement. Approximately $488.0 million will be paid in cash, using approximately $188.0 million from cash on hand and $300.0 million from committed debt financing. Approximately $148.7 million of the purchase price is to be paid pursuant to the issuance of Taboola Ordinary Shares. An additional $30.3 million in equity consideration will be issued and is subject to retention by Taboola pursuant to certain holdback arrangements entered into with current employees of Connexity, to be delivered to such employees in installments over three years following the closing of the closing of the Connexity Acquisition, subject to continued employment by such persons with Taboola and an additional $40 million is expected to be paid in future retention equity incentive awards. The total equity consideration to be issued is $219.0 million. The exact number of ordinary shares issued will depend on the volume weighted average price of Taboola’s shares over the five business days ending three business days prior to the closing.
The Connexity Acquisition aligns with our “Recommend Anything” growth strategy to introduce new types of recommendations and enter new segments, while leveraging our scale and recommendations platform to deliver value to our 9,000 digital property partners, 13,000 direct advertisers and 500 million daily active users.
We expect the transaction to close in the third quarter of 2021, subject to receipt of regulatory approvals and satisfaction of customary closing conditions. Until the transaction closes, both companies will continue to operate independently.
In connection with the Connexity Acquisition, Taboola entered into a commitment letter (the “Commitment Letter”) with JPMorgan Chase Bank, N.A. and Credit Suisse (collectively, the “Commitment Parties”) pursuant to which, subject to the terms and conditions set forth in the Commitment Letter, the Commitment Parties have committed to arrange and provide to Taboola, Inc., a wholly-owned subsidiary of Taboola, as the borrower, a senior secured term loan “B” credit facility in an aggregate principal amount of up to $300.0 million (the “Term Loan Facility”). The Term Loan Facility will mature on the seventh anniversary of initial incurrence thereof and amortize in quarterly installments equal to 0.25% of the initial principal amount thereof. Interest in respect of the Term Loan

Facility will be determined based on a margin to LIBOR or an alternate base rate, in each case, to be set in the syndication of the Term Loan Facility. The Term Loan Facility will contain voluntary and mandatory prepayment provisions, representations and warranties, affirmative and negative covenants and events of default, in each case that are customary for facilities of the type. The Term Loan Facility will not contain any financial maintenance covenants.
Risks Related to Our Business
Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our ordinary shares. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks we face:
•
Taboola may be unable to attract new digital properties and advertisers, sell additional offerings to its existing digital properties and advertisers, or maintain enough business with its existing digital properties and advertisers;

•
If Taboola’s performance under contracts with digital properties where Taboola is obligated to pay a specified minimum guaranteed amount per thousand impressions does not meet the minimum guarantee requirements, its gross profit could be negatively impacted and its results of operations and financial condition could be harmed;

•	Taboola may not be able to compete successfully against current and future competitors;
•
Taboola’s future growth and success depends on its ability to continue to scale its existing offerings and to introduce new solutions that gain acceptance and that differentiate it from its competitors;

•
If Taboola fails to make the right investment decisions in its offerings and technology platform, or if Taboola is unable to generate or otherwise obtain sufficient funds to invest in them, Taboola may not attract and retain digital properties and advertisers;

•	If Taboola’s ability to personalize its advertisements and content to users is restricted or prohibited due to various privacy regulations, Taboola could lose digital properties and advertisers;
•
If Taboola’s AI powered platform fails to accurately predict what ads and content would be of most interest to users or if Taboola fails to continue to improve on its ability to further predict or optimize user engagement or conversion rates for its advertisers, its performance could decline and Taboola could lose digital properties and advertisers;

•	Taboola’s business depends on continued engagement by users who interact with its platform on various digital properties;
•	The effects of health epidemics, such as the recent global COVID-19 pandemic, have had and could in the future have an adverse impact on Taboola’s revenue, its employees and results of operations;
•
Historically, the majority of Taboola’s agreements with digital properties have typically required them to provide it exclusivity for the term of the agreement; to the extent that such exclusivity is reduced or eliminated for any reason, digital properties could elect to implement competitive platforms or services that could be detrimental to its performance;

•
Taboola’s business depends on strong brands and well-known digital properties, and failing to maintain and enhance its brands and well-known digital properties would hurt its ability to expand its number of advertisers and digital properties;

•	Taboola is a multinational organization faced with complex and changing laws and regulations regarding privacy, data protection, content, competition, consumer protection, and other matters;
•	Conditions in Israel could adversely affect Taboola’s business;

THE OFFERING
Securities offered by the Selling Securityholders
We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, of an aggregate of 28,620,000 ordinary shares and warrants to purchase 7,175,000 ordinary shares.
In addition, we are registering up to 5,175,000 ordinary shares issuable upon exercise of the public warrants that were previously registered and up to 7,175,000 ordinary shares underlying private placement warrants issued in a private placement to the Sponsor.
Terms of the Offering
The Selling Securityholders will determine when and how they will dispose of the ordinary shares and warrants registered under this prospectus for resale.
Shares outstanding prior to the offering
As of June 30, 2021, we had 210,891,354 ordinary shares issued and outstanding. Subsequent to June 30, 2021, we will issue additional ordinary shares in connection with the Connexity Acquisition.
Shares outstanding after the offering
218,066,354 ordinary shares (assuming the exercise for cash of warrants to purchase 7,175,000 ordinary shares).
Use of proceeds
We will not receive any of the proceeds from the sale of the warrants or ordinary shares by the Selling Securityholders except with respect to amounts received by us due to the exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes.
Nasdaq ticker symbol
Our ordinary shares and warrants are listed on Nasdaq under the symbols “TBLA” and “TBLAW.”

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to us or that we consider immaterial as of the date of this prospectus. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.
Risks Related to Taboola’s Business and Our Industry
If we are unable to attract new digital properties and advertisers, sell additional offerings to our existing digital properties and advertisers, or maintain enough business with our existing digital properties and advertisers, our revenue growth prospects will be adversely affected.
We must add new digital properties and advertisers, and encourage existing digital properties and advertisers to add additional offerings from us, in order to sustain or increase our revenue. As the digital advertising industry matures and as competitors introduce more competitive pricing or differentiated products or services that compete with or are perceived to compete with ours, our ability to sell our solutions to new and existing digital properties and advertisers could be impaired. In addition, we may reach a point of saturation at which we cannot continue to grow our revenue from existing digital properties and advertisers because of internal limits they may place on the allocation of space on their sites, allocation of their advertising budgets to digital media, to particular campaigns, to a particular provider, or other reasons. We may also lose revenues if our existing digital properties and advertisers reduce the amount of business they do with us for any reason, including nonrenewal of their agreements with us. If we are unable to attract new digital properties and advertisers or obtain new business from existing digital properties and advertisers or maintain enough business with our existing digital properties and advertisers, our revenue, our revenue growth prospects and business will be adversely affected.
If our performance under contracts with digital properties, where we are obligated to pay a specified minimum guaranteed amount per thousand impressions, do not meet the minimum guarantee requirements, our gross profit could be negatively impacted and our results of operations and financial condition could be harmed.
A significant amount of our revenue comes from contracts with digital properties where we are obligated to pay a specified minimum guaranteed amount per thousand impressions to the digital property. In each of the years ended December 31, 2018 through 2020, our guarantee costs, which we calculate as total payments due under guarantee arrangements in excess of amounts we otherwise would have been required to pay under revenue sharing arrangements, as a percentage of our total payments to digital properties, or TAC, was approximately 15% or less. Although we focus on achieving sufficient revenue per impression through the improvement of our algorithms and using our scale to exceed the minimum guarantees made to digital properties, we may not succeed in doing so. In addition, due to unfavorable macroeconomic, competitive or other conditions, we may be unable to perform as expected under arrangements that provide for such minimum guarantees, in which case our gross profit could be negatively impacted and our results of operation and financial condition could be adversely affected.
We may not be able to compete successfully against current and future competitors because competition in our industry is intense and many competitors, such as Google and Facebook, have substantially more resources than we do. Our competitors may also offer solutions that are perceived by our digital properties and advertisers to be more attractive than our platform. These factors could result in declining revenue or inhibit our ability to grow our business.
Competition for our clients’ advertising budgets is intense. We compete for a share of total advertising budgets with online search and display advertising, including large “walled garden” advertising platforms such as Google and Facebook, and with traditional advertising media, such as direct mail, television, radio, cable and print. Many current and potential competitors have competitive advantages relative to us, such as longer operating histories, greater name recognition, larger client bases, greater access to advertising inventory on premium websites and significantly greater financial, technical, sales and marketing resources. Thus, increased competition may result in the loss of business or the inability to win new business, which could negatively affect our revenue and future operating results and our ability to grow our business.
We also expect competition on the digital property side to continue increasing as the industry grows. Increased competition may require us to increase the revenue share with our digital properties, charge less for our solutions, or offer other pricing models that are less attractive to us, any of which could decrease our revenues and margins and harm our results of operations.

Our future growth and success depends on our ability to continue to scale our existing offerings and to introduce new solutions that gain acceptance from digital properties and advertisers and that differentiate us from our competitors.
Our future success depends on our ability to effectively scale our offerings as our business grows to keep pace with demand for our solutions, and achieve long-term profitability. If we fail to implement these changes on a timely basis, or if we are unable to implement them effectively or at all due to factors beyond our control or other reasons, our business may suffer. We may not be successful in addressing these and other challenges we may face in the future. As a growing company in a rapidly evolving industry, our business prospects depend in large part on our ability to:
•	develop and offer a competitive technology platform and offerings that meet our digital properties’ and advertisers’ needs as they change;
•	continuously innovate and improve on the algorithms underlying our technology in order to deliver positive results for our advertisers and digital properties;
•	build a reputation for superior solutions and create trust and long-term relationships with digital properties and advertisers;
•	distinguish ourselves from strong competitors in our industry;
•	maintain and expand our relationships with advertisers who can provide quality content and advertisements;
•	respond to evolving industry and government oversight, standards and regulations that impact our business, particularly in the areas of native advertising, data collection and consumer privacy;
•	prevent or otherwise mitigate failures or breaches of security or privacy; and
•	attract, hire, integrate and retain qualified and motivated employees.
If we are unable to meet one or more of these objectives or otherwise adequately address the risks and difficulties that we face, our business may suffer, our revenue may decline and we may not be able to achieve further growth or long-term profitability.
If we do not manage our growth effectively, the quality of our platform or our relationships with our digital properties and advertisers may suffer, and our operating results may be negatively affected.
Our business has grown rapidly. We rely heavily on information technology, or IT, systems to manage critical functions such as content recommendation, campaign management and operations, payment from advertisers and to digital properties, data storage and retrieval, revenue recognition, budgeting, forecasting, financial reporting and other administrative functions. To manage our growth effectively, we must continue to improve and expand our infrastructure, including our IT, financial and administrative systems and controls. We must also continue to manage our employees, operations, finances, research and development and capital investments efficiently. Our productivity and the quality of our platform may be adversely affected if we do not integrate and train our new employees, particularly our research and development, sales and account management personnel, quickly and effectively and if we fail to appropriately coordinate across our executive, finance, human resources, legal, marketing, sales, operations and advertiser support teams. If we continue our rapid growth, we will incur additional expenses, and our growth may place a strain on our resources, infrastructure and ability to maintain the quality of our platform. If we do not adapt to meet these evolving growth challenges, and if the current and future members of our management team do not effectively scale with our growth, the quality of our platform may suffer and our corporate culture may be harmed. Failure to manage our future growth effectively could cause our business to suffer, which, in turn, could have an adverse impact on our financial condition and results of operations.
If we fail to make the right investment decisions in our offerings and technology platform, or if we are unable to generate or otherwise obtain sufficient funds to invest in them, we may not attract and retain digital properties and advertisers and our revenue and results of operations may decline.
Our industry is subject to rapid changes in standards, regulations, technologies, products and service offerings, as well as in digital property and advertiser demands and expectations. We continuously need to make decisions regarding which offerings and technology to invest in to meet such demands and evolving industry standards and regulatory requirements. We may make wrong decisions regarding these investments. If new or existing competitors offer more attractive offerings, we may lose digital property and/or advertisers, or advertisers may decrease their spending on our platform. New digital property or advertiser demands, superior competitive offerings, new industry standards or regulations could render our existing solutions unattractive, unmarketable or obsolete and require us to make substantial unanticipated changes to our technology platform or business model. Our failure to adapt to a rapidly changing market or to anticipate digital property and/or advertiser demands could harm our business and our financial performance.
We have had, and may in the future continue to have, significant fluctuations in our operating results, which make our future results difficult to predict and could cause our operating results to fall below investors’ expectations.
Our quarterly and annual operating results have fluctuated significantly in the past. Similarly, we expect our future operating results to fluctuate for the foreseeable future due to a variety of factors, many of which are beyond our control. Our fluctuating results could cause our performance to fall below the expectations of investors, and adversely affect the price of our ordinary shares. Because our business is changing and evolving rapidly, our historical operating results may not be useful in predicting our future operating results and it is difficult for us to accurately predict future results. In addition, our rapid growth has limited our ability to reliably track key business metrics and so we have limited understanding of certain aspects of our operations. For example, we do not have good visibility into the seasonality of our business due to the fact that our rapid growth may have masked seasonality. Factors that may increase the volatility of our operating results include the following:
•	the addition or loss of new digital properties;
•	changes in demand and pricing for our platform;
•	the seasonal nature of advertisers’ spending on digital advertising campaigns;
•	changes in our pricing policies or the pricing policies of our competitors;
•	the introduction of new technologies, product or service offerings by our competitors;
•	changes in advertisers’ budget allocations or marketing strategies;
•	changes and uncertainty in the regulatory environment for us or advertisers;
•
changes in the economic prospects of our digital properties and advertisers or the economy generally, which could alter current or prospective advertisers’ spending priorities, or could increase the time or costs required to complete sales with digital properties or advertisers;

•	changes in the availability of advertising inventory or in the cost to reach end consumers through digital advertising;
•	changes in our capital expenditures as we acquire the hardware, equipment and other assets required to support our business;
•	costs related to acquisitions of people, businesses or technologies; and
•	traffic patterns.
Based upon all of the factors described above and others that we may not anticipate, including those beyond our control, we have a limited ability to forecast our future revenue, costs and expenses. As a result, our operating results may from time to time fall below our estimates or the expectations of investors.
If the use of “third party cookies” is rejected by Internet users, subject to unfavorable legislation or regulation, restricted, blocked or limited by technical changes on end users’ devices or Internet browsers, or our ability to use cookie data is otherwise restricted and we are unable to track users in some other way, our performance could decline and we could lose digital properties and advertisers and as a result, revenue.
We use “cookies” (small text files) to gather important data to help deliver our solutions. These cookies are placed through an Internet browser on an Internet user’s computer and correspond to a data set that we keep on our servers. Some of our cookies are “third party” cookies where we do not have a direct relationship with the Internet user. Our cookies collect information, such as when an Internet user views an internet site, clicks on an ad, or visits one of our digital properties. We use these cookies to help us achieve our digital property or advertisers’ campaign goals, to help us ensure that the same Internet user does not unintentionally see the same recommendations too frequently, to report aggregate information to our advertisers regarding the performance of their campaigns and to detect and prevent fraudulent activity. We also use data from cookies to help us decide on an opportunity to place a recommendation in a certain location, at a given time, in front of a particular Internet user. A lack of data associated with cookies may detract from our ability to make decisions about an advertiser’s campaign, and undermine the effectiveness of our solutions.
Cookies may easily be deleted or blocked by Internet users. All of the most commonly used Internet browsers (including Chrome, Firefox, Internet Explorer, Edge and Safari) allow Internet users to prevent cookies from being accepted by their browsers. Internet users can also delete cookies from their computers at any time. Some Internet users also download “ad blocking” software that prevents cookies from being stored on a user’s computer. If more Internet users adopt these settings or delete their cookies more frequently than they currently do, our business could be harmed. Recently, there has been a general trend among Internet users to refuse to accept cookies on their Internet browsers. In addition, the Safari, Firefox and Edge browsers block cookies by default, and other browsers may do so in the future. Unless such default settings in browsers were altered by Internet users, we would be able to set fewer of our cookies in browsers, which could adversely affect our business. In addition, companies such as Google have publicly disclosed their intention to move away from cookies to another form of persistent unique identifier, or ID, to indicate Internet users in the bidding process on advertising exchanges. If such companies do not use shared IDs across the entire digital advertising ecosystem, this could have a negative impact on our ability to find the same anonymous user across different web properties, and reduce the effectiveness of our solutions. These web browser developers have significant resources at their disposal and command substantial market share, and any restrictions they impose could foreclose our ability to understand the preferences of a substantial number of consumers.
In addition, in the European Union, or EU, Directive 2009/136/EC, commonly referred to as the “Cookie Directive,” directs EU member states to ensure that accessing information on an Internet user’s computer, such as through a cookie, is allowed only if the Internet user has given his or her consent. As there were different transpositions of the Cookie Directive in domestic laws across the EU Member States, there are currently different interpretations of what constitutes valid consent (e.g., explicit versus implied consent) across the EU, posing a risk of regulatory divergence and creating legal uncertainty for businesses. The EU also has released a proposed replacement to the Cookie Directive, commonly known as the “ePrivacy Regulation,” to, among other things, better align EU member states and the rules governing online tracking technologies and electronic communications, such as unsolicited marketing and cookies, with the requirements of the European General Data Protection Regulation (GDPR). While the ePrivacy Regulation was originally intended to be adopted on May 25, 2018 (alongside the GDPR), it is currently going through the European legislative process, and commentators now expect it to be adopted in the coming years. Like the GDPR, the proposed ePrivacy Regulation has extra-territorial application as it applies to businesses established outside the EU who provide publicly-available electronic communications services to, or gather data from the devices of, users in the EU. The ePrivacy Regulation may impose burdensome requirements around obtaining consent and impose fines for violations that are materially higher than those imposed under the European Union’s current ePrivacy Directive and related EU member state legislation. Additionally, the use of cookies, as well as the use of the data collected using cookies, may be subject to further legislation or regulation. The United States and other governments have enacted or are considering legislation that regulate the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools.
Limitations on the use or effectiveness of cookies, or other limitations on our ability to collect and use data for advertising, whether imposed by EU member state implementations of the Cookie Directive, by the new ePrivacy Regulation, or otherwise, may impact the performance of our platform. We may be required to, or otherwise may determine that it is advisable to, make significant changes in our business operations and product and services to obtain user opt-in for cookies and use of cookie data, or develop or obtain additional tools and technologies to compensate for a lack of cookie data. We may not be able to make the necessary changes in our business operations and products and services to obtain user opt-in for cookies and use of cookie data, or develop, implement or acquire additional tools that compensate for the lack of data associated with cookies. Moreover, even if we are able to do so, such additional products and tools may be subject to further legislation or regulation, time consuming to develop or costly to obtain, and less effective than our current use of cookies.

If Taboola’s ability to personalize its advertisements and content to users is restricted or prohibited due to various privacy regulations, we could lose digital properties and advertisers, which could cause our financial condition, results of operations and revenues to decline.
The efficacy of our platform for both advertisers and digital properties relies, in part, on our ability to personalize the recommendations we serve to Internet users. If we are unable to personalize due to changes in various privacy regulations or for some other reason beyond our control, the efficacy of our platform may be negatively affected causing our business to suffer, which, in turn, could have an adverse impact on our financial condition, results of operations and revenues.
If Taboola’s AI powered platform fails to accurately predict what ads and content would be of most interest to users or if we fail to continue to improve on our ability to further predict or optimize user engagement or conversion rates for our advertisers, our performance could decline and we could lose digital properties and advertisers, which could cause our results of operations and revenues to decline.
The effective delivery of our solution depends on the ability of Taboola’s AI powered platform to predict what ads and content would be of most interest to users so that our advertisers can achieve desirable returns on their advertising spend. We need to continuously deliver satisfactory results for our advertisers and digital properties in terms of predicting user engagement and conversion rates in order to maintain and increase revenue, which in turn depends in part on the optimal functioning of Taboola’s AI powered platform. In addition, as we have increased the number of advertisers and digital properties that use our offerings on a global basis, we have experienced significant growth in the amount and complexity of data processed by Taboola’s AI and the number of ad and content impressions we deliver. As the amount of data and number of variables processed by Taboola’s AI powered platform increase, the risk of errors in the type of data collected, stored, generated or accessed also increases. In addition, the calculations that the algorithms must compute become increasingly complex and the likelihood of any defects or errors increases. If we were to experience significant errors or defects in Taboola’s AI powered platform, our solution could be impaired or stop working altogether, which could prevent us from generating any revenue until the errors or defects were detected and corrected. Other negative consequences from significant errors or defects in Taboola’s AI powered platform could include:
•	a loss of advertisers and digital properties;
•	fewer user visits to our digital properties;
•	lower click-through rates;
•	lower conversion rates;
•	lower profitability per impression, up to and including negative margins;
•	lower return on advertising spend for advertisers;
•	lower price for the advertising inventory we are able to offer to digital properties;
•	delivery of advertisements that are less relevant or irrelevant to users;
•	liability for damages or regulatory inquiries or lawsuits; and
•	harm to our reputation.
Furthermore, the ability of Taboola’s AI powered platform to accurately predict engagement by a user depends in part on our ability to continuously innovate and improve the algorithms underlying Taboola’s AI powered platform in order to deliver positive results for our advertisers and digital properties that can be clearly attributed to the services we provide. The failure to do so could result in delivering poor performance for our advertisers and a reduced ability to secure advertising inventory. If failures in Taboola’s AI powered platform or our inability to innovate and improve the algorithms underlying Taboola’s AI powered platform result in advertisers and digital properties ceasing to partner with us, we cannot guarantee that we will be able to replace, in a timely or effective manner, departing advertisers with new advertisers that generate comparable revenue or departing digital properties with new digital properties. As a result, the failure by Taboola’s AI powered platform to accurately predict user engagement or conversion rates and to continue to do so over time could result in significant costs to us and our results of operation and financial condition could be adversely affected.

Our business depends on continued engagement by users who interact with our platform on various digital properties. If users begin to ignore our platform or direct their attention to other elements on the digital property, our performance could decline and we could lose digital properties and advertisers, which could cause our results of operations and revenues to decline.
Our ability to sustain continued engagement by users who interact with our platform on various digital properties depends on our ability to continue to provide attractive content to users. If users begin to ignore our platform or direct their attention to other elements on the digital property, our performance could decline and digital property and advertiser satisfaction with our platform may decrease. Technological and other developments may also cause changes in consumer behavior that could affect the attractiveness of our content and ads to users.
While we have adopted a number of strategies and initiatives to address these challenges, there can be no guarantee that our efforts will be successful. If we are unable to demonstrate the continuing value of our platform to advertisers and digital properties, our results may suffer. A decrease in advertising expenditures by our advertisers could lead to a reduction in our ability to obtain high-quality content from digital properties, which in turn could have an adverse effect on our results of operations and revenues.
The effects of health epidemics, such as the recent global COVID-19 pandemic, have had and could in the future have an adverse impact on our revenue, our employees and results of operations.
Our business and operations have been and could in the future be adversely affected by health epidemics, such as the global COVID-19 pandemic. The COVID-19 pandemic and efforts to control its spread have curtailed the movement of people, goods and services worldwide, including in the regions in which we and our clients and partners operate, and are significantly impacting economic activity and financial markets. Many marketers have decreased or paused their advertising spending as a response to the economic uncertainty, decline in business activity, and other COVID-related impacts, which have negatively impacted, and may continue to negatively impact, our revenue and results of operations, the extent and duration of which we may not be able to accurately predict. For instance, we experienced a notable decline in advertising rates soon after the onset of the COVID-19 pandemic, and we attribute a 12% reduction in our second quarter of 2020 revenue to the pandemic. We took certain steps to address the reduction in advertising rates, which resulted in a gradual recovery in revenue that continued throughout the remainder of the year. See “Taboola's Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors and Trends Affecting our Performance—Impact of COVID-19.” In addition, our advertisers’ businesses or cash flows have been and may continue to be negatively impacted by COVID-19, which has and may continue to lead them to seek adjustments to payment terms or delay making payments or default on their payables, any of which may impact the timely receipt and/or collectability of our receivables.
Our operations are subject to a range of external factors related to the COVID-19 pandemic that are not within our control. We have taken precautionary measures intended to minimize the risk of the spread of the virus to our employees, partners and clients, and the communities in which we operate. A wide range of governmental restrictions has also been imposed on our employees’ and clients’ physical movement to limit the spread of COVID-19. There can be no assurance that precautionary measures, whether adopted by us or imposed by others, will be effective, and such measures could negatively affect our sales, marketing, and client service efforts, delay and lengthen our sales cycles, decrease our employees’ and clients’ productivity, or create operational or other challenges, any of which could harm our business and results of operations.
The economic uncertainty caused by the COVID-19 pandemic may continue to make it difficult for us to forecast revenue and operating results and to make decisions regarding operational cost structures and investments. We have committed, and we plan to continue to commit, resources to grow our business, including to expand our international presence, employee base, and technology development, and such investments may not yield anticipated returns, particularly if worldwide business activity continues to be impacted by COVID-19. The duration and extent of the impact from the COVID-19 pandemic depend on future developments that cannot be accurately predicted at this time, and if we are not able to respond to and manage the impact of such events effectively, our business may be harmed.

We have historically relied, and expect to continue to rely, on a small number of partners and their respective affiliates for a significant percentage of our revenue. The loss of all or a significant part of their business or an adverse change in the terms of our agreements could significantly harm our reputation, business, financial condition and results of operations.
In 2020, our largest digital property, Microsoft and affiliates, accounted for approximately 20% of our gross revenues generated from advertisers on digital properties, and our top five digital properties accounted for approximately 30% of our gross revenues. We have long-term contracts with our large digital properties, which, in general, contain minimum guarantee requirements. The typical contract length with our large digital properties is over two years (without any right by these properties to terminate earlier than that absent cause).
The loss of all or a significant part of our business with our largest partners, particularly Microsoft and its affiliates, or unfavorable changes in the terms of our agreements with these partners could significantly harm our reputation, business, financial condition and results of operations.
We do not have long-term commitments from our advertisers, and we may not be able to retain advertisers or attract new advertisers that provide us with revenue that is comparable to the revenue generated by any advertisers we may lose.
Most of our advertisers do business with us by placing insertion orders for particular advertising campaigns. If we perform well on a particular campaign, then the advertiser may place new insertion orders with us for additional advertising campaigns. We rarely have any commitment from an advertiser beyond the campaign governed by a particular insertion order and, even then, each particular insertion order may not be completed since advertisers can typically terminate a campaign at any time on twenty-four hours’ notice. As a result, our success is dependent upon our ability to outperform our competitors and win repeat business from existing advertisers, while continually expanding the number of advertisers for whom we provide services. In addition, it is relatively easy for advertisers to seek an alternative provider for their campaigns because there are no significant switching costs. In addition, advertising agencies, with whom we do business, often have relationships with many different providers, each of whom may be running portions of the same campaign. Because we generally do not have long-term contracts, it may be difficult for us to accurately predict future revenue streams. We cannot provide assurance that our current advertisers will continue to use our solutions, or that we will be able to replace departing advertisers with new advertisers that provide us with comparable revenue.
We may not be able to retain digital properties or attract new digital properties that provide us with digital space that is sufficient for our volume of sponsored content or comparable to the digital space provided by any digital properties we may lose.
We do business with our partners by allowing them to share in the revenues we receive from advertisers from campaigns that are placed on their digital properties. If the content we place on the digital property is successful, and the partner is satisfied with our performance and ability to generate revenue, the digital property partner may continue to want us to place content on their website. Alternatively, if we cannot maintain the quality of the content, digital property satisfaction with our platform may decrease. As our advertiser content may appear on multiple digital properties, any decrease in quality may rapidly affect many digital properties in a short period of time. Our commitments from digital properties are for various periods of time, but our success is dependent upon our ability to successfully execute campaigns using available digital space and maintaining partner satisfaction, while continually expanding the number of digital properties from whom we purchase digital space as needed to meet content volume. In addition, after expiration of our agreements, it is easy for digital properties to seek an alternative supplier of content for their digital space because there are no switching costs. We also face a risk that digital property contract renewals decrease our margins as digital properties may seek to negotiate a higher revenue share. Thus, we cannot provide assurance that our current partners will continue to want us to place content on their digital properties, or that we will be able to replace departing digital properties with new digital properties that provide us with sufficient or comparable digital space. In addition, certain trends in the industry designed to achieve a different user experience may significantly impact our business. For example, a partner may redesign its digital property causing us to have less real estate for our content or placing us in less profitable locations of the website.
If our access to quality digital properties or content from advertisers is diminished or if we fail to acquire new content, our revenue could decline and our growth prospects could be impeded.
We must maintain a consistent supply of attractive content and quality digital properties on which we place content. If our access to attractive content diminishes, our ability to pay digital properties will diminish, and if access to quality digital properties diminishes then advertisers may not want to work with us. Thus, our success depends both on our ability to secure quality content and digital real estate.
The amount, quality and cost of supply available to us can change over time. Our digital properties’ contracts are for various periods. As a result, we cannot provide any assurance that we will have ongoing access to a consistent supply of quality digital real estate. Moreover, the number of competitors in our industry is substantial and continues to increase, which could negatively affect the terms of doing business with our digital property partners and ultimately our gross margin. If we are unable to compete favorably for digital properties, we may not be able to place content at competitive rates or find alternative sources of supply with comparable traffic patterns and consumer demographics in a timely manner. Similarly, if we are unable to maintain a consistent supply of quality content from advertisers for any reason, our business, digital property partners retention and loyalty, financial condition and results of operations would be harmed.
If we are successful in attracting more advertising inventory from digital properties than we can satisfy with demand from advertisers, our relationship with certain digital properties, our revenues and our business could be adversely impacted.
Our business model depends on our ability to coordinate the supply of advertising inventory from our digital property partners with demand for that inventory from advertisers. Any material failure to effectively maintain a sufficient number of advertisers relative to the inventory we have available could cause digital properties not to utilize our platform or impair Taboola’s AI’s ability to accurately predict user engagement. As a result, our relationships with certain digital properties, our revenues and our business could be adversely impacted.
If Taboola fails to maintain the quality of content or to prevent low quality, offensive or other non-compliant content from appearing on the digital properties, we could lose digital properties and advertisers, which could cause our results of operations and revenues to decline.
Advertiser and digital property satisfaction with our solution depends on our ability to place high quality advertiser content with content from digital properties that is well-suited to the advertiser’s product or service. If we are unable to keep our advertisers’ content from being placed with low quality, offensive or other non-compliant editorial content, or if we are unable to keep low quality, offensive or other non-compliant ads off of our network of digital properties, our reputation and business may suffer. As we grow our business to serve a larger number of advertisers and digital properties, it could become more challenging to prevent low quality, offensive or other non-compliant content from being shown. In addition, the categories of content that our digital properties accept may change over time and as these categories are removed from our inventory, we could suffer a decrease in cost-per-click and overall revenue. If we are unable to maintain the quality of our advertiser and digital properties, our reputation and business may suffer and we may not be able to retain or secure additional advertiser or digital property relationships.
Historically, the majority of our agreements with digital properties have typically required them to provide us with exclusivity for the term of the agreement. To the extent that such exclusivity is reduced or eliminated for any reason, including due to changes in market practice or changes in or in response to laws, rules or regulations, digital properties could elect to implement competitive platforms or services that could be detrimental to our performance, thereby reducing our revenues and harming our business.
Although the majority of our agreements with digital properties have historically required digital properties to provide us with exclusivity for the term of the agreement, there is no guarantee that we will be able to continue to obtain such exclusive arrangements or to renew existing arrangements on similar terms in the future. To the extent that such exclusivity is reduced or eliminated for any reason, including due to changes in market practice or changes in or in response to laws, rules or regulations, our partners could elect to implement other platforms or services on their digital properties or to seek out other third parties with which to do business, which could be detrimental to our performance, thereby reducing our revenues and having an adverse effect on our business.
If we fail to detect fraudulent clicks, including non-human traffic, serve advertisements on undesirable websites, or serve content that is inappropriate to certain of our digital properties, our reputation will suffer, which would harm our brand and reputation and negatively impact our business, financial condition and results of operations.
Our business depends in part on providing our advertisers and digital properties with a service that they trust, and we have contractual commitments to take reasonable measures to prevent click fraud or distributing content on undesirable digital properties. We use proprietary technology to detect click fraud and block inventory that we know or suspect to be fraudulent. Preventing and combating fraud requires constant vigilance, and we may not always be successful in our efforts to do so. In addition, as we continue to improve our click fraud detection mechanisms, we may find that a portion of our traffic is the result of click fraud, and eliminating this fraudulent traffic would reduce our revenues. We also use proprietary technology to prevent our advertisers’ content from appearing on undesirable digital properties, but we may not be successful in doing so, which would harm our relationship with advertisers. Any of these things would harm our brand and reputation and negatively impact our business, financial condition and results of operations.
Our platform and business are subject to a wide variety of risks from individuals from inside and outside our company. Our policies and procedures may be inadequate to protect us from material losses or other harm caused by these bad actors, which could negatively impact our business, results of operations and reputation.
Our platform and business are subject to a wide variety of risks from individuals both inside and outside our company. We have established policies and procedures to manage our exposure to risk, including risks arising from the actions of our employees. These policies may not be adequate or effective in managing our future risk exposure or protecting us against unidentified or unanticipated risks. Although we regularly update our policies and procedures, including with respect sanctions, bribery, money laundering and insider trading, we may fail to predict future risks due to rapid changes in the market and regulatory conditions and in new markets we enter. Although we have established internal controls to ensure our risk management policies and procedures are adhered to by our employees as we conduct our business, our internal controls may not effectively prevent or detect any non-compliance of our policies and procedures. In particular, these measures may not adequately address or prevent all illegal, improper, or otherwise inappropriate activity from occurring and such conduct could expose us to liability, including through litigation, or adversely affect our brand or reputation. Further, any negative publicity related to the foregoing, whether such an incident occurred on our platform or on our competitors’ platforms, could adversely affect public perception of our industry as a whole, which could negatively affect demand for platforms like ours, and potentially lead to increased regulatory or litigation exposure. Any of the foregoing risks could negatively impact our business, results of operations and reputation.
Our business depends on strong brands and well-known digital properties, and failing to maintain and enhance our brands and well-known digital properties would hurt our ability to expand our number of advertisers and digital properties.
Building and maintaining market awareness, brand recognition and goodwill in a cost-effective manner is important to our overall success in achieving widespread acceptance of our existing and future solutions. In particular, our business depends on access to strong brands and well-known digital properties, such as prominent media outlets, and failing to maintain and enhance our relationships with such brands and digital properties would hurt our ability to strengthen our own brand and to expand our current number of advertisers and digital properties. Our efforts in developing our brand may be hindered by the marketing efforts of our competitors, to the degree our competitors are able to decrease the number of high-profile digital properties we are able to work with. Alternatively, if a significant number of well-known digital properties ceased to do business with us due to changing market conditions or for other reasons, our own brand image and reputation could suffer and our business and results of operations could be adversely affected.
The widespread use of technologies that can block or limit the display of our ads could adversely affect our financial results and business.
Technologies have been developed, and will likely continue to be developed, that can block the display of our ads or content or block our ad measurement tools, particularly for advertising displayed on personal computers. We generate substantially all of our revenue from advertising, including revenue resulting from the display of ads via our platform on personal computers. Revenue generated from the display of ads on personal computers has been impacted by these technologies from time to time. As a result, these technologies may have an adverse effect on our financial results and, if such technologies continue to proliferate, in particular with respect to mobile platforms, our future financial results may be harmed.

Our business depends on continued and unimpeded access to the Internet and digital properties by us and our users. Internet access providers, device manufacturers, browser developers or owners of digital properties may be able to restrict, block, degrade, or charge for access to certain of our products and services, which could lead to significant degradation of our service or additional expenses and the loss of users and advertisers.
Our products and services depend on the ability of consumers to access the Internet. Currently, this access is provided by companies that have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies, and government-owned service providers. Some of these providers may take measures that could degrade, disrupt, or increase the cost of user access by restricting or prohibiting the use of their infrastructure to support our platform, by charging increased fees to us or our users, or by providing our competitors preferential access. Some jurisdictions have adopted regulations prohibiting certain forms of discrimination by internet access providers; however, substantial uncertainty exists in the United States and elsewhere regarding such protections. For example, in 2018 the United States Federal Communications Commission repealed net neutrality rules, which could permit internet access providers to restrict, block, degrade, or charge for access. In addition, our platform may be subject to government-initiated restrictions or blockages. COVID-19 has also resulted in quarantines, shelter in place orders, and work from home directives, all of which have increased demands for internet access and may create access challenges. These could result in a decrease of users interacting with our platform, and could impair our ability to attract new advertisers and digital properties.
In addition, we rely on data signals from user activity on websites that we do not control in order to deliver relevant and effective ads on behalf of our advertisers. Our advertising revenue is dependent on targeting and measurement tools that incorporate these signals, and any changes in our ability to use such signals will adversely affect our business. For example, legislative and regulatory changes, such as the GDPR and CCPA, may impact our ability to use such signals in our ad products. In addition, mobile operating system and browser providers, such as Apple and Google, have announced product changes as well as future plans to limit the ability of application developers to use these signals to target and measure advertising on their platforms. These developments may limit our ability to target and measure the effectiveness of ads on our platform, and any additional loss of such signals in the future will adversely affect our targeting and measurement capabilities and negatively impact our advertising revenue.
Large and established internet and technology companies may be able to independently transform the marketplace for data and native advertising and significantly impair our ability to operate.
Large and established internet and technology companies such as Amazon, Apple, Facebook and Google may have the power to significantly change the very nature of the internet display advertising marketplace, and these changes could materially disadvantage us. For example, Amazon, Apple, Facebook and Google have substantial resources and have a significant share of widely adopted industry platforms such as web browsers, mobile operating systems and advertising exchanges and networks. In addition, these or other companies may bundle other services alongside the services that compete with our solutions, thus potentially creating a more competitive platform than ours. Therefore, these companies could leverage their position to make changes to their web browsers, mobile operating systems, platforms, exchanges, networks or other products or services that could be significantly harmful to our business and results of operations.
From time to time certain of our digital properties, typically small and medium digital properties, have, and in the future may continue to, violate the terms of their agreements with us by depriving us of their contractually required advertising inventory.
If a significant number of these digital properties violate their agreements, it could be impractical for us to pursue remedies against all of them and as a result we may lack sufficient or timely advertising inventory for our advertiser clients. As a result, advertisers may be less likely to contract with us in the future. The combined effect of this disruption to our anticipated advertising inventory, and related supply and demand dynamics, could have an adverse effect on our revenue, business operations and reputation.
We may invest in or acquire other businesses, which could require significant management attention, disrupt our business, dilute stockholder value and adversely affect our financial condition and results of operations.
As part of our business strategy, we have made and may make future investments in or acquisitions of complementary companies, products or technologies. These activities involve significant risks to our business. We may not be able to find suitable acquisition candidates, and we may not be able to complete such acquisitions on favorable terms, if at all. If we do complete acquisitions, they may not ultimately strengthen our competitive position. Any acquisitions we complete could be viewed negatively by our partners and clients, which could have an adverse impact on our business. In addition, if we are unsuccessful at integrating employees or technologies acquired, our financial condition and results of operations, including revenue growth, could be adversely affected. Any acquisition and subsequent integration will require significant time and resources. We may not be able to successfully evaluate and use the acquired technology or employees, or otherwise manage the acquisition and integration processes successfully. We will be required to pay cash, incur debt and/or issue equity securities to pay for any such acquisition, each of which could adversely affect our financial condition. Our use of cash to pay for acquisitions would limit other potential uses of our cash, including investments in our sales and marketing and product development organizations, and in infrastructure to support scalability. The issuance or sale of equity or convertible debt securities to finance any such acquisitions would result in dilution to our stockholders. If we incur debt, it would result in increased fixed obligations and could also impose covenants or other restrictions that could impede our ability to manage our operations.
If we do not effectively grow and train our sales team and account managers, we may be unable to add new digital properties and advertisers or increase sales to our existing digital properties and advertisers, and our business would be adversely affected.
We continue to be substantially dependent on our sales team and account managers to obtain new digital properties and advertisers and to drive sales from our existing digital properties and advertisers. We believe that there is significant competition for sales personnel with the skills and technical knowledge that we require. Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training, integrating and retaining sufficient numbers of sales personnel to support our growth. New hires require significant training and it may take significant time before they achieve full productivity. Our recent hires and planned hires may not become productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. In addition, if we continue to grow rapidly, a large percentage of our sales team will be new to the company and our solutions. If we are unable to hire and train sufficient numbers of effective sales personnel, or the sales personnel are not successful in obtaining new digital properties and advertisers or increasing sales to our existing digital property and advertiser base, our business would be adversely affected. Finally, managing our sales team and account managers, particularly in light of our growth, and enforcing compliance with our sales policies is a challenge for us.
If we do not effectively maintain and grow our research and development team with top talent, including employees who are trained in artificial intelligence, machine learning and advanced algorithms, we may be unable to continue to improve on our artificial intelligence, our performance could decline and we could lose digital properties and advertisers, which could cause our results of operations and revenues to decline.
Our future success depends on our ability to continue to attract, retain and motivate highly skilled employees, software engineers and other employees with the technical skills in artificial intelligence, machine learning and advanced algorithms that will enable us to deliver effective advertising and content solutions. Competition for highly skilled employees in our industry is intense, in particular in the fields of artificial intelligence and data science, and we expect certain of our key competitors, who generally are larger than us and have access to more substantial resources, to pursue top talent even more aggressively.
We may be unable to attract or retain such highly skilled personnel who are critical to our success, which could hinder our ability to keep pace with innovation and technological change in our industry or result in harm to our key advertiser and digital property relationships, loss of key information, expertise or proprietary knowledge and unanticipated recruitment and training costs. The loss of the services of such key employees could make it more difficult to successfully operate our business and pursue our business goals.
Our growth depends, in part, on the success of our strategic relationships with third parties, including ready access to hardware in key locations to facilitate the delivery of our platform and reliable management of Internet traffic.
We anticipate that we will continue to depend on various third-party relationships in order to grow our business. We continue to pursue additional relationships with third parties, such as technology and content providers, content delivery networks, data partnerships, co-location facilities and other strategic partners. Identifying, negotiating and documenting relationships with third parties requires significant time and resources, as does integrating third-party data and services. Our agreements with providers of technology, computer hardware, co-location facilities, and content are typically non-exclusive, do not prohibit them from working with our competitors or from offering competing services and do not typically have minimum purchase commitments. Our competitors may be effective in providing incentives to third parties to favor their products or services over ours or to otherwise prevent or reduce purchases of our solutions. In addition, these third parties may go out of business, no longer offer their services to us or not perform as expected under our agreements with them, and we may have disagreements or disputes with such third parties, which could negatively affect our brand and reputation.
In particular, our continued growth depends on our ability to source computer hardware, including servers built to our specifications, and the ability to locate those servers and related hardware in co-location facilities in the most desirable locations to facilitate the timely delivery of our services. Disruptions in the services provided at co-location facilities that we rely upon can degrade the level of services that we can provide, which could harm our business. We also rely on our integration with many third-party technology providers to execute our business on a daily basis. We rely on a third-party domain name service, or DNS, to direct traffic to our closest data center for efficient processing. If our DNS provider experiences disruptions or performance problems, this could result in inefficient balancing of traffic across our servers as well as impairing or preventing web browser connectivity to our site, which could harm our business.
Our future success depends on the continuing efforts of our key employees, including our founder, and on our ability to hire, train, motivate and retain additional employees, including key employees.
Our future success depends heavily upon the continuing services of our key employees, including our founder and CEO, Adam Singolda, and on our ability to attract and retain members of our management team and other highly skilled employees, including software engineers, analytics and operations employees and sales professionals. The market for talent in our key areas of operations, including New York, Tel Aviv, California, Bangkok, Sao Paulo and London, is intensely competitive. Our competitors may provide more generous benefits, more diverse opportunities and better chances for career advancement than we do. Some of these advantages may be more appealing to high-quality candidates than those we have to offer. Any of our employees may terminate his or her employment with us at any time.
New employees often require significant training and, in many cases, take significant time before they achieve full productivity. As a result, we may incur significant costs to attract and retain employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. Moreover, new employees may not be or become as productive as we expect, as we may face challenges in adequately or appropriately integrating them into our workforce and culture. In addition, as we move into new geographies, we will need to attract and recruit skilled employees in those areas.
Even if we are successful in hiring qualified new employees, we may be subject to allegations that we have improperly solicited such employees while they remained employed by our competitors, that such employees have improperly solicited other colleagues of theirs employed by the same competitors or that such employees have divulged proprietary or other confidential information to us in violation of their agreements with such competitors. If we are unable to attract, integrate and retain suitably qualified individuals, our business, financial position and results of operations would be harmed.
Our corporate culture has contributed to our success. If we cannot maintain it as we grow, we could lose the innovation, creativity and teamwork fostered by our culture, and our business could be harmed.
We are undergoing rapid growth and we intend to further expand our overall headcount and operations both domestically and internationally and through acquisitions, and we may not be able to do so while effectively maintaining our corporate culture. We believe our corporate culture has been a critical component of our success as we believe it fosters innovation, teamwork, passion for partners and clients and focus on execution, while facilitating knowledge sharing across our organization. As we grow and change, we may find it difficult to preserve our corporate culture, which could reduce our ability to innovate and operate effectively. In turn, the failure to preserve our culture could negatively affect our ability to attract, recruit, integrate and retain employees, continue to perform at current levels and effectively execute our business strategy.

Many advertisers typically spend less in the first quarter and more in the fourth quarter of each calendar year. Our historical revenue growth has mitigated the impact of these seasonal fluctuations in advertising activity. If our growth declines or these typical advertising patterns become more pronounced, seasonality could have a material impact on our revenue, cash flows and operating results.
Our revenue, cash flow and other key operating and performance metrics may vary from quarter to quarter due to the seasonal nature of our advertiser clients’ spending on advertising campaigns. For example, many advertisers tend to devote more of their advertising budgets to the fourth calendar quarter to coincide with consumer holiday spending and correspondingly to spend less in the first quarter. Moreover, advertising inventory in the fourth quarter may be more expensive due to increased demand for it. Our historical revenue growth has masked the impact of seasonality in the past, but if our growth rate declines or seasonal spending becomes more pronounced, seasonality could have a more significant impact on our revenue, cash flow and results of operations from period to period.
We usually incur the cost of an advertiser’s campaign before we bill for services. Such advertisers may have or develop high-risk credit profiles, which may result in credit risk.
We usually incur the cost of an advertiser’s campaign before we bill for services. A portion of our advertiser-side business is sourced through advertising agencies, and we contract with these agencies as agent for a disclosed principal, which is the advertiser. Typically, the advertising agency pays for our services once it has received payment from the advertiser for our services. Our agreements with these agencies typically provide that if the advertiser does not pay the agency, the agency is not liable to us, and we must seek payment solely from the advertiser.
In addition, contracting with advertisers who have or develop high-risk credit profiles, subjects us to credit risk. This credit risk may vary depending on the nature of the advertiser’s business and the advertiser’s monetization of the traffic generated. Any inability to collect costs we have advanced or other amounts due to us, including write-offs of accounts receivable, could have a materially negative effect on our results of operations.
We often pay our digital properties their share of the revenue generated by an advertiser’s campaigns whether or not we have received payment from the advertisers and even if we never receive payment from such advertiser. In addition, we agree with digital properties on a fixed cost for the digital space but a large portion of our revenue from advertisers is tied to the performance of the campaign. As a result, our results of operations and financial condition could be adversely impacted if we do not receive timely payment from our advertisers or if our campaigns do not perform as expected.
Risks Related to Laws and Regulations
We are a multinational organization faced with complex and changing employment regulation in many jurisdictions and are therefore subject to a large number of risks relating to our employees. Failure to appropriately manage these risks can result in a material disruption of our operations, revenues and business.
Various foreign and domestic labor laws govern our relationship with our employees and affect our operating costs. These laws include overtime and sick pay, paid time off, work scheduling, healthcare reform, unemployment tax rates, workers’ compensation rates and applicable local labor or works council laws. A number of factors could adversely affect our operating results, including additional government-imposed increases in overtime and sick pay, paid leaves of absence, mandated health benefits, and changing regulations from the National Labor Relations Board in the United States or similar agencies in other jurisdictions. Complying with any new legislation or reversing changes implemented under existing law could be time-intensive and expensive and may adversely affect our business.
We are a multinational organization faced with complex and changing laws and regulations regarding privacy, data protection, content, competition, consumer protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user engagement, or otherwise harm our business.
We are subject to a variety of laws and regulations in the United States and other countries that involve matters central to our business, including privacy, data protection, content, competition, consumer protection, and other matters. The expansion of our activities in certain jurisdictions, or other actions that we may take may subject us to additional laws, regulations, or other government scrutiny. In addition, foreign data protection, privacy, content, competition, and other laws and regulations can impose different obligations or be more restrictive than those in the United States. For additional discussion of data privacy and data protection laws applicable to our business, see “Risk

Factors—Risks Related to Laws and Regulations—Legislation and regulation of online businesses, including privacy and data protection regimes, could create unexpected costs, subject us to enforcement actions for compliance failures, or cause us to change our technology platform or business model, which could have a material adverse effect on our business.”
Laws and regulations of the countries and their legal subdivisions in which we operate or conduct business or in which our employees reside, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate, and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices. For example, regulatory or legislative actions affecting the manner in which we display content to our users could adversely affect user growth and engagement. Such actions could affect the manner in which we provide access to our platform or adversely affect our financial results.
These laws and regulations, as well as any associated claims, inquiries, or investigations or any other government actions, have in the past led to, and may in the future lead to, unfavorable outcomes including increased compliance costs, delays or impediments in the development of new products, negative publicity and reputational harm, increased operating costs, diversion of management time and attention, and remedies that harm our business, including fines or demands or orders that we modify or cease existing business practices.
Legislation and regulation of online businesses, including privacy and data protection regimes, could create unexpected costs, subject us to enforcement actions for compliance failures, or cause us to change our technology platform or business model, which could have a material adverse effect on our business.
Government regulation could increase the costs of doing business online. U.S. and many other governments have enacted or are considering legislation and regulation related to online advertising to which we are or may become subject, and we expect to see an increase in legislation and regulation related to digital advertising, the collection and use of Internet user data and unique device identifiers, such as IP address or unique mobile device identifiers, and other data protection and privacy regulation. The regulatory environment related to privacy and data protection is increasingly rigorous, with new and constantly changing requirements applicable to our business, and enforcement practices are likely to remain uncertain for the foreseeable future. Such legislation and regulation could affect the costs of doing business online, and could reduce the demand for our solutions or otherwise harm our business, financial condition and results of operations. These laws and regulations may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material adverse effect on our results of operations, financial condition and cash flows. For example, a wide variety of provincial, state, national and international laws and regulations apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data. While we generally have not collected data from Internet users that is traditionally considered personally identifiable data, such as name, email address, address, phone numbers, social security numbers, credit card numbers, financial or health data, we typically do collect and store IP addresses, other device identifiers that are or may be considered personal data in some jurisdictions or otherwise may be the subject of legislation or regulation.
For example, in the United States, various federal and state regulators, including governmental agencies like the Federal Trade Commission, or the FTC, have adopted, or are considering adopting, laws and regulations concerning privacy and data protection. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to personal information than federal, international or other state laws, and such laws may differ from each other, all of which may complicate compliance efforts. For example, the California Consumer Privacy Act of 2018, or the CCPA, which increases privacy rights for California residents and imposes obligations on companies that process their personal information (including device identifiers, IP addresses, cookies and geo-location), came into effect on January 1, 2020. Among other things, the CCPA requires covered companies to provide new disclosures to California consumers and provide such consumers new data protection and privacy rights, including the ability to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. Additionally, voters approved a new privacy law, the California Privacy Rights Act, or the CPRA, in November 2020. Beginning on January 1, 2023, the CPRA will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. State laws are changing rapidly and there is discussion in Congress of a new comprehensive federal data privacy law to which we would become subject if it is enacted.

Internationally, laws, regulations and standards in many jurisdictions apply broadly to the collection, use, retention, security, disclosure, transfer and other processing of personal data. For example, the GDPR, which became effective in May 2018, greatly increased the European Commission’s jurisdictional reach of its laws and adds a broad array of requirements for handling personal data (including online identifiers and location data). EU member states are tasked under the GDPR to enact, and have enacted, certain implementing legislation that adds to and/or further interprets the GDPR requirements and potentially extends our obligations and potential liability for failing to meet such obligations. The GDPR, together with national legislation, regulations and guidelines of the EU member states and the United Kingdom governing the processing of personal data, impose strict obligations and restrictions on the ability to collect, use, retain, protect, disclose, transfer and otherwise process personal data. In particular, the GDPR includes obligations and restrictions concerning the consent and rights of individuals to whom the personal data relates, the transfer of personal data out of the European Economic Area or the United Kingdom, security breach notifications and the security and confidentiality of personal data. The GDPR authorizes fines for certain violations of up to 4% of global annual revenue or €20 million, whichever is greater. In addition, some countries are considering or have passed legislation implementing data protection requirements or requiring local storage and processing of data or similar requirements that could increase the cost and complexity of delivering our services.
Evolving and changing definitions of personal data, within the EU, the United States and elsewhere, especially relating to classification of IP addresses, machine or device identifiers and other information, have in the past and could cause us in the future, to change our business practices, expend significant costs to modify our data processing practices or policies, distract management or divert resources from other initiatives and project, or limit or inhibit our ability to operate or expand our business. Data protection and privacy-related laws and regulations are evolving and could result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. While we currently take steps to avoid collecting personal data that would enable the direct identification of Internet users, we may inadvertently receive this information from advertisers or advertising agencies or through the process of delivering our service. Additionally, while we take measures to protect the security of information that we collect, use and disclose in the operation of our business, and to offer certain privacy protections with respect to such information, such measures may not always be effective. Our advertising clients or digital property partners have or may in the future impose new restrictions relating to the GDPR, the CCPA and other privacy and data protection laws and regulations with which we must adapt and comply. Our failure to comply with applicable laws and regulations, or to protect personal data, could result in enforcement or litigation action against us, including fines, sanctions, penalties, judgments, imprisonment of our officers and public censure, claims for damages by consumers and other affected individuals, damage to our reputation and loss of goodwill, any of which could have a material adverse impact on our business, financial condition and results of operations. Even the perception of privacy concerns, whether or not valid, could harm our reputation and inhibit adoption of our solutions by current and future clients and partners.
Potential “Do Not Track” standards or government regulation could negatively impact our business by limiting our access to the user data that informs the advertising campaign we run, and as a result could degrade our performance for our digital properties and advertisers.
As the use of cookies has received ongoing media attention in recent years, some government regulators and privacy advocates have suggested creating a “Do Not Track” standard that would allow Internet users to express a preference, independent of cookie settings in their web browser, not to have their website browsing recorded. All the major Internet browsers have implemented some version of a “Do Not Track” setting. Microsoft’s Internet Explorer includes a “Do Not Track” setting that is selected “on” by default. However, there is limited guidance, consensus and industry standards regarding the definition of “tracking,” what message is conveyed by a “Do Not Track” setting and how to respond to a “Do Not Track” preference. We could face competing policy standards, or standards that put our business model at a competitive disadvantage to other companies that collect data from Internet users, standards that reduce the effectiveness of our solutions, or standards that require us to make costly changes to our solutions. The FTC has stated that it will pursue a legislative solution if the industry cannot agree upon a standard. “Do Not Track” has seen renewed emphasis from proponents of the CCPA, and the CCPA, in certain circumstances, requires browser-based or similar “do not sell” signals. If a standard is imposed by state or federal legislation, or agreed upon by standard setting groups, that requires us to recognize a “Do Not Track” signal and prohibits us from using data as we currently do, then that could hinder growth of advertising and content production on the web generally, and limit the quality and amount of data we are able to store and use, which would cause us to change our business practices and adversely affect our business.

Potential regulation or oversight over native advertising disclosure standards could negatively impact our business by affecting click through rates, which in turn affects the profitability of our digital properties and advertisers.
As “native” advertising, or advertising content designed to blend in with editorial content, increases in popularity among advertisers, digital properties, marketers and regulators are still considering varying approaches and guidelines relating to the labelling of such content. In the United States, the FTC requires that all online advertising must meet a few basic principles: it must be truthful and not misleading, it must substantiate any express or implied claims, it cannot be unfair or deceptive, and any disclosures necessary to make an ad accurate must be clear and conspicuous. The FTC clarified those requirements in March 2013 with a document titled “Dot Com Disclosures: Information about Online Advertising.” Although open to interpretation, those guidelines suggested paid online ads must be disclosed and adequately labeled to users. In December 2013, the FTC held a workshop to discuss whether media outlets are adequately identifying sponsored stories. No clear answers were derived from the workshop, as the FTC did not offer specific guidance on exactly how that content should be labeled. However, failing to clearly disclose something material in an advertisement would, in the views of some participants, be a violation of Section 5 of the Federal Trade Commission Act of 1914. Also, in May 2019, the Interactive Advertising Bureau (IAB), a self-regulatory agency, released its “Native Advertising Playbook 2.0” with the aim of providing a framework for native advertising, including how to clearly and prominently disclose the material as an advertisement. The playbook explains that native advertising must plainly disclose that the ad has been paid for in a conspicuous manner, but does not provide much in the way of additional disclosure guidance. Similarly, self-regulatory bodies such as the National Advertising Division (“NAD”), the investigative unit of the advertising industry’s system of self-regulation administered by the Council of Better Business Bureaus, which has in the past year investigated several advertisers for their native advertising practices in the print and digital space as part of its routine monitoring program, has not provided specific guidance to digital properties and marketers. The NAD’s guidance has relied on the FTC’s advice to search engine companies, which emphasizes the need for visual cues, labels or other techniques to effectively distinguish advertisements in order to avoid misleading consumers, but does not specify what cues, labels or techniques should be used. In the past, both NAD and Advertising Standards Authority, the UK’s independent regulator of advertising, have handled complaints filed against us with respect to our labeling. While those complaints have since been resolved and we seek to comply with respect to the clear labeling rules and guidance issued by NAD and ASA, it is possible that the FTC or one of these self-regulatory bodies could disagree and find that our disclosures are not sufficiently clear or conspicuous to avoid misleading consumers and should be modified. Similar or more stringent standards and self-regulatory principals have been or could be implemented in other countries as well.
If we make mistakes in the implementation of such guidance, or our commitments with respect to these principles, we could be subject to negative publicity, government investigation, government or private litigation, or investigation by self-regulatory bodies or other accountability groups. Any such action against us could be costly and time consuming, require us to change our business practices, cause us to divert management’s attention and our resources and be damaging to our reputation and our business. Moreover, additional or different disclosures may lead to a reduction in end-user’s interaction with sponsored content we distribute resulting in reduced profitability to our digital properties and ourselves.
We are a multinational organization faced with complex and changing advertising regulation in many jurisdictions in which we operate, and we are obligated to comply with such advertising regulations in connection with the advertising we distribute on behalf of our advertiser clients. If we fail to comply with these advertising regulations we or our advertisers could be subject to liability or forced to reduce or suspend operations until we are able to comply, which could reduce our revenues.
We are subject to complex and changing advertising regulations in many jurisdictions in which we operate, and we are obligated to comply with such advertising regulations in connection with the advertising we distribute on behalf of our advertiser clients. For example, much of the federal oversight on digital advertising in the U.S. currently comes from the FTC, which has primarily relied upon Section 5 of the Federal Trade Commission Act, which prohibits companies from engaging in “unfair” or “deceptive” trade practices, including alleged violations of representations concerning privacy protections and acts that allegedly violate individuals’ privacy interests. If we or our advertiser clients are not able to comply with these laws or regulations or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to alter our business strategy, which would negatively affect our business, financial condition and results of operations.

We are a multinational organization and could be held liable in some jurisdictions in which we operate for the content or advertisements that we distribute on behalf of our advertiser clients, which could expose us to damages or other legal liability.
Our platform allows our advertisers’ advertisements to be displayed on the digital properties of our partners. Although Section 230 of the Communications Decency Act provides immunity, subject to certain conditions, to certain online platforms from claims related to third-party content, the law relating to the liability of online service providers for others’ activities on their services may change. Congressional efforts to restrict the scope of the protections available to online platforms under Section 230, and our current protections from liability for third-party content in the United States, could decrease or change as a result. Claims may be brought against us for defamation, negligence, breach of contract, copyright and trademark infringement, unfair competition, unlawful activity, torts, fraud, or other legal theories based on the nature and content of information available on or via our platform.
We may be subject to claims by virtue of our involvement in hosting, transmitting or providing access to content created by third parties. Defense of any such actions could be costly and involve significant time and attention of our management and other resources, may result in monetary liabilities or penalties, or may require us to change our business in an adverse manner. If the content or ads displayed on our platform are found to be illegal under applicable local law, we may be exposed to fines, civil penalties or consent decrees for such violations of law, which could adversely affect our revenue, reputation and results of operations. In extreme cases, false advertising could lead not only to civil penalties and fines, but also allegations of criminal wrongdoing.
From time to time we are subject to litigation, administrative inquiries and similar governmental procedures, which may be extremely costly to defend, could result in substantial judgment or settlement costs or subject us to other remedies. Litigation and other disputes can also divert management’s attention from our operations and hurt our reputation.
From time to time we are involved in various legal proceedings or government investigations, including, but not limited to, actions relating to breach of contract, intellectual property infringement, competition law or other issues. For example, in April 2021, we became aware that the Antitrust Division of the U.S. Department of Justice is conducting a criminal investigation of hiring activities in our industry, including us. We are cooperating with the Antitrust Division. While there can be no assurances as to the ultimate outcome, we do not believe that our conduct violated applicable law. Claims may be expensive to defend, may divert management’s time away from our operations, and may affect the availability and premiums of our liability insurance coverage, regardless of whether they are meritorious or ultimately lead to a judgment against us. We cannot assure you we will be able to successfully defend or resolve any current or future litigation matters, in which case those litigation matters could have a material and adverse effect on our business, financial condition, operating results, cash flows, reputation and prospects.
We are a multinational organization faced with increasingly complex tax issues in many jurisdictions, and we could be obligated to pay additional taxes in various jurisdictions as a result of new taxes and related laws, which may materially affect our business and results of operations.
As a multinational organization, operating in multiple jurisdictions such as Israel, the United States, the European Union, United Kingdom, Turkey, Brazil, China, Japan, South Korea, India and Thailand, among others, we may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which may be uncertain. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have a material adverse effect on our liquidity and results of operations. In addition, as internet commerce and globalization continue to evolve, increasing regulation by government authorities becomes more likely. Our business could be negatively impacted by the application of existing laws and regulations or the enactment of new laws applicable to digital advertising. The cost to comply with such laws or regulations could be significant, and we may be unable to pass along those costs to our clients in the form of increased fees, which may negatively affect our business and results of operation. We are subject to regular review and audit by Israeli, US and other foreign tax authorities. Although we believe our tax estimates are reasonable, the authorities in these jurisdictions could review our tax returns and impose additional taxes, interest and penalties, and the authorities could claim that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries, any of which could materially affect our income tax provision, net income, or cash flows in the period or periods for which such determination and settlement is made.

Our tax rate may vary significantly depending on our stock price.
The tax effects of the accounting for stock-based compensation may significantly impact our effective tax rate from period to period. In periods in which our stock price is higher than the grant price of the stock-based compensation vesting in that period, we will recognize excess tax benefits that will decrease our effective tax rate, while in periods in which our stock price is lower than the grant price of the stock-based compensation vesting in that period, our effective tax rate may increase. The amount and value of stock-based compensation issued relative to our earnings in a particular period will also affect the magnitude of the impact of stock-based compensation on our effective tax rate. These tax effects are dependent on our stock price, which we do not control, and a decline in our stock price could significantly increase our effective tax rate and adversely affect our financial results.
We could be required to collect additional sales, use, value added, digital services or other similar taxes or be subject to other liabilities that may increase the costs our clients would have to pay for our products and adversely affect our results of operations.
We collect value added and other similar taxes in a number of jurisdictions. One or more countries or U.S. states may seek to impose incremental or new sales, use, value added, digital services, or other tax collection obligations on us. A successful assertion by one or more U.S. states or foreign countries or change of law requiring us to collect taxes where we presently do not do so, or to collect more taxes in a jurisdiction in which we currently do collect some taxes, could result in substantial liabilities, including taxes on past sales, as well as interest and penalties. Furthermore, certain jurisdictions, such as the United Kingdom, France, India and Italy have recently introduced a digital services tax, which is generally a tax on gross revenue generated from users or customers located in those jurisdictions, and other jurisdictions have enacted or are considering enacting similar laws. A successful assertion by a U.S. state or local government, or other country or jurisdiction that we should have been or should be collecting additional sales, use, value added, digital services or other similar taxes could, among other things, result in substantial tax payments, create significant administrative burdens for us, discourage potential customers from subscribing to our platform due to the incremental cost of any such sales or other related taxes, or otherwise harm our business.
The Israeli tax benefits we currently receive require us to meet several conditions and may be terminated or reduced in the future, which would likely increase our taxes, possibly with a retroactive effect.
Some of our operations in Israel, referred to as “Privileged Enterprise” for FY 2018-2019 and “Preferred Technological Enterprise” commencing FY 2020 carry certain tax benefits under the Law for the Encouragement of Capital Investments, 5719-1959 (the “Investment Law”). In order to be eligible for tax benefits under the Investment Law, our Privileged/Preferred Technological Enterprises must comply with various conditions set forth in the Investment Law, as well as periodic reporting obligations. If we do not meet the requirements for maintaining these benefits or if our assumptions regarding the key elements affecting our tax rates are rejected by the Israeli tax authorities, they may be reduced or cancelled and the relevant operations would be subject to Israeli corporate tax at the standard rate, which is 23% in 2018 and thereafter.
In addition to being subject to the standard corporate tax rate, we could be required to refund any tax benefits we have already received, plus interest and penalties thereon under this program or similar programs we have utilized in the past. Even if we continue to meet the relevant requirements, the tax benefits our current “Privileged/Preferred Technological Enterprise” receive may not be continued in the future at their current levels or at all. If these tax benefits were reduced or eliminated, the amount of taxes we pay would likely increase, as all of our Israeli operations would consequently be subject to corporate tax at the standard rate, which could adversely affect our results of operations. Additionally, if we increase our activities outside of Israel, for example, by way of acquisitions, our increased activities may not be eligible for inclusion in Israeli tax benefit programs. If Israel discontinues or modifies these programs and potential tax benefits, our business, financial condition and results of operations could be adversely affected.
Transfer pricing rules may adversely affect our corporate income tax expense.
Many of the jurisdictions in which we conduct business have detailed transfer pricing rules, which require contemporaneous documentation establishing that all transactions with non-resident related parties be priced using arm’s length pricing principles. The tax authorities in these jurisdictions could challenge our related party transfer pricing policies and as a consequence the tax treatment of corresponding expenses and income. International transfer pricing is an area of taxation that depends heavily on the underlying facts and circumstances and generally involves a significant degree of judgment. If any of these tax authorities were to be successful in challenging our transfer pricing policies, we may be liable for additional corporate income tax, and penalties and interest related thereto, which may have a significant impact on our results of operations and financial condition.
We may be exposed to liabilities under the U.S. Foreign Corrupt Practices Act and other U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions and other trade laws and regulations, and any determination that we violated these laws could have a material adverse effect on our business.
We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. We are also subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the United Kingdom Bribery Act 2010, the Proceeds of Crime Act 2002, Chapter 9 (sub-chapter 5) of the Israeli Penal Law, 1977, the Israeli Prohibition on Money Laundering Law—2000 and possibly other anti-bribery and anti-money laundering laws in countries outside of the United States in which we conduct our activities. Compliance with these laws has been the subject of increasing focus and activity by regulatory authorities, both in the United States and elsewhere, in recent years. Anti-corruption laws are interpreted broadly and prohibit companies and their employees and third-party intermediaries from authorizing, promising, offering, providing, soliciting or accepting, directly or indirectly, improper payments or benefits to or from any person whether in the public or private sector. Although we endeavor to conduct our business in accordance with applicable laws and regulations, we cannot guarantee compliance.
Noncompliance with anti-corruption, anti-money laundering, export control, sanctions and other trade laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. In addition, regulatory authorities may seek to hold us liable for successor liability for violations committed by companies in which we invest or that we acquire. As a general matter, enforcement actions and sanctions could harm our business, results of operations and financial condition.
If we are a “passive foreign investment company” (PFIC) in the year of the offering or in any future year, a U.S. investor in our ordinary shares or warrants may be subject to adverse U.S. federal income tax consequences.
Under the Internal Revenue Code of 1986, as amended (the “Code”), we will be classified as a PFIC for any taxable year in which, either (i) at least 75% of our gross income in a taxable year, including our pro rata share of the gross income of any corporation in which we are considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of our assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including our pro rata share of the assets of any corporation in which we are considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. PFIC status is determined annually and depends on the composition of a company’s income and assets and the fair market value of its assets and no assurance can be given as to whether we will be a PFIC in 2021 or for any future taxable years. In addition, our U.S. counsel expresses no opinion with respect to our PFIC status for 2021 or future taxable year, in particular because our PFIC status for any taxable year will generally be determined in part by reference to the value of our assets and our revenues. In addition, our U.S. counsel expresses no opinion with respect to our PFIC status for 2021 or future taxable years.
If we are a PFIC for any taxable year during which a U.S. investor holds our ordinary shares or warrants, we would continue to be treated as a PFIC with respect to that U.S. investor for all succeeding years during which the U.S. investor holds our ordinary shares or warrants, even if we ceased to meet the threshold requirements for PFIC status, unless certain exceptions apply. Such a U.S. investor may be subject to adverse U.S. federal income tax consequences, including (i) the treatment of all or a portion of any gain on the disposition of our ordinary shares or warrants as ordinary income (and therefore ineligible for the preferential rates that apply to capital gains with

reUspect to some U.S. investors), (ii) the application of a deferred interest charge on such gain and the receipt of certain dividends on our ordinary shares, (iii) the ineligibility to claim the preferential tax rate afforded to certain non-corporate U.S. investors on “qualified dividend income” with respect to dividends on our ordinary shares and (iv) compliance with certain reporting requirements.
For further discussion, see “U.S. Federal Income Tax Considerations — Tax Consequences to U.S. Holders of Ownership and Disposition of Our Ordinary Shares and Warrants.”
It may be difficult to enforce a U.S. judgment against Taboola or its respective directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.
A number of Taboola directors and executive officers are not residents of the United States, and the majority of Taboola’s assets and the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon Taboola within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a U.S. securities law claim because foreign courts may not be the most appropriate forum in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides.
Risks Related to Our Intellectual Property and Technology
Our proprietary rights may be difficult to enforce, particularly because in many instances we rely on trade secrets rather than patents or similar registered legal protections. This could enable others to copy or use aspects of our platform without compensating us, which could erode our competitive advantages and harm our business.
Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop under the intellectual property laws of Israel, the United States and other countries, so that we can prevent others from using our inventions and proprietary information. If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology, and our business could be adversely affected. We rely on trademark, copyright, trade secret and confidentiality procedures and contractual provisions to protect our proprietary methods and technologies. We have not received any patents covering our proprietary methods or technologies.
Unauthorized parties may attempt to copy aspects of our technology or obtain and use information we regard as proprietary. We generally enter into confidentiality and/or license agreements with our employees, consultants, vendors and advertisers, and generally limit access to and distribution of our proprietary information. However, any steps taken by us may not prevent misappropriation of our technology and proprietary information. Policing unauthorized use of our technology is difficult. In addition, the laws of some foreign countries may not be as protective of intellectual property rights as those of the United States, and mechanisms for enforcement of our proprietary rights in such countries may be inadequate. From time to time, legal action by us may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement. Although we rely on trade secret laws to protect our intellectual property, we may encounter difficulties enforcing our rights given the lack of patent protection. Such litigation could result in substantial costs and the diversion of limited resources and could negatively affect our business, financial condition and results of operations. If we are unable to protect our proprietary rights, including aspects of our technology platform, we may find ourselves at a competitive disadvantage to others who have not incurred the same level of expense, time and effort to create and protect their intellectual property.
We may be subject to intellectual property rights claims by third parties, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.
Third parties may assert claims of infringement of intellectual property rights in proprietary technology against us or against our digital properties or advertisers for which we may be held liable or have an indemnification obligation. Our risk of third-party claims may be increased to the extent we rely on unaffiliated persons or firms, over whom we have less control than we would have over our own employees, to develop code. Any claim of infringement by a third party, even those without merit, could cause us to incur substantial costs defending against the claim and could distract our management from operating our business.

Although third parties may offer a license to their technology, the terms of any offered license may not be acceptable and the failure to obtain a license or the costs associated with any license could cause our business, financial condition and results of operations to be materially and adversely affected. In addition, some licenses may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. Alternatively, we may be required to develop non-infringing technology, which could require significant effort and expense and ultimately may not be successful. Furthermore, a successful claimant could secure a judgment or we may agree to a settlement that prevents us from distributing certain products or performing certain services or that requires us to pay substantial damages, including treble damages if we are found to have willfully infringed such claimant’s patents or copyrights, royalties or other fees. Any of these events could seriously harm our business financial condition and results of operations.
Legal claims against us resulting from the actions of our advertisers or digital properties could damage our reputation and be costly to defend.
We receive representations from advertisers that the content we place on their behalf does not infringe on any third-party rights. We also rely on representations from our digital properties that they maintain adequate privacy policies that allow us to place pixels on their properties and collect data from users that visit those websites to aid in delivering our solutions. However, we do not independently verify whether we are permitted to deliver advertising to our digital properties’ Internet users or that the content we deliver is legally permitted. If any of our advertisers’ or digital properties’ representations are untrue and our advertisers or digital properties do not abide by foreign, federal, state or local laws or regulations governing their content or privacy practices, we could become subject to legal claims against us, we could be exposed to potential liability (for which we may or may not be indemnified by our advertisers or digital properties), and our reputation could be damaged. Even in those instances where our advertisers and digital properties do indemnify us, it is possible these entities may not be willing or able to cover the claims and we will be responsible for the cost of litigation or required to pay substantial damages.
Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.
Our agreements with digital properties, advertiser and other third parties may include indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement, damages caused by us to property or persons, or other liabilities relating to or arising from our products, services, or other contractual obligations. The term of these indemnity provisions generally survives termination or expiration of the applicable agreement. Large indemnity payments would harm our business, financial condition and results of operations.
Our solution relies on third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to sell our platform.
Our platform, including our computational infrastructure, relies on software licensed to us by third-party authors under “open-source” licenses. The use of open-source software may entail greater risks than the use of third-party commercial software, as open-source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. Some open-source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open-source software we use. If we combine our proprietary software with open-source software in a certain manner, we could, under certain open-source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar solutions with less development effort and time and ultimately put us at a competitive disadvantage.
Although we monitor our use of open-source software to avoid subjecting our products to conditions we do not intend, the terms of many open-source licenses have not been interpreted by United States courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our services. Moreover, we cannot guarantee our processes for controlling our use of open-source software will be effective. If we are held to have breached the terms of an open-source software license, we could be required to seek licenses from third parties to continue operating our platform on terms that are not economically feasible, to re-engineer our platform or the supporting computational infrastructure to discontinue use of certain code, or to make generally available, in source code form, portions of our proprietary code, any of which could adversely affect our business, financial condition and results of operations.

We may experience cybersecurity breaches, attacks or threats, or other outages or disruptions of our services, including scheduled or unscheduled downtime, which could harm our brand and reputation and negatively impact our revenue and results of operations.
As we grow our business, we expect to continue to invest in technology services, hardware and software, including data centers, network services, storage and database technologies. Creating the appropriate support for our technology platform, including large-scale serving infrastructure and big data transmission, storage and computation infrastructure, is expensive and complex, and our execution could result in inefficiencies or operational failures and increased vulnerability to cyber-attacks or breaches, which, in turn, could diminish the quality of our services and our performance for our digital properties and our advertisers. Cyber-attacks could include denial-of-service attacks impacting service availability (including the ability to deliver ads) and reliability; the exploitation of software vulnerabilities in Internet facing applications; phishing attacks or social engineering of system administrators (tricking company employees into releasing control of their systems to a hacker); or the introduction of computer viruses, ransomware or malware into our systems with a view to steal confidential or proprietary data. Cyber-attacks of increasing sophistication may be difficult to detect and could result in the theft of our intellectual property and our data or our digital properties’ or advertisers’ data. In addition, we are vulnerable to unintentional errors as well as malicious actions by persons with authorized access to our systems that exceed the scope of their access rights, or unintentionally or intentionally alter parameters or otherwise interfere with the intended operations of our platform.
A hack into our system or a technology glitch may cause a catastrophic effect where a large number of digital properties will stop using our service in a short period of time. While we take measures to protect the security of the systems and information used in the operation of our business, and to implement certain privacy protections with respect to such information, such measures may not always be effective. The steps we take to increase the reliability, integrity and security of our systems as they scale may be expensive and may not prevent system failures, unintended vulnerabilities or other cybersecurity incidents, including those resulting from the increasing number of persons with access to our systems, complex interactions within our technology platform and the increasing number of connections with third party partners and vendors’ technology. Furthermore, because the methods of cyber-attack and deception change frequently, are increasingly complex and sophisticated, and can originate from a wide variety of sources, including nation-state actors, despite our reasonable efforts to ensure the integrity of our systems, we may not be able to anticipate, detect, appropriately react and respond to, or implement effective preventative measures against, all cybersecurity incidents. In addition to our own systems, we use third-party vendors to store, transmit and otherwise process certain of our confidential or proprietary data on our behalf. Due to applicable laws and regulations or contractual obligations, we may be held responsible for any cybersecurity incident attributed to our service providers as they relate to the information we share with them. Although we contractually require these service providers to implement and use reasonable security measures, we cannot control third parties and cannot guarantee a security breach will not occur in their systems.
We may be required to expend significant capital and other resources to protect against, respond to, and recover from any potential, attempted, or existing cybersecurity incidents. As cybersecurity incidents continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities. In addition, our remediation efforts may not be successful. The inability to implement, maintain and upgrade adequate safeguards could have a material adverse effect on our results of operations, financial condition and cash flow. Operational errors or failures or successful cyber-attacks, media reports about such an incident, whether accurate or not, or our failure to make adequate or timely disclosures to the public or law enforcement agencies following any such event, whether due to delayed discovery or a failure to follow existing protocols, could result in damage to our reputation, loss of current and new digital properties or advertisers and other partners and clients, the disclosure of personal, confidential, sensitive or proprietary data, interruptions to our operations and distraction to our management, and significant legal, regulatory and financial liabilities and lost revenues, which could harm our business.
While we currently maintain cybersecurity insurance, such insurance may not be sufficient in type or amount to cover us against claims related to breaches, failures or other cybersecurity-related incidents, and we cannot be certain that cyber insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our results of operations, financial condition and cash flows.

Defects, errors or failures in our technology platform, including our software and systems, could adversely affect our business, operating results and growth prospects.
We depend upon the sustained and uninterrupted performance of our technology platform to operate fundamental aspects of our business. If our technology platform cannot scale to meet demand, or if there are defects or errors in our execution of any of these functions on our platform, then our business could be harmed. Our software and systems are complex and may contain defects or errors, or may experience failures when implemented or when new functionality is released, as we may modify, enhance, upgrade and implement new software, systems, procedures and controls to reflect changes in our business, technological advancements and changing industry trends. Undetected errors and failures may occur, especially when new versions or updates are made. Despite testing by us, errors or bugs in our software have in the past, and may in the future, not be found until the software is in our live operating environment. Any defects, errors, failures or other similar performance problems or disruptions in our software or systems could materially and adversely affect our business, financial condition and results of operations. Defects, errors, failures or other similar performance problems or disruptions, whether in connection with day-to-day operations or otherwise, could damage our clients’ businesses and result in negative publicity, damage to our brand and reputation, loss of or delay in market acceptance of our solutions, increased costs or loss of revenue, loss of competitive position or claims by advertisers for losses sustained by them. In such an event, we may be required or choose to expend additional resources to help mitigate any problems resulting from defects, errors or failures in our software or systems. Alleviating problems resulting from defects, errors or failures in our software or systems could require significant expenditures of capital and other resources and could cause interruptions, delays or the cessation of our business, any of which would adversely impact our financial position, results of operations and growth prospects. In addition, if we experience any defects, errors, failures or other performance problems, our partners could seek to terminate or elect not to renew their contracts, delay or withhold payment or make claims against us. Any of these actions could result in liability, lost business, increased insurance costs, difficulty in collecting accounts receivable, costly litigation or adverse publicity, which could materially and adversely affect our business, financial condition and results of operations. Additionally, our software utilizes open-source software and any defects or errors in such open-source software could materially and adversely affect our business, financial condition and results of operations.
We rely on third-party service providers for many aspects of our business, and any disruption of service experienced by such third-party service providers or our failure to manage and maintain existing relationships or identify other high-quality, third-party service providers could harm our business, results of operations and growth prospects.
We rely on a variety of third-party service providers in connection with the operation of our solutions. Any performance issues, errors, bugs or defects in third-party software or services could result in errors, defects or a failure of our solutions, which could materially and adversely affect our business, financial condition and results of operations. Many of our third-party service providers attempt to impose limitations on their liability for such performance issues, errors, bugs or defects, and if enforceable, we may have additional liability to our clients or to other third parties that could harm our reputation and increase our operating costs. Additionally, in the future, we might need to license other software or services to enhance our solutions and meet evolving client demands and requirements, which may not be available to us on commercially reasonable terms or at all. Any limitations in our ability to use or obtain third-party software or services could significantly increase our expenses and otherwise result in delays, a reduction in functionality or errors or failures of our solutions until equivalent technology or content is either developed by us or, if available, identified, obtained through purchase or licensed and integrated into our solutions, which could adversely affect our business. In addition, third-party software and services may expose us to increased risks, including risks associated with the integration of new technology, the diversion of resources from the development of our own proprietary technology and our inability to generate revenue from new technology sufficient to offset associated acquisition and maintenance costs, all of which may increase our expenses and materially and adversely affect our business, financial condition and results of operations. We will need to maintain our relationships with third-party service providers and obtain software and services from such providers that do not contain any errors or defects. Any failure to do so could adversely affect our ability to deliver effective solutions to our clients and adversely affect our business.

Risks Related to Being a Public Company
Our management team has limited experience managing a public company.
Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. As a public company, we are subject to significant obligations relating to reporting, procedures and internal controls, and our management team may not successfully or efficiently manage such obligations. These obligations and scrutiny will require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.
It is possible that our internal control over financial reporting is not effective because it cannot detect or prevent material errors at a reasonable level of assurance. Our past or future financial statements may not be accurate and we may not be able to timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the price of our ordinary shares.
As a private company, we had not been required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes Oxley Act, or Section 404. As a public company, we have significant requirements for enhanced financial reporting and internal controls. The process of designing, implementing, testing and maintaining effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing whether such controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting.
It is possible that our internal control over financial reporting is not effective because it cannot detect or prevent material errors at a reasonable level of assurance. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements and adversely affect our operating results. In addition, we will be required, pursuant to Section 404, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation and testing. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. In addition, pursuant to Section 404, we will be required to include in the annual reports that we file with the SEC an attestation report on our internal control over financial reporting issued by our independent registered public accounting firm.
Furthermore, as a public company, we may, during the course of our testing of our internal controls over financial reporting, or during the subsequent testing by our independent registered public accounting firm, identify deficiencies which would have to be remediated to satisfy the SEC rules for certification of our internal controls over financial reporting. As a consequence, we may have to disclose in periodic reports we file with the SEC significant deficiencies or material weaknesses in our system of internal controls. The existence of a material weakness would preclude management from concluding that our internal controls over financial reporting are effective, and would preclude our independent auditors from issuing an unqualified opinion that our internal controls over financial reporting are effective. In addition, disclosures of this type in our SEC reports could cause investors to lose confidence in the accuracy and completeness of our financial reporting and may negatively affect the trading price of our ordinary shares, and we could be subject to sanctions or investigations by regulatory authorities. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our disclosure controls and procedures or internal controls over financial reporting, it could negatively impact our business, results of operations and reputation.

We are a foreign private issuer and, as a result, we are not subject to U.S. proxy rules and are subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.
Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, although we are subject to Israeli laws and regulations with regard to certain of these matters and intend to furnish comparable quarterly information on Form 6-K. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.
We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.
As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2022. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.
As we are a “foreign private issuer” and follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.
As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of Nasdaq, provided that we disclose the requirements we are not following and describe the home country practices we are following. We rely on this “foreign private issuer exemption” with respect to Nasdaq rules for shareholder meetings quorums and rules requiring shareholder approval. We may in the future elect to follow home country practices with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.
We incur increased costs as a result of operating as a public company, and our management is required to devote substantial time to new compliance initiatives and corporate governance practices.
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and could also make it more difficult for us to attract and retain qualified members of our board.
We continue to evaluate these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.
We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which requires management to certify financial and other information in our annual reports and provide an annual management report on the effectiveness of control over financial reporting. Though we are required to disclose material changes in internal control over financial reporting on an annual basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. To achieve compliance with Section 404 within the prescribed period, we are engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting.
We currently have limited accounting personnel and we have begun the process of evaluating the adequacy of our accounting personnel staffing level and other matters related to our internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. As a result, the market price of our ordinary shares could be negatively affected, and we could become subject to litigation including shareholder suits or investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.
Risks Related to Our Ordinary Shares
Our share price may be volatile, and you may lose all or part of your investment.
The market price of our ordinary shares could be highly volatile and may fluctuate substantially as a result of many factors, including:
•	actual or anticipated fluctuations in our results of operations;
•	variance in our financial performance from the expectations of market analysts or others;
•	announcements by us or our competitors of significant business developments, changes in significant customers, acquisitions or expansion plans;
•	our involvement in litigation;
•	our sale of ordinary shares or other securities in the future;
•	market conditions in our industry;
•	changes in key personnel;
•	the trading volume of our ordinary shares;
•	changes in the estimation of the future size and growth rate of our markets; and
•	general economic and market conditions.
In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of our ordinary shares, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation we could incur substantial costs and our management’s attention and resources could be diverted.
An active trading market for our ordinary shares may not be sustained to provide adequate liquidity.
An active trading market may not be sustained for our ordinary shares. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling ordinary shares and may impair our ability to acquire other companies by using our shares as consideration.
The market price of our ordinary shares could be negatively affected by future issuances or sales of our ordinary shares.
As of June 30, 2021, we have 210,891,354 ordinary shares outstanding. Subsequent to June 30, 2021, we will issue additional ordinary shares in connection with the Connexity Acquisition. Sales by us or our shareholders of a substantial number of ordinary shares, the issuance of ordinary shares as consideration for acquisitions, or the perception that these sales might occur, could cause the market price of our ordinary shares to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities.
As of June 30, 2021, we had 31,932,902 shares available for future grant under our share option plans and 70,279,619 ordinary shares that were subject to share options and restricted share units. Of this amount, 34,259,127 are vested and/or exercisable.
We do not expect to pay any dividends in the foreseeable future.
We have never declared or paid any dividends on our ordinary shares. We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business.
Our board of directors has sole discretion over whether to pay dividends. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant. In addition, the Israel Companies Law imposes restrictions on our ability to declare and pay dividends. Payment of dividends may also be subject to Israeli withholding taxes.
If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.
The trading market for our ordinary shares is and will be influenced by the research and reports that industry or securities analysts publish about us or our business. If no or few securities or industry analysts commence coverage of us, the trading price for our ordinary shares would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our results of operations fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.
Future resales of Taboola Ordinary Shares and/or Taboola Warrants may cause the market price of such securities to drop significantly, even if its business is doing well.
If any of Taboola’s large shareholders or members of its management were to sell substantial amounts of Taboola Ordinary Shares and/or Taboola Warrants in the public markets, or the market perceives that such sales may occur, this could have the effect of increasing the volatility in, and put significant downward pressure on, the trading price of Taboola Ordinary Shares and/or Taboola Warrants. Any such volatility or decrease in the trading price of Taboola Ordinary Shares and/or Taboola Warrants could also adversely affect Taboola’s ability to raise capital through an issue of equity securities in the future.

Taboola may issue additional Taboola Ordinary Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Taboola Ordinary Shares.
Taboola may issue additional Taboola Ordinary Shares or other equity securities in the future in connection with, among other things, future capital raising and transactions and future acquisitions, without your approval in many circumstances. Taboola’s issuance of additional Taboola Ordinary Shares or other equity securities would have the following effects:
•	Taboola’s existing shareholders’ proportionate ownership interest in Taboola may decrease;
•	the amount of cash available per share, including for payment of dividends in the future, may decrease;
•	the relative voting strength of each previously outstanding Taboola Ordinary Share may be diminished; and
•	the trading price of Taboola Ordinary Shares may decline.
Risks Related to the Warrants
Taboola may redeem your unexpired Taboola Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Taboola Warrants worth less.
Under the terms of the public Warrants, Taboola may exercise the redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Taboola Warrants could force holders (i) to exercise the Taboola Warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the Taboola Warrants at the then-current market price when the holder might otherwise wish to hold its Taboola Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Taboola Warrants are called for redemption, is likely to be substantially less than the market value of the Taboola Warrants. The Taboola Warrants exchanged for ION Warrants that were issued in a private placement are not expected to be redeemable by Taboola so long as they are held by the Sponsors or their permitted transferees.
There can be no assurance that Taboola Warrants received by holders of ION Warrants in the Business Combination will be in the money at the time they become exercisable or otherwise, and they may expire worthless.
The exercise price of the Taboola Warrants issued in exchange for the outstanding ION Warrants is $11.50 per Class A Ordinary Share. There can be no assurance that the Taboola Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Taboola Warrants may expire worthless.
Risks Relating to Our Incorporation and Location in Israel
Conditions in Israel could adversely affect our business.
We are incorporated under the laws of the State of Israel, and our principal research and development facilities, including our major data centers, are located in Israel. Accordingly, political, economic and military conditions in Israel directly affect our business. Since the State of Israel was established in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. In the event that our facilities are damaged as a result of hostile action or hostilities otherwise disrupt the ongoing operation of its facilities, our ability to deliver products to advertisers could be materially adversely affected.
Several countries, principally in the Middle East, still restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel or political instability in the region continues or increases. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or significant downturn in the economic or financial condition of Israel, could adversely affect our operations and product development, and could cause our sales to decrease.
In addition, many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, particularly if such call-ups include the call-up of members of our management. Such disruption could materially adversely affect our business, financial condition and results of operations.

Investors’ rights and responsibilities as our shareholders will be governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of non-Israeli companies.
We were incorporated under Israeli law and the rights and responsibilities of our shareholders are governed by our articles of association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders of U.S. and other non-Israeli corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to the company’s articles of association, an increase of the company’s authorized share capital, a merger of the company and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of an office holder in the company has a duty to act in fairness towards the company. These provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.
Provisions of Israeli law and our amended and restated articles of association may delay, prevent or make undesirable an acquisition of all or a significant portion of our shares or assets.
Provisions of Israeli law and our amended and restated articles of association could have the effect of delaying or preventing a change in control and may make it more difficult for a third-party to acquire us or our shareholders to elect different individuals to our board of directors, even if doing so would be considered to be beneficial by some of our shareholders, and may limit the price that investors may be willing to pay in the future for our ordinary shares. Among other things:
•	Israeli corporate law regulates mergers and requires that a tender offer be effected when more than a specified percentage of shares in a company are purchased;
•
Israeli corporate law requires special approvals for certain transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions;

•	Israeli corporate law does not provide for shareholder action by written consent for public companies, thereby requiring all shareholder actions to be taken at a general meeting of shareholders;
•	our amended and restated articles of association divide our directors into three classes, each of which is elected once every three years;
•
our amended and restated articles of association generally require a vote of the holders of a majority of our outstanding ordinary shares entitled to vote present and voting on the matter at a general meeting of shareholders (referred to as simple majority), and the amendment of a limited number of provisions, such as the provision empowering our board of directors to determine the size of the board, the provision dividing our directors into three classes, the provision that sets forth the procedures and the requirements that must be met in order for a shareholder to require the Company to include a matter on the agenda for a general meeting of the shareholders and the provisions relating to the election and removal of members of our board of directors and empowering our board of directors to fill vacancies on the board, require a vote of the holders of 65% of our outstanding ordinary shares entitled to vote at a general meeting;

•
our amended and restated articles of association do not permit a director to be removed except by a vote of the holders of at least 65% of our outstanding shares entitled to vote at a general meeting of shareholders; and

•	our amended and restated articles of association provide that director vacancies may be filled by our board of directors.
Further, Israeli tax considerations may make potential transactions undesirable to us or some of our shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including, a holding period of two years from the date of the transaction during which certain sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred.
Our amended and restated articles of association provide that unless the Company consents otherwise, the competent courts of Tel Aviv, Israel shall be the sole and exclusive forum for substantially all disputes between the Company and its shareholders under the Companies Law and the Israeli Securities Law, which could limit its shareholders ability to brings claims and proceedings against, as well as obtain favorable judicial forum for disputes with the Company, its directors, officers and other employees.
Unless we agree otherwise, the competent courts of Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law. Such exclusive forum provision in our amended and restated articles of association will not relieve the Company of its duties to comply with federal securities laws and the rules and regulations thereunder, and shareholders of the Company will not be deemed to have waived the Company’s compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholders’ ability to bring a claim in a judicial forum of its choosing for disputes with the Company or its directors or other employees which may discourage lawsuits against the Company, its directors, officers and employees. The foregoing exclusive forum provision is intended to apply to claims arising under Israeli Law and would not apply to claims for which the federal courts of the United States would have exclusive jurisdiction, whether by law or pursuant to our amended and restated articles of association, including claims under the Securities Act for which there is a separate exclusive forum provision in our amended and restated articles of association. See “—Our amended and restated articles of association provide that unless we consent to an alternate forum, the federal district courts of the United States shall be the exclusive forum of resolution of any claims arising under the Securities Act which may impose additional litigation costs on our shareholders.”
General Risks
Fluctuations in the exchange rates of foreign currencies could result in currency transaction losses that negatively impact our financial results.
We currently have sales denominated in currencies other than the US dollar. In addition, we incur a portion of our operating expenses in British pounds, Euro, Israeli shekels, Turkish lira, Japanese Yen and Thai baht, among others. Any fluctuation in the exchange rates of these foreign currencies could negatively impact our business, financial condition and results of operations. We have not previously engaged in foreign currency hedging. If we decide to hedge our foreign currency exposure, we may not be able to hedge effectively due to lack of experience, unreasonable costs or illiquid markets. In addition, those activities may be limited in the protection they provide us from foreign currency fluctuations and can themselves result in losses.
Economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition and results of operations.
Our business depends on the overall demand for advertising and on the economic health of our current and prospective advertisers. Economic downturns or instability in political or market conditions may cause current or new advertisers to reduce their advertising budgets. Adverse economic conditions and general uncertainty about economic recovery are likely to affect our business prospects. This could expose us to increased credit risk on advertiser insertion orders, which, in turn, could negatively impact our business, financial condition and results of operations. In addition, continued geopolitical turmoil in many parts of the world have, and may continue to, put pressure on global economic conditions, which could lead to reduced spending on advertising.
We may require additional capital to support growth, and such capital might not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.
We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features or enhance our platform, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in public or private equity, equity-linked or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our existing stockholders. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, including the ability to pay dividends. This may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and respond to business challenges could be significantly impaired, and our business could be adversely affected.
We are exposed to the risk of natural disasters, political events, war, terrorism and pandemics, each of which could disrupt our business and adversely affect our results of operations.
Events beyond our control could have an adverse effect on our business, financial condition, results of operations and cash flows. Disruption to our platform resulting from natural disasters, political events, war, terrorism, pandemics or other reasons could impair our ability to continue to provide uninterrupted platform service to our advertisers and digital properties. Similarly, disruptions in the operations of our key third-parties, such as data centers, servers or other technology providers, could have a material adverse effect on our business.
While we have disaster recovery arrangements in place, they have not been tested under actual disasters or similar events and may not effectively permit us to continue to provide our platform. If any of these events were to occur to our business, our business, results of operations, or financial condition could be adversely affected.
Expansion of current and new partners and clients in our existing international markets is important to our long-term success, and our limited experience in operating our business in certain locations increases the risk that our international operations will not be successful.
As of December 31, 2020, we have offices in Israel, the United States, the United Kingdom, Brazil, Turkey, Thailand, India, Japan, China, South Korea, Australia, Mexico, Germany, Spain and France. Expansion into new international markets requires additional management attention and resources in order to tailor our solutions to the unique aspects of each country. In addition, we face the following additional risks associated with our expansion into international locations:
•	challenges caused by distance, language and cultural differences;
•	longer payment cycles in some countries;
•	credit risk and higher levels of payment fraud;
•
compliance with applicable foreign laws and regulations, including laws and regulations with respect to privacy, consumer protection, spam and content, and the risk of penalties to our users and individual members of management if our practices are deemed to be out of compliance;

•	unique or different market dynamics or business practices;
•	currency exchange rate fluctuations;
•	foreign exchange controls;
•	political and economic instability and export restrictions;
•	potentially adverse tax consequences; and
•	higher costs associated with doing business internationally.
These risks could harm our international expansion efforts, which could have a materially adverse effect on our business, financial condition or results of operations.

USE OF PROCEEDS
All of the ordinary shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.
We will receive up to an aggregate of approximately $82,512,500 from the exercise of the warrants, assuming the exercise in full of all such warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the warrants.
There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

MARKET PRICE OF OUR SECURITIES
Our ordinary shares and warrants began trading on The Nasdaq Global Market (“Nasdaq”) under the symbols “TBLA” and “TBLAW,” respectively, on June 30, 2021. ION’s Class A ordinary shares, warrants, and units were previously listed on the NYSE under the symbols “ION,” “ION.WS,”and “ION.U,” respectively. ION’s Class A Ordinary Shares, warrants, and units each commenced separate public trading on June 30, 2021. ION’s units automatically separated into the component securities upon consummation of the Business Combination and, as a result, no longer trade as a separate security. Prior the Closing, each unit of ION consisted of one Class A Ordinary Share and one-fifth of one public warrant of ION, whereby each public warrant entitled the holder to purchase Class A Ordinary Shares at an exercise price of $11.50 per Class A Ordinary Share. Upon the closing of the Business Combination, ION’s Class A Ordinary Shares were converted into our ordinary shares. On August 27, 2021, the closing sale prices of our ordinary shares and warrants were $8.75 and $2.06, respectively. As of June 30, 2021, there were approximately 170 holders of record of our ordinary shares and 3 holders of record of our warrants. Such numbers do not include beneficial owners holding our securities through nominee names.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma combined financial information present the combination of the financial information of ION, Connexity and Taboola, adjusted to give effect to the Business Combination and consummation of the Transactions, the completion of the PIPE transactions and the Connexity Acquisition. The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
ION Acquisition Corp. 1 Ltd. (“ION”) was a blank check company formed under the laws of the Cayman Islands. ION was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. As of December 31, 2020, there was $259 million held in the Trust Account.
Connexity was founded in 1996 and is one of the largest independent e-Commerce media platforms in the open web, serving over 1,600 direct merchants, and 6,000 publishers. Connexity is headquartered in Santa Monica, California.
Taboola.com Ltd. (“Taboola”) was incorporated in the state of Israel on September 3, 2006. Taboola is a technology company that powers recommendations across the Open Web with an artificial intelligence-based, algorithmic engine developed over the thirteen years since the company’s founding. Taboola is headquartered in New York City.
The following unaudited pro forma combined balance sheet as of December 31, 2020 assumes that the Transactions and the Connexity Acquisition occurred on December 31, 2020. The unaudited pro forma combined statement of operations for the year ended December 31, 2020 present pro forma effect to the Transactions and the Connexity Acquisition as if they had been completed on January 1, 2020.
The unaudited pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transactions and the Connexity Acquisition occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
This information should be read together with ION’s, Connexity’s and Taboola’s audited financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this registration statement/prospectus.
The ION Business Combination will be accounted for as a recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. It has been determined that Taboola was the accounting acquirer based on evaluation of the following facts and circumstances:
•	Taboola's existing shareholders will have the greatest voting interest in the combined entity.
•	Taboola's directors will represent the majority of the board of directors of the combined company following the consummation of the Business Combination;
•	Taboola’s senior management will be the senior management of the combined company following the consummation of the Business Combination;
•	Taboola is the larger entity based on historical operating activity and has the larger employee base.
•
The Subscription Agreements related to the PIPE, which were executed concurrently with and following the Merger Agreement, resulted in the issuance of Taboola Ordinary Shares, leading to an increase in share premium.

The Connexity Acquisition will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”), which requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair values, with any excess of the purchase price over the estimated fair values of the identifiable net assets acquired recorded as goodwill. The Connexity Acquisition has not yet closed. The valuation of the acquired assets as a result of the Connexity Acquisition presented herein is preliminary and subject to change. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Taboola believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information. As part of the preparation of these unaudited pro forma combined financial statements, certain reclassifications were made to align Connexity’s and Taboola’s financial statement presentation. Upon completion of the Connexity Acquisition, management is performing a comprehensive review of Connexity’s and Taboola’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the combined company following consummation of the Business Combination.
Description of the Transactions
On January 25, 2021, Taboola entered into the Merger Agreement with ION and Merger Sub. Pursuant to the Merger Agreement, Merger Sub will merge with and into ION, with ION surviving the merger. As a result of the Business Combination, and upon consummation of the Transactions, ION will become a wholly owned subsidiary of Taboola, with the securityholders of ION becoming securityholders of Taboola.
Merger Consideration
The pro forma equity valuation of the combined company upon consummation of the Transactions is estimated to approximate $2.6 billion. Upon consummation of the Transactions, the securityholders of Taboola owned approximately 71% of the issued and outstanding (not on a fully-diluted basis) Taboola Ordinary Shares and the securityholders of ION and certain accredited investors purchasing PIPE Shares and Secondary Shares owned the remaining Taboola Ordinary Shares.
Pursuant to the Merger Agreement, immediately prior to at the effective time of the Business Combination (the “Effective Time”), (i) each preferred share, with no par value, of Taboola (each, a “Taboola Preferred Share”) was converted into ordinary shares, with no par value, of Taboola (each, a “Taboola Ordinary Share”) in accordance with Taboola’s organizational documents and (ii) immediately following such conversion but prior to the Effective Time, Taboola effected a stock split of each Taboola Ordinary Share into such number of Taboola Ordinary Shares calculated in accordance with the terms of the Merger Agreement such that each Taboola Ordinary Share will have a value of $10.00 per share after giving effect to such stock split (the “Stock Split” and, together with the conversion of Taboola Preferred Shares, the “Capital Restructuring”).
Pursuant to the Merger Agreement, immediately prior to the Effective Time, each (i) Class B ordinary share, par value $0.0001 per share, of ION (“Class B Ordinary Shares”) was automatically converted into one (1) Class A ordinary share, par value $0.0001 per share, of ION (“Class A Ordinary Shares”) in accordance with the terms of ION’s organizational documents and, after giving effect to such automatic conversion, at the Effective Time and as a result of the Business Combination, each issued and outstanding Class A Ordinary Share was no longer outstanding and was automatically converted into the right of the holder thereof to receive one Taboola Ordinary Share after giving effect to the Capital Restructuring and (ii) issued and outstanding ION Warrants sold to the public and to ION’s sponsors in a private placement in connection with ION’s initial public offering (“ION Warrants”) were automatically and irrevocably assumed by Taboola and converted into a corresponding warrant for Taboola Ordinary Shares (“Taboola Warrants”) exercisable for Taboola Ordinary Shares. Immediately prior to the Effective Time, the Class A Ordinary Shares and the public ION Warrants comprising each issued and outstanding ION unit, consisting of one (1) Class A Ordinary Share and one-fifth (1/5th) of one (1) public ION Warrant, will be automatically separated and the holder thereof will be deemed to hold one (1) Class A Ordinary Share and one-fifth (1/5th) of one (1) public ION Warrant. No fractional public ION Warrants were issued in connection with such separation such that if a holder of such ION Units would be entitled to receive a fractional public ION Warrant upon such separation, the number of public ION Warrants to be issued to such holder upon such separation was rounded down to the nearest whole number of public ION Warrants.
Concurrently with and following the execution of the Merger Agreement, Taboola and certain accredited investors (“PIPE Investors”) entered into a series of subscription agreements (“Subscription Agreements”), providing for the purchase by the PIPE Investors at the Effective Time of an aggregate of 13,500,000 Taboola Ordinary Shares (“PIPE Shares”) at a price per share of $10.00 (assuming the Stock Split has been effected), for gross proceeds to Taboola of $135,000,000 (collectively, the “PIPE”). The closing of the PIPE is conditioned upon the consummation of the Transactions.
Concurrently with and following the execution of the Merger Agreement, Taboola and certain accredited investors (the “Secondary Investors”) entered into share purchase agreements with certain shareholders of Taboola (the “Secondary Share Purchase Agreements”) pursuant which the Secondary Investors committed to purchase Taboola Ordinary Shares from certain shareholders of Taboola, and, under certain circumstances, from Taboola, an aggregate of up to 15,120,000 Taboola Ordinary Shares (the “Secondary Shares”) at a price per share of $10.00 (assuming the Stock Split has been effected), for gross proceeds of up to $151,200,000 (the “Secondary Purchases”).
The following represents the aggregate merger consideration issued (excluding the Secondary Shares) by Taboola:
	Purchase price	Shares Issued
	(in thousands, other than share amounts)(1)
Share Consideration to ION	$240,069	30,471,516
PIPE	$135,000	13,500,000
(1)	The value of Taboola Ordinary Shares is reflected at $10 per share, assuming the consummation of the expected Stock Split.
The following summarizes the unaudited pro forma Taboola Ordinary Shares issued and outstanding (not on a fully-diluted basis), assuming no Warrants have been exercised and assuming the Minimum Cash Condition has not been waived:
Ownership
	Shares	%
Total Taboola
ION Shareholders	30,471,516	14.73%
Existing Taboola Shareholders(1)	147,709,201	71.43%
PIPE(2)	28,620,000	13.84%
Total Taboola Ordinary Shares Outstanding at Closing	206,800,717
(1)
Calculated as of December 31, 2020 on the basis of 162,829,201 Taboola Ordinary Shares outstanding after giving effect to the Stock Split assuming a forward stock split ratio of 1: 2.700701493 and calculated in the manner set forth in “-Beneficial Ownership of Securities” below other than with respect to the date of such calculation, less the amount of 15,120,000 Taboola Ordinary Shares to be sold by Secondary Investors pursuant to the Secondary Purchase Agreements.

(2)
Calculated as the sum of 13,500,000 Taboola Ordinary Shares to be issued to PIPE Investors pursuant to the Subscription Agreements and 15,120,000 Taboola Ordinary Shares to be sold to Secondary Investors pursuant to the Secondary Purchase Agreements.

The unaudited pro forma combined financial information has been prepared to give effect to the redemption by ION shareholders of 1,872,234 shares of ION’s Class A Ordinary Shares.
Description of the Connexity Acquisition
On July 22, 2021, Taboola entered into a Stock Purchase Agreement (the “Purchase Agreement”) by and among Taboola, Inc., a wholly-owned subsidiary of Taboola (“Buyer”), Shop Management, LLC and, for certain specified sections of the Purchase Agreement, Taboola, pursuant to which Buyer agreed to acquire all of the issued and outstanding shares of Shop Holding Corporation (“Connexity”) for approximately $800.0 million, subject to customary purchase price adjustments for working capital, the payment of existing Connexity debt, expenses and the other terms and conditions such as the holdback and retention plans and other indebtedness described in the Purchase Agreement. Based on December 31st 2020 balance sheet figures, the customary purchase price adjustments includes the payment of approximately $65.6 million in existing Connexity debt, expenses and the other terms and conditions such as the holdback and retention plans of approximately $70.3 million and other indebtedness of approximately $27.4 million, as described in the Purchase Agreement. Approximately $488.0 million will be paid in cash, using approximately $188.0 million from cash on hands and $300.0 million from committed debt financing. Approximately

$148.7 million of the Purchase Price is to be paid pursuant to the issuance of Taboola Ordinary Shares. An additional $30.3 million in equity consideration will be issued and is subject to retention by Taboola pursuant to certain holdback arrangements entered into with current employees of Connexity, to be delivered to such employees in installments over three years following the closing of the Connexity Acquisition, subject to continued employment by such persons with Taboola and an additional $40.0 million is expected to be paid in future retention equity incentive awards. The total equity consideration to be issued is $219.0 million. Since the $30.3 million in holdback equity consideration and the $40.0 million in separate equity incentive awards are contingent upon future services, each is excluded from the purchase price. The exact number of Taboola Ordinary Shares to be issued as equity consideration will depend on the volume weighted average price of Taboola’s stock over the five business days ending three business days prior to the closing of the Connexity Acquisition.
The following unaudited pro forma combined financial statements give effect to the Connexity Acquisition, including (i) an assumed issuance of $300.0 million of committed debt financing and (ii) an assumed issuance of up to $148.7 million of Taboola Ordinary Shares (assumed to be 14,864,600 Taboola Ordinary Shares, using an assumed price of $10.00 per share).
The following unaudited pro forma combined balance sheet as of December 31, 2020 and the unaudited pro forma combined statement of operations for the year ended December 31, 2020 are based on the historical financial statements of ION, Connexity and Taboola. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2020

(dollars in thousands)
	As of December 31, 2020
	ION (Historical)	Taboola (Historical)	ION Pro Forma Transaction accounting adjustments	Total		Connexity (Historical)	Connexity Pro Forma Transaction accounting adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,077	$242,811	$334,390	$578,278	(A)	$24,297	($300,792)	(CX6)	$301,783
Short term deposits	—	—	—	—		—	—		—
Restricted deposits	—	3,664	—	3,664		—	—		3,664
Trade receivable, net	—	158,050	—	158,050		69,680	—		227,730
Prepaid expenses and other current assets	311	21,609	—	21,920		1,567	—		23,487
Cash and marketable securities held in trust account	258,795	—	(258,795)	—	(B)	—	—		—
Other current assets - discontinued operations	—	—	—	—		197	—		197
Total current assets	260,183	426,134	75,595	761,912		95,741	(300,792)		556,861
Non-current assets:
Long-term prepaid expenses	—	5,289	(2,096)	3,193	(E)	—	—		3,193
Restricted deposits	—	3,300	—	3,300		—	—		3,300
Deferred tax assets	—	1,382	—	1,382		9,222	—		10,604
Right of use assets	—	68,058	—	68,058		—	7,553	(CX17)	75,611
Property and equipment, net	—	52,894	—	52,894		7,373	(5,499)	(CX5)	54,768
Intangible assets, net	—	3,905	—	3,905		24,921	157,219	(CX5)	186,045
Goodwill	—	19,206	—	19,206		31,344	540,116	(CX5)	590,666
Other assets - continuing operations	—	—	—	—		198	—		198
Other assets - discontinued operations	—	—	—	—		6	—		6
Total assets	$260,183	$580,168	$73,499	$913,850		$168,805	$398,597		$1,481,252
LIABILITIES
Current liabilities:
Trade payables	—	$189,352	—	$189,352		$71,482	—		$260,834
Lease liability	—	15,746	—	15,746		—	3,996	(CX17)	19,742
Accrued expenses and other current liabilities	655	95,135	(2,096)	93,694	(E)	13,905	(9,298)	(CX5)	98,301
Accrued offering cost	97	—	—	97		—	—		97
Advance from related party	—	—	—	—		—	—		—
Promissory note-related party	—	—	—	—		—	—		—
Customer deposits	—	—	—	—		548	—		548
Current portion of term loan, net of discount	—	—	—	—		8,107	(8,107)	(CX3)	—
Deferred consideration	—	—	—	—		8,553	(8,553)	(CX1)	—
Current portion of Taboola loan	—	—	—	—		—	3,000		3,000
Other current liabilities - discontinued operations	—	—	—	—		1,017	—		1,017
Total current liabilities	752	300,233	(2,096)	298,889		103,612	(18,962)		383,539
Warrants liability	52,506	—	—	52,506		—	—		52,506
Deferred tax liabilities	—	45	—	45		4,650	39,064		43,759
Lease liability	—	63,044	—	63,044		—	3,709	(CX17)	66,753
Taboola loan	—	—	—	—		—	285,780	(CX4)	285,780
Term loan, net of discount	—	—	—	—		57,534	(57,534)	(CX3)	—
Other current liabilities - continued operations	—	—	—	—		903	—		903
Total long-term liabilities	52,506	63,089	—	115,595		63,087	271,019		449,701

	As of December 31, 2020
	ION (Historical)	Taboola (Historical)	ION Pro Forma Transaction accounting adjustments	Total		Connexity (Historical)	Connexity Pro Forma Transaction accounting adjustments		Pro Forma Combined
Convertible preferred shares	—	170,206	(170,206)	—	(F)	—	—		—
Class A Ordinary shares subject to possible redemption	201,925	—	(201,925)	—	(G)	—	—		—
Shareholders’ Equity									—
Ordinary shares	1	—	(1)	—		—	—		—
Additional paid-in capital	25,942	78,137	430,890	534,969	(I)	91,420	57,226	(CX7)	683,615
Accumulated other comprehensive loss- foreign currency translation adjustment	—	—	—	—		3,673	(3,673)		—
Accumulated deficit	(20,943)	(31,497)	16,837	(35,603)	(J)	(92,987)	92,987		(35,603)
Total shareholders’ equity	5,000	46,640	447,726	499,366		2,106	146,540		648,012
Total Liabilities, Convertible Preferred Shares And Shareholders’ Equity	$260,183	$580,168	$73,499	$913,850		$168,805	$398,597		$1,481,252

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 2020

(Dollars in thousands)
	For the year ended December 31, 2020
	Taboola (Historical)	ION (Historical)	ION Pro Forma Adjustments	Total		Connexity (Historical)	Connexity Pro Forma Adjustments		Pro Forma Combined
Revenues	$ 1,188,893	$—	$—	$ 1,188,893		$ 163,370			$ 1,352,263
Cost of revenues:
Traffic acquisition cost	806,541	—	—	806,541		94,048			900,589
Other cost of revenues	62,855	—	—	62,855			27,530	(CX10) (CX14) (CX16)	90,385
Total cost of revenues	869,396	—	—	869,396					990,974
Gross profit	319,497	—	—	319,497					361,289

Data acquisition costs						260	(260)	(CX16)	—
Other direct variable costs						3,293	(3,293)	(CX16)	—
Operating expenses						34,180	(34,180)	(CX16)	—
Depreciation expenses						4,471	(4,471)	(CX16)	—
Amortization of intangible assets						4,930	(4,930)	(CX16)	—
Total cost of revenues and operation expenses						141,182			—

Operating expenses:								(CX14) (CX16)
Research and development expenses	99,423	—	—	99,423			10,331		109,754
Sales and marketing expenses	133,741	—	—	133,741			35,658	(CX10)	169,399
General and administrative expenses	60,140	757	4,106	65,003	(E)		28,672	(CX11)	93,675
Total Operating expenses	293,304	757	4,106	298,167		—			372,828

Operating income (loss) before finance expenses	26,193	(757)	(4,106)	21,330		22,188	(55,057)		(11,539)
Other income (loss), net	—	(20,231)	—	(20,231)		(357)	(63)	(CX16)	(20,651)
Finance expenses, net	(2,753)	45	(45)	(2,753)	(L)	(5,869)	(11,985)	(CX12) (CX13)	(20,607)
Income (loss) before income taxes	23,440	(20,943)	(4,151)	(1,654)		15,962			(52,797)
Provision for income taxes	14,947	—	—	14,947		(8,560)	8,468	(CX15)	14,855
Net income (loss)	8,493	(20,943)	(4,151)	(16,601)	(K)	24,522			(67,652)
Discontinued Operations, net of tax	—	—	—	—		(12,697)			(12,697)
Net income (loss)	$8,493	$(20,943)	$(4,151)	$(16,601)		$11,825			$(80,349)

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
1.	Basis of Presentation
The unaudited pro forma combined financial information has been prepared to illustrate the effect of the Transactions as well as the consummation of the PIPE and the Connexity Acquisition and has been prepared for informational purposes only.
The historical consolidated financial statements of Taboola and the historical financial statements of ION and Connexity have been adjusted in the pro forma combined financial information to give effect to pro forma events that are (1) directly attributable to the Transactions as well as the consummation of the PIPE and Connexity Acquisition, (2) factually supportable and (3) with respect to the pro forma combined statement of income (loss), expected to have a continuing impact on the combined results following the Transactions as well as the consummation of the PIPE and the Connexity Acquisition. The adjustments presented in the unaudited pro forma combined financial information are based on currently available information and certain information that the management of Taboola believes is reasonable under the circumstances. The unaudited pro forma adjustments may be revised as additional information becomes available.
Taboola and ION did not have any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
With respect to the Connexity Acquisition no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma combined balance sheet as of December 31, 2020, assumes that the Transactions as well as the consummation of the PIPE and the Connexity Acquisition occurred on December 31, 2020. The unaudited pro forma combined statement of income (loss) for the year ended December 31, 2020 presents pro forma effect to the Transactions as well as the consummation of the PIPE and the Connexity Acquisition as if they had been completed on January 1, 2020.
The unaudited pro forma combined balance sheet as of December 31, 2020 has been prepared using, and should be read in conjunction with, the following:
•	ION’s audited balance sheet as of December 31, 2020 and the related notes included elsewhere in this registration statement/prospectus;
•	Taboola’s audited consolidated balance sheet as of December 31, 2020 and the related notes included elsewhere in this registration statement/prospectus; and
•	Connexity’s audited consolidated balance sheet as of December 31, 2020 and the related notes included elsewhere in this registration statement/prospectus.
The unaudited pro forma combined statement of income (loss) for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:
•	ION’s audited statement of income for the period from August 6, 2020 (inception) through December 31, 2020 and the related notes included elsewhere in this registration statement /prospectus;
•	Taboola’s audited consolidated statements of income (loss) for the year ended December 31, 2020 and the related notes, included elsewhere in this registration statement/prospectus; and
•	Connexity’s audited consolidated statements of income (loss) for the year ended December 31, 2020 and the related notes, included elsewhere in this registration statement/prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions.
The pro forma adjustments reflecting the consummation of the Transactions and the Connexity Acquisition are based on certain currently available information and certain assumptions and methodologies that Taboola believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Taboola believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.
In March 2021, the Company’s Board of Directors approved a grant of 1,637,651 restricted share units and 1,431,183 options to its employees, and also approved grants of 1,437,230 restricted share units and 1,437,230 options to certain senior executive officers which are subject to Shareholder’s approval. The restricted share units and options vest quarterly over a 4-year period, except for options and restricted share units granted to certain senior executives, which vest over a 4-year period starting from January 1, 2022. All of the RSUs and options are subject to the Company’s shares commencing public trading no later than September 30, 2021, failing which the grants will be forfeited. The Company’s management has recommended to the board of directors an additional grant of 1,687,185  restricted share and 911,033 options units to certain of its employees and an additional 2,874,459 restricted share units and 2,874,459 options for certain executive officers to be made immediately prior to the consummation of the merger. The restricted share units and options vest quarterly over a 4-year period, except for options and restricted share units granted to certain senior executive officers, which vest over a 4-year period starting from January 1, 2022.
In April 2021, the Company’s Board of Directors approved an additional grant of 278,164 restricted share units and 109,168 options to its employees. In addition, the Company’s management has recommended to the board of directors an additional grant of 242,461 restricted share units and 85,072 options to certain of its employees. The restricted share units and options vest quarterly over a 4-year period. All of the RSUs and options are subject to the Company’s shares commencing public trading no later than September 30, 2021, failing which the grants will be forfeited.
As of June 30, 2021 all awards that were subject to approval were approved by the Board of Directors.
The unaudited pro forma combined financial information set forth in this registration statement / prospectus does not reflect such grant or the potential vesting of such RSUs and options.
The unaudited pro forma combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions as well as the consummation of the PIPE and the Connexity Acquisition taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination Company. They should be read in conjunction with the historical financial statements and notes thereto of ION, Connexity and Taboola.
2.	Accounting Policies
As part of the preparation of these unaudited pro forma combined financial statements, certain reclassifications were made to align ION’s and Taboola’s financial statement presentation. Upon completion of the Transactions, management is performing a comprehensive review of ION’s and Taboola’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the combined company following consummation of the Business Combination. Based on its initial analysis, ION has identified the presentation differences, if any, that would have an impact on the unaudited pro forma combined financial information and recorded the necessary adjustments, if any.
As part of the preparation of these unaudited pro forma combined financial statements, certain reclassifications were made to align Connexity’s and Taboola’s financial statement presentation. Upon completion of the Connexity Acquisition, management is performing a comprehensive review of Connexity’s and Taboola’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the combined company following consummation of the Business Combination.
3.	Adjustments to Unaudited Pro Forma Combined Financial Information
The unaudited pro forma combined financial information has been prepared to illustrate the effect of the Transactions as well as the consummation of the PIPE and the Connexity Acquisition and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma combined financial information to give pro forma effect to events that are (1) directly attributable to the Transactions as well as the consummation of the PIPE and the Connexity Acquisition, (2) factually supportable, and (3) with respect to the statements of income (loss), expected to have a continuing impact on the results of the combined company following consummation of the Business Combination. ION and Taboola have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. Connexity and Taboola have not had any historical relationship prior to the Connexity Acquisition. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company following consummation of the Business Combination and other transactions filed consolidated income tax returns during the periods presented.
The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma combined statements of income (loss) are based upon the number of ION’s shares outstanding, that were converted into Taboola shares in the Business Combination, the conversion of each outstanding Taboola convertible preferred share into Taboola Ordinary Shares in accordance with Taboola’s organizational documents, assuming the Transactions occurred on January 1, 2020, as well as the assumed issuance of $148.7 million of Taboola Ordinary Shares (assumed to be 14,865 thousands shares of Taboola Ordinary Shares, using an assumed price of $10.0 per share).
Adjustments to Unaudited Pro Forma Combined Balance Sheets
The adjustments included in the unaudited pro forma combined balance sheets as of December 31, 2020 are as follows:
(A)	Represents pro forma adjustments to the cash balance to reflect the following:
	(in thousands)
Reclassification of Marketable securities held in Trust Account	$258,795	(B)
Redemption of ION Class A Ordinary shares	(18,726)	(C)
Proceeds from PIPE	135,000	(D)
Payment transaction costs	(40,679)	(E)
	$334,390	(A)
(B)	Reflects the reclassification of $258,795 thousands of cash and marketable securities held in the ION trust account that becomes available following the Business Combination.
(C)	Represents redemption of 1,872,234 shares of ION Class A ordinary shares, an aggregate of $18.7 million, at a redemption price of approximately $10.0 per share.
(D)	Reflects the proceeds of $135,000 thousands from the issuance and sale of 13,500,000 Taboola Ordinary Shares at $10.00 per share in a private placement pursuant to the Subscription Agreements.
(E)
Represents transaction costs of approximately $40.7 million incurred by Taboola and ION in consummating the transaction (out of which $2.1 million were recorded as accrued expenses). The transaction costs incurred by Taboola and ION are partly related to the issuance of New Taboola Warrants, based on the fair value of the warrants as of December 31, 2020; an amount equal to $36.6 million is attributed to the issuance of New Taboola shares, and was accordingly recognized as a decrease to additional paid-in capital; an amount equal to $4.1 million is attributed to the issuance of Taboola Warrants, and was accordingly recognized as accumulated deficit.

(F)	Reflects the conversion of 121,472,152 shares of Taboola convertible preferred shares into 121,472,152 Taboola Ordinary Shares.
(G)	Reflects the reclassification of $201,925 thousands related to Class A Ordinary Shares subject to possible redemption to permanent equity.
(H)	Represents the amount of the formation and operating costs recorded in ION Acquisition Corp as well as the revaluation of warrants and related transaction costs.
(CX1)
Reflects the amount of the deferred consideration already paid by Connexity during 2021 as part of Skimbit Ltd. (Skimlinks) acquisition. For additional information regarding the acquisition of Skimlinks by

Connexity in May 2020, see Note 4 to the December 31, 2020 Audited Consolidated Financial Statements of Shop Holding Corporation included elsewhere in this registration statement/prospectus.
(CX2)
Reflects the issuance of equity consideration of $219 million excluding the $40 million of future retention payments and $30.3 million of holdback not reflected in the purchase price, resulting in issuance of equity consideration of $148.7 million.

(CX3)
Represents early repayment of Connexity term loan in the amount of $65,641 thousands in connection with the Connexity Acquisition. Early repayment resulted in an additional finance expense equal to 3% of the balance (approximately 1,969 thousand).

(CX4)	Reflect the new debt of $289 million, net of issuance cost of $11 million incurred by Taboola to finance the acquisition of CNX, which bears an interest of LIBOR +4%.
(CX5)
The Company has performed a preliminary valuation analysis of the fair market value of Connexity's assets to be acquired and liabilities to be assumed. Using the total consideration for the acquisition, the Company has estimated the allocations to such assets and liabilities. The following table summarizes the allocation of the preliminary purchase price. Represents adjustments to the preliminary estimated fair values of the net assets acquired in the Connexity Acquisition as reflected below:

(in thousands)
Assets acquired	98,488
Intangible assets, net	182,140
Goodwill	571,460
Liabilities assumed	(149,747)
Connexity term loan	(65,641)
Total Consideration(1)	636,700
(1)
(in thousands)
Cash consideration, net of equity consideration(CX6)	488,054
Equity consideration	148,646
Total Consideration	636,700
This preliminary purchase price allocation has been used to prepare the transaction accounting adjustments in the pro forma balance sheet and income statement. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations as described in more detail in the explanatory notes below. The final allocation could differ materially from the preliminary allocation used in the transaction accounting adjustments. The final allocation may include (1) changes in the right of uses assets and lease liability (2) changes in allocations to intangible assets, such as trade names, technology and customer relationships, as well as goodwill; and (3) other changes to assets and liabilities
(CX6)	Represents pro forma adjustments to the cash balance to reflect the following:
	(in thousands)
Represents the payment of the deferred consideration payable by Connexity as part of Skimlinks acquisition	(8,553)	(CX1)
Taboola assumed loan to finance the Connexity acquisition	300,000	(CX4)
Payment of Connexity Term Loan	(65,641)
Payment of the Cash consideration of the Connexity Acquisition	(488,054)
Other indebtedness items	(27,324)
Taboola loan issuance cost	(11,220)	(CX4)
	$(300,792)	(CX6)

(CX7)	Represents pro forma adjustments to additional paid-in capital balance to reflect the following:
	(in thousands)
Issuance of Ordinary Shares as part of the Connexity Acquisition consideration assuming $10 per share	148,646	(CX2)
Reclassification of Connexity additional paid in capital	(91,420)	(CX8)
	$57,226	(CX7)
(CX8)	Represents pro forma adjustments to additional paid in capital balance of $91,420 of Connexity.
(CX9)	Represents pro forma adjustments to Accumulated other comprehensive loss- foreign currency translation adjustment balance to reflect the reclassification of $3,673 of Connexity expenses.
(I)	Represents pro forma adjustments to additional paid-in capital balance to reflect the following:
	(in thousands)
Payment of transaction fees	$(36,573)	(E)
Issuance of Taboola Ordinary Shares from PIPE	135,000	(D)
Conversion of Taboola preferred share to Taboola Ordinary Shares	170,206	(F)
Reclassification of Class A Ordinary Shares subject to redemption	201,925	(G)
Redemption of ION Class A Ordinary shares	(18,726)	(C)
Reclassification of Class A Ordinary Shares par value that are not subject to redemption	1
Reclassification of ION expenses	(20,943)	(H)
	$430,890	(I)
(J)	Represents pro forma adjustments to accumulated deficit balance to reflect the following:
	(in thousands)
Payment of transaction Cost	$(4,106)	(E)
Reclassification of ION expenses	20,943	(H)
	$16,837	(J)
Adjustments to Unaudited Pro Forma Combined Statements of Income (loss)
(K)	Represents pro forma adjustments to statement of income (loss) to reflect the following:
	(in thousands)
Elimination of interest earned on funds in ION Trust account	$(45)	(L)
Payment of transaction costs	(4,106)	(E)
	$(4,151)	(K)
(L)	Elimination of $45 thousand of interest earned on money in ION trust account based on pro forma assumption that the Transactions occurred on January 1, 2020.
(CX10)
Represents the amortization of the Identifiable Intangible Assets in the total amount of $182,140 thousands over periods of 3-5 years. Total amortization of $30,660 thousands are being recognized $6,279 thousands and $24,381 thousands in Cost of revenues and sales and marketing expenses, respectively.

The following table summarizes the estimated fair values of Connexity identifiable intangible assets and their estimated useful lives and uses a straight-line method of amortization:
	Estimated fair value (in thousands)	Estimated useful life in years	Annual 2020 amortization (in thousands)
Merchant/Network Affiliate Relationships	69,000	5	13,800
Publisher Relationships	43,783	5	8,757
Tradename	20,472	3	6,824
Technology	48,885	5	9,777
Total	182,140		39,158
Historical amortization expenses			(8,498)
Transaction accounting adjustment to amortization			30,660
(CX11)	Represents estimated transaction costs of $6,464 thousands of Taboola and Connexity comprises of Legal services, accounting and insurance expenses.
(CX12)
Represents estimated debt finance expenses using the effective interest rate, resulting in $14,927 thousands (interest and amortization of the issuance cost $13,500 and $1,427 thousands, respectively) for the first year as a result of the loan Taboola borrowed to finance the acquisition in the amount of $300,000 thousands.

(CX13)	Finance income related to Connexity legacy debt in the amount of $2,942 thousands related to reversal of the interest expenses of the loan offset by penalty of early repayment of the loan.
(CX14)
Represents the amortization of: (1) the retention arrangements in the approximate amount of $40 million in Taboola ordinary shares over 5 years (2) the holdback agreement in the amount of $30.3 million which is amortized over 3 years (3) the special bonus payment of $18.2 million. The total expenses in the unaudited proforma statement of income (loss) resulted in $36.3 million. The total allocation of those expenses is $9.1 million, $8.1 million, $7.3 million and $11.8 million in COR, R&D, S&M and G&A, respectively.

(CX15)	Reflect the additional tax expenses related to the deferred tax liability driven by the acquisition of the identified intangible assets.
(CX16)	To reflect the reclassification of the statement of income (loss) of Connexity to conform to the financial statement presentation of Taboola:
(in thousands)
Data acquisition costs	(260)
Other direct variable costs	(3,293)
Operating expenses	(34,180)
Depreciation expenses	(4,471)
Amortization of intangible assets	(4,930)
Other cost of revenues	19,383
Research and development expenses	6,596
Sales and marketing expenses	8,349
General and administrative expenses	12,743
Other income (loss), net	63
(CX17)	The company adopted ASC 842 and, as a result, recognized a Right of use asset and Lease liability in the amounts of $7.5 million and $7.7 million, respectively.
4.	Net income (loss) per Share
Net income (loss) per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transactions, assuming the shares were outstanding since January 1, 2020. As the Transactions, the PIPE consummation and the Connexity Acquisition are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions, the PIPE consummation and the Connexity Acquisition have been outstanding for the entire period presented. With respect to the shares that were redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.
Represents the net income (loss) per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and the Connexity Acquisition as well as the conversion of each outstanding Taboola convertible preferred share into Taboola Ordinary Shares in accordance with Taboola’s organizational documents, assuming the shares were outstanding since January 1, 2020. As the Business Combination and the Connexity Acquisition are being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.
Year ended December 31, 2020
Pro forma net income (loss) (in thousands)	(67,652)
Net income (loss) per share-basic and diluted(1)	(0.30)
Weighted average shares outstanding-basic and diluted(3)	225,562,267
ION Public Shareholders	30,471,516
PIPE	13,500,000
Secondary Investors	15,120,000
Taboola Shareholders(1)(2)	30,133,999
Taboola Legacy converted preferred shares(1)	121,472,152
Issuance of Shares as part of the Connexity Acquisition transaction consideration	14,864,600
(1)
The pro forma shares attributable to Taboola shareholders is calculated by applying the exchange ratio of 1 to 2.700701493 to the historical Taboola Ordinary Shares and preferred shares of Taboola outstanding as of December 31, 2020, all of which will be converted into Taboola Ordinary Shares in accordance with Taboola’s organizational documents immediately before consummation of the Business Combination.

(2)	The pro forma basic and diluted shares of Taboola shareholders exclude 12,350,000 of warrants, as these are not deemed a participating security and their effect is antidilutive.
(3)
The weighted average shares outstanding and net earnings per share information reflect the Transactions as if they had occurred on January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. The Company’s basic and diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The Weighted average number of shares in computing the basic and diluted loss per share is identical, since including some potential shares of ordinary shares (such as the outstanding share options) in the computation of the diluted net loss per share for the periods presented would have had an anti-dilutive effect.

(4)	On January 24, 2021, the shareholders of Taboola approved an increase in the registered capital of the company to accommodate the issuance of shares to ION shareholders.
(5)	The transaction consideration for which share should be issued amount to $148.7 million. The calculation of the number of shares to be issued was calculated assuming a fair value of $10 per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with Taboola’s audited consolidated financial statements and the related notes appearing elsewhere in this registration statement/prospectus and the pro forma financial information as of and for the year ended December 31, 2020 under the heading “Unaudited Pro Forma Combined Financial Information” included elsewhere in this registration statement. Some of the information contained in this discussion and analysis is set forth elsewhere in this registration statement/prospectus, including information with respect to Taboola’s plans and strategy for Taboola’s business, and includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” Taboola’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Throughout this section, unless otherwise noted or the context requires otherwise, “we,” “us,” “our” and the “Company” refer to Taboola and its consolidated subsidiaries, and in references to monetary amounts, “dollars” and “$” refer to U.S. Dollars, and “NIS” to refers to New Israeli Shekels.
Overview
Taboola is a technology company that powers recommendations across the Open Web with an artificial intelligence, or AI-based, algorithmic engine that we have developed over the past 13 years.
We think of ourselves as a search engine, but in reverse — instead of expecting people to search for information, we recommend information to people. You’ve seen us before: we partner with websites, devices, and mobile apps, which we collectively refer to as “digital properties”, to recommend editorial content and advertisements on the Open Web, outside of the closed ecosystems of the walled gardens such as Facebook, Google, and Amazon.
Digital properties use our recommendation platform to achieve their business goals, such as driving new audiences to their sites and apps, or increasing engagement on site — and we don’t charge them for these services. We also provide a meaningful monetization opportunity to digital properties by surfacing paid recommendations by advertisers. Unlike walled gardens, we are a business-to-business, or B2B, company with no competing consumer interests. We only interact with consumers through our partners’ digital properties, hence we do not compete with our partners for user attention. Our motivations are aligned. When our partners win, we win, and we grow together.
We empower advertisers to leverage our AI-powered recommendation platform to reach targeted audiences, utilizing effective, native ad-formats across digital properties. We generate revenues when people click on or, in some cases, view the ads that appear within our recommendation platform. Advertisers pay us for those clicks or impressions and we share the resulting revenue with the digital properties who display those ads.
Our powerful recommendation platform was built to address a technology challenge of significant complexity: predicting which recommendations users would be interested in, without explicit intent data or social media profiles. Search advertising platforms have access, at a minimum, to users’ search queries, which indicates intent, while social media advertising platforms have access to rich personal profiles created by users. In contrast, we base our recommendations on an extensive dataset of context and user behavior derived from the intersection of thousands of digital properties and millions of recommended items, including ads and editorial content.
Our annual Revenues grew to $1,188.9 million in 2020, from $1,093.8 million in 2019 and $909.2 million in 2018. Over the same three years, our Gross profit grew to $319.5 million, from $232.0 million and $234.2 million, and our ex-TAC Gross Profit grew to $382.4 million, from $295.8 million and $281.5 million, respectively. Our Net income (loss) for the same three years was $8.5 million, ($28.0) million and $10.7 million, respectively, while our Adjusted EBITDA was $106.2 million, $34.1 million and $66.9 million, respectively. For more information about ex-TAC Gross Profit and Adjusted EBITDA, see “Management’s Business Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
Merger Agreement
On January 25, 2021, we and one of our subsidiaries entered into a Merger Agreement with ION Acquisition Corp. 1 Ltd. Under that agreement, our subsidiary merged with and into ION, with ION continuing as the surviving company and becoming our direct, wholly-owned subsidiary. The Merger Agreement and the related transactions were unanimously approved by both our board of directors and the Board. The Business Combination closed on

June 29, 2021 after receipt of the required approval by our shareholders and ION’s shareholders and the fulfillment of certain other conditions. In connection with the Merger Agreement, we also obtained commitments for the purchase in private transactions expected to close concurrently with the Business Combination of approximately $285 million of Taboola ordinary shares, of which approximately $150 million was purchased directly from certain of our existing shareholders, primarily from early investors.
For further information please refer to the “Unaudited Pro Forma Combined Financial Information.”
Key Factors and Trends Affecting our Performance
We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors.”
Maintaining and Growing Our Digital Property Partners
We have a robust network of digital property partners under contracts that provide exclusivity and cover multiple years at inception. These agreements typically require that our code be integrated on the digital property web page because of the nature of providing both editorial and paid recommendations. This means that in the vast majority of our business, we do not bid for ad placements, as traditionally happens in the advertising technology space, but rather see all users that visit the pages on which we appear. This is true across all platforms and in all geographies. Due to our multi-year exclusive contracts and high retention rates, our supply is relatively consistent and predictable. We had approximately 9,000, 7,000 and 6,000 digital property partners in the fourth quarter of 2020, 2019 and 2018, respectively.
We have a strong record of growing the revenue generated from our digital property partners. We grow our digital property partner relationships in four ways. First, we grow the revenue from these partnerships by increasing our yield over time. We do this by improving our algorithms, expanding our advertiser base and increasing the amount of data that helps target our ads. Second, we continuously innovate with new product offerings and features that increase revenue. Third, we innovate by launching new advertising formats. Fourth, we work closely with our digital property partners to find new placements and page types where we can help them drive more revenue.
We have two primary models for sharing revenue with digital property partners. The most common model is a straight revenue share model. In this model, we agree to pay our partner a fixed percentage of the revenue that we generate from advertisements placed on their digital properties. The second model includes guarantees. Under this model, we pay our partners the greater of a fixed percentage of the revenue we generate and a guaranteed amount per thousand page views. In the past, we have and may continue to be required to make significant payments under these guarantees.
Growing Our Advertiser Client Base
We have a large and growing network of advertisers, across multiple verticals. We had approximately 13,000, 12,000 and 10,000 advertiser clients working with us directly, or through advertising agencies, worldwide during the fourth quarter of 2020, 2019 and 2018, respectively. A large portion of our revenue comes from advertisers with specific performance goals, such as obtaining subscribers for email newsletters or acquiring leads for product offerings. These performance advertisers use our service when they obtain a sufficient return on ad spend to justify their ad spend. We grow the revenue from performance advertisers in three ways. First, we improve the performance of our network by developing new product features, improving our algorithms and optimizing our supply. Second, we secure increased budgets from existing advertisers by offering new ad formats and helping them achieve additional goals. Third, we grow our overall advertiser base by bringing on new advertisers that we have not worked with previously. In addition to our core performance advertisers, video brand advertisers are a small but growing portion of our revenue.
Improving Network Yield
One way that we grow our revenue is by increasing the yield on our network, which is a general term for the revenue that we make per advertising placement. Because we generally fill close to 100% of advertising impressions available, yield is generally not affected by changing fill rates, but rather is impacted in four ways. First, we increase our yield by improving the algorithms that select the right ad for a particular user in a particular context.

These algorithms are based on Deep Learning technology and are a key competitive advantage. Second, we continuously innovate and develop new product offerings and features for advertisers, which help increase their success rates on our network and improve yield. Third, as we grow our advertiser base and mix of advertisers, including adding advertisers able to pay higher rates, our yields increase because of increasing competitive pressure in our auction. Finally, we increase our yield by optimizing the way we work with digital properties, including changing formats and placements. Increasing yield drives higher revenues on all digital property partners. Increasing yield also generally increases margins for ex-TAC Gross Profit, a non-GAAP measure, for those digital property partners to whom we are paying guarantees.
Product and Research & Development
We view research and development expenditures as investments that help grow our business over time. These investments, which are primarily in the form of employee salaries and related expenditures and hardware infrastructure, can be broken into two categories. This first category includes product innovations that extend the capabilities of our current product offerings and help us expand into completely new markets. This includes heavy investment in AI (specifically Deep Learning) in the form of server purchases and expenses for data scientists. This category of investment is important to maintain the growth of the business but can also generally be adjusted up or down based on management’s perception of the potential value of different investment options. The second category of investments are those that are necessary to maintain our core business. These investments include items such as purchasing servers and other infrastructure necessary to handle increasing loads of recommendations that need to be served, as well as the people necessary to maintain the value delivered to our customers and digital property partners, such as investments in code maintenance for our existing products. This type of investment scales at a slower rate than the growth of our core business.
Managing Seasonality
The global advertising industry has historically been characterized by seasonal trends that also apply to the digital advertising ecosystem in which we operate. In particular, advertisers have historically spent relatively more in the fourth quarter of the calendar year to coincide with the year-end holiday shopping season, and relatively less in the first quarter. We expect these seasonality trends to continue, and our operating results will be affected by those trends with revenue and margins being seasonally strongest in the fourth quarter and seasonally weakest in the first quarter.
Privacy Trends and Government Regulation
We are subject to U.S. and international laws and regulations regarding data privacy, digital advertising and the collection of user data. In addition, large Internet and technology companies such as Google and Apple are making their own decisions as to how to protect consumer privacy, which impacts the whole digital ecosystem. Because we power editorial recommendations, digital properties typically embed our code directly on their web pages. This makes us less susceptible to many of these regulations and industry trends because we are able to drop first party cookies. In addition, because of this integration on our partners’ pages, we have rich contextual information to use to further refine the targeting of our recommendations.
Impact of COVID-19
In December 2019, COVID-19 was first reported to the World Health Organization, or WHO, and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. The spread of COVID-19 initially significantly impacted the digital advertising industry, reducing advertising budgets, lowering ad rates and leading advertisers to defer planned ad campaigns.
We experienced a notable decline in advertising rates soon after the onset of the COVID-19 pandemic, and we attribute an approximately 12% reduction in our second quarter of 2020 revenue to the pandemic. We took three steps to address the reduction in advertising rates, which resulted in a gradual recovery in revenue that continued throughout the remainder of the year. First, we worked with our digital property partners to optimize yield by focusing on revenue-generating enhancements. Second, we focused our sales efforts on finding advertisers that were still spending online and trying to reach consumers who were sheltering at home. This effort, combined with a return of spend from certain types of advertisers, allowed us to grow our advertiser base and increase yield. Finally, we continued our investment in our algorithms that help improve yields. After the reduction in advertising and rates in the first two quarters of 2020, we saw a strong recovery in our network yield in the third quarter. We expect the improvement in yields, as well as our lower overall cost base, to carry forward to 2021.
As a result of the pandemic, we restricted employee travel, asked all non-essential personnel to work from home, cancelled physical participation in sales activities, meetings, events and conferences, which reduced our operating expenses. We also examined the efficiency and impact of expenditures across our business and found more efficient ways to work in many cases. This included imposing a hiring freeze while we worked to optimize the way we conducted business. As part of our close relationship with our digital property partners, certain of our partners that had guarantee compensation arrangements agreed to forgo their guarantee compensation and instead shift to 100% revenue share until yield recovered. In connection with these arrangements, for certain digital property partners, we extended their agreements. In the fourth quarter of 2020, we returned to guarantee arrangements with substantially all of the affected digital property partners and agreed with them to undo the 100% revenue share arrangement, reinstate the original payment terms, and receive payments, retroactively, of the guarantee under the original compensation terms.
The ultimate societal and economic impact of the COVID-19 pandemic remains unknown. In particular, we cannot predict whether any worsening or continuation of the pandemic, or any resulting recession, will adversely affect our business.
Key Financial and Operating Metrics
We regularly monitor a number of metrics in order to measure our current performance and project our future performance. These metrics aid us in developing and refining our growth strategies and making strategic decisions.
	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Revenues	$1,188,893	$1,093,830	$909,246
Gross profit	$319,497	$231,969	$234,230
ex-TAC Gross Profit(1)	$382,352	$295,829	$281,526
Net cash provided by operating activities	$139,087	$18,056	$76,977
Free Cash Flow(1)	$121,313	$(26,272)	$44,820
Net income (loss)	$8,493	$(28,025)	$10,661
Adjusted EBITDA(1)	$106,193	$34,082	$66,932
Net income (loss) Margin	0.7%	(2.6)%	1.2%
Ratio of Net income (loss) to Gross profit	2.7%	(12.1%)	4.6%
Ratio of Adjusted EBITDA to ex-TAC Gross Profit(1)	27.8%	11.5%	23.8%
Cash, cash equivalents and short-term deposits	$242,811	$115,883	$145,259
(1)	Non-GAAP measure. Refer to “Non-GAAP Financial Measures” below for an explanation and reconciliation to GAAP metrics.
Revenues
Substantially all of our Revenues are generated from advertisers. We enter into commercial arrangements with advertisers defining the terms of our service and the basis for our charges. Generally, our charges are based on a CPC or CPM basis. For campaigns priced on a CPC basis, we recognize these Revenues when a user clicks on an advertisement we deliver. For campaigns priced on a CPM basis, we recognize these Revenues when an advertisement is displayed.
Gross profit
Gross profit is calculated as presented on our consolidated statement of income (loss) for the periods presented.
ex-TAC Gross Profit
We calculate ex-TAC Gross Profit as Gross profit adjusted to include Other cost of revenues.

Net cash provided by operating activities
Net cash provided by operating activities is our Net income (loss) adjusted for non-cash charges and net cash provided by changes in our working capital.
Free Cash Flow
We calculate Free Cash Flow as Net cash provided by operating activities minus purchases of property, plant and equipment, including capitalized platform costs. We expect our Free Cash Flow to fluctuate in future periods as we invest in our business to support our plans for growth.
Net income (loss)
Net income (loss) is calculated as presented on our consolidated statement of income (loss) for the periods presented.
Adjusted EBITDA
We calculate Adjusted EBITDA as Net income (loss) before net financial expenses, income tax provision and depreciation and amortization, further adjusted to exclude share-based compensation and other noteworthy income and expense items such as certain merger or acquisition related costs, which may vary from period-to-period.
Net income (loss) Margin
Net income (loss) Margin is Net income (loss) divided by Revenues.
Ratio of Net income (loss) to Gross profit
We calculate Ratio of Net income (loss) to Gross Profit as Net income (loss) divided by Gross profit.
Ratio of Adjusted EBITDA to ex-TAC Gross Profit
We calculate Ratio of Adjusted EBITDA to ex-TAC Gross Profit as Adjusted EBITDA divided by ex-TAC Gross Profit.
Cash, cash equivalents and short-term deposits
Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less. Short-term deposits are bank deposits with maturities of more than three months but less than one year.
Non-GAAP Financial Measures
We are presenting the following non-GAAP financial measures because we use them, among other things, as key measures for our management and board of directors in managing our business and evaluating our performance. We believe they also provide supplemental information that may be useful to investors. The use of these measures may improve comparability of our results over time by adjusting for items that may vary from period to period or not be representative of our ongoing operations.
These non-GAAP measures are subject to significant limitations, including those identified below. In addition, other companies may use similarly titled measures but calculate them differently, which reduces their usefulness as comparative measures. Non-GAAP measures should not be considered in isolation or as a substitute for GAAP measures. They should be considered as supplementary information in addition to GAAP operating and financial performance measures.
ex-TAC Gross Profit
We believe that ex-TAC Gross Profit, which we calculate as Gross profit adjusted to include Other cost of revenues, is useful because traffic acquisition cost, or TAC, is what we must pay digital properties to obtain the right to place advertising on their websites, and we believe focusing on ex-TAC Gross Profit better reflects the profitability of our business. We use ex-TAC Gross Profit as part of our business planning, for example in decisions regarding the timing and amount of investments in areas such as infrastructure.

Limitations on the use of ex-TAC Gross Profit include the following:
•	Traffic acquisition cost is a significant component of our Cost of revenues but is not the only component; and
•	ex-TAC Gross Profit is not comparable to our Gross profit and by definition ex-TAC Gross Profit presented for any period will be higher than our Gross profit for that period
The following table provides a reconciliation of Revenues and Gross profit to ex-TAC Gross Profit:
	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Revenues	$1,188,893	$1,093,830	$909,246
Traffic acquisition cost	806,541	798,001	627,720
Other cost of revenues	62,855	63,860	47,296
Gross profit	$319,497	$231,969	$234,230
Adjusted to include the following:
Other cost of revenues	62,855	63,860	47,296
ex-TAC Gross Profit	$382,352	$295,829	$281,526
Adjusted EBITDA and Ratio of Adjusted EBITDA to ex-TAC Gross Profit
We believe that Adjusted EBITDA is useful because it allows us and others to measure our performance without regard to items such as share-based compensation expense, depreciation and interest expense and other items that can vary substantially depending on our financing and capital structure, and the method by which assets are acquired. We use Adjusted EBITDA and GAAP financial measures for planning purposes, including the preparation of our annual operating budget, as a measure of performance and the effectiveness of our business strategies, and in communications with our board of directors. We may also use Adjusted EBITDA as a metric for determining payment of cash or other incentive compensation.
Limitations on the use of Adjusted EBITDA include the following:
•
although depreciation expense is a non-cash charge, the assets being depreciated may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•
Adjusted EBITDA excludes share-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;

•
Adjusted EBITDA does not reflect, to the extent applicable for a period presented: (1) changes in, or cash requirements for, our working capital needs; (2) interest expense, or the cash requirements necessary to service interest or if applicable principal payments on debt, which reduces cash available to us; or (3) tax payments that may represent a reduction in cash available to us; and

•
the expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results.

We calculate Adjusted EBITDA as Net income (loss) before net financial expenses, income tax provision and depreciation and amortization, further adjusted to exclude share-based compensation and other noteworthy income and expense items such as certain merger or acquisition related costs, which may vary from period-to-period.

The following table provides a reconciliation of Net income (loss) to Adjusted EBITDA.
	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Net income (loss)	$8,493	$(28,025)	$10,661
Adjusted to exclude the following:
Financial expenses	2,753	3,392	1,346
Tax expenses	14,947	4,997	5,326
	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Depreciation and amortization	33,957	39,364	35,272
Share-based compensation expenses	28,277	8,249	10,451
M&A costs(1)	17,766	6,105	—
Revaluation of contingent liability	—	—	3,876
Adjusted EBITDA	$106,193	$34,082	$66,932
(1)	Costs primarily related to the proposed strategic transaction with Outbrain Inc., which we elected not to consummate.
We calculate Ratio of Net income (loss) to Gross profit as Net income (loss) divided by Gross profit. We calculate Ratio of Adjusted EBITDA to ex-TAC Gross Profit as Adjusted EBITDA divided by ex-TAC Gross Profit. We believe that the Ratio of Adjusted EBITDA to ex-TAC Gross Profit is useful because TAC is what we must pay digital properties to obtain the right to place advertising on their websites, and we believe focusing on ex-TAC Gross Profit better reflects the profitability of our business. The following table reconciles Ratio of Net income (loss) to Gross profit and Ratio of Adjusted EBITDA to ex-TAC Gross Profit for the period shown:
	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Gross profit	$319,497	$231,969	$234,230
Net income (loss)	$8,493	$(28,025)	$10,661
Ratio of Net income (loss) to Gross profit	2.7%	(12.1%)	4.6%
ex-TAC Gross Profit	$382,352	$295,829	$281,526
Adjusted EBITDA	$106,193	$34,082	$66,932
Ratio of Adjusted EBITDA to ex-TAC Gross Profit	27.8%	11.5%	23.8%
Free Cash Flow
We believe that Free Cash Flow, which we calculate as Net cash provided by operating activities minus purchases of property and equipment, including capitalized platform costs, is useful to provide management and others with information about the amount of cash generated from our operations that can be used for strategic initiatives, including investing in our business, making strategic acquisitions, and strengthening our balance sheet. We expect our Free Cash Flow to fluctuate in future periods as we invest in our business to support our plans for growth. Limitations on the use of Free Cash Flow include the following:
•
it should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures. For example, cash is still required to satisfy other working capital needs, including short-term investment policy, restricted cash, and intangible assets;

•
Free Cash Flow has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as Net cash provided by operating activities; and

•	this metric does not reflect our future contractual commitments.

The following table provides a reconciliation of Net cash provided by operating activities to Free Cash Flow.
	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Net cash provided by operating activities	$139,087	$18,056	$76,977
Purchases of property and equipment, including capitalized platform costs	17,774	44,328	32,157
Free Cash Flow	$121,313	$(26,272)	$44,820
Components of Our Results of Operations
Revenues
Substantially all of our Revenues are generated from advertisers. We enter into commercial arrangements with advertisers defining the terms of our service and the basis for our charges. Generally, our charges are based on a CPC or CPM basis. For campaigns priced on a CPC basis, we recognize these Revenues when a user clicks on an advertisement we deliver. For campaigns priced on a CPM basis, we recognize these Revenues when an advertisement is displayed.
Cost of revenues
Our cost of revenue primarily includes Traffic acquisition cost and other cost of revenue.
Traffic acquisition cost
Traffic acquisition cost or TAC consist primarily of cost related to digital property compensation for placing our platform on their digital property and cost for advertising impressions purchased from real-time advertising exchanges and other third parties. Traffic acquisition costs also include up-front payments, incentive payments, or bonuses paid to the digital property partners, which are amortized over the respective contractual term of the digital property arrangement. Taboola has two primary compensation models for digital properties. The most common model is a revenue share model. In this model, Taboola agrees to pay a fixed percentage of the revenue that it generates from advertisements placed on the digital properties. The second model includes guarantees. Under this model, Taboola pays a greater of a fixed percentage of the revenue generated and a committed guaranteed amount per thousand page views (“Minimum guarantee model”). Actual compensation is settled on a monthly basis. Expenses under both the revenue share model as well as the Minimum guarantee model are recorded as incurred, based on actual revenues generated by Taboola at the respective month.
Other cost of revenues
Other cost of revenues consist of data center and related costs, depreciation expense related to hardware supporting our platform, amortization expense related to capitalized internal use software and acquired technology, depreciation of communication equipment, personnel costs, and allocated facilities costs. Personnel costs include salaries, bonuses, share-based compensation, and employee benefit costs, and are primarily attributable to our operations group, which supports our platform and our clients.
Gross profit
Gross profit, calculated as revenues less cost of revenues, has been, and will continue to be, affected by various factors, including fluctuations in the amount and mix of revenue and the amount and timing of investments to expand our partner and client base. We hope to increase both our Gross profit in absolute dollars and as a percentage of revenue through enhanced operational efficiency and economies of scale.
Operating Expenses
Research and development expenses
Research and development expenses consist primarily of personnel costs, including salaries, bonuses, share-based compensation and employee benefits costs, allocated facilities costs, professional services and depreciation. We expect research and development expenses to increase in future periods to support our growth, including continuing to invest in optimization, accuracy and reliability of our platform and other technology improvements to support and drive efficiency in our operations. These expenses may vary from period to period as a percentage of revenue, depending primarily upon when we choose to make more significant investments.
Sales and marketing expenses
Sales and marketing expenses consist of payroll and other personnel related costs, including salaries, share-based compensation, employee benefits, and travel for our sales and marketing departments. We expect to increase selling and marketing expense to support the overall growth in our business.
General and administrative expenses
General and administrative expenses consist of payroll and other personnel related costs, including salaries, share-based compensation, employee benefits and expenses for executive management, legal, finance and others. In addition, general and administrative expense include fees for professional services and occupancy costs. We expect our general and administrative expense to increase as we scale up headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the Securities Exchange Commission, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.
Other income (expenses), net
Finance expenses, net
Finance expenses, net, primarily consists of interest income (expense), gains (losses) from foreign exchange fluctuations and bank fees.
Provision for income taxes
The statutory corporate tax rate in Israel was 23% for 2020, 2019 and 2018, although Taboola benefits from certain tax benefits under Israeli law (refer to the Note 14 to our audited consolidated financial statements included in this registration statement/prospectus).
Pursuant to the Israeli Law for Encouragement of Capital Investments-1959 (the “Investments Law”) and its various amendments, under which the Company has been granted Privileged Enterprise” status, we were granted a tax exemption status for the years 2018 and 2019. The 2018 tax exemption resulted in approximately $10.4 million of potential tax savings. In 2019 we did not benefit from the Privileged Enterprise status because we did not have taxable income. The benefits available to a Privileged Enterprise in Israel relate only to taxable income attributable to the specific investment program and are conditioned upon terms stipulated in the Investment Law. The Company received a Tax Ruling from the Israeli Tax Authority that its activity is an industrial activity and therefore eligible for the status of a Privileged Enterprise, provided that the Company meets the requirements under the ruling. If Taboola does not fulfill these conditions, in whole or in part, the benefits can be revoked, and Taboola may be required to refund the benefits, in an amount linked to the Israeli consumer price index plus interest. As of December 31, 2020, management believes that the Company meets the aforementioned conditions.
For 2020 and subsequent tax years, we adopted The “Preferred Technology Enterprises” (“PTE”) Incentives Regime (Amendment 73 to the Investment Law) granting a 12% tax rate in central Israel on income deriving from benefited intangible assets, subject to a number of conditions being fulfilled, including a minimal amount or ratio of annual R&D expenditure and R&D employees, as well as having at least 25% of annual income derived from exports to large markets. PTE is defined as an enterprise which meets the aforementioned conditions and for which total consolidated revenues of its parent company and all subsidiaries are less than NIS 10 billion.
As of December 31, 2020, Taboola has an accumulated tax loss carry-forward of approximately $12 million. These tax losses in Israel can be offset indefinitely. Non-Israeli subsidiaries are taxed according to the tax laws in their respective countries of residence.

The following table provides consolidated statements of income (loss) data for the periods indicated:
	Year Ended December 31,			2020 vs. 2019		2019 vs. 2018
	2020	2019	2018	$Change	% Change	$Change	% Change
	(dollars in thousands)			(thousands)		(thousands)
Revenues	$1,188,893	$1,093,830	$909,246	$95,063	8.7%	$184,584	20.3%
Cost of revenues:
Traffic acquisition cost	806,541	798,001	627,720	8,540	1.1%	170,281	27.1%
Other cost of revenues	62,855	63,860	47,296	(1,005)	(1.6)%	16,564	35.0%
Total cost of revenues	869,396	861,861	675,016	7,535	0.9%	186,845	27.7%
Gross profit	319,497	231,969	234,230	87,528	37.7%	(2,261)	(1.0)%
Operating expenses:
Research and development expenses	99,423	84,710	73,024	14,713	17.4%	11,686	16.0%
Sales and marketing expenses	133,741	130,353	109,671	3,388	2.6%	20,682	18.9%
General and administrative expenses	60,140	36,542	34,202	23,598	64.6%	2,340	6.8%
Total operating expenses	293,304	251,605	216,897	41,699	16.6%	34,708	16.0%
Operating income (loss) before finance expenses	26,193	(19,636)	17,333	45,829	(233.4)%	(36,969)	(213.3)%
Finance expenses, net	2,753	3,392	1,346	(639)	(18.8)%	2,046	152.0%
Income (loss) before income taxes	23,440	(23,028)	15,987	46,468	(201.8)%	(39,015)	(244.0)%
Provision for income taxes	14,947	4,997	5,326	9,950	199.1%	(329)	(6.2)%
Net income (loss)	$8,493	$(28,025)	$10,661	$36,518	(130.3)%	$(38,686)	(362.9)%
Comparison of the Years Ended December 31, 2020 and 2019
Revenues increased $95.1 million, or 8.7%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. New digital property partners within the first 12 months that were live on our network contributed approximately $84 million of new Revenues. Net growth of existing digital property partners, including the growth of new digital property partners (beyond the revenue contribution determined based on the run-rate revenue generated by them when they are first on-boarded), contributed approximately $11 million.
Gross Profit increased $87.5 million, or 37.7%, for the year ended December 31, 2020 compared to the year ended December 31, 2019.
Ex-TAC Gross Profit, a non-GAAP measure, increased $86.5 million, or 29.2%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. Net growth of existing digital property partners, including the growth of new digital property partners (beyond the revenue contribution determined based on the run-rate revenue generated by them when they are first on-boarded), contributed a majority of the increase in ex-TAC Gross Profit. New digital property partners within the first 12 months that were live on our network contributed the remainder of the increase in revenues.
Cost of revenues increased $7.5 million, or 0.9%, for the year ended December 31, 2020 compared to the year ended December 31, 2019.
Traffic acquisition cost increased $8.5 million, or 1.1%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, reflecting the increase in Revenues. Revenues increased at a faster pace than Traffic acquisition cost due to increased yield on digital properties with guarantee obligations and a mix shift to higher margin digital properties. The cost of guarantees (total payments due under guarantee arrangements in excess of amounts the Company would otherwise be required to pay under revenue sharing arrangements) as a percentage of traffic acquisition costs were approximately 15% or less for both years.
Other cost of revenues decreased $1.0 million, or 1.6%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily as a result of a decrease in our data center costs attributable to improved efficiencies, and lower depreciation and amortization expenses.
Research and development expenses increased by $14.7 million, or 17.4%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily as a result of an increase of $23.3 million in employee-related costs primarily attributable to higher compensation, partially offset by $3.5 million lower depreciation expenses, $3.2 million of higher capitalized costs related to new features and products and $1.9 million reduced IT related cost attributable to improved efficiencies.

Sales and marketing expenses increased by $3.4 million, or 2.6%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily as a result of an increase of $7.3 million in employee-related costs primarily attributable to higher compensation, partially offset by an decrease of $2.9 million in marketing event costs.
General and administrative expenses increased by $23.6 million, or 64.6%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily as a result of an increase of $11.0 million in acquisition related expenses related to our terminated acquisition of Outbrain in 2020, an increase of $6.9 million in employee-related costs primarily attributable to higher compensation and $2.2 million higher bad debt expenses.
Finance expenses, net decreased by $0.6 million, or 18.8%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily as a result of $1.8 million decrease in our foreign currency exchange loss, which was partially offset by $1.0 million increase in interest income from investments.
Income (loss) before income taxes increased by $46.5 million, or 201.8%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to increase in revenues of $95.1 million, partially offset by $37.5 increase in employee-related costs and $11.0 million of acquisition-related expenses related to the proposed strategic transaction with Outbrain Inc., which we elected not to consummate.
Tax expense increased by $9.9 million, or 199.1%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily driven by higher taxes in foreign jurisdictions of $9.8 million, and an increase in our uncertain tax positions of $1.7 million, partially offset by a decrease in valuation allowance for deferred tax assets of $1.2 million.
Comparison of the Years Ended December 31, 2019 and 2018
Revenues increased $184.6 million, or 20.3%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. New digital property partners within the first 12 months that were live on our network contributed approximately $168 million of new Revenues. Net growth of existing digital property partners, including the growth of new digital property partners (beyond the revenue contribution determined based on the run-rate revenue generated by them when they are first on-boarded), contributed approximately $17 million.
Gross Profit decreased $2.3 million, or 1.0%, for the year ended December 31, 2019 compared to the year ended December 31, 2018.
Ex-TAC Gross Profit, a non-GAAP measure, increased $14.3 million, or 5.1%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. Net growth of existing digital property partners, including the growth of new digital property partners (beyond the revenue contribution determined based on the run-rate revenue generated by them when they are first on-boarded), contributed a substantial majority of the increase in ex-TAC Gross Profit. New digital property partners within the first 12 months that were live on our network contributed the remainder of the increase in revenues.
Cost of revenues increased $186.8 million, or 27.7%, for the year ended December 31, 2019 compared to the year ended December 31, 2018.
Traffic acquisition cost increased $170.3 million, or 27.1%, for the year ended December 31, 2019 compared to the year ended December 31, 2018, reflecting the increase in Revenues. Traffic acquisition cost rose at a faster pace than Revenues due to our strategic decision to offer enhanced guarantee obligations to attract certain new digital properties. The cost of guarantees as a percentage of traffic acquisition costs were approximately 15% or less for both years.
Other cost of revenues increased $16.6 million, or 35.0%, for the year ended December 31, 2019 compared to the year ended December 31, 2018, primarily as a result of a $5.9 million increase in our data center costs attributable to higher usage of our platform, $4.8 million of higher depreciation and amortization expenses and $3.2 million in employee-related costs primarily attributable to an increase in headcount.
Research and development expenses increased by $11.7 million, or 16.0%, for the year ended December 31, 2019 compared to the year ended December 31, 2018, primarily as a result of an increase of $12.8 million in employee-related costs primarily attributable to an increase in headcount additions to focus on development of our platform and investing in innovation, partially offset by $3.6 million of higher capitalized costs related to new features and products compared to the prior period.

Sales and marketing expenses increased by $20.7 million, or 18.9%, for the year ended December 31, 2019 compared to the year ended December 31, 2018, primarily as a result of an increase of $15.4 million in employee-related costs primarily attributable to an increase in headcount to support our continued growth and expansion of our Digital Properties and Advertiser client base and an increase of $4.1 million in marketing event costs.
General and administrative expenses increased by $2.3 million, or 6.8%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase was primarily as a result of $6.1 million in acquisition related expenses related to our terminated acquisition of Outbrain in 2020. The 2018 General and administrative expenses of $34.2 million included $3.9 million related to the achievement of the earn out component of the acquisition of ConvertMedia in 2016.
Finance expenses increased by $2.0 million, or 152.0%, for the year ended December 31, 2019 compared to the year ended December 31, 2018, primarily as a result of $2.2 million increase in our foreign currency exchange loss, partially offset by $0.3 million increase in interest income from investments.
Income (loss) before income taxes decreased by $39 million, or 244.0%, for the year ended December 31, 2019 compared to the year ended December 31, 2018, primarily due to increase in employee-related cost of $31.2 million and $6.1 million of acquisition related expenses related to the proposed strategic transaction with Outbrain Inc., which we elected not to consummate.
Tax expense decreased by $0.3 million, or 6.2%, for the year ended December 31, 2019 compared to the year ended December 31, 2018, primarily driven by a decrease in our uncertain tax positions of $0.6 million, partially offset by an increase related to tax assessments in Israel and taxes in foreign jurisdictions of $0.3 million.
Liquidity and Capital Resources
Our primary cash needs are for working capital, acquisitions, contractual obligations and other commitments. To date, we have financed our operations primarily through private equity financings and, more recently, cash generated by operations. We generated cash from operations of $139.1 million in 2020, $18.1 million in 2019 and $77.0 million in 2018.
As part of our growth strategy, we have made and expect to continue to make significant investments in research and development and in our technology platform. We also plan to consider possible future acquisitions. To fund our growth, depending on the magnitude and timing of our growth investments and the size and structure of any possible future acquisition, we may supplement our available cash from operations with issuances of equity or debt securities and/or make other borrowings, which could be material.
As of December 31, 2020, we had $242.8 million of cash and cash equivalents and $7.0 million in restricted deposits, used as security for our lease commitments. We believe that this, together with net proceeds from our engagements with advertisers, clients and digital property partners, will provide us with sufficient liquidity to meet our working capital and capital expenditure needs for at least the next 12 months. In the future, we may be required to obtain additional equity or debt financing in order to support our continued capital expenditures and operations. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies, this could reduce our ability to compete successfully and harm our business, growth, and results of operations.
In light of the recent worldwide COVID-19 pandemic, we are closely monitoring the effect that current economic conditions may have on our working capital requirements. To date, the pandemic has not had a material negative impact on our cash flow or liquidity. We cannot provide any assurance regarding future possible COVID-19-related impacts on our business.
Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under “Risk Factors.”

Cash Flows
The following table summarizes our cash flows for the periods indicated:
	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Cash Flow Data:
Net cash provided by operating activities	$139,087	$18,056	$76,977
Net cash provided by (used in) investing activities	10,883	(47,466)	(38,935)
Net cash provided by (used in) financing activities	2,603	991	(12,156)
Effect of exchange rate changed on cash	3,318	454	(2,111)
Net increase (decrease) in cash, cash equivalents and restricted cash	$155,891	$(27,965)	$23,775
Operating Activities
During the year ended December 31, 2020, Net cash provided by operating activities of $139.1 million was due to our net income of $8.5 million and positive adjustments for non-cash charges of $56.1 million and net cash inflows of $74.5 million provided by changes in working capital.
The $56.1 million of non-cash charges primarily consisted of depreciation and amortization of $34.0 million and share-based compensation of $28.3 million which were partially offset by an aggregate of $(6.6) million of finance expenses and decrease in deferred taxes.
The $74.5 million increase in cash resulting from changes in working capital primarily consisted of a $34.3 million increase in other current liabilities, $23.4 million increase in trade payables, a $18.0 million decrease in other current assets (including prepaid expenses) and a $2.1 million increase due to changes in operating lease liabilities and right of use assets, partially offset by a $(3.3) million increase in account receivables. The changes in working capital were driven by increased payables due to the growth in operation, improved collections and higher employee compensation.
During the year ended December 31, 2019, Net cash provided by operating activities of $18.1 million was primarily due to our net loss of $(28.0) million and positive adjustments for non-cash charges of $46.8 million and net cash outflows of $(0.7) million used by changes in working capital.
The $46.8 million non-cash charges primarily consisted of depreciation and amortization of $39.4 million and share-based compensation of $8.3 million, which were partially offset by finance expenses, accrued interest and decrease in deferred taxes of $(0.9) million.
The $(0.7) million increase in cash resulting from changes in working capital primarily consisted of a $31.6 million increase in trade payables, a $5.2 million increase in accrued expenses and other current liabilities and a $2.6 million increase due to changes in operating lease liabilities and right of use assets, which were offset by a $(24.8) million decrease in other current assets (including prepaid expenses) and a $(15.3) million increase in account receivables. The change in working capital was primarily driven by increased revenues, timing of collections and our strategic decision to offer enhanced guarantee obligations to attract certain new digital properties.
During the year ended December 31, 2018, Net cash provided by operating activities of $77.0 million was primarily related to our net income of $10.7 million, positive adjustments for non-cash charges of $51.3 million and net cash inflows of $15.0 million used by changes in our operating assets and liabilities.
The $51.3 million non-cash charges primarily consisted of depreciation and amortization of $35.3 million, share-based compensation of $10.5 million, a revaluation of contingent consideration of $3.9 million and finance expenses, accrued interest and decrease in deferred taxes of $1.8 million.
The $15.0 million increase in cash resulting from changes in working capital primarily consisted of a $26.9 million increase in trade payables, and a $19.6 increase in accrued expenses and other current liabilities partially offset by a $(29.1) million increase in account receivables and a $(2.5) million decrease in other current assets (including prepaid expenses). The change in working capital was primarily driven by increased revenues.

Investing Activities
During the year ended December 31, 2020, Net cash provided by investing activities was $10.9 million, consisting of $29.0 million of proceeds from short-term and restricted deposits partially offset by $17.8 million purchases of property and equipment, including capitalized platform costs.
During the year ended December 31, 2019, Net cash used for investing activities was $47.5 million, consisting of $44.3 million purchases of property and equipment, including capitalized platform costs and $4.0 million business acquisition, partially offset by $0.8 million of proceeds from short term investments and restricted deposits.
During the year ended December 31, 2018, Net cash used for investing activities was $38.9 million, consisting of $32.2 million purchases of property and equipment, including capitalized platform costs and $7.4 million investments in short term investments and restricted deposits, partially offset by $0.5 million proceeds from sale of property and equipment.
Financing Activities
During the year ended December 31, 2020, Net cash provided by financing activities was $2.6 million, resulting from proceeds received from share option exercises.
During the year ended December 31, 2019, Net cash provided by financing activities was $1.0 million, resulting from proceeds received from share option exercises.
During the year ended December 31, 2018, Net cash used in financing activities was $12.2 million, primarily driven by payment of contingent consideration of $12.8 million, partially offset by $0.6 million proceeds of share option exercises.
Contractual Obligations
The following table discloses aggregate information about material contractual obligations and the periods in which they are due as of December 31, 2020. Future events could cause actual payments to differ from these estimates.
	Contractual Obligations by Period
	2021	2022	2023	2024	2025	Thereafter
	(dollars in thousands)
Operating Leases(1)	$17,953	$13,145	$6,716	$5,131	$3,754	$13,557
Non-cancellable purchase obligations(2)	4,445	1,571	883	1	—	—
Total Contractual Obligations	$22,398	$14,716	$7,599	$5,132	$3,754	$13,557
(1)	Represents future minimum lease commitments under non-cancellable operating lease agreements.
(2)	Primarily represents non-cancelable amounts for contractual commitments in respect of software and information technology.
The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that we can cancel without a significant penalty. The table above does not reflect any reduction for prepaid obligations as of December 31, 2020. As of December 31, 2020, we have a provision related to unrecognized tax benefit liabilities totaling $2.4 million and other provisions related to severance pay and contribution plans, which have been excluded from the table above as we do not believe it is practicable to make reliable estimates of the periods in which payments for these obligations will be made.
Other Commercial Commitments
In the ordinary course of our business, we enter into agreements with certain digital properties, under which, in some cases we agree to pay them a guaranteed amount, generally per thousand page views on a monthly basis. These agreements could cause a gross loss on digital property accounts in which the guarantee is higher than the actual revenue generated. These contracts generally range in duration from 2 to 5 years, though some can be shorter or longer. These contracts are not included in the table above.

Off-Balance Sheet Arrangements
As of December 31, 2020, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K, such as the use of unconsolidated subsidiaries, structured finance, special purpose entities or variable interest entities.
Critical Account Policies and Estimates
Our discussion and analysis of financial condition results of operations are based upon our consolidated financial statements included elsewhere in this registration statement. The preparation of our consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates.
Our critical accounting policies are those that materially affect our consolidated financial statements and involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our consolidated financial statements. We believe that the critical accounting policies listed below involve the most difficult management decisions because they require the use of significant estimates and assumptions as described above.
See Note 2 to our audited financial statements included elsewhere in this registration statement for more information.
Revenue Recognition
We recognize revenues in accordance with ASC No. 606, “Revenue from Contracts with Customers.” Under this standard, we recognize revenue when the customer obtains control of promised goods or services in an amount that reflects the consideration we expect to receive in exchange for those goods or services. To determine revenue recognition for contracts that are within the scope of the standard, we perform the following five steps:
1.	Identify the contract with a customer
2.	Identify the performance obligations in the contract, including whether they are distinct in the context of the contract;
3.	Determine the transaction price, including the constraint on variable consideration;
4.	Allocate the transaction price to the performance obligations in the contract; and
5.	Recognize revenue as the Company satisfies the performance obligations.
Our customers are the advertisers that advertise on our platform. Advertisers accept our terms of service upon signature on an insertion order, or IO, and registration to the platform.
For campaigns priced on a cost-per-click, or CPC, basis, we bill the customers and recognize revenues when a user clicks on an advertisement displayed.
For campaigns priced on a cost-per-thousand impression, or CPM, basis, we will bill our customers and recognize revenues based on the number of times an advertisement is displayed to a user.
The determination of whether revenue should be reported gross of amounts billed to advertisers (gross basis) or net of payments to digital properties partners (net basis) requires significant judgment and is based on management assessment of whether we are acting as the principal or an agent in the transaction. We have determined that we act as principal in its arrangements because we have the ability to direct the services to our customers. We have contracts with our digital properties that provide exclusivity and cover multiple years at inception. These agreements typically require that our code be integrated on the digital property web page. Thus, in the vast majority of our business, we do not bid for ad placement, but rather we control the specified pages before they are transferred to the customer, see all users that visit the respective pages and are able to run a predictive auction and direct the ad placement to the relevant customer. We further concluded that (i) we are primarily responsible for fulfilling the promise to provide the service in the arrangement; and (ii) we have latitude in establishing the contract price with the advertisers. In addition, Taboola has inventory risk on a portion of our multi-year agreement with digital properties. Therefore, based on these and other factors, we report revenue earned on a gross basis.

Practical Expedients
We do not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed.
We generally expense sales commissions when incurred because the amortization period would have been one year or less. These costs are recorded within sales and marketing expenses.
Internal Use Software costs
According to ASC 350-40 we capitalize certain internal use software development costs associated with creating and enhancing internal use software related to its platform and technology infrastructure. These costs include personnel and related employee benefits expenses for employees who are directly associated with and who devote time to software projects, and services consumed in developing or obtaining the software. Software development costs that do not meet the criteria for capitalization are expensed as incurred and recorded in technology and development expenses in the consolidated statements of income (loss).
Software development activities generally consist of three stages, (i) the planning stage, (ii) the application and infrastructure development stage, and (iii) the post-implementation stage. Costs incurred in the planning and post implementation stages of software development, including costs associated with the post-configuration training and repairs and maintenance of the developed technologies, are expensed as incurred. We capitalize costs associated with software developed for internal use when both the preliminary project stage is completed and management has authorized further funding for the completion of the project. Costs incurred in the application and infrastructure development stages, including significant enhancements and upgrades, are capitalized. Capitalization ends once a project is substantially complete and the software and technologies are ready for their intended purpose. Internal use software development costs are amortized using a straight-line method over the estimated useful life of three years, commencing when the software is ready for its intended use.
Share-Based Compensation
Share-based compensation expense related to share-based awards is recognized based on the fair value of the awards granted and recognized as an expense over the requisite service period for share options and performance-based RSUs. We elect the straight-line recognition method for awards subject to graded vesting based only on a service condition and the accelerated method for awards that are subject to performance. The compensation expense associated with performance based RSUs is adjusted based on the probability in achieving performance targets. Forfeitures are accounted for as they occur instead of estimating the number of awards expected to be forfeited.
The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying ordinary shares, the expected term of the award, the expected volatility of the price of the Company’s ordinary shares, risk-free interest rates, and the expected dividend yield of ordinary shares. The fair value of each RSU award is based on the fair value of the underlying ordinary shares on the grant date. The assumptions used to determine the fair value of the share awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.
The fair value of each option award is estimated on the date of grant using the Black-Scholes model using the following assumptions:
	Year Ended December 31,
	2020	2019	2018
Volatility	50.0% - 54.0%	47.6% - 48.8%	51.1% - 52.5%
Risk-free interest	0.38% - 0.67%	1.65% - 2.34%	2.26% - 2.68%
Dividend yield	0%	0%	0%
Expected Term (in years)	6.25	6.25	6.25
Fair Value of Taboola Ordinary Shares. As Taboola Ordinary Shares had not been publicly traded, the fair value was determined by our board of directors, with input from management and valuation reports prepared by third-party valuation specialists.

Risk-Free Interest Rate. The risk-free rate for the expected term of the options is based on the Black-Scholes option-pricing model on the yields of U.S. Treasury securities with maturities appropriate for the expected term of employee share option awards.
Expected Term. The expected term represents the period that options are expected to be outstanding. We determine the expected term using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.
Expected Volatility. Since we had no trading history of Taboola Ordinary Shares, the expected volatility was derived from the average historical share volatilities of several unrelated public companies within our industry over a period equivalent to the option’s expected term.
Expected Dividend Yield. We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. As a result, an expected dividend yield of zero percent was used.
Ordinary Shares Valuations
The fair value of the Taboola Ordinary Shares underlying our equity awards was determined by our board of directors, after considering contemporaneous third-party valuations and input from management. The valuations of Taboola Ordinary Shares were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.
The assumptions we used in the valuation models were based on future expectations combined with management judgment, and considered numerous objective and subjective factors to determine the fair value of Taboola Ordinary Shares as of the date of each option grant, including the following factors:
•	the prices, rights, preferences, and privileges of our preferred shares relative to our common share;
•	our operating and financial performance;
•	current business conditions and projections;
•	the likelihood of achieving a liquidity event, such as an initial public offering or sale of our company, given prevailing market conditions;
•	any adjustment necessary to recognize a lack of marketability of the Taboola Ordinary Shares underlying the granted options; and
•	the market performance of comparable publicly-traded companies.
In valuing Taboola Ordinary Shares, absent an arm’s-length current/recent round of financing, the fair value of our business, or equity value, was determined using both the income approach and market approach. The income approach estimates value based on the expectation of future cash flows that the company will generate. These future cash flows are discounted to their present values using a discount rate based on the capital rates of return for comparable publicly traded companies and is adjusted to reflect the risks inherent in the company’s cash flows relative to those inherent in the companies utilized in the discount rate calculation. The market approach estimates value based on a comparison of the company to comparable public companies in a similar line of business.
We used the Hybrid method which is the combination of Probability Weighted Expected Return Method (“PWERM”) and option pricing method (“OPM”) to determine our Ordinary Share value.
The PWERM involves the estimation of the value of our company under multiple future potential outcomes and estimates the probability of each potential outcome. The per-share value of our Ordinary Shares as determined through the PWERM was ultimately based upon probability-weighted per share values resulting from the various future scenarios, which include an initial public offering and continued operation as a private company.
The OPM allocates the overall company value in one of the scenarios to the various share classes based on differences in liquidation preferences, participation rights, dividend policy, and conversion rights, using a series of call options.
After the value for Taboola Ordinary Shares was determined, a discount for lack of marketability (“DLOM”) was applied to arrive at the fair value of the Taboola Ordinary Shares on a non-marketable basis. A DLOM is applied in order to reflect the lack of a recognized market for a closely held interest and the fact that a non-controlling equity interest may not be readily transferable. A market participant purchasing this share would recognize this illiquidity associated with the shares, which would reduce the overall fair market value.
After the completion of the Business Combination, the Taboola Ordinary Shares are now publicly traded, and we will rely on the closing price of the Taboola Ordinary Shares as reported on the date of grant to determine the fair value of the Taboola Ordinary Shares going forward.
Leases
In February 2016, the FASB issued ASU 2016-02, “Leases” (“ASC 842”), on the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee.
We adopted the new standard as of January 1, 2019, which requires the recognition of the right-of-use assets, or ROU assets, and related lease liabilities on the balance sheet using a modified retrospective approach. The consolidated financial statements related to periods prior to January 1, 2019 were not restated and continue to be reported under ASC Topic 840—Leases (“ASC 840”), which did not require the recognition of operating lease liabilities on the balance sheet. As a result, the consolidated financial statements related to periods prior to January 1, 2019 are not entirely comparative with current and future periods. As permitted under ASC 842, we have elected not to recognize short-term leases on the balance sheet, nor separate lease and non-lease components.
The ROU asset and lease liability are initially measured at the present value of the lease payments, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, our incremental borrowing rate based on the information available at the date of adoption in determining the present value of the lease payments.
Our incremental borrowing rate is estimated to approximate the interest rate on similar terms and payments and in economic environments where the leased asset is located.
Some of our leases contain one or more options to extend. The exercise of lease renewal options is typically at our sole discretion. We consider various factors such as market conditions and the terms of any renewal options that may exist to determine whether it is reasonably certain to exercise the options to extend the lease.
Some of the real estate leases contain variable lease payments, including payments based on a Consumer Price Index (“CPI”). Variable lease payments based on a CPI are initially measured using the index in effect at lease adoption. Additional payments based on the change in a CPI are recorded as a period expense when incurred.
As of the adoption date, we recognized a lease liability of $80.1 million and a corresponding ROU asset of $74 million; there was no equity impact from the adoption. The difference between the lease liability and the ROU asset primarily represents the existing deferred rent liabilities balances before adoption, resulting from historical straight-lining of operating leases, which was effectively reclassified upon adoption to reduce the measurement of the ROU asset.
Income Taxes
We are subject to income taxes in Israel, the U.S., and other foreign jurisdictions. These foreign jurisdictions may have different statutory rates than in Israel. Income taxes are accounted in accordance with ASC 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
The financial effect of changes in tax laws or rates is accounted for in the period of enactment. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.
We recognize income tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained upon examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such uncertain tax positions are then measured based on the largest benefit that is more likely than not to be realized upon the ultimate settlement. Although we believe we have adequately reserved for our uncertain tax positions, we can provide no assurance that the final tax outcome of these matters will not be materially different. We make adjustments to these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different from the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made. We classify interest and penalties on income taxes (which includes uncertain tax positions) as taxes on income.
Recent Accounting Pronouncements
See the section titled “Summary of Significant Accounting Policies” in Note 2 of the notes to our consolidated financial statements included elsewhere in this registration statement/prospectus for more information.
Quantitative and Qualitative Disclosures about Market Risk
Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in inflation, exchange rates or interest rates. We do not hold financial instruments for trading purposes.
Foreign Currency Exchange Risk
A 10% increase or decrease of the NIS, euro, British pound sterling, or the Japanese yen against the U.S. dollar would have impacted the Consolidated Statements of Income (loss) as follows:
	Operating income impact Year Ended December 31,
	2020		2019		2018
	(dollars in thousands)
	+10%	-10%	+10%	-10%	+10%	-10%
NIS/USD	$(5,488)	$5,488	$(5,481)	$5,481	$(7,529)	$7,529
EUR/USD	$4,250	$(4,250)	$3,671	$(3,671)	$4,395	$(4,395)
GBP/USD	$(4,935)	$4,935	$(5,072)	$5,072	$(3,875)	$3,875
JPY/USD	$1,692	$(1,692)	$1,765	$(1,765)	$1,780	$(1,780)
Interest Rate Risk
Interest rate risk is the risk that the value or yield of fixed-income investments may decline if interest rates change. Fluctuations in interest rates may impact the level of interest expense recorded on future borrowings. We do not enter into derivative financial instruments, including interest rate swaps, for hedging or speculative purposes.
Credit Risk
Credit risk with respect to accounts receivable is generally not significant, as we routinely assess the creditworthiness of our partners and clients. We generally have not experienced any material losses related to receivables from advertisers during the three years ended December 31, 2020. We do not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in our accounts receivable.
As of December 31, 2020, we maintained cash and cash equivalents primarily in banks in Israel, United States and United Kingdom. In the United States and United Kingdom, the Company deposits are maintained with commercial banks, which are insured by the U.S. Federal Deposit Insurance Corporation (“FDIC”) and Financial Services Compensation Scheme (“FSCS”), which is authorized by the Bank of England (acting in its capacity as the Prudential Regulation Authority (PRA), respectively. In Israel, commercial banks do not have government-sponsored deposit insurance. At various times, we have deposits in excess of the maximum amounts insured by the FDIC and FSCS. Historically we have not experienced losses related to these balances and believe our credit risk in this area is reasonable. As of December 31, 2020, we maintained balances of approximately $33.6 million and $41.8 million with U.S. banks in excess of the amounts insured by the FDIC and in the United Kingdom banks in excess of the amounts insured by the FSCS, respectively.

Business
Our Mission
We power recommendations for the Open Web, helping people all around the world discover things they may like, but never knew existed.
Our Company
Taboola is a technology company that powers recommendations across the Open Web with an artificial intelligence, or AI-based, algorithmic engine that we have developed over the past 13 years.
We think of ourselves as a search engine, but in reverse — instead of expecting people to search for information, we recommend information to people. You’ve seen us before: we partner with websites, devices, and mobile apps, which we collectively refer to as digital properties, to recommend editorial content and advertisements on the Open Web, outside of the closed ecosystems of the walled gardens such as Facebook, Google, and Amazon.
Digital properties use our recommendation platform to achieve their business goals, such as driving new audiences to their sites and apps, or increasing engagement on site — and we don’t charge them for these services. We also provide a meaningful monetization opportunity to digital properties by surfacing paid recommendations by advertisers. Unlike walled gardens, we are a business-to-business, or B2B, company with no competing consumer interests. We only interact with consumers through our partners’ digital properties, hence we do not compete with our partners for user attention. Our motivations are aligned. When our partners win, we win, and we grow together.
We empower advertisers to leverage our proprietary AI-powered recommendation platform to reach targeted audiences utilizing effective, native ad formats across digital properties. We generate revenues when people click on or, in some cases, view the ads that appear within our recommendation platform. Advertisers pay us for those clicks or impressions and we share the resulting revenue with the digital properties who display those ads.
Our powerful recommendation platform was built to address a technology challenge of significant complexity: predicting which recommendations users would be interested in, without explicit intent data or social media profiles. Search advertising platforms have access, at a minimum, to users’ search queries which indicate intent, while social media advertising platforms have access to rich personal profiles created by users. In contrast, we base our recommendations on an extensive dataset of context and user behavior derived from the intersection of thousands of digital properties and millions of recommended items, including ads and editorial content.
Our annual Revenues grew to $1,188.9 million in 2020, from $1,093.8 million in 2019 and $909.2 million in 2018. Over the same three years our Gross profit grew to $319.5 million, from $232.0 million and $234.2 million, and our ex-TAC Gross Profit grew to $382.4 million, from $295.8 million and $281.5 million, respectively. Our Net income (loss) for the same three years was $8.5 million, ($28.0) million and $10.7 million, respectively, while our Adjusted EBITDA was $106.2 million, $34.1 million and $66.9 million, respectively. For more information about ex-TAC Gross Profit and Adjusted EBITDA, see “Management’s Business Discussion and Analysis of Financial Condition and Results of Operations- Non-GAAP Financial Measures.”
Industry Trends
Advertising Budgets Shift to Digital Marketing. Over the last decade, advertising budgets have been shifting from traditional media, such as print newspapers, magazines and television, to digital channels. This trend has been driven by a shift in consumer attention to digital properties, and access to vast amounts of consumer data, giving advertisers an opportunity to reach consumers at scale with precise targeting, thereby driving a higher return on their investment.
Walled Gardens Dominate Digital Advertising Spend. According to eMarketer, more than half of digital advertising budgets are spent within the closed ecosystems of tech giants like Google, Facebook and Amazon, which we refer to as “walled gardens”. With the proliferation of these walled gardens and the time spent by consumers within them, the Open Web is fighting for user attention and as a result for advertising dollars.
Highly Fragmented Open Web. According to a 2020 report by Jounce Media, advertisers spent approximately $64 billion advertising on the Open Web in 2020. Because the Open Web is, by definition, highly fragmented, it is harder for advertisers to access than the walled gardens.

The Technology behind Digital Advertising has become Increasingly Complex. Technologies for more automated and efficient buying and selling of digital advertising have been gaining traction for several years with both advertising buyers and digital properties. The ability to collect, collate and analyze intent data points using AI and machine-learning technology is a key differentiator for advertisers, digital properties and advertising intermediaries. Data insights can now be used to optimize digital advertising campaigns in ways that were not previously possible. This means that advertising intermediaries who do not have access to data or are not using AI to power their platforms may be at a disadvantage.
Native Format Proliferation. According to eMarketer, native ads - ads that match the look, feel and function of the media format in which they appear, such as those used by Taboola - accounted for approximately 63% of total U.S. display ad spending in 2020, and spending on native ads in the U.S. is forecasted to grow by approximately 21% in 2021. Native advertising is a format that has been popularized by social media and is now familiar to consumers.
Increasing Reliance by Consumers on Social Media, Apps and Mobile Devices as a Source of News. According to Pew Research, in 2018, social media sites surpassed print newspapers as a news source for Americans: one in five U.S. adults said they often get news via social media. Consumers continue to shift away from traditional media sources for their news and are increasingly moving towards social media and messaging services to find the news. This trend has led to a proliferation of mobile apps designed to deliver news in real time to consumers.
Increasing Focus on Privacy and the Disappearance of Third Party Cookies. Government regulators, consumers, and technology companies recently turned their attention toward the use of consumer data and related privacy practices. This led to increased regulation, such as the General Data Protection Regulation, or GDPR, and the California Consumer Privacy Act, or CCPA. In parallel, major internet browsers, including Safari, Chrome and Firefox, announced that by 2022, they will phase out third-party cookies. These changes pose a challenge for the digital marketing landscape, which currently relies extensively on third-party cookie data for personalization and must adapt to comply with increasing regulation of consumer data.
Our Market Opportunity
We believe the Open Web needs a technology partner that enables digital properties to compete effectively with the scale and technological advantages of the tech giants. We believe our recommendation technology is applicable to a wide range of digital properties, including websites, apps, devices, and in the future, connected TVs and other mediums.
Unlike walled gardens, we are a B2B company with no competing consumer interests. We do not compete with our digital property partners for users’ attention. Our motivations are aligned: when our partners win, we win, and we grow together. This win-win mentality applies to our relationships with digital property partners and our advertiser clients. Our advertiser clients typically utilize a performance-based pricing model, which means they only pay us after a desired event, typically a click, occurs. In addition, our deep relationships with digital properties offer a compelling value for advertisers, granting consolidated access to Open Web audiences and, thus, reducing the effects of fragmentation. In the fourth quarter of 2020, we worked with over 13,000 advertisers to serve ads to users across the Open Web and reached over 500 million daily active users, which, for this figure, we calculated as the average daily number of users that have been exposed to Taboola content recommendations at least twice in the preceding seven days. We and our digital property partners both benefit when users stay engaged with content on the digital property. To that end, we share advertising revenue as well as content-consumption data with digital properties, which they can use to make editorial decisions that best accommodate their audiences’ interests and increase user engagement.
What We Do: Our Recommendation Platform
At the core of the Taboola platform is our AI-powered predictive recommendation engine, which predicts what people may find interesting by employing unique Deep Learning technology and utilizing a broad range of inputs.
We serve two types of personalized recommendations: (1) editorial, or “organic”, content from the site that the user is currently visiting, in order to engage the user and increase their chances of staying on the site longer; and (2) third-party ads paid for by our advertiser partners. Our recommendations support text, image and video formats.
We generate revenue by enabling advertisers to place bids for the right to serve their ads to targeted audiences across the Taboola network of digital properties, including some of the most premium sites in the world.

Representative Product Implementation

Our Platform for Digital Properties
Through our technology, data and advertiser relationships, we help digital properties achieve three key goals:
•
Engagement: We keep users engaged with the digital property they are currently visiting, helping digital properties grow their business and not lose users to walled gardens. Digital properties work extremely hard to create engaging content and rely, in part, on Taboola to surface that content to the right user at the right time. To that end, the more content people read, the more time they spend on that digital property’s site, and the greater the opportunity for the digital property to monetize their business by, among other things, serving ads and offering subscriptions. In 2020, people clicked on Taboola recommendations tens of billions of times a year, and about half of those clicks were on editorial content, keeping users on the site that they were on.

•
Audience: Digital properties using our platform can grow their audience in five main ways: (1) using our Taboola Newsroom product, they can use the readership data we compile from across the Taboola network to inform editorial decisions and optimize their content strategy, ultimately bringing new users to their property; (2) creating audience exchange programs between their own sites and those of other digital properties on our network, diversifying their audiences and introducing their content to new users; (3) acquiring new quality audiences from across the Taboola network of digital properties; (4) driving subscriptions to newsletters and paid subscriptions which, help bring loyal readers again and again to their site; and (5) distributing their editorial content onto devices, OEMs, mobile carriers and more.

•
Monetization: We enable digital properties to monetize their content with seamlessly integrated native ads, typically displayed in a feed format appearing at the end of an article, as well as other prime locations such as homepages, section fronts and middle of the articles. When people click on these ads, and in certain cases when they view the ads, advertisers pay us and we then share this revenue with the digital property on which the click or impression occurred.

Our Platform for Advertisers
Advertisers utilize Taboola’s platform and leverage our AI-powered recommendation engine to reach their audiences throughout the buyer journey, from building brand awareness to increasing customer loyalty. Using Taboola’s predictive engine, advertisers can engage consumers at the right time with the right content, using text, image or video formats. Taboola allows advertisers to run campaigns either directly through Taboola, using Taboola’s campaign management dashboard, or programmatically.
We believe we offer advertisers a compelling alternative, or complement, to the walled gardens:
•
Massive reach: With an average of over 500 million daily active users in the fourth quarter of 2020, our platform creates opportunities to reach people on the Open Web when they’re most receptive to brand messages and new content.

•
Targeting: Our recommendation platform allows advertisers to target their campaigns according to multiple parameters, such as context, user location, device and network connection type. Additionally, we use the advertiser’s own data to target demographics, interests, “lookalike audiences” and more. Our predictive engine and large readership dataset enable advertisers to reach their target audiences with the right message, at the right time and in the right context. In contrast with social networks, where advertisers reach users based on carefully curated personas as well as other signals, our advertisers reach users based on signals from what people are reading on the Open Web, which we believe is a more authentic representation of their true interests.

•
Impactful Native Ad Formats: Our close partnerships with premium digital properties allow us to develop highly impactful ad experiences that support a variety of ad formats and achieve diverse advertiser goals, from awareness, to consideration, to purchase.

•
Brand Safe: Ads distributed by Taboola are typically served on pages that display editorial content rather than the ubiquitous user-generated content of platforms such as YouTube or Facebook. In addition, our ad platform allows advertisers to control the properties and topics on which their content appears, ensuring that their ads are displayed within suitable environments.

Our Recommendation Technology
Our R&D team has spent over a decade developing our proprietary AI-based recommendation technology, solving an incredibly complex problem — how to construct a personalized recommendation feed from millions of available articles, videos and ads, in real-time, when you have over 500 million daily active users and need to optimize for diverse outcomes and support multiple pricing models.
Rather than rely on knowledge of what people are searching for or what they share on social media, our predictive algorithms employ unique Deep Learning technology to develop a powerful model of people’s interests across the Open Web. Our technology performs exceptionally well on diverse types of input data, such as text, images and video, and is designed to discover non-trivial relations between content and users in a specific context. We predict which recommendations users are most likely to engage with based on a broad set of ‘signals’ that fall into the following categories:
•
User Behavior. We are experts in analyzing pseudonymized user behavior across the Open Web. We gather a massive amount of content consumption data from users who visit our partners’ digital properties, which our Deep Learning engines then ingest.

•	Context. Our algorithms ingest contextual signals, such as geographic location of the user, what device the user is using, time of day, day of week, page layout, page language and more.
•
Analysis of Recommended Items. We analyze recommended items, including paid advertisements, editorial articles, images and videos, to identify signals such as topic, title, thumbnail image, semantics and sentiment.

Generating a Rich Recommendation Feed
We serve the majority of our recommendations within a feed that was modeled after widely popular social media feeds and adapted for the Open Web. While the feed format provides a good user experience, it requires technological expertise that is an order of magnitude more complex than optimizing a single ad.
This is both a competitive advantage and a technological challenge that requires our algorithms to optimize multiple placements simultaneously across an entire web page, while also supporting the unique objectives of our various partners. Indeed, any recommendation we generate takes into consideration the other advertisements and editorial content recommendations that we display in the same feed. The effect of the sum of these parts allows us to predict the user engagement in different contexts, and make algorithmic decisions concerning the content we serve the user next.
In order to populate recommendations within a feed, our technology must consider the whole page, and recommend content or ads within the context of that page. This has implications both on the algorithms to predict engagement, as well as on how ad auctions are conducted. We have built an efficient algorithm to estimate the incrementality of new items based on what is already in the feed, and taking into account both how strong the item is standalone, as well as how similar it is to the other items already in the feed.
Additionally, our Deep Learning engine allows us to optimize for multiple objectives simultaneously, which delivers efficacy to advertisers, increases user engagement and supports the achievement of many other business goals in tandem. As opposed to other digital ad intermediaries who optimize the placements of a single ad unit in an environment they do not control, we influence, and more often create, the setting in which ads appear as we control the entire feed of content and ads, and optimize across the entire feed, page or session.
Lastly, we have built a robust ability to conform our recommendation feeds to the design of our digital property partners’ pages and layouts. Presenting a variable mix of both editorial and paid content in this native format also mitigates the risk of user fatigue, commonly referred to as “banner blindness,” that has been noted in traditional display ads.
How We Recommend Editorial Content
Recommending editorial, or organic, content produced by digital properties enables us to help our publisher partners keep users active on their site for a longer period of time, increasing their exposure to more personalized editorial content — thus increasing overall satisfaction and loyalty.
To successfully recommend editorial content items, we developed algorithms that extract and analyze content consumption patterns from our entire network of digital properties. Our recommendations also rely on our deep understanding of reading habits based on our analysis of redundancy, recency, vertical, longevity, relevance device type and other factors.
In order to refine our ability to recommend editorial content even further, we have built multiple crawlers to ingest editorial content, categorize it, and extract named entities and topics using our Natural Language Understanding platform, which transforms human language into a machine-readable format. We also automated the assimilation, classification and generation of creatives, including images, videos, titles and descriptions.
We also take into consideration the optimization of recommendations to support our publishers’ goals, including subscriptions, pages per session, session duration, subscriptions to newsletters and more.
How We Recommend Ads
Recommending ads is particularly complex because the process requires accurately predicting multiple facets of the user’s interaction:
•	The probability the user will interact (click on an ad, or go to an advertiser’s site/app after seeing an ad), given a specific user and context.
•	The probability a user will convert (into a lead, sales or other KPIs the advertiser wishes to optimize) after she clicked/viewed an ad, given a specific user and context.
•	The price of a specific item (we support cost per click (“CPC”) and cost per thousand impressions (“CPM”).

Our ultimate measure of success in recommending ads is achieving the advertiser’s goals. In order to do so, Taboola’s algorithms are designed to select the right opportunity to engage the right user with the right ad, while at the same time optimizing pricing and selecting the best creative assets to use. Our technology is designed to predict the value of each item and optimize both the advertising creatives and the format mix in each auction.
As described above, in order to make effective recommendations, our technology must first predict a user’s engagement with a given advertisement. When combined with the bid for each item, and the prediction of the conversion, this allows us to calculate the relative value of each item available for recommendation. To create an efficient marketplace, our algorithms support diverse pricing models, including CPC and CPM, and are able to conduct efficient auctions between them in order to maximize available inventory for advertisers with diverse marketing objectives. We optimize bids for a particular ad, advertiser, user and context, while factoring in constraints, such as geographic location targeting or audience segment targeting, regardless of pricing model.
In order to assist advertisers in executing efficient and effective campaigns, we developed a pricing automation tool called Smart Bid. Smart Bid is an automated campaign bidding strategy that utilizes platform data to bid effectively in real-time on impressions that are most likely to lead to conversions.
To maximize the probability of a user engaging with an ad, we support flexible native ad formats that include images, videos, text and interactive elements; we also support specialized elements, such as product price, discount, number of items left in stock, mobile app rating and more. Selecting the optimal ad also involves determining the best version and format of the ad from a very large number of combinations; Taboola does so by running a scalable infrastructure of multi-variant testing, which in turn allows the algorithm to choose the best creative combination efficiently.
We are Built for the Open Web
In support of our win-win approach to partnerships, our recommendation technology is built to operate differently. Because we power editorial recommendations, digital properties typically embed our code directly on their web page. This means we can serve our own first-party cookie, much like what digital properties do on their own sites and applications.
Our recommendation platform allows both digital properties and advertisers to control their brand identity within Taboola's network. For example, digital properties can set “acceptance profiles” to determine which types of advertisers we will recommend, and advertisers can target or block selected digital properties. To consistently regulate the quality of our network, we also maintain a public content policy and employ a content review team that reviewed over eight million items in the fourth quarter of 2020. This combination of technology and human review is designed to create a consistently high level of brand safety and quality content within our network.
While developing our recommendation technology, privacy is always at the top of our mind. We have long established and adopted privacy-by-design as a central element of our technology, and product design and development cycles, with a strong commitment to ensuring best practices in privacy, security and safety for our partners and users. Since 2017, we have had a designated Data Privacy Officer along with a team of privacy specialists. These specialists are integrated within our R&D and Product organizations and processes, and consider all facets of user privacy as key elements in the design of any new technology, solution or feature of our recommendation platform. We also perform ongoing Privacy Impact Assessments to monitor potential risks during the product lifecycle and proactively mitigate those risks.
Infrastructure
To successfully deliver optimized recommendations to over 500 million daily active users, and 500,000 recommendation requests every second, we developed powerful software and hardware infrastructures from the ground up.
Our data infrastructure was designed and implemented with several principles to ensure both very high accuracy and high speed to process and ingest every new data input at a very high scale and throughput. This infrastructure continuously “feeds” the predictive Deep Learning models, granting access to rich user history and enabling enrichment of data.
In order to support the massive amount of text analysis, processing, named entities and general semantic understanding, we have built a Natural Language Understanding platform with a large scale knowledge graph.

Designed to recognize multiple languages, topics, concepts, named entities and categories for the entire Taboola platform, this platform is built using Deep Learning technologies.
The ability to control the entire feed across multiple canvases is enabled by building state of the art client-side technologies to render and serve a rich feed of content across billions of devices, canvases and user touch points. This process operates within strict SLA and performance constraints, which requires us to develop our technology to work efficiently on low-end and high-end devices and canvases.
As of December 31, 2020, we utilized approximately 8,000 servers; three back-end data centers processing over 100TB of data per day to train our AI engine; and seven front-end global data centers that, together, have served up to one trillion recommendations monthly. We use around 330,000 CPU and GPU cores, 1.5PB of memory and around 10,000TB of storage overall.
Deployment of our code to the production environment is fully automated and includes execution of tens of thousands of automated tests for each code change, using AI to locate anomalies in the code to prevent errors. This allows our R&D to develop software quickly and enables us to continuously deliver reliable code and AI models to production. To address the extreme complexity of operating at such a massive scale, we use cutting-edge technologies, such as Tensorflow, Spark, Cassandra and Kafka, as well as highly sophisticated code we developed to allow these tools to meet our scale and reliability requirements.
Our Team
We have assembled a world class team of engineers and data scientists with a business-focused, innovative engineering culture. We have access to top talent in Israel, Europe, U.S. and Taiwan, including very strong talent in AI, Deep Learning, high-scale infrastructure and browser-based technologies. We believe our engineering culture plays a key role in our success: we assign business KPIs to R&D teams so technological decisions and priorities are aligned with business needs; we empower engineers to own features end-to-end, from ideation to full adoption; and we put special emphasis on collaboration. Our engineering culture relies strongly on experimentation and multi-variants testing. We continuously deploy and run hundreds of different AI models, UI variations and optimizations, in effect measuring hundreds of KPIs. We build our infrastructure such that it enables this culture of continuous improvement.
Our Competitive Strengths
We believe the following key strengths provide us with competitive advantages:
•
Performance of our AI Technology. We have spent 13 years developing our AI-powered recommendation technology to drive high yield for digital properties, high returns on advertising spend for advertisers,

•	and relevant recommendations to consumers, who spend more time consuming content on digital properties.
•
More than Monetization. The value we provide to digital properties goes beyond monetization. Our technology helps digital properties grow their audience by optimizing audience exchange programs; recommending content created by the digital properties to increase the time consumers spend on these properties; helping editorial teams make data-driven decisions, and more. We work daily with our extensive network of global digital properties to improve our platform and create more value for the entire Taboola network.

•
Exclusive, Multi-Year Partnerships with Digital Properties. Over the last 13 years, we have established long-standing, exclusive relationships with digital properties on the Open Web. They have chosen to work with Taboola across all types of platforms, including desktop, mobile and tablet devices. This provides Taboola and Taboola advertisers with predictable access to audiences and supply.

•
Direct Relationships with Advertisers. We work directly with the majority of the advertisers that use our platform. This allows us to build strong relationships, help advertisers succeed on our platform, and evolve our technology based on direct feedback.

•	High Reach and Scale. We have more than 500 million daily active users across the globe, enabling advertisers to run campaigns at scale

•
Network Effect. As more digital properties use our platform, we gather more content consumption data. More data makes our AI-driven algorithms more effective in making predictions, which in turn enables us to deliver better performance for advertisers, which drives higher yields for digital properties. These higher yields make it easier to retain digital properties and acquire new partners.

•
Founder-led Experienced Management Team. Our founder, Adam Singolda, has successfully led the company as CEO since its founding in 2007. Most of the company’s senior management has worked together with our founder for many years: the average tenure of our senior management is over eight years, demonstrating strong execution and achieving rapid growth.

•
Strong Financial Profile. We designed our business to be highly scalable, with a focus on sustainable long-term development. Since our inception in 2007, we have demonstrated consistent growth in revenues and were profitable in 2020.

•
Preparing for a World Without Third Party Cookies. Our direct integration with many digital properties has helped us navigate changes in the industry. Our engineers continue to work closely with industry stakeholders to ensure we will be prepared if third-party cookies are fully blocked, as many industry observers expect, and we continue to invest in innovative solutions that deliver relevant and engaging discovery experiences for our users

Our Growth Opportunities
We intend to grow our business by focusing on the following key areas:
•
Continued Investment in AI. Continuously investing in our AI technology is at the heart of what we do. We believe AI is critical to engaging Open Web users and will ultimately provide better service and greater monetization to advertisers and digital properties, increasing our yields and accelerating our growth.

•
Grow our Core Digital Property and Advertiser Client Base. While we already have an extensive network of global digital properties and advertisers, we believe the efficacy of our recommendation platform gives us the opportunity to expand our partnerships and client base even further. We expect to continue investing in our technology, expanding our global presence, and growing our sales and client service teams to support further growth.

•
Add User Touchpoints. At our core, Taboola is a recommendation engine. We believe many types of digital properties need a recommendation engine to engage their consumers, find new audiences and monetize. This includes eCommerce websites, connected TVs, devices and more. In 2018, we launched Taboola News, an offering which seamlessly integrates premium content from our digital properties into connected devices. We believe our existing partnerships with leading device manufacturers and mobile carriers, as well as potential future partnerships with connected TV vendors and others, presents a substantial growth opportunity for both Taboola and our partners.

•
Add New Types of Recommendations. From experience, we know recommendation engines become better when they are able to recommend a greater variety of content. For example, in 2016, we predicted that video content presented a huge opportunity for advertisers to reach their audiences in a highly impactful way, for digital properties to drive better monetization and for users to engage with suggested videos, similar to how they are used on social networks such as Instagram. To that end, we added support for video formats in our recommendation platform and saw significant returns from doing so. From 2017 to 2020, we grew video revenues from approximately $20 million to approximately $90 million. Similarly, we believe there is opportunity to further diversify our recommendation offerings and intend to invest in new formats and advertising partnerships to improve both consumer experience and yield. The ability to display a variety of media formats in novel combinations is key to preventing “banner blindness” that plagues traditional display formats and making our recommendation engine even better.

•
Pursue Value-Enhancing Acquisition Opportunities. The Open Web remains highly fragmented, which presents attractive opportunities for us to grow through strategic and value-enhancing acquisitions. A key aspect of our long-term growth strategy is to continue to pursue acquisitions that expand our offerings into new and evolving digital properties and to capture more of the advertising spend within the Open Web. Consistent with that strategy, we are continually evaluating potential acquisition opportunities in light of changing industry trends and competitive conditions.

Our Partners and Clients
We primarily have two types of clients: digital properties that use Taboola to drive new audiences, engagement and monetization; and advertisers, and their agents, that use Taboola to achieve a variety of marketing objectives.
Digital Properties
Taboola had approximately 9,000 digital property partners in the fourth quarter of 2020, including many premium properties such as Microsoft, NBCUniversal, CBSi, The Independent and Daily Mail. These partners value our ability to drive new audiences to their sites, engage their users, and monetize their digital properties, while our data insights assist them in making informed editorial decisions. Our value is evidenced by our many multi-year, exclusive partnerships. As of December 31, 2020, our average contract term length with our digital properties was over two years as measured by contract duration at inception; some of our largest partners have even longer-term agreements.
Microsoft is our largest partner. Other than Microsoft, no other digital property partner accounted for 2.5% or more of our Revenues generated from advertisers on digital properties in 2020.
Advertisers
We had approximately 13,000 advertiser clients working with us directly, or through advertising agencies, worldwide during the fourth quarter of 2020. The vast majority of our Revenues comes from advertisers working with us directly, rather than via an agency. We support the leading programmatic channels via integrations with leading demand side platforms, or DSPs. Thanks to the effectiveness of our recommendation engine, many of our advertiser clients are considered “always on,” which means they continuously invest on our platform, rather than running finite campaigns.
Our advertiser customer base is highly diverse. Some of the verticals we have seen strong adoption in are health & fitness, finance, hobbies & interests, technology & computing, home & garden, shopping and automotive. Our ten largest advertisers accounted for less than 15% of total Revenues on our network in 2020, with none larger than 3%.
Sales and Marketing
To support our “win-win” approach to working with both digital properties and advertisers, we employ a global sales team tasked with signing new partners and growing existing implementations. Our team is deployed around the world with sales hubs in Bangkok, London, New York, and Sao Paulo, supported by regional satellite offices in order to best serve our geographically diverse client base.
Selling to Digital Properties
Our sales teams are responsible for adding new partnerships with digital properties. Once a digital property joins our network, our account management team works with the digital property’s stakeholders to understand their goals, help them reach those goals, and identify new opportunities for mutual growth on an ongoing basis.
Selling to Advertisers
We sell to advertisers through our global sales team and a “self-service” website. Our sales team onboards new customers, mostly large advertisers, through direct outreach from one of our international sales offices. Our account management teams provide ongoing guidance and data insights that inform campaign strategies and help advertisers learn how to maximize their return on investment with Taboola. Advertisers can also choose our self-service platform to launch and manage campaigns. We support advertisers through our online Help Center, in-product instructions, and a large number of video tutorials.
Marketing
To support our global sales force, our marketing team presents at industry conferences and hosts webinars and customer events. In addition, our marketing team invests in public relations, advertises online to build brand awareness and acquire new customers, creates case studies, sponsors third-party research, authors data insight reports, creates marketing collateral, publishes blog posts and creates and sponsors events online and in-person.

Competition
We operate in a highly competitive industry. Our main competition for advertising budgets and digital property partnerships are walled gardens and advertising intermediaries:
Walled Gardens. We compete for advertising dollars with the closed ecosystems of technology companies such as Google, Facebook and Amazon. In many cases we also compete with those companies, in particular Google, for real estate on digital properties. As described above, unlike the walled gardens, our business is based on a “win-win” model of partnership, where we do not compete with our partners and our goals are aligned.
Advertising Intermediaries. A large number of companies provide a solution to one or more of the steps involved in the buying and selling of advertisements online. These include The Trade Desk, Magnite, PubMatic, Xandr, Verizon Media, Outbrain, Plista, TripleLift, RevContent and others. While these companies may be in competition with us, some are also partners of ours.
When competing for advertiser business, we compete for budgets based on price, reach, speed, brand safety and performance. When competing for digital properties’ business, we are measured on our ability to generate revenue and support other business goals, such as audience development.
Intellectual Property
Our proprietary recommendation engine and associated algorithms and technologies are key to our success, and we rely upon a combination of trade secret, trademark, copyright, and patent laws in the United States and abroad as well as confidentiality agreements and technical measures to establish, maintain and protect our intellectual property and protect our proprietary recommendation engine and associated algorithms and technologies.
Historically, we have not patented our proprietary technology in order to keep our technology architecture, trade secrets, and engineering roadmap private; however, as of December 31, 2020, we had twenty patents issued. We register certain domain names, trademarks and service marks in the United States and in certain locations outside the United States. We also rely upon common law protection for certain trademarks. We generally enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with our partners and clients with whom we conduct business, in order to limit access to, and disclosure and use of, our proprietary information.
Our in-house know-how is also an important element of our intellectual property. The development and management of our platform requires sophisticated coordination among many specialized employees. We believe duplication of this coordination by competitors or individuals seeking to copy our platform would be difficult. The risk of a competitor effectively replicating the functionality of our platform is further mitigated by the fact that our service offerings are cloud-based and served through a third party content delivery network, which is designed to protect our core technology from being exposed or accessible to a user or a competitor. To protect our technology, we implement multiple layers of security and our protection measures are ISO 27001 certified.
Regulation
Privacy and data protection laws play a significant role in our business. International regulations for the collection and use of consumer data by advertising networks, advertisers and digital properties is frequently evolving. The U.S. and various other governments have enacted, considered or are considering legislation with respect to the collection, augmentation, use and sharing of data.
Our ability, to collect, augment, analyze, use and share data relies upon the ability to uniquely identify devices across websites and applications, and to collect data about user interactions with those devices for purposes such as serving relevant ads and measuring the effectiveness of ads. Laws, regulations and industry standards related to the collection of data and identification of those devices are constantly evolving. This includes those related to the level of consumer notice and consent required before a company can employ cookies or other electronic tools to collect data about interactions with users online.
Taboola’s General Privacy Practices
Taboola is committed to protecting personal data and providing users transparency and control over the use of their data in online advertising. We seek to strictly enforce our privacy and data protection policies, knowing this is important to our partners, clients, users and vendors.

Historically, we have not collected any data that would enable the direct identification of Internet users. As of December 31, 2020, we used only pseudonymous data about Internet users on our platform to manage and execute digital advertising campaigns. We either collect this data directly from users’ devices or it is passed to us by third parties. We provide consumers with notice about our use of cookies and our collection and use of data in connection with the delivery of targeted advertising and allow them to opt-out from the use of data we collect for the delivery of targeted advertising.
We are members of or participants in industry self-regulatory organizations, including the Digital Advertising Alliance, the Digital Advertising Alliance Canada, and the European Interactive Digital Advertising Alliance. Taboola also adheres to the Interactive Advertising Bureau’s Self-Regulatory Principles for Online Behavioral Advertising, and the IAB Europe OBA Framework. In addition, Taboola is a proud member in good standing of the Network Advertising Initiative, an association dedicated to responsible data collection use in digital advertising, and we adhere to the NAI Code of Conduct for Web and Mobile. Taboola also has partnerships with a number of industry groups, including the Coalition for Better Ads, the Trustworthy Accountability Group and the Future of Privacy Forum.
Our privacy team delivers company-wide privacy training, enforces our privacy policies and is integral to ensuring that we consider the privacy implications in all aspects of our proprietary platform. We regularly review and document our internal privacy policies, amend existing policies as necessary, and enforce these policies with our clients, publisher partners and vendors. Taboola’s operation of its platform and services is subject to global privacy regulations, including, without limitation, the following:
Privacy Regulation in the U.S.
In the United States, at both the federal and state level, there are laws that govern activities such as the collection and use of data by companies. At the federal level, online advertising activities are subject to regulation by the FTC, which has regularly relied upon Section 5 of the Federal Trade Commission Act to enforce against unfair and deceptive trade practices, including alleged violations of consumer privacy interests. Some proposed and newly enacted legislation has affected and will continue to affect our operations and those of our industry partners.
For example, the California Consumer Privacy Act of 2018, or CCPA, which went into effect January 1, 2020, defines “personal information” broadly enough to include online identifiers provided by individuals’ devices, such as IP addresses, and establishes a new privacy framework for covered businesses. The CCPA imposes more stringent obligations on companies regarding the level of information and control they provide to users about the collection and sharing of their data. Moreover, the California Privacy Rights Act, or CPRA, was approved by California voters in November 2020 and will further modify and expand the CCPA, including by expanding consumers’ rights with respect to certain personal information and creating a new state agency to oversee implementation and enforcement efforts.
Privacy Regulation in Europe
Our business activities are also subject to foreign legislation and regulation. In the European Economic Area or EEA, separate laws and regulations (and member states’ implementations thereof) govern the processing of personal data, and these laws and regulations continue to impact us. The General Data Protection Regulation, GDPR, came into effect on May 25, 2018. Like the CCPA, the GDPR defines “personal data” broadly, and it enhances data protection obligations for controllers of such data and for service providers, called “processors,” processing the data. It also provides certain rights, such as access and deletion, to the individuals about whom the personal data relates and we have adapted our services to accommodate such rights. The digital advertising industry has collaborated to create a user-facing framework, which we use as of December 31, 2020 for establishing and managing legal bases under the GDPR and other EEA privacy laws including the EU Directive 2002/58/EC (as amended by Directive 2009/136/EC).
For the transfer of personal data from the EEA to the U.S., we rely upon direct contractual agreements between Taboola’s European corporate entity, Taboola Europe Limited, and Taboola’s U.S. corporate entity, Taboola, Inc., based on the EU’s standard contractual clauses. These contractual agreements obligate Taboola’s U.S. operations to uphold adequate data protection measures (appropriate safeguards, enforceable data subject rights, and effective legal remedies for data subjects) on all data that Taboola transfers to the U.S. from the EEA on its own behalf and on behalf of its clients and partners. However, standard contractual clauses have been subjected to regulatory and judicial scrutiny and the legal bases for cross-border data transfers are constantly evolving. A recent decision of the Court of Justice of the European Union (“Schrems II”) ruled that standard contractual clauses are not sufficient, on their own, to provide appropriate safeguards for transfers of personal data from the European Union to the United States (and other non-EEA countries) and that companies that engage in these transfers, like Taboola, need to undertake data transfer risk assessments and implement any “supplementary measures” necessary to address any risks identified in order to ensure that the data they transfer continues to be protected to a standard that is essentially equivalent with the GDPR.
On January 31, 2020, the United Kingdom ceased to be a member state of the European Union. It remained subject to European Union laws however, including the GDPR, until December 31, 2020 throughout a Brexit “transition period”. Upon expiry of the Brexit transition period, European Union law ceased to apply to the UK and the GDPR was saved into United Kingdom domestic legislation by virtue of section 3 of the UK’s European Union (Withdrawal) Act 2018, creating a “UK GDPR”. The effect of this has been that, notwithstanding the expiry of the Brexit transition period, GDPR standards continue to apply in substance in the UK by virtue of the UK GDPR, and apply to Taboola’s UK operations and processing of personal data about individuals in the UK.
Privacy Regulation in the Asia-Pacific Region
Our business activities are also subject to legislation and regulation in the Asia-Pacific region. Following the implementation of the GDPR, many jurisdictions have moved to amend, release, review and strengthen their existing data privacy and cyber-security laws, and there has been a progressive effort in the region to work towards coordination of their otherwise disparate laws. Many countries have also sought out adequacy decisions from the EU. New Zealand’s updated Privacy Act and South Korea’s amendments to its Personal Information Protection Act, went into effect in 2020, largely aligning with requirements of the GDPR. Thailand and Japan’s new similar updates and regulations will also become effective in 2021 and 2022, respectively. Other jurisdictions, such as India, Singapore, Malaysia and Hong Kong, are reviewing their existing privacy regimes, with an eye toward similar data protection developments.
To address this range of developments, Taboola’s data protection program is largely rooted in the GDPR and ISO 27001 security standards, and any international data transfers from the Asia-Pacific region are governed by direct contractual agreements between the regional entities and Taboola’s Israeli parent corporate entity, Taboola.com Ltd. Otherwise, our privacy team works to oversee compliance with these Asia-Pacific regional requirements and to address compliance with our region-specific clients and business teams.
Human Capital
We strive to create a diverse, inclusive and ambitious environment where every employee can discover and unleash their potential to achieve individual and collective success. Our employees are our most valuable asset.
Employees
On December 31, 2020, we had 1,354 employees, the majority of which have been employed by Taboola for over two years. We have approximately 500 employees working in research and development, with an average tenure of three years.
As of December 31, 2020, our employees are not covered by a collective bargaining agreement, except as required by law under arrangements in France, Spain, and Brazil, covering a total of approximately 47 employees. We have never experienced a general strike or similar work stoppage.
Transparency
The ability to be transparent and share and discuss our business challenges and opportunities openly and broadly with all our employees is important to our success. We promote an open dialogue with our employees through all-hands meetings, usually twice a month, which include Q&A sessions with senior leadership. We conduct annual and topic-specific employee feedback surveys which consistently receive 80% or higher response rate. Survey results are shared publicly with our managers and employees. In 2020, over 85% of our employees expressed confidence in our leadership team. We continue to adjust our investment in human capital based on the feedback from our employees.
Talent Acquisition and Development
We are focused on recruiting and retaining talented employees across the organization, with a particular focus on unique talent in algorithms, product, customer relationship management and many other areas that are critical to our success. We continue to invest to hire and retain top talent in all of our offices. We were recognized by Dun &

Bradstreet as the 6th best high-tech company to work for in Israel in 2020. Our strong external reputation led to over 15,000 candidates applying to work at Taboola each quarter in 2020. For new hires, we developed an onboarding program tailored towards their roles and responsibilities. On an ongoing basis, we invest in training and development programs that help our employees achieve their career goals, build management skills and lead their organizations. We have two formal career feedback discussions per year where managers and their employees discuss progress and feedback for each other every year. We believe in developing and promoting top talent from within: in 2020, one out of every five of our employees was offered an opportunity for career advancement within the company.
Performance and Alignment
We have a “pay for performance” culture that we believe drives superior results. We invest in our workforce by offering competitive salaries, incentives, and benefits. We align the interests of our employees with those of Taboola through a broad-based equity award program, generally with a four-year vesting schedule. Typically, employee bonus plans are based on both personal and company goals.
Diversity, Equity and Inclusion
In 2020, we further formalized and elevated our existing diversity efforts by launching a global Diversity, Equity and Inclusion, or DEI, taskforce. The DEI task force works with our senior management team to address global DEI topics and develop relevant initiatives to ensure we continue to build a culture where every employee feels valued, seen, and heard. We created a mechanism for employees to anonymously voice concerns. We have a number of Employee Resource Groups and culture committees supporting our initiatives globally, including groups led by self-identified members of various ethnic, racial, gender, sexual orientation, and other identity groups. We are committed to building a long-term plan that will help foster a community that is diverse, equitable, and inclusive, both internally and externally.
Facilities
Our corporate headquarters is in New York City and our core research and development team is in Tel Aviv. We maintain offices in major cities around the world to serve our geographically diverse client base. Additionally, we operate data centers in the United States, Israel, Hong Kong, Singapore and Holland and have ten data centers which are operated under collocation agreements with seven third-party data center providers. Certain of our real property and other leases are further described in Note 8 of Notes to Consolidated Financial Statements elsewhere in this registration statement/prospectus.
We lease all of our facilities. We do not own any real property. We believe our current facilities are adequate to meet our immediate needs.
Legal Proceedings
From time to time we are a party to various litigation matters incidental to the conduct of our business. We are not presently party to any legal proceedings the resolution of which we believe would have a material adverse effect on our consolidated business prospects, financial condition, liquidity, results of operation, cash flows or capital levels.

MANAGEMENT
Management and Board of Directors
The following persons serve as Taboola’s executive officers and directors following the Business Combination. For biographical information concerning the executive officers and directors, see below.
Name	Age	Position
Adam Singolda	39	Founder, Chief Executive Officer and Director
Eldad Maniv	51	President and Chief Operating Officer
Lior Golan	50	Chief Technology Officer
Stephen Walker	52	Chief Financial Officer
Kristy Sundjaja	43	Senior Vice President, People Operations
Zvi Limon	62	Chairman of the Board
Erez Shachar	57	Director
Nechemia J. Peres	62	Director
Richard Scanlon	52	Director
Deirdre Bigley	56	Director
Lynda Clarizio	60	Director
Gilad Shany	44	Director
Executive Officers
Adam Singolda has been the Chief Executive Officer, as well as a director, of Taboola since its founding in 2007. He also serves as a member of the board of directors of K Health, the healthcare startup he co-founded in 2016. Prior to that Mr. Singolda studied Computer Science at The Open University of Israel and spent 6½ years serving in an advanced cyber technology unit of the Israel Defense Forces, serving as a research and development engineer and manager. He graduated IDF officers’ academy with honors. Mr. Singolda’s experience as the founder and Chief Executive Officer of Taboola makes him exceptionally well qualified to serve on our board of directors.
Eldad Maniv has been the President and Chief Operating Officer of Taboola since 2012. Mr. Maniv leads Taboola’s worldwide operations including Taboola’s sales, professional services, and human resources organizations. Mr. Maniv has spent approximately two decades building technology companies in the United States and Israel, having previously served in executive positions at BMC Software, Zend Technologies, and Identify Software. Earlier in his career, he founded NextNine which was acquired by Honeywell. Mr. Maniv holds a B.S. degree from the Talpiot program at the Hebrew University in Jerusalem, and served five years as a systems engineering officer in an intelligence unit of the Israel Defense Forces. He currently serves as a director on the boards of Verbit.ai and YouAppi.
Lior Golan has been Chief Technology Officer of Taboola since 2009 and is responsible for Taboola’s product and technical strategy worldwide. Prior to joining Taboola, Mr. Golan was co-founder, Chief Technology Officer, and Vice President of Research & Development of Cyota, a leader in consumer Internet security. After Cyota was acquired by RSA Security in 2005, Mr. Golan spent two years as Chief Technology Officer and Vice President of Strategy of the RSA Security Consumer Division and was responsible for leading the product and business direction of its consumer business. Mr. Golan holds a B.S. degree from the Talpiot program at the Hebrew University in Jerusalem and served eight years in an intelligence unit of the Israel Defense Forces.
Stephen Walker has been Chief Financial Officer for Taboola since June 2020. Prior to that, he served as Taboola’s Senior Vice President of Worldwide Sales Operations from 2015 to 2020 and as the General Manager of Taboola-X product between 2014 and 2015. From 2007 until 2014, he served as President and Chief Operating Officer of Perfect Market, until it was acquired by Taboola. Earlier, Mr. Walker held positions in Idealab’s New Ventures Group and led several of Idealab’s portfolio companies. Mr. Walker has a B.S. degree in Computer Science and Finance from Boston College and an MBA degree from Harvard Business School.
Kristy Sundjaja has been Senior Vice President of People Operations for Taboola since 2019. Prior to joining Taboola in 2017, she co-founded Exceptional Artists Foundation, a non-profit organization empowering the disabled community, and remains as its President. From 2012 to 2017, Ms. Sundjaja was the Chief of Staff and the Global Head of People at LivePerson. Between 2009 and 2012, Ms. Sundjaja was the Head of Industry Transformation

Teams at New York City Economic Development Corporation. Prior to that, Ms. Sundjaja was an Associate Partner at Oliver Wyman where she worked between 1999 and 2009. Ms. Sundjaja graduated from the University of Pennsylvania with a B.S. degree in Economics from the Wharton School and a B.S. degree and an M.S. degree in Engineering. She also holds an MBA degree from Columbia University.
Directors
Zvi Limon has sat on Taboola’s board of directors since 2007 and served as its Chairman of the Board since 2018. Mr. Limon is a General Partner and co-founder of Magma Venture Partners. He has been an active investor in public and private technology companies in Israel and abroad since 1990. Prior to that, Mr. Limon was a management consultant at Bain & Co. in London and Shaldor Ltd. in Israel. Mr. Limon holds an MBA degree from the INSEAD Business School and a B.A. in Business Administration and Economics from Bar Ilan University. Mr. Limon brings extensive experience to our board due to his years of providing strategic and investment advisory services to companies and his deep understanding of our company from his years of service on our board of directors. He is also an experienced board member of various public and private companies.
Erez Shachar has sat on Taboola’s board of directors since 2007. Mr. Shachar is the co-founder and managing partner of Qumra Capital Management Ltd., a venture capital firm founded in 2014. Since 2004, Mr. Shachar has also served as managing partner of Evergreen Venture Partners Ltd., a venture capital firm, focusing on investment opportunities in technology companies. Mr. Shachar has served as a member of the board of directors of Fiverr, Varonis Systems, Peer 39, Traiana Inc., Identify, Itemfield Inc., eGlue Business Technologies Inc., and Aduva Inc. Also, as of December 31, 2020, Mr. Shachar serves as a member of the board of directors of several private companies, including Talkspace and Riskified. Prior to his Venture Capital career, Mr. Shachar was the CEO of Nur Macroprinters, (NASD: NURM) which was acquired by HP. Mr. Shachar holds a B.S. degree in Math and Computer Science from Tel Aviv University and an M.B.A. from the INSEAD Business School. Mr. Shachar’s brings to our board due to his extensive experience providing strategic and investment advisory services to companies, his understanding of our company acquired during his years of service on our board of directors, and his experience as a board member of various public and private companies.
Nechemia J. Peres has sat on Taboola’s board of directors since 2013. Mr. Peres is the managing general partner and co-founder of Pitango Venture Capital, Israel’s largest venture capital group since its inception in 1996. Mr. Peres serves on the boards of directors of numerous Pitango portfolio companies. Mr. Peres also founded the Mofet Israel Technology Fund in 1992, one of Israel’s first venture capital funds. Mr. Peres is chairman of the Peres Center for Peace and Innovation. He co-founded and chaired the Israel Venture Association (IATI—Israel Advanced Technology Industries) and he chaired the Israel America Chamber of Commerce from 2008 to 2011. He received a Bachelor of Science in industrial engineering and management and an M.B.A. degree from Tel Aviv University. Mr. Peres’s extensive experience providing strategic and investment advisory services to companies, his understanding of our company acquired during his years of service on our board of directors, and his experience as a board member of various public and private companies brings value to our board.
Richard (Rick) Scanlon has sat on Taboola’s board of directors since 2018 and has been an investor in our company since 2011. In addition to his work at Taboola, Mr. Scanlon is a founding partner of Innovation Endeavors which merged with Marker LLC in 2017, a New York and Israel-based venture capital firm he founded in 2011. At Marker LLC, Mr. Scanlon invested in a number of industry leading high-growth technology companies including Yext, Datorama, Dynamic Yield, Yotpo, Team8, Overwolf, Tufin, and Taboola. Prior to founding Marker LLC, Mr. Scanlon was a managing partner at Crescent Point, a Singapore-based venture and private equity firm he co-founded in 2003. Earlier in his career, Mr. Scanlon was an investment banker at Morgan Stanley and Credit Suisse. He earned a B.A. degree from Middlebury College, where he is currently a member of the Middlebury College Board of Trustees. Mr. Scanlon’s extensive experience providing strategic and investment advisory services to companies, his understanding of our company acquired during his years of service on our board of directors, and his experience as a board member of various public and private companies make him a valuable asset to our board.
Deirdre Bigley has served as a member of our board of directors since April 2021. Ms. Bigley currently serves as Chief Marketing Officer of Bloomberg, L.P., a global business and financial information and news leader, which she joined in 2009. Prior to joining Bloomberg, Ms. Bigley spent 13 years at IBM, where she held several executive positions, including Vice President of Worldwide Advertising and Interactive, and Vice President of Worldwide Brand. Ms. Bigley currently serves as a member of the board of directors of Wix.com Ltd. and Shutterstock, Inc. She also serves as a member of the board of directors of MAKERS. Ms. Bigley holds a Bachelor of Arts degree in English

Literature from West Chester University. Ms. Bigley’s extensive marketing leadership experience, together with her corporate background, enable her to advise our Board on key strategic and operational issues.
Lynda Clarizio has been a member of the Board since April 2021. Ms. Clarizio has over 20 years of experience in the media industry growing and scaling businesses with a focus on data and technology. She is the Co-Founder of Brilliant Friends Investing, a seed investment group of C-suite women funding women-led businesses, and is a Strategic Advisor to VidMob, Inc., a marketing creative platform. Ms. Clarizio previously served as President of U.S. Media at Nielsen Holdings plc, a global measurement and data analytics company, where she worked from 2013 to 2018. From 2012 to 2013 she served as Executive Vice President, Corporate Development and Operations of AppNexus, Inc., a programmatic advertising platform. From 2009 to 2012, Ms. Clarizio served as Chief Executive Officer and President of InVision, Inc., a provider of multi-platform advertising solutions. From 1999 to 2009, she held a variety of executive positions with AOL Inc., a media technology company, including President of Platform-A (AOL’s global advertising business) and President of Advertising.com (an AOL subsidiary). Prior to joining AOL, Ms. Clarizio was a partner in the Washington, DC law firm Arnold & Porter, where she practiced law from 1987 through 1999. Ms. Clarizio is a member of the Boards of Directors of CDW Corporation, Intertek Group plc, Emerald Holding, Inc., Simpli.fi Holdings, OpenSlate, Resonate and Cambri and is the Vice-Chair of Human Rights First. She is a graduate of Princeton University, where she earned an A.B., and of Harvard Law School, where she earned a J.D. Ms. Clarizio’s extensive media and data analytics industry leadership experience, together with her corporate development and legal background, enable her to advise our Board on key strategic and operational issues.
Gilad Shany will serve as a member of Taboola’s board of directors following the Business Combination. In 2018, Mr. Shany co-founded ION Crossover Partners Ltd., an Israeli-based crossover fund, where he currently serves as the Managing Partner. Prior to co-founding ION Crossover Partners, Mr. Shany served as General Partner of Magma Venture Partners. He previously served as Vice President of Baron Capital, where he gained over 10 years of experience investing in innovative growth companies in public and private markets. He led investments with various international companies, including Tesla Inc. (NASDAQ: TSLA), Mobileye NV (acquired by Intel $15.3BN), Mellanox Technologies (acquired by NVIDIA $6.9BN), Varonis Systems Inc. (VRNS), Fiverr (FVRR) and Monday.com, among others. Prior to that Mr. Shany spent 14 years with the Israel Air Force and served as Head of Aerial Defense in the Israel Air Force from 2007 to 2008. Mr. Shany holds a B.S. degree in Physics, Astronomy, and Philosophy from Tel Aviv University in Israel. Mr. Shany also holds an MBA from the Wharton School at the University of Pennsylvania. Mr. Shany’s extensive experience as an executive and investor, together with his educational background, will make him a valuable addition to our board of directors.
Family Relationships
There are no family relationships between any of our executive officers and our directors.
Arrangements for Election of Directors and Members of Management
Following the Business Combination, there will be no arrangements or understandings with major shareholders or others pursuant to which any of our executive officers or directors are selected.
Corporate Governance Practices
As an Israeli company, we are subject to various corporate governance requirements under the Israel Companies Law (the “Companies Law”). However, pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, may, subject to certain conditions, “opt out” from the requirements to appoint external directors and related rules concerning the composition of the audit committee and compensation committee of the board of directors, other than the gender diversification rule, which requires the appointment of a director from the other gender if, at the time a director is appointed, all members of the board of directors are of the same gender. In accordance with these regulations, we elected to “opt out” from these requirements of the Companies Law. Under these regulations, the exemptions from such Companies Law requirements will continue to be available to us so long as: (i) we do not have a “controlling shareholder”, as such term is defined under the Companies Law, (ii) our shares are traded on certain U.S. stock exchanges, including the NYSE and NASDAQ, and (iii) we comply with the director independence requirements and the audit committee and compensation committee composition requirements under U.S. laws, including the rules of the applicable exchange, that are applicable to U.S. domestic issuers.

We are a “foreign private issuer”, as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer we are permitted to comply with Israeli corporate governance practices instead of the corporate governance rules of Nasdaq, provided that we disclose which requirements we are not following and the equivalent Israeli requirement.
We rely on this “foreign private issuer exemption” with respect to the quorum requirement for shareholder meetings and with respect to Nasdaq shareholder approval rules. Whereas under the corporate governance rules of Nasdaq, a quorum requires the presence, in person or by proxy, of holders of at least 332∕3% of the total issued outstanding voting power of our shares at each general meeting of shareholders, pursuant to our Amended and Restated Articles of Association and as permitted under the Companies Law, the quorum required for a general meeting of shareholders consists of at least two shareholders present in person or by proxy in accordance with the Companies Law who hold or represent at least 332∕3% of the total outstanding voting power of our shares, except if (i) any such general meeting of shareholders was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting, we qualify as a “foreign private issuer,” in which case the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of our shares (and if the meeting is adjourned for a lack of quorum, the quorum for such adjourned meeting will be, subject to certain exceptions, any number of shareholders). We otherwise intend to comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq. We may, however, in the future decide to rely upon the “foreign private issuer exemption” for purposes of opting out of some or all of the other corporate governance rules.
Board of Directors
Under the Companies Law and our Amended and Restated Articles of Association, our business and affairs are managed under the direction of our board of directors. Our board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to executive management. Our Chief Executive Officer (referred to as a “general manager” under the Companies Law) is responsible for our day-to-day management. Our Chief Executive Officer is appointed by, and serves at the discretion of, our board of directors, subject to the employment agreement that we have entered into with him. All other executive officers are appointed by the Chief Executive Officer, subject to applicable corporate approvals, and are subject to the terms of any applicable employment or consulting agreements that we may enter into with them.
Under our Amended and Restated Articles of Association, the number of directors on our board of directors will be no less than three and no more than eleven, divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election. Therefore, beginning with the annual general meeting of 2022, each year the term of office of only one class of directors will expire.
Our directors are divided among the three classes as follows:
•	the Class I directors will be Erez Shachar, Deirdre Bigley and Lydia Clarizio, and their terms will expire at the annual general meeting of shareholders to be held in 2022;
•	the Class II directors, will be Gilad Shany, Nechemia Peres and Richard Scanlon, and their terms will expire at our annual meeting of shareholders to be held in 2023; and
•	the Class III directors will be Zvi Limon and Adam Singolda, and their term will expire at our annual meeting of shareholders to be held in 2024.
Our directors will generally be appointed by a simple majority vote of holders of Taboola Ordinary Shares, participating and voting (in person or by proxy) at an annual general meeting of our shareholders, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion, and (ii) in the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors.

Each director will hold office until the annual general meeting of our shareholders for the year in which such director’s term expires, unless the tenure of such director expires earlier pursuant to the Companies Law or unless such director is removed from office as described below.
Under our Amended and Restated Articles of Association, the approval of the holders of at least 65% of the total voting power of our shareholders is generally required to remove any of our directors from office or amend the provision requiring the approval of at least 65% of the total voting power of our shareholders to remove any of our directors from office. In addition, vacancies on our board of directors may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created. In the case of a vacancy due to the number of directors being less than the maximum number of directors stated in our Amended and Restated Articles of Association, the new director filling the vacancy will serve until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by our board of directors.
Chairperson of the Board
Our Amended and Restated Articles of Association, provide that the board of directors shall appoint a member of the board to serve as the Chairperson. Under the Companies Law, the chief executive officer of a public company, or a relative of the chief executive officer, may not serve as the chairperson of the board of directors, and the chairperson of the board of directors, or a relative of the chairperson, may not be vested with authorities of the Chief Executive Officer unless approved by a special majority of the company’s shareholders. The shareholders’ approval can be effective for a period of five years following an initial public offering, and subsequently, for additional periods of up to three years.
In addition, a person who is subordinated, directly or indirectly, to the chief executive officer may not serve as the chairperson of the board of directors, the chairperson of the board of directors may not be vested with authorities that are granted to persons who are subordinated to the chief executive officer, and the chairperson of the board of directors may not serve in any other position in the company or in a controlled subsidiary, but may serve as a director or chairperson of a controlled subsidiary.
External Directors
Under the Companies Law, companies incorporated under the laws of the State of Israel that are “public companies,” including companies with shares listed on Nasdaq, are required to appoint at least two external directors. Pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, which do not have a “controlling shareholder,” may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors (other than the gender diversification rule under the Companies Law, which requires the appointment of a director from the other gender if at the time a director is appointed all members of the board of directors are of the same gender). In accordance with these regulations, we have elected to “opt out” from the Companies Law requirement to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of our board of directors.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the listed company). Our board of directors has determined that Zvi Limon, Erez Shachar, Nechemia Peres, Richard Scanlon, Deirdre Bigley, Lynda Clarizio, and Gilad Shany are “independent directors” as defined in Nasdaq listing standards and applicable SEC rules.
Audit Committee
Companies Law Requirements
Under the Companies Law, the board of directors of a public company must appoint an audit committee. The audit committee must be comprised of at least three directors.

Listing Requirements
Under the corporate governance rules of Nasdaq, we are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.
Our audit committee consists of Richard Scanlon, Gilad Shany, Deirdre Bigley and Zvi Limon. Richard Scanlon serves as the chairperson of the audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the corporate governance rules of Nasdaq. Our board of directors has determined that Richard Scanlon is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the corporate governance rules of Nasdaq.
Our board of directors has determined that each member of our audit committee is “independent”, as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.
Audit Committee Role
Our board of directors has adopted an audit committee charter setting forth the responsibilities of the audit committee, which are consistent with the Companies Law, the SEC rules, and the corporate governance rules of Nasdaq. These responsibilities include:
•	retaining and terminating our independent auditors, subject to ratification by the board of directors, and in the case of retention, subject to ratification by the shareholders;
•	pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;
•	overseeing the accounting and financial reporting processes of our company;
•	managing audits of our financial statements
•	preparing all reports as may be required of an audit committee under the rules and regulations promulgated under the Exchange Act;
•	reviewing with management and our independent auditor our annual and quarterly financial statements prior to publication, filing, or submission to the SEC;
•
recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Companies Law, as well as approving the yearly or periodic work plan proposed by the internal auditor;

•	reviewing with our general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that may have a material impact on the financial statements;
•
identifying irregularities in our business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors;

•
reviewing policies and procedures with respect to transactions (other than transactions related to compensation or terms of services) between the Company and officers and directors, affiliates of officers or directors, or transactions that are not in the ordinary course of the Company’s business and deciding whether to approve such acts and transactions if so required under the Companies Law; and

•	establishing procedures for handling employee complaints relating to the management of our business and the protection to be provided to such employees.
Compensation Committee
Companies Law Requirements
Under the Companies Law, the board of directors of a public company must appoint a compensation committee, which must be comprised of at least three directors.

Listing Requirements
Under the corporate governance rules of Nasdaq, we are required to maintain a compensation committee consisting of at least two independent directors.
Our compensation committee consists of Erez Shachar, Nechemia J. Peres and Zvi Limon. Erez Shachar serves as chairperson of the compensation committee. Our board of directors has determined that each member of our compensation committee is independent under the corporate governance rules of Nasdaq, including the additional independence requirements applicable to the members of a compensation committee.
Compensation Committee Role
In accordance with the Companies Law, the responsibilities of the compensation committee are, among others, as follows:
•
making recommendations to the board of directors with respect to the approval of the compensation policy for office holders and, once every three years, with respect to any extensions to a compensation policy that was adopted for a period of more than three years;

•	reviewing the implementation of the compensation policy and periodically making recommendations to the board of directors with respect to any amendments or updates to the compensation policy;
•	resolving whether to approve arrangements with respect to the terms of office and employment of office holders; and
•	exempting, under certain circumstances, a transaction with our Chief Executive Officer from the approval of our shareholders
Our board of directors has adopted a compensation committee charter setting forth the responsibilities of the committee, which are consistent with the corporate governance rules of Nasdaq and include among others:
•
recommending to our board of directors for its approval a compensation policy, in accordance with the requirements of the Companies Law, as well as other compensation policies, incentive-based compensation plans, and equity-based compensation plans, overseeing the development and implementation of such policies, and recommending to our board of directors any amendments or modifications the committee deems appropriate, including as required under the Companies Law;

•
reviewing and approving the granting of options and other incentive awards to our Chief Executive Officer and other executive officers, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, including evaluating their performance in light of such goals and objectives;

•	approving and exempting certain transactions regarding office holders’ compensation pursuant to the Companies Law; and
•
administering our equity-based compensation plans, including without limitation, approving the adoption of such plans, amending and interpreting such plans, and the awards and agreements issued pursuant thereto, and making and determining the terms of awards to eligible persons under the plans.

Compensation Policy under the Companies Law
In general, under the Companies Law, the board of directors of a public company must approve a compensation policy after receiving and considering the recommendations of the compensation committee. In addition, our compensation policy must be approved at least once every three years, first, by our board of directors, upon recommendation of our compensation committee, and second, by a simple majority of Taboola Ordinary Shares present, in person or by proxy, and voting (excluding abstentions) at a general meeting of shareholders, provided that either:
•
the majority of such Taboola Ordinary Shares is comprised of shares held by shareholders who are not controlling shareholders and shareholders who do not have a personal interest in such compensation policy; or

•
the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation policy voting against the policy does not exceed two percent (2%) of the aggregate voting rights in the company.

Under special circumstances, the board of directors may approve the compensation policy despite the objection of the shareholders on the condition that the compensation committee and then the board of directors decide, on the basis of detailed grounds, and after discussing again with the compensation policy, that approval of the compensation policy, despite the objection of shareholders, is for the benefit of the company.
If a company adopts a compensation policy in advance of its initial public offering (or in this case, prior to the closing of the Business Combination) and describes such compensation policy in the prospectus for such offering, then such compensation policy shall be deemed a validly adopted policy in accordance with the Companies Law requirements described above. Furthermore, if the compensation policy is established in accordance with the aforementioned relief, then it will remain in effect for a term of five years from the date such company becomes a public company.
The compensation policy must be based on certain considerations include certain provisions and reference certain matters as set forth in the Companies Law. The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification, or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must be determined and later reevaluated according to certain factors, including: the advancement of the company’s objectives, business plan and long-term strategy; the creation of appropriate incentives for office holders, while considering, among other things, the company’s risk management policy; the size and the nature of the company’s operations; and with respect to variable compensation, the contribution of the office holder towards the achievement of the company’s long-term goals and the maximization of its profits, all with a long-term objective and according to the position of the office holder. The compensation policy must furthermore consider the following additional factors:
•	the education, skills, experience, expertise, and accomplishments of the relevant office holder;
•	the office holder’s position and responsibilities;
•	prior compensation agreements with the office holder;
•
the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company; in particular the ratio between such cost to the average and median salary of such employees of the company, as well as possible impacts of compensation disparities between them on the work relationships in the company;

•
if the terms of employment include variable components, the possibility of reducing variable components at the discretion of the board of directors and setting a limit on the value of non-cash variable equity-based components; and

•
if the terms of employment include severance compensation, the term of employment or office of the office holder, the terms of the office holder’s compensation during such period, the company’s performance during such period, the office holder’s individual contribution to the achievement of the company goals and the maximization of its profits, and the circumstances under which the office holder is leaving the company.

The compensation policy must also include, among other things:
•	with regards to variable components:
○
with the exception of office holders who report to the chief executive officer, a means of determining the variable components on the basis of long-term performance and measurable criteria; provided that the company may determine that an immaterial part of the variable components of the compensation package of an office holder shall be awarded based on non-measurable criteria, or if such amount is not higher than three months’ salary per annum, taking into account such office holder’s contribution to the company; or

○
the ratio between variable and fixed components, as well as the limit of the values of variable components at the time of their payment, or in the case of equity-based compensation, at the time of grant.

•
a condition under which the office holder will refund to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of the office holder’s terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;

•	the minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and
•	a limit to retirement grants
Our compensation policy is designed to retain and motivate our directors and executive officers, incentivize superior individual excellence, align the interests of our directors and executive officers with our long-term performance, and provide a risk management tool. To that end, a portion of our executive officer compensation package is targeted to reflect our short and long-term goals, as well as the executive officer’s individual performance. Our compensation policy also includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm the Company in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer, and minimum vesting periods for equity-based compensation.
Our compensation policy also addresses our executive officers’ individual characteristics (such as their respective position, education, scope of responsibilities, and contribution to the attainment of our goals) as the basis for compensation variation among our executive officers and considers the internal ratios between compensation of our executive officers and directors and other employees. Pursuant to our compensation policy, the compensation that may be granted to an executive officer may include: base salary, annual bonuses, and other cash bonuses (such as a signing bonus and special bonuses with respect to any special achievements, such as outstanding personal achievement, outstanding personal effort, or outstanding company performance), equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary.
An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to our executive officers, other than our Chief Executive Officer, will be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by our Chief Executive Officer and subject to minimum thresholds. The annual cash bonus that may be granted to executive officers, other than our Chief Executive Officer, may alternatively be based entirely on a discretionary evaluation. Furthermore, our Chief Executive Officer is entitled to approve performance objectives for executive officers who report to him.
The measurable performance objectives of our Chief Executive Officer is determined annually by our compensation committee and board of directors. A non-material portion of the Chief Executive Officer’s annual cash bonus, as provided in our compensation policy, may be based on a discretionary evaluation of the Chief Executive Officer’s overall performance by the compensation committee and the board of directors.
Under our compensation policy, our executive officers’ (including members of our board of directors) equity-based compensation is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the executive officers’ interests with our long-term interests and those of our shareholders and to strengthen the retention and the motivation of executive officers in the long term. Our compensation policy provides for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and restricted share units, in accordance with our then-current equity incentive plan. All equity-based incentives granted to executive officers shall be subject to vesting periods in order to promote long-term retention of those executive officers. Equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role, and the personal responsibilities of the executive officer.
In addition, our compensation policy contains compensation recovery provisions which allow us, under certain conditions, to recover bonuses paid in excess, enable our Chief Executive Officer to approve an immaterial change in the terms of employment of an executive officer who reports directly him (provided that such changes are in accordance with our compensation policy), and allow us to exculpate, indemnify, and insure our executive officers and directors to the maximum extent permitted by Israeli law subject to certain limitations set forth therein.

Our compensation policy also provides for compensation to the members of our board of directors either (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel) of 2000, as such regulations may be amended from time to time, or (ii) in accordance with the amounts determined in our compensation policy.
Nominating and Governance Committee
Our nominating and governance committee consists of Nechemia J. Peres, Gilad Shany, Erez Shachar and Lynda Clarizio. Lynda Clarizio serves as chairperson of the nominating and governance committee. Our board of directors has adopted a nominating and governance committee charter setting forth the responsibilities of the committee, which include:
•	overseeing and assisting our board in reviewing and recommending nominees for election of directors;
•	assessing the performance of the members of our board; and
•
establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our board a set of corporate governance guidelines applicable to our business.

Compensation of Directors and Executive Officers
Directors
Under the Companies Law, the compensation of a public company’s directors requires the approval of (i) its compensation committee, (ii) its board of directors and, unless exempted under regulations promulgated under the Companies Law, (iii) the approval of its shareholders at a general meeting. In addition, if the compensation of a public company’s directors is inconsistent with the company’s compensation policy, then those inconsistent provisions must be separately considered by the compensation committee and board of directors, and approved by the shareholders by a special vote in one of the following two ways:
•
at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, vote in favor of the inconsistent provisions of the compensation package, excluding abstentions; or

•
the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the inconsistent provisions of the compensation package does not exceed two percent (2%) of the aggregate voting rights in the Company.

Executive Officers other than the Chief Executive Officer
The Companies Law requires the compensation of a public company’s office holders (other than the chief executive officer) be approved in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii) if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders (by a special vote as discussed above with respect to the approval of director compensation).
However, there are exceptions to the foregoing approval requirements with respect to non-director office holders. If the shareholders of the company do not approve the compensation of a non-director office holder, the compensation committee and board of directors may override the shareholders’ disapproval for such non-director office holder provided that the compensation committee and the board of directors each document the basis for their decision to override the disapproval of the shareholders and approve the compensation.
An amendment to an existing compensation arrangement with a non-director office holder requires only the approval of the compensation committee, if the compensation committee determines that the amendment is immaterial. However, if the non-director office holder is subordinate to the chief executive officer, an amendment to an existing compensation arrangement shall not require the approval of the compensation committee if (i) the amendment is approved by the chief executive officer, (ii) the company’s compensation policy allows for such immaterial amendments to be approved by the chief executive officer and (iii) the engagement terms are consistent with the company’s compensation policy.

Chief Executive Officer
Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the company’s compensation committee, (ii) the company’s board of directors and (iii) the company’s shareholders (by a special vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company do not approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision provided that they each document the basis for their decision and the compensation is in accordance with the company’s compensation policy.
In the case of a new chief executive officer, the compensation committee may waive the shareholder approval requirement with regard to the compensation of a candidate for the chief executive officer position if the compensation committee determines that: (i) the compensation arrangement is consistent with the company’s compensation policy, (ii) the chief executive officer candidate did not have a prior business relationship with the company or a controlling shareholder of the company and (iii) subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to employ the chief executive officer candidate. However, if the chief executive officer candidate will serve as a member of the board of directors, such candidate’s compensation terms as chief executive officer must be approved in accordance with the rules applicable to approval of compensation of directors.
Aggregate Compensation of Executive Officers and Directors
The aggregate compensation, including share-based compensation, paid by us and our subsidiaries to our executive officers and directors as a group for the year ended December 31, 2020 was approximately $16.0 million. This does not include any amount set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, nor does it include business travel, relocation, professional and business association dues and expenses reimbursed to office holders, and other benefits commonly reimbursed or paid by companies in Israel. The amount also does not include an extraordinary bonus in the aggregate amount of approximately $8.5 million paid to our executive officers in recognition of the Company’s exceptional 2020 financial results and their efforts during 2020 in preparation for and in connection with the anticipated Business Combination.
As of December 31, 2020, options to purchase 14,887,466 ordinary shares granted to our executive officers and directors as a group were outstanding under our equity incentive plans at a weighted average exercise price of $0.38 per ordinary share. As of December 31, 2020, 11,178,872 restricted share units granted to our executive officers were outstanding under our equity incentive plans at a weighted average exercise price of $0.04 per ordinary share. Of these outstanding restricted share units, a total of 8,200,565 vested according to their terms due to the closing of the Business Combination.
For 2021, assuming targeted performance levels are achieved, we expect that the aggregate cash compensation payable by us and our subsidiaries to our executive officers as a group will be approximately $4.9 million and the aggregate share based compensation will be approximately $67 million, of which, approximately $55 million is attributable to the restricted share units that vested according to their terms due to the closing of the Business Combination. This does not include any amount set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, nor does it include business travel, relocation, professional and business association dues and expenses reimbursed to office holders, and other benefits commonly reimbursed or paid by companies in Israel.
In conjunction with the Business Combination, in March 2021, our Board of Directors approved an aggregate grant of 1,916,927 options and 1,479,090 restricted share units to our executive officers.
The Company’s management recommended to the Board of Directors an additional aggregate grant of 2,874,458 options and 2,874,458 restricted share units to our executive officers, which were made immediately prior to the consummation of the merger.
Following the closing of the Business Combination, we pay each of our non-employee directors a board annual retainer of $35,000 (or $110,000 for the chairperson), with additional annual payment for service on board committees as follows: $10,000 (or $20,000 for the chairperson) per membership of the audit committee, $7,500 (or $15,000 for the chairperson) per membership of the compensation committee and $3,000 (or $7,500 for the chairperson) per membership of the nominating and governance committee or any other board committee.

In addition, upon election or appointment, non-employee directors will be granted with restricted share unit award under our equity incentive plan at a value of $360,000, which will vest over a period of one year, and thereafter, provided the director is still in office, an annual restricted share unit award of $180,000, which will vest over a period of one year.
Taboola.com, Ltd. Employee Stock Purchase Plan
The Taboola.com, Ltd. Employee Stock Purchase Plan (the “ESPP”) became effective on June 28, 2021, which is the date determined by the committee appointed by the Board to administer the ESPP (the “Committee”). The ESPP provides our employees and employees of participating subsidiaries with an opportunity to acquire a proprietary interest in our company through the purchase of shares of our common stock. With respect to its employees in the United States, the ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) and the ESPP is interpreted in a manner that is consistent with that intent. However, in order to ensure our employees located in jurisdictions other than the United States may receive similar benefits under the ESPP, the Committee may, in its sole discretion, establish subplans to the ESPP that may not qualify under Section 423 of the Code.
Administration. Our ESPP will be administered by the Committee, which will have the authority to take any actions necessary or desirable for the administration of the ESPP, including adopting sub-plans applicable to particular participating subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code, or special rules applicable to participants in particular participating subsidiaries or particular locations. The Committee may change the minimum amounts of compensation (as defined in the ESPP) for payroll deductions, the frequency with which a participant may elect to change his or her rate of payroll deductions, the dates by which a participant is required to submit an enrollment form and the effective date of a participant’s withdrawal from the ESPP due to a termination or transfer of employment or change in employment status. The Committee may delegate some or all of its authority to the extent permitted by law to one or more officers of the Company or one or more committees of the Board.
Shares Reserved. The maximum number of shares of our common stock available for issuance under the ESPP will initially not exceed in the aggregate 6,386,580 ordinary shares of our common stock. The share pool will be increased on the first day of each fiscal year during the term of the ESPP in an amount equal to the lesser of (i) 6,386,580 ordinary shares of our common stock, (ii) 2% of the total number of shares of our common stock outstanding (on a fully diluted basis) on the last day of the immediately preceding fiscal year and (iii) such number of shares as determined by the Board in its discretion.
Eligibility. With respect to employees who qualify to participate in an “employee stock purchase plan” pursuant to Section 423 of the Code, unless otherwise determined by the Committee in a manner that is consistent with Section 423 of the Code, any employee of ours or a participating subsidiary who has been employed by us or a participating subsidiary for at least 6 months and is customarily employed for at least 20 hours per week and more than 5 months in any calendar year is eligible to participate in an offering period, subject to the requirements of Section 423 of the Code. An eligible employee will not be granted an option if such grant would result in the employee owning 5% or more of the total combined voting power or value of all classes of our and our subsidiaries’ stock or if such grant would permit the employee to purchase our and our subsidiaries’ stock at a rate that exceeds $25,000 of the fair market value of the stock for each calendar year in which such option is outstanding at any time. The Committee may also determine additional employees to participate in sub-plans that are not subject to Section 423 of the Code.
Offering Periods. Unless otherwise determined by the Committee, each offering period under the ESPP will have a duration of six months commencing on January 1st or July 1st.
Participation. Participation in the ESPP is voluntary. Eligible employees may elect to participate in the ESPP by completing an enrollment form and submitting it in accordance with the enrollment procedures established by the Committee, upon which the employee authorizes payroll deductions from his or her paycheck on each payroll date during the offering period in an amount equal to at least 1% but not more than 5% of his or her compensation.
Participants may decrease or increase their rate of payroll deductions only once during an offering period by submitting a new enrollment form which must be submitted at least fifteen (15) days before the purchase date (as defined in the ESPP). The deduction rate selected for an offering period will remain in effect for subsequent offering periods unless the participant (i) submits a new enrollment form authorizing a new rate of payroll deductions, (ii) withdraws from the ESPP or (iii) terminates employment or otherwise becomes ineligible to participate in the ESPP.

Grant and Exercise of Options. Each participant will be granted, on the first trading day of each offering period, an option to purchase, on the last trading day of the offering period, a number of shares of our common stock determined by dividing the participant's accumulated payroll deductions by the applicable purchase price. The purchase price for the option will equal to 85% of the fair market value of a share on the purchase date. A participant's option will be exercised automatically on the purchase date to purchase the maximum number of whole shares of our common stock that can be purchased with the amounts in the participant's notional account.
Withdrawal. Participants may withdraw from an offering at any time prior to the last day of the offering period by submitting a revised enrollment form indicating his or her election to withdraw at least fifteen (15) days before the purchase date. The accumulated payroll deductions held on behalf of the participant in his or her notional account will be paid to the participant promptly following receipt of the participant’s revised enrollment form indicating their election to withdraw, and the participant's option will be automatically terminated.
Termination of Employment; Change in Employment Status; Transfer of Employment. On termination of a participant's employment for any reason, or a change in the participant's employment status following which the participant is no longer an eligible employee, the participant will be deemed to have withdrawn from the ESPP effective as of the date of such termination of employment or change in status, the accumulated payroll deductions remaining in the participant's notional account will be returned to the participant, and the participant's option will be automatically terminated.
Over-subscribed Offerings. If the Committee determines that, on a particular purchase date, the number of shares with respect to which options are to be exercised either exceeds the number of shares available under the ESPP, the shares will be allocated pro rata in a uniform manner as practicable and as the Committee deems equitable.
Adjustments Upon Changes in Capitalization; Corporate Transactions. In the event of any dividend or other distribution, recapitalization, stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of shares or other securities of our company or other change in our company's structure affecting our common stock, then in order to prevent dilution or enlargement of the benefits intended to be made available under the ESPP, the Committee will make equitable adjustments to the number and class of shares that may be issued under the ESPP, the purchase price per share, and the number of shares covered by each outstanding option.
In the event of a corporate transaction (as defined in the ESPP), each outstanding option will be assumed (or an equivalent option substituted) by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute such option, the offering period will be shortened by setting a new purchase date on which the offering period will end. The new purchase date for the offering period will occur before the date of the corporate transaction.
Dissolution or Liquidation. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of our company, any offering period in progress will be shortened by setting a new purchase date and the offering period will end immediately prior to the proposed dissolution or liquidation. Participants will be provided with written notice of the new purchase date and that the participant’s option will be exercised automatically on such date, unless before such time, the participant has withdrawn from the offering.
Amendment and Termination. The Committee may, in its sole discretion, amend, suspend or terminate the ESPP at any time and for any reason. The Committee may elect, upon termination of the ESPP, to terminate any outstanding offering period either immediately or once shares have been purchased on the next purchase date or permit the offering period to expire in accordance with its terms.
Equity Incentive Plans

General
Authorized Shares. As of June 30, 2021, there are zero Taboola Ordinary Shares reserved and available for issuance under Taboola’s legacy share incentive plans described herein (excluding the 2021 Share Incentive Plan (the “2021 Plan”) and Employee Stock Purchase Plan) (such plans, the “Legacy Plans”) (without giving effect to the Stock Split). Ordinary shares subject to awards granted under such plans that expire or become unexercisable without having been exercised in full will become available again for future grant under the 2021 Plan upon its adoption by Taboola’s board of directors and the receipt of shareholder approval. Following the effective date of the registration statement on Form F-4, Taboola no longer grants any awards under the Legacy Plans, though previously granted awards under such plans remain outstanding and governed by the applicable plan

Administration. Taboola’s board of directors, or a duly authorized committee of Taboola’s board of directors, administers each of the Legacy Plans. Under the Legacy Plans, the administrator has the authority, subject to applicable law, to interpret the terms of the Legacy Plans and any notices of grant or options granted thereunder, designate recipients of option grants, determine and amend the terms of awards, including the exercise price of an option award, the fair market value of a Taboola Ordinary Share, the time and vesting schedule applicable to an option grant or the method of payment for an award, accelerate or amend the vesting schedule applicable to an option grant and the applicability of an early exercise mechanism and take all other actions and make all other determinations necessary for the administration of the Legacy Plans.
The administrator also has the authority to amend and rescind rules and regulations relating to the Legacy Plans or terminate the Legacy Plans at any time before their expiration.
Eligibility. The Legacy Plans provide for granting awards under various tax regimes, including in compliance with Section 102 (“Section 102”) of the Israeli Income Tax Ordinance (New Version), 5721-1961, or the “Ordinance”, and Section 3(i) of the Ordinance, and for awards granted to our United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Code and Section 409A of the Code.
Section 102 allows employees, directors and officers who are not controlling shareholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options under certain terms and conditions. Our non-employee service providers and controlling shareholders who are considered Israeli residents may only be granted options under section 3(i) of the Ordinance, which does not provide for similar tax benefits. Section 102 includes two alternatives for tax treatment involving the issuance of options or shares to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of options or shares directly to the grantee. Section 102(b)(2) of the Ordinance, the most favorable tax treatment for the grantee, permits the issuance to a trustee under the “capital gain track.”
Options granted under the Legacy Plans to our employees who are U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified stock options. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of incentive stock options granted to certain significant shareholders).
Grants. All awards granted pursuant to the Legacy Plans are evidenced by an award agreement that sets forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable. Certain awards under the Legacy Plans may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards.
Each award will expire ten years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator.
Exercise. An award under the Legacy Plans may be exercised by providing Taboola with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Legacy Plans, the administrator may, in its discretion, among others, accept cash or otherwise provide for net withholding of shares. Some of the award agreements include an early exercise mechanism pursuant to which a grantee of options may elect at any time before the grantee's termination date to exercise all or part of the unvested portion of the options.
2007 Share Option Plan
Taboola’s 2007 Share Incentive Plan (the “2007 Plan”) was adopted by its board of directors on November 13, 2007 and amended on November 9, 2014 and on January 13, 2021, and the U.S. Appendix to the 2007 Plan was approved by Taboola’s shareholders on August 1, 2010. The 2007 Plan provides for the grant of options to employees, directors, office holders, service providers and consultants of Taboola and its subsidiaries.
Termination of Employment. In the event of termination of a grantee’s employment or service with Taboola or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within twelve months after such date of termination, unless otherwise determined by the administrator.

After such twelve month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the 2007 Plan or the 2021 Plan.
In the event of termination of a grantee’s employment or service with Taboola or any of its affiliates due to such grantee’s death or “disability” (as defined in the 2007 Plan), all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within twelve months after such date of termination, unless otherwise provided by the administrator. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the twelve months period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2007 Plan or, the 2021 Plan.
Notwithstanding any of the foregoing, if a grantee’s employment or services with Taboola or any of its affiliates is terminated for “cause” (as defined in the 2007 Plan), unless otherwise determined by Taboola’s board of directors, or a duly authorized committee of Taboola’s board of directors, all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2007 Plan or, the 2021 Plan, and all shares issued upon previous exercise of options of such grantee shall be subject to repurchase at their nominal value.
Transactions. In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of our shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration Taboola (but not including the conversion of any convertible securities of Taboola), the administrator in its sole discretion shall make an appropriate adjustment in the number of shares related to each outstanding award and to the number of shares reserved for issuance under the 2007 Plan, to the class and kind of shares subject to the 2007 Plan, as well as the exercise price per share of each outstanding award, as applicable, the terms and conditions concerning vesting and exercisability and the term and duration of outstanding awards, or any other terms that the administrator adjusts in its discretion, or the type or class of security, asset or right underlying the award (which need not be only that of Taboola, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions); provided that any fractional shares resulting from such adjustment shall be rounded to the nearest whole share.
In the event of a merger or consolidation of Taboola, or a sale of all, or substantially all, of Taboola’s shares or assets or other transaction having a similar effect on Taboola, or change in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, the administrator may, but is not required to, (i) cause any outstanding award to be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the award (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, or (b) cancel the award and pay in cash, shares of Taboola, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances. Notwithstanding the foregoing, the administrator may upon such event amend, modify or terminate the terms of any award as it shall deem, in good faith, appropriate.
2016 Share Incentive Plan
Taboola’s 2016 Share Incentive Plan (the “2016 Plan”) was adopted by its board of directors on September 1, 2016 and amended on January 13, 2021 and was approved by Taboola’s shareholders on April 2, 2017. The 2016 Plan provides for the grant of options (including incentive stock options and nonqualified stock options), ordinary shares, restricted shares, restricted share units and other share-based awards to employees, directors, office holders, service providers and consultants of Taboola and its subsidiaries.
Termination of Employment. In the event of termination of a grantee’s employment or service with Taboola or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator. After such three month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the 2016 Plan or, the 2021 Plan.
In the event of termination of a grantee’s employment or service with Taboola or any of its affiliates due to such grantee’s death or “disability” (as defined in the 2016 Plan), all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within twelve months after such date of termination, unless otherwise provided by the administrator. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the twelve months period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2016 Plan or, the 2021 Plan.
Notwithstanding any of the foregoing, if a grantee’s employment or services with Taboola or any of its affiliates is terminated for “cause” (as defined in the 2016 Plan), unless otherwise determined by Taboola’s board of directors, or a duly authorized committee of Taboola’s board of directors, all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2016 Plan or, the 2021 Plan.
Transactions. In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of our shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration Taboola (but not including the conversion of any convertible securities of Taboola), the administrator in its sole discretion shall make an appropriate adjustment in the number of shares related to each outstanding award and to the number of shares reserved for issuance under the 2016 Plan, to the class and kind of shares subject to the 2016 Plan, as well as the exercise price per share of each outstanding award, as applicable, the terms and conditions concerning vesting and exercisability and the term and duration of outstanding awards, or any other terms that the administrator adjusts in its discretion, or the type or class of security, asset or right underlying the award (which need not be only that of Taboola, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions); provided that any fractional shares resulting from such adjustment shall be rounded to the nearest whole share.
In the event of a merger or consolidation of Taboola, or a sale of all, or substantially all, of Taboola’s shares or assets or other transaction having a similar effect on Taboola, or change in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, the administrator may, but is not required to, (i) cause any outstanding award to be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the award (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, or (b) cancel the award and pay in cash, shares of Taboola, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances. Notwithstanding the foregoing, the administrator may upon such event amend, modify or terminate the terms of any award as it shall deem, in good faith, appropriate.
2017 Executive Share Incentive Plan
Taboola’s 2017 Executive Share Incentive Plan (the “Executive Plan”) was adopted by its board of directors on February 27, 2017 and amended on January 13, 2021, and was approved by Taboola’s shareholders on April 2, 2017. The Executive Plan provides for the grant of options (including incentive stock options and nonqualified stock options), ordinary shares, restricted shares, restricted share units and other share-based awards to employees, directors, office holders, service providers and consultants of Taboola and its subsidiaries.
Termination of Employment. In the event of termination of a grantee’s employment or service with Taboola or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator. After such three month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the Executive Plan or the 2021 Plan.
In the event of termination of a grantee’s employment or service with Taboola or any of its affiliates due to such grantee’s death or “disability” (as defined in the Executive Plan), all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within twelve months after such date of termination, unless otherwise provided by the administrator. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the twelve months period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the Executive Plan or the 2021 Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with Taboola or any of its affiliates is terminated for “cause” (as defined in the Executive Plan), unless otherwise determined by Taboola’s board of directors, or a duly authorized committee of Taboola’s board of directors, all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the Executive Plan or the 2021 Plan.
Transactions. In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of our shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration Taboola (but not including the conversion of any convertible securities of Taboola), the administrator in its sole discretion may, and where required by applicable law shall, without the need for a consent of any holder, make an appropriate adjustment in order to adjust (i) the number and class of shares reserved and available for the outstanding awards, (ii) the number and class of shares covered by outstanding awards, (iii) the exercise price per share covered by any award, (iv) the terms and conditions concerning vesting and exercisability and the term and duration of the outstanding awards, and (vi) any other terms of the award that in the opinion of the administrator should be adjusted; provided that any fractional shares resulting from such adjustment shall be rounded to the nearest whole share.
In the event of a merger or consolidation of Taboola, or a sale of all, or substantially all, of Taboola’s shares or assets or other transaction having a similar effect on Taboola, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, (i) unless otherwise determined by the administrator, any outstanding award will be assumed or substituted by such successor corporation, and (ii) regardless of whether or not the successor corporation assumes or substitutes the award, the administrator may (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, (b) cancel the award and pay in cash, shares of Taboola, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances. Notwithstanding the foregoing, the administrator may upon such event amend, modify or terminate the terms of any award as it shall deem, in good faith, appropriate.
2020 Share Incentive Plan
Taboola’ 2020 Share Incentive Plan (the “2020 Plan”) was adopted by its board of directors on September 17, 2020 and amended on January 13, 2021 and was ratified by Taboola’s shareholders on November 22, 2020. The 2020 Plan provides for the grant of options (including incentive stock options and nonqualified stock options), ordinary shares, restricted shares, restricted share units and other share-based awards to employees, directors, office holders, service providers and consultants of Taboola and its subsidiaries.
Termination of Employment. In the event of termination of a grantee’s employment or service with Taboola or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator. After such three month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the 2020 Plan or the 2021 Plan.
In the event of termination of a grantee’s employment or service with Taboola or any of its affiliates due to such grantee’s death or “disability” (as defined in the 2020 Plan), all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within twelve months after such date of termination, unless otherwise provided by the administrator. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the twelve months period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2020 Plan or the 2021 Plan.
Notwithstanding any of the foregoing, if a grantee’s employment or services with Taboola or any of its affiliates is terminated for “cause” (as defined in the 2020 Plan), unless otherwise determined by Taboola’s board of directors, or a duly authorized committee of Taboola’s board of directors, all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and all shares issued upon previous exercise or vesting of awards of such grantee shall be subject to repurchase at their nominal value, for no value or for the exercise price previously received by Taboola, as the administrator deems fit, and the shares covered by such awards shall again be available for issuance under the 2020 Plan or the 2021 Plan.

Transactions. In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of our shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration Taboola (but not including the conversion of any convertible securities of Taboola), the administrator in its sole discretion may, and where required by applicable law shall, without the need for a consent of any holder, make an appropriate adjustment in order to adjust (i) the number and class of shares reserved and available for the outstanding awards, (ii) the number and class of shares covered by outstanding awards, (iii) the exercise price per share covered by any award, (iv) the terms and conditions concerning vesting and exercisability and the term and duration of the outstanding awards, and (v) the type or class of security, asset or right underlying the award (which need not be only that of Taboola, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions), and (vi) any other terms of the award that in the opinion of the administrator should be adjusted; provided that any fractional shares resulting from such adjustment shall be rounded to the nearest whole share.
In the event of a merger or consolidation of Taboola, or a sale of all, or substantially all, of Taboola’s shares or assets or other transaction having a similar effect on Taboola, or change in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, (i) unless otherwise determined by the administrator, any outstanding award will be assumed or substituted by such successor corporation, and (ii) regardless of whether or not the successor corporation assumes or substitutes the award the administrator may (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, (b) cancel the award and pay in cash, shares of Taboola, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances. Notwithstanding the foregoing, the administrator may upon such event amend, modify or terminate the terms of any award as it shall deem, in good faith, appropriate, (c) terminate without payment of any consideration of any outstanding award that is not exercised in accordance with its terms upon or prior to the consummation of such transaction, or (d) provide that the terms of any award shall be otherwise amended, modified or terminated, as determined by the administrator to be fair in the circumstances.
2021 Share Incentive Plan
The Taboola.com Ltd. Share Incentive Plan, or the 2021 Plan, was adopted by its board of directors on January 25, 2021, and was ratified by the Taboola shareholders on June 24, 2021, under which it may grant equity awards to attract, motivate and retain talent. Following the effective date of our registration statement on Form F-4, Taboola no longer grants any awards under the Legacy Plans, though previously granted awards under such plans remain outstanding and governed by the applicable plan.
Authorized Shares. The maximum number of Taboola ordinary shares available for issuance under the 2021 Plan is equal to the sum of (i) 31,932,902 shares, (ii) any shares subject to awards under the 2007 Plan, 2016 Plan, Executive Plan, and 2020 Plan which have expired, or were cancelled, terminated, forfeited or settled in cash in lieu of issuance of shares or became unexercisable without having been exercised, and (iii) an annual increase on the first day of each year beginning in 2022 and on January 1st of each calendar year thereafter during the term of the Plan, equal to the lesser of (A) 5% of the outstanding shares on the last day of the immediately preceding calendar year and (B) such amount as determined by Taboola’s board of directors if so determined prior to January 1 of a calendar year. No more than 31,932,902 shares may be issued upon the exercise of incentive stock options, or ISOs. If permitted by Taboola, shares tendered to pay the exercise price or withholding tax obligations with respect to an award granted under the 2021 Plan or any Additional Plan may again be available for issuance under the 2021 Plan. Taboola’s board of directors may also reduce the number of ordinary shares reserved and available for issuance under the 2021 Plan in its discretion.
Administration. Taboola’s board of directors, or a duly authorized committee of Taboola’s board of directors, administers the 2021 Plan. Under the 2021 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2021 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including the exercise price of an option award, the fair market value of an ordinary share, the time and vesting schedule applicable to an award or the method of payment for an award, accelerate or amend the vesting schedule applicable to an award, prescribe the forms of agreement for use under the 2021 Plan and take all other actions and make all other determinations necessary for the administration of the 2021 Plan.

The administrator also has the authority to amend and rescind rules and regulations relating to the 2021 Plan or terminate the 2021 Plan at any time before the date of expiration of its ten year term.
Eligibility. The 2021 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 of the Ordinance, and Section 3(i) of the Ordinance and for awards granted to Taboola’s United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Code and Section 409A of the Code. Generally, any employee, director, officer, consultant, advisor or any other person or entity providing services to Taboola (including any prospective employee, director, officer, consultant, advisor) may be eligible to receive awards under the 2021 Plan subject to the Committee’s discretion and taking into account the qualification under each tax retime pursuant to which awards are granted.
Grants. All awards granted pursuant to the 2021 Plan will be evidenced by an award agreement, in a form approved, from time to time, by the administrator in its sole discretion. The award agreement will set forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable. Certain awards under the 2021 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards.
Each award will expire 10 years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator.
Awards. The 2021 Plan provides for the grant of stock options (including incentive stock options and nonqualified stock options), ordinary shares, restricted shares, restricted share units, stock appreciation rights and other share-based awards.
Options granted under the 2021 Plan to Taboola’s employees who are U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified stock options. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders).
Exercise. An award under the 2021 Plan may be exercised by providing Taboola with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2021 Plan, the administrator may, in its discretion, accept cash, provide for net withholding of shares in a cashless exercise mechanism or direct a securities broker to sell shares and deliver all or a part of the proceeds to Taboola or the trustee.
Transferability. Other than by will, the laws of descent and distribution or as otherwise provided under the 2021 Plan, neither the options nor any right in connection with such options are assignable or transferable.
Termination of Employment. In the event of termination of a grantee’s employment or service with Taboola or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator. After such three month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.
In the event of termination of a grantee’s employment or service with Taboola or any of its affiliates due to such grantee’s death or permanent disability, or in the event of the grantee’s death within the three month period (or such longer period as determined by the administrator) following his or her termination of service, all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within twelve months after such date of termination, unless otherwise provided by the administrator. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the twelve months period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with Taboola or any of its affiliates is terminated for “cause” (as defined in the 2021 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2021 Plan.
Voting Rights. Except with respect to restricted share awards, grantees will not have the rights as a shareholder of Taboola with respect to any shares covered by an award until the award has vested and/or the grantee has exercised such award, paid any exercise price for such award and becomes the record holder of the shares. With respect to restricted share awards, grantees will possess all incidents of ownership of the restricted shares, including the right to vote and receive dividends on such shares.
Dividends. Grantees holding restricted share awards will be entitled to receive dividends and other distributions with respect to the shares underlying the restricted share award. Any stock split, stock dividend, combination of shares or similar transaction will be subject to the restrictions of the original restricted share award. Grantees holding restricted share units will not be eligible to receive dividend but may be eligible to receive dividend equivalents.
Transactions. In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of Taboola’s shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration by Taboola (but not including the conversion of any convertible securities of Taboola), the administrator in its sole discretion may, and where required by applicable law shall, without the need for a consent of any holder, make an appropriate adjustment in order to adjust (i) the number and class of shares reserved and available for the outstanding awards, (ii) the number and class of shares covered by outstanding awards, (iii) the exercise price per share covered by any award, (iv) the terms and conditions concerning vesting and exercisability and the term and duration of the outstanding awards, and (v) the type or class of security, asset or right underlying the award (which need not be only that of Taboola, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions), and (vi) any other terms of the award that in the opinion of the administrator should be adjusted; provided that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share unless otherwise determined by the administrator. In the event of a distribution of a cash dividend to all shareholders, the administrator may determine, without the consent of any holder of an award, that the exercise price of an outstanding and unexercised award shall be reduced by an amount equal to the per share gross dividend amount distributed by Taboola, subject to applicable law.
In the event of a merger or consolidation of Taboola, or a sale of all, or substantially all, of Taboola’s shares or assets or other transaction having a similar effect on Taboola, or change in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, (i) unless otherwise determined by the administrator, any outstanding award will be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the award (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, (b) cancel the award and pay in cash, shares of Taboola, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances, or (c) provide that the terms of any award shall be otherwise amended, modified or terminated, as determined by the administrator to be fair in the circumstances. Unless otherwise determined by the administrator, to the extent any awards are not assumed or substituted by the successor corporation, such awards shall vest in full and be entitled to receive the consideration payable to shareholders generally (subject to any applicable exercise price and taxes in respect of any award) in such event. Notwithstanding the foregoing, the administrator may upon such event amend, modify or terminate the terms of any award as it shall deem, in good faith, appropriate.
Internal Auditor
Under the Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to review the company’s compliance with applicable law and orderly business procedure. Under the Companies Law, the internal auditor cannot be an interested party, an office holder, or a relative of an interested party or an office holder. Nor may the internal auditor be the company’s independent auditor or its representative. An “interested party” is defined in the Companies Law as (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the chief executive officer of the company, or (iii) any person who serves as a director or as chief executive officer of the company. The company is currently in the process of appointing an internal auditor.

Approval of Related Party Transactions under Israeli Law
Fiduciary Duties of Directors and Executive Officers
The Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder is defined in the Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director, and any other manager directly subordinate to the general manager. Each person listed in the table under “Management - Management and Board of Directors” is an office holder under the Companies Law.
An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would act under the same circumstances. The duty of care includes, among other things, a duty to use reasonable means, in light of the circumstances, to obtain:
•	information on the business advisability of a given action brought for the office holder’s approval or performed by virtue of the office holder’s position; and
•	all other important information pertaining to such action.
The duty of loyalty requires an office holder to act in good faith and in the best interests of the Company, and includes, among other things, the duty to:
•	refrain from any act involving a conflict of interest between the performance of the office holder’s duties in the company and the office holder’s other duties or personal affairs;
•	refrain from any activity that is competitive with the business of the company;
•	refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for the office holder or others; and
•	disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of the office holder’s position.
Under the Companies Law, a company may approve an act, specified above, which would otherwise constitute a breach of the office holder’s fiduciary duty, provided that the office holder acted in good faith, neither the act nor its approval harms the company, and the personal interest of the office holder is disclosed a sufficient time before the approval of such act. Any such approval is subject to the terms of the Companies Law setting forth, among other things, the appropriate bodies of the company required to provide such approval and the methods of obtaining such approval.
Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions
The Companies Law requires that an office holder promptly disclose to the board of directors any personal interest and all related material information known to such office holder concerning any existing or proposed transaction with the company. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director, or general manager or in which such person has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one’s ownership of shares in the company. A personal interest includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to the officer holder’s vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.
If it is determined that an office holder has a personal interest in a non-extraordinary transaction (meaning any transaction that is in the ordinary course of business, on market terms or that is not likely to have a material impact on the company’s profitability, assets or liabilities), approval by the board of directors is required for the transaction unless the company’s articles of association provide for a different method of approval. Any such transaction that is adverse to the company’s interests may not be approved by the board of directors.
Approval first by the company’s audit committee and subsequently by the board of directors is required for an extraordinary transaction (meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities) in which an office holder has a personal interest.

A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee may generally (unless it is with respect to a transaction which is not an extraordinary transaction) not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee, as applicable, have a personal interest in the matter. If a majority of the members of the audit committee or the board of directors have a personal interest in the matter, then all of the directors may participate in deliberations of the audit committee or board of directors, as applicable, with respect to such transaction and vote on the approval thereof and, in such case, shareholder approval is also required.
Certain disclosure and approval requirements apply under Israeli law to certain transactions with controlling shareholders, certain transactions in which a controlling shareholder has a personal interest, and certain arrangements regarding the terms of service or employment of a controlling shareholder. For these purposes, a controlling shareholder is any shareholder that has the ability to direct the company’s actions, including any shareholder holding 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be one shareholder.
For a description of the approvals required under Israeli law for compensation arrangements of officers and directors, see “Management—Compensation of Directors and Executive Officers.”
Shareholder Duties
Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power with respect to the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:
•	an amendment to the company’s articles of association;
•	an increase of the company’s authorized share capital;
•	a merger; or
•	interested party transactions that require shareholder approval.
In addition, a shareholder has a general duty to refrain from discriminating against other shareholders.
Certain shareholders also have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote, and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company or exercise any other rights available to it under the company’s articles of association with respect to the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty of fairness.
Exculpation, Insurance and Indemnification of Office Holders
Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. Our Amended and Restated Articles of Association, include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.
An Israeli company may indemnify an office holder from the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:
•
a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above mentioned events and amount or criteria;

•
reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

•
reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent;

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law, 1968 (the “Israeli Securities Law”); and

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder pursuant to certain provisions of the Israeli Economic Competition Law, 5758-1988.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:
•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the Company;
•	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;
•	a financial liability imposed on the office holder in favor of a third-party;
•	a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and
•
expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:
•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;
•	an act or omission committed with intent to derive illegal personal benefit; or
•	a fine, monetary sanction, or forfeit levied against the office holder.
Under the Companies Law, exculpation, indemnification, and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets, or obligations.

Our Amended and Restated Articles of Association allow us to exculpate, indemnify, and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.
We have entered into agreements with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.
The maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of $300 million, 25% of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made and 10% of our total market capitalization calculated based on the average closing price of Taboola Ordinary Shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.
In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

DESCRIPTION OF SECURITIES
Description of Taboola Ordinary Shares
General
This section summarizes the material rights of the combined company shareholders under Israeli law, and the material provisions of the combined company’s amended articles that will become effective upon the effectiveness of the Business Combination.
Share Capital
The authorized share capital of the company consists of 700,000,000 Taboola Ordinary Shares, no par value. As of June 30, 2020 we had 210,891,354 ordinary shares issued and outstanding.
All of the outstanding Taboola Ordinary Shares are validly issued, fully paid and non-assessable. The Taboola Ordinary Shares are not redeemable and do not have any preemptive rights.
Taboola’s board of directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. Taboola may also issue and redeem redeemable securities on such terms and in such manner as Taboola’s board of directors shall determine.
The following descriptions of share capital and provisions of the Amended and Restated Articles of Association are summaries and are qualified by reference to our Amended and Restated Articles of Association.
Registration Number and Purposes of the Company
We are registered with the Israeli Registrar of Companies. Our registration number is 51-387068-3. Our affairs are governed by our Amended and Restated Articles of Association, applicable Israeli law and specifically, the Companies Law. Our purpose as set forth in our Amended and Restated Articles of Association is to engage in any lawful act or activity.
Voting Rights
All Taboola Ordinary Shares have identical voting and other rights in all respects.
Transfer of Shares
Our fully paid Taboola Ordinary Shares are issued in registered form and may be freely transferred under our Amended and Restated Articles of Association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of Nasdaq. The ownership or voting of Taboola Ordinary Shares by non-residents of Israel is not restricted in any way by our Amended and Restated Articles of Association or the laws of the State of Israel, except for ownership by nationals of some countries that are, have been, or will be, in a state of war with Israel.
Election of Directors
Under our Amended and Restated Articles of Association, our board of directors must consist of not less than three but no more than eleven directors. Pursuant to our amended and restated articles of association, each of our directors will be appointed by a simple majority vote of holders of Taboola Ordinary Shares, participating and voting at an annual general meeting of our shareholders, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion, and (ii) in the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors.
In addition, our directors are divided into three classes, one class being elected each year at the annual general meeting of our shareholders, and serve on our board of directors until the third annual general meeting following such election or re-election or until they are removed by a vote of 65% of the total voting power of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events in accordance with the Companies Law and our amended and restated articles of association. In addition, our Amended and Restated Articles of Association provide that vacancies on our board of directors may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created, or in the case of a vacancy due to the number of directors being less than the maximum number of directors stated in our amended and restated articles of association, until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by our board of directors.
Dividend and Liquidation Rights
Taboola may declare a dividend to be paid to the holders of Taboola Ordinary Shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our Amended and Restated Articles of Association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.
Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to the company’s most recently reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.
In the event of Taboola’s liquidation, after satisfaction of liabilities to creditors, its assets will be distributed to the holders of Taboola Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future.
Exchange Controls
There are currently no Israeli currency control restrictions on remittances of dividends on Taboola Ordinary Shares, proceeds from the sale of the Taboola Ordinary Shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that at the time are, or have been, in a state of war with Israel.
Registration Rights
Concurrently with the execution and delivery of the Merger Agreement, each of the Sponsors, and certain of Taboola’s shareholders entered into an Amended and Restated Investors’ Rights Agreement (the “Investors’ Rights Agreement”), to be effective as of the Effective Time, pursuant to which Taboola agreed to file a registration statement as soon as practicable upon receipt of a request from certain significant shareholders of Taboola to register the resale of certain registrable securities under the Securities Act, subject to required notice provisions to other shareholders party thereto. Taboola has also agreed to provide customary “piggyback” registration rights with respect to such registrable securities and, subject to certain circumstances, to file a resale shelf registration statement to register the resale under the Securities Act of such registrable securities. Taboola has also agreed to file a resale shelf registration statement to register the resale of Taboola Warrants held by the Sponsors. In addition, in connection with the execution of the Investors’ Rights Agreement, ION has agreed to terminate the existing ION registration rights agreement.
The Investors’ Rights Agreement also provides that (a) the Taboola Ordinary Shares held by shareholders of Taboola that held such shares prior to the Closing (excluding the PIPE Shares and Secondary Shares (as defined below) and publicly listed Taboola Ordinary Shares acquired after the Closing) and any Taboola Ordinary Shares issuable upon the exercise of Taboola Warrants and any other securities convertible or exercisable for Taboola Ordinary Shares held by security holders prior to the Closing will be locked-up for one hundred eighty (180) days following the Closing (except that any party to the Investors’ Rights Agreement who is an employee of Taboola may sell Taboola Ordinary Shares to the extent permitted by Taboola’s Articles of Association to be adopted in connection with the Transactions), (b) the Taboola Shares held by the Sponsors after the Closing (other than the PIPE Shares, the Secondary Shares (as defined below), any Taboola Ordinary Shares underlying Taboola Warrants issued in exchange for ION Warrants held by the Sponsors at the Closing and publicly listed Taboola Ordinary Shares acquired after the Closing) will be locked-up until the earlier of (i) one (1) year from the Closing and (ii) the date on which the closing price of Taboola Ordinary Shares equals or exceeds $12.00 per share for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred fifty (150) days following the Closing and (c) the Taboola Warrants issued in exchange for ION Warrants at the Closing and any Taboola Ordinary Shares underlying such warrants that are held by the Sponsors will be locked-up for thirty (30) days following the Closing.
The Investors’ Rights Agreement also provides that Taboola will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the Investors’ Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to their Taboola securities or ION securities, and all such prior agreements shall be terminated.
Shareholder Meetings
Under Israeli law, Taboola is required to hold an annual general meeting of its shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in the Amended and Restated Articles of Association as special general meetings. Our board of directors may call special general meetings of our shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special general meeting of our shareholders upon the written request of (i) any two or more of our directors, (ii) one-quarter or more of the serving members of our board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of Taboola’s issued and outstanding shares and 1% or more of Taboola’s outstanding voting power or (b) 5% or more of Taboola’s outstanding voting power.
Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Our Amended and Restated Articles of Association contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:
•	amendments to the articles of association;
•	appointment, terms of service and termination of services of auditors;
•	appointment of directors, including external directors (if applicable);
•	approval of certain related party transactions;
•	increases or reductions of authorized share capital;
•	a merger; and
•
the exercise of the board of director’s powers by a general meeting, if the board of directors is unable to exercise its powers and the exercise of any of its powers is required for proper management of the company.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and, if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and our Amended and Restated Articles of Association, shareholders are not permitted to take action by way of written consent in lieu of a meeting.
Quorum
Pursuant to our Amended and Restated Articles of Association, holders of the Taboola Ordinary Shares have one vote for each Taboola Ordinary Share held on all matters submitted to a vote of the shareholders at a general meeting of shareholders. The quorum required for Taboola’s general meetings of shareholders consists of at least two shareholders present in person or by proxy who hold or represent at least 33 1∕3% of the total outstanding voting power of our shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting we qualify as a “foreign private issuer,” the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of our shares. The requisite quorum may be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described under “Description of Taboola Ordinary Shares—Shareholder Meetings.”
Vote Requirements
The Amended and Restated Articles of Association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our Amended and Restated Articles of Association. Under the Companies Law, certain actions require the approval of a special majority, including: (i) an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) certain compensation-related matters described above under “Management—Compensation Committee” and “—Compensation Policy under the Companies Law.” Under our Amended and Restated Articles of Association, the alteration of the rights, privileges, preferences or obligations of any class of Taboola’s shares (to the extent there are classes other than Ordinary Shares) requires the approval of a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting.
Under our Amended and Restated Articles of Association, the approval of the holders of at least 65% of the total voting power of our shareholders is generally required to remove any of our directors from office, to amend the provision requiring the approval of at least 65% of the total voting power of our shareholders to remove any of our directors from office, or certain other provisions regarding our staggered board, shareholder proposals, the size of our board and plurality voting in contested elections. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of a majority of the shareholders present and represented at the meeting, and holding at least 75% of the voting rights represented at the meeting and voting on the resolution.
Access to Corporate Records
Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register (including with respect to material shareholders), our articles of association, our financial statements, other documents as provided in the Companies Law, and any document Taboola is required by law to file publicly with the Israeli Registrar of Companies or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. Taboola may deny a request to review a document if it determines that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair its interests.
Anti-Takeover Provisions
Acquisitions under Israeli Law
Full Tender Offer
A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class)

and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.
Special Tender Offer
The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholder approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).
In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.
If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.
In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.
Merger
The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.
For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights of the other party or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.
Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging company, and may further give instructions to secure the rights of creditors.
In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.
Anti-Takeover Measures
The Companies Law allows us to create and issue shares having rights different from those attached to Taboola Ordinary Shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the completion of the Business Combination, no preferred shares will be authorized under our Amended and Restated Articles of Association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of Taboola Ordinary Shares. The authorization and designation of a class of preferred shares will require an amendment to our Amended and Restated Articles of Association, which requires the prior approval of the holders of a majority of the voting power attached to our issued and outstanding shares at a general meeting of our shareholders. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and our amended articles of association, as described above in “Description of Taboola Ordinary Shares—Shareholder Meetings.” In addition, as disclosed under “Description of Taboola Ordinary Shares—Election of Directors,” we have a classified board structure, which effectively limits the ability of any investor or potential investor or group of investors or potential investors to gain control of our board of directors.

Borrowing Powers
Pursuant to the Companies Law and our Amended and Restated Articles of Association, our board of directors may exercise all powers and take all actions that are not required under law or under our Amended and Restated Articles of Association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.
Changes in Capital
Our Amended and Restated Articles of Association enable us to increase or reduce our share capital. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting of shareholders. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.
Exclusive Forum
Our Amended and Restated Articles of Association provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our Amended and Restated Articles of Association also provide that unless we consent in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our shareholders or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law.
Transfer Agent and Registrar
The transfer agent and registrar for Taboola Ordinary Shares is Broadridge Corporate Issuer Solutions, Inc. Its address is 51 Mercedes Way, Edgewood, NY 11717, and its telephone number is       .
Description of Taboola Warrants
Public Warrants
Each whole warrant entitles the registered holder to purchase one ordinary share of Taboola at a price of $11.50 per share, subject to adjustment as discussed below, at any time, provided in each case that there is an effective registration statement under the Securities Act covering the Taboola Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or Taboola permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant assignment, assumption and amendment agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant assignment, assumption and amendment agreement, a warrant holder may exercise its warrants only for a whole number of Taboola Ordinary Shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants (other than the warrants held by ION Co-Investment LLC, which will expire five years from October 1, 2021) will expire June 29, 2026 or earlier upon redemption or liquidation. The warrants are not exercisable until 30 days following the closing of the Business Combination.
Taboola will not be obligated to deliver any Taboola Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Taboola Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to Taboola satisfying its registration obligations. No warrant will be exercisable and Taboola will not be obligated to issue Taboola Ordinary Shares upon exercise of a warrant unless Taboola Ordinary Shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. The company is not required to net cash settle any warrant other than as set forth herein.

Taboola has agreed that the ordinary shares issuable upon exercise of the warrants will be registered on a registration statement on Form F-1. Taboola will use its best efforts to cause the same to be filed 30 days after the closing of the Business Combination and become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant assignment, assumption and amendment agreement. If a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when Taboola will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
Notwithstanding the above, if Taboola Ordinary Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Taboola may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Taboola so elects, it will not be required to file or maintain in effect a registration statement, and in the event Taboola does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Taboola ordinary share equals or exceeds $18.00. Once the warrants become exercisable, Taboola may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and
•
if, and only if, the closing price of the Taboola Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redemption Procedures — Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three business days before the notice of redemption is sent to the warrant holders.

If and when the warrants become redeemable by Taboola, Taboola may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Taboola established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Taboola issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Taboola Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per Taboola ordinary share equals or exceeds $10.00. Once the warrants become exercisable, Taboola may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
•	in whole and not in part;
•	at a price of $0.10 per warrant;
•
upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of Taboola Ordinary Shares except as otherwise described below; and

•
if, and only if, the closing price of Taboola Ordinary Shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redemption Procedures — Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before the notice of redemption is sent to the warrant holders.

Beginning on the date the notice of redemption is given and until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of Taboola Ordinary Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by Taboola pursuant to this redemption feature, based on the “fair market value” of Taboola Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume-weighted average price of Taboola Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. Taboola will provide its warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Redemption Procedures — Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.
If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Redemption Procedures — Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share prices multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Redemption Procedures — Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Redemption Procedures — Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share prices less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.
Redemption Date	Fair Market Value of Taboola Ordinary Shares
(period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Taboola Ordinary Shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of Taboola Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Taboola Ordinary Shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of Taboola Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Taboola Ordinary Shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Taboola Ordinary Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by Taboola pursuant to this redemption feature, since they will not be exercisable for any Taboola Ordinary Shares.
This redemption feature differs from the typical warrant redemption features used in many other blank check company offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Taboola Ordinary Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Taboola Ordinary Shares are trading at or above $10.00 per public share, which may be at a time when the trading price of Taboola Ordinary Shares is below the exercise price of the warrants. This redemption feature was established to provide the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per Taboola ordinary share equals or exceeds $18.00.”
As stated above, Taboola can redeem the warrants when the Taboola Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to Taboola capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If Taboola chooses to redeem the warrants when the Taboola Ordinary Shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Taboola Ordinary Shares than they would have received if they had chosen to wait to exercise their warrants for Taboola Ordinary Shares if and when such Taboola Ordinary Shares were trading at a price higher than the exercise price of $11.50.
Redemption Procedures
A holder of a warrant may notify Taboola in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Taboola Ordinary Shares outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments
If the number of outstanding Taboola Ordinary Shares is increased by a share capitalization payable in Taboola Ordinary Shares, or by a sub-division of ordinary shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Taboola Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Taboola Ordinary Shares at a price less than the fair market value will be deemed a share capitalization of a number of Taboola Ordinary Shares equal to the product of (i) the number of Taboola Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Taboola Ordinary Shares) and (ii) the quotient of (x) the price per Taboola ordinary share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Taboola Ordinary Shares, in determining the price payable for Taboola Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Taboola Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Taboola Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if Taboola, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of all or substantially all Taboola Ordinary Shares on account of such Taboola Ordinary Shares (or other securities into which the warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Taboola ordinary share in respect of such event.
If, after the Effective Time, the number of outstanding Taboola Ordinary Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Taboola Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Taboola Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Taboola Ordinary Shares.
After the Effective Time, whenever the number of Taboola Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Taboola Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Taboola Ordinary Shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Taboola Ordinary Shares (other than those described above or that solely affects the par value of such Taboola Ordinary Shares), or in the case of any merger or consolidation of Taboola with or into another corporation (other than a consolidation or merger in which Taboola is the continuing corporation and that does not result in any reclassification or reorganization of Taboola’s issued and outstanding Taboola Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Taboola as an entirety or substantially as an entirety in connection with which Taboola is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Taboola Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Taboola Ordinary Shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant assignment, assumption and amendment agreement based on the Black-Scholes Warrant Value (as defined in the warrant assignment, assumption and amendment agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrant assignment, assumption and amendment agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the warrant assignment, assumption and amendment agreement to the description of the terms of the warrants and the warrant assignment, assumption and amendment agreement set forth in this prospectus, (ii) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant assignment, assumption and amendment agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant assignment, assumption and amendment agreement as the parties to the warrant assignment, assumption and amendment agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, 50% of the then outstanding private placement warrants. You should review a copy of the warrant assignment, assumption and amendment agreement for a complete description of the terms and conditions applicable to the warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Taboola Ordinary Shares. After the issuance of Taboola Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
Private Placement Warrants
The private placement warrants (including the Taboola Ordinary Shares issuable upon exercise of such warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to ION officers and directors and other persons or entities affiliated with the Sponsors) and they are not redeemable by Taboola so long as they are held by the Sponsors, members of the Sponsors or their permitted transferees. The Sponsors or their permitted transferees, will have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsors or their permitted transferees, the private placement warrants will be redeemable by Taboola and exercisable by the holders on the same basis as the public warrants.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Taboola Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Taboola Ordinary Shares underlying the warrants, multiplied by the excess of the fair market value of Taboola Ordinary Shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the Taboola Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of our ordinary shares by:
•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of any series of our voting ordinary shares;
•	each of our current executive officers and directors;
•	ll executive officers and directors of the Company, as a group, upon the closing of the Business Combination.
The beneficial ownership of ordinary shares of the Company is based on 210,891,354 ordinary shares issued and outstanding as of June 30, 2021.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days.
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all of our ordinary shares beneficially owned by them.
	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
5% Holders:
Evergreen(1)	24,275,381	11.5%
Marker(2)	15,044,534	7.1%
Pitango(3)	12,387,648	5.9%
Name and Address of Beneficial Owners Executive Officers and Directors
Adam Singolda(4)	14,095,627	6.7%
Eldad Maniv(5)	11,091,753	5.3%
Lior Golan(6)	6,787,156	3.2%
Stephen Walker*	—	—
Kristy Sundjaja*	—	—
Zvi Limon	2,580,993	1.2%
Erez Shachar(7)	24,275,381	11.5%
Nechemia J. Peres(8)	12,387,648	5.9%
Richard Scanlon(9)	15,044,534	7.1%
Gilad Shany*	—	—
All Executive Officers and Directors as a Group	87,346,063	38.6%
*	Less than 1%.
(1)
Consists of 21,822,632 ordinary shares held by Evergreen V, L.P and 2,452,749 ordinary shares held by Evergreen VA, L.P (the “Evergreen Entities”). Evergreen 5 G.P. Ltd. is the General Partner of the General Partner of the Evergreen Entities. Erez Shachar, Boaz Dinte, Amichai Hammer, Adi Gan and Ronit Bendori are the principals of Evergreen Venture Partners Ltd., the sole shareholder of Evergreen 5 GP Ltd., and hold the voting and dispositive power for the Evergreen Entities. Investment and voting decisions with respect to the shares held by the Evergreen Entities are made by the principals of Evergreen Venture Partners Ltd. The address for Evergreen V, L.P and Evergreen VA, L.P. is Museum Building, 7th Floor; 4 Berkovich St.; Tel Aviv 6133002, Israel.

(2)
Consists of 9,863,188 ordinary shares held by Marker Lantern II Ltd., 3,416,534 ordinary shares held by Marker TA Investments Ltd., 1,254,300 ordinary shares held by Marker II LP. Taboola Series E LP, and 510,512 ordinary shares held by Marker Follow-On Fund, LP. The address for Marker Lantern II Ltd., Marker TA Investments Ltd., Marker II LP. Taboola Series E LP and Marker Follow-On Fund, LP is 110 E 59th St. 28th Floor, New York, NY 10022.

(3)
Consists of 10,746,734 ordinary shares held by Pitango Venture Capital Fund VI L.P. (the “Pitango Entities”). Pitango V.C. Fund VI, L.P. is the General Partner of the Pitango Entities and Pitango GP Capital Holdings Ltd. is the General Partner of the General Partner of the Pitango Entities. Messrs. Zeev Binman, Aaron Mankovski, Isaac Hillel, Nechemia (Chemi) Peres and Rami Kalish are the managing partners of Pitango GP Capital Holdings Ltd. and hold the voting and dispositive power for the Pitango Entities. Investment and voting decisions with respect to the shares held by the Pitango Entities are made by the managing partners of Pitango GP Capital Holdings Ltd. 1,384,470 ordinary shares held by Pitango Venture Capital Fund VIA, L.P and 256,444 ordinary shares held by Pitango Venture Capital Principals Fund VI L.P, The address for Pitango Venture Capital Fund VI L.P, Pitango Venture Capital Fund VIA, L.P and Pitango Venture Capital Principals Fund VI L.P is 11 HaMenofim St. Bldg. B Herzliya 4672562, Israel.

(4)	Consists of 5,267,827 ordinary shares and 8,827,800 ordinary shares underlying vested restricted stock units or options to acquire ordinary shares exercisable with 60 days of June 30, 2021.
(5)	Consists of 2,786,755 ordinary shares and 8,304,998 ordinary shares underlying vested restricted stock units or options to acquire ordinary shares exercisable with 60 days of June 30, 2021.
(6)	Consists of 133,118 ordinary shares and 6,654,038 ordinary shares underlying vested restricted stock units or options to acquire ordinary shares exercisable with 60 days of June 30, 2021.
(7)
Erez Shachar is a Managing Partner of Evergreen Venture Partners and may be deemed to share voting and dispositive power of the shares held by the Evergreen entities described above. Mr. Shahchar otherwise disclaims beneficial ownership over the shares beneficially owned by the Evergreen entities described above.

(8)
Nechemia J. Peres is a Managing Partner and Co-Founder of Pitango Venture Capital and may be deemed to share voting and dispositive power of the shares held by the Pitango entities described above. Mr. Peres otherwise disclaims beneficial ownership over the shares beneficially owned by the Pitango entities described above.

(9)
Richard Scanlon is a Managing Partner and Founder of Marker LLC and exercises voting and dispositive power of the shares held by the Marker entities described above. Mr. Scanlon otherwise disclaims beneficial ownership over the shares beneficially owned by the Marker entities described above.

TABOOLA ORDINARY SHARES ELIGIBLE FOR FUTURE SALE
Taboola has 700,000,000 ordinary shares authorized and 210,891,354 ordinary shares issued and outstanding. All of Taboola’s Ordinary Shares issued in connection with the Business Combination are freely transferable by persons other than by Taboola’s “affiliates” without restriction or further registration under the Securities Act, except 6,468,750 Taboola Ordinary Shares issued to the Sponsors, which are subject to the lock-up described below, and the PIPE Shares and Secondary Shares. The remaining Taboola Ordinary Shares held by existing Taboola shareholders are subject to the lock-up restrictions described below. Taboola Warrants will become exercisable 30 days following the closing of the Business Combination and we expect the Taboola Ordinary Shares underlying such Taboola Warrants to be freely transferable upon such exercise. Sales of substantial amounts of Taboola’s Ordinary Shares in the public market could adversely affect prevailing market prices of Taboola’s Ordinary Shares.
Lock-up Periods and Registration Rights
IRA Lock-up
In connection with the Business Combination, each of Taboola, ION Holdings 1, LP and ION Co-Investment LLC (together with ION Holdings 1, LP, the “Sponsors”), and certain of Taboola’s shareholders entered into an Amended and Restated Investors’ Rights Agreement (the “IRA”), effective as of the consummation of the closing of the Business Combination on June 29, 2021 (the “Closing”). Pursuant to its terms, the IRA provides for the following lock-up periods: (a) the Taboola Ordinary Shares held by shareholders of Taboola prior to the Closing (excluding the PIPE Shares, Secondary Shares and publicly listed Taboola Ordinary Shares acquired after the Closing) and any Taboola Ordinary Shares issuable upon the exercise of Taboola Warrants and any other securities convertible or exercisable for Taboola Ordinary Shares held by security holders prior to the Closing are locked-up for one hundred eighty (180) calendar days following the Closing (except that any party to the IRA that is an employee or service provider of Taboola or one of its subsidiaries may sell Taboola Ordinary Shares to the extent permitted by Taboola’s Articles of Association, (b) the Taboola Ordinary Shares held by the Sponsors after the Closing (other than the PIPE Shares, the Secondary Shares, any Taboola Ordinary Shares underlying Taboola Warrants issued in exchange for ION Warrants held by the Sponsors at the Closing and publicly listed Taboola Ordinary Shares acquired after the Closing) are locked-up until the earliest of (i) one (1) year from the Closing, (ii) the date on which the closing price of Taboola’s Ordinary Shares equals or exceeds $12.00 per share for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred fifty (150) calendar days following the Closing and (iii) the date on which Taboola completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Taboola’s shareholders having the right to exchange their Taboola Ordinary Shares for cash, securities or other property and (c) with respect to the Taboola Warrants issued in exchange for ION Warrants at the Closing and any Taboola Ordinary Shares underlying such warrants that are held by the Sponsors are locked-up for thirty (30) calendar days following the Closing.
IRA Registration Rights
Subject to the lockup periods described above, certain shareholders are also entitled to registration rights pursuant to the terms of the IRA. Taboola has agreed to file a registration statement as soon as practicable upon a request from certain significant shareholders of Taboola to register the resale of certain registrable securities under the Securities Act (such request, a “demand registration”), subject to required notice provisions to other shareholders party thereto. Taboola has also agreed to provide customary “piggyback” registration rights with respect to any valid demand registration request. Subject to certain circumstances, Taboola is also required to file a resale shelf registration statement to register the resale under the Securities Act of such registrable securities. Finally, Taboola has agreed to file a resale shelf registration statement within thirty (30) calendar days after the Closing to register the resale of Taboola Warrants held by the Sponsors. The IRA provides that Taboola will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities.
Articles of Association Lock-up
The Articles of Association provide that each shareholder of Taboola’s Ordinary Shares immediately prior to Closing will not, unless Taboola consents in writing and subject to certain customary exceptions, be permitted to transfer or sell any Taboola Ordinary Shares owned by such shareholder for one hundred eighty (180) calendar days following the Closing, provided that shareholders who are employees or service providers of Taboola or its subsidiaries may transfer or sell up to 15%, in the aggregate, during the Lock-up period, of Taboola Ordinary Shares held by or for the benefit of such shareholder as of February 28, 2021, calculated assuming the exercise of all outstanding options and vesting of all outstanding restricted stock units, less any Secondary Shares transfered by such shareholder pursuant to the Secondary Share Purchase Agreements.
PIPE Resale Shelf
Pursuant to the Subscription Agreements relating to the PIPE, Taboola has agreed that, within thirty (30) calendar days after the consummation of the Business Combination, it will file with the SEC (at Taboola’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “Resale Registration Statement”), and Taboola will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, subject to certain conditions.
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Taboola Ordinary Shares for at least six months would, subject to the restrictions noted in the section below, be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Taboola at the time of, or at any time during the three months preceding, a sale and (ii) Taboola has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Taboola was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Taboola Ordinary Shares for at least six months but who are affiliates of Taboola at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•	1% of the total number of Taboola’s Ordinary Shares then outstanding; or
•	the average weekly reported trading volume of the Taboola Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of Taboola under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Taboola.

SELLING STOCKHOLDERS
On June 29, 2021, we consummated the Business Combination.
The Selling Securityholders may offer and sell, from time to time, any or all of the ordinary shares or warrants being offered for resale by this prospectus.
In addition, this prospectus relates to the offer and sale of up to 5,175,000 ordinary shares that are issuable by us upon the exercise of the Public Warrants, which were previously registered.
The term “Selling Securityholders” includes the securityholders listed in the table below and their permitted transferees.
The table below provides, as of the date of this prospectus, information regarding the beneficial ownership of our ordinary shares and warrants of each Selling Securityholder, the number of ordinary shares and number of warrants that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own after this offering. We have based percentage ownership on 210,891,354 ordinary shares outstanding as of June 30, 2021.
Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholder and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.
	Ordinary Shares				Warrants to Purchase Ordinary Shares
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Alberta Investment Management Corporation (AIMCo)(1)	250,000	250,000	—	—	—	—	—	—
Alyeska Master Fund, L.P. (2)	725,000	725,000	—	—	—	—	—	—
Amicle Capital LLC(3)	150,000	150,000	—	—	—	—	—	—
Anfield LTD.(4)	200,000	200,000	—	—	—	—	—	—
Arena Capital Fund, LP – Series 3(5)	75,000	75,000	—	—	—	—	—	—
Arena Capital Fund, LP – Series 4(6)	75,000	75,000	—	—	—	—	—	—
Arena Capital Fund, LP – Series 5(7)	75,000	75,000	—	—	—	—	—	—
Arena Capital Fund, LP – Series 6(8)	75,000	75,000	—	—	—	—	—	—
Arena Capital Fund, LP – Series 9(9)	200,000	200,000	—	—	—	—	—	—
Atreides Foundation Master Fund LP(10)	725,000	725,000	—	—	—	—	—	—
Baron Global Advantage Fund(11)	1,326,490	1,326,490	—	—	—	—	—	—
Baron International Growth Fund(12)	229,509	229,509	—	—	—	—	—	—
Baron Opportunity Fund(13)	444,001	444,001	—	—	—	—	—	—
BlackRock Capital Allocation Trust(14)	76,200	76,200	—	—	—	—	—	—
BlackRock Global Allocation Fund, Inc.(15)	837,100	837,100	—	—	—	—	—	—

	Ordinary Shares				Warrants to Purchase Ordinary Shares
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.(16)	6,600	6,600	—	—	—	—	—	—
BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc. (17)	280,100	280,100	—	—	—	—	—	—
BlackRock Global Long/Short Credit Fund of BlackRock Funds IV(18)	20,700	20,700	—	—	—	—	—	—
BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V(19)	506,559	506,559	—	—	—	—	—	—
Clal Insurance Company LTD(20)	500,000	500,000	—	—	—	—	—	—
D.E. Shaw Oculus Portfolios, L.L.C.(21)	87,500	87,500	—	—	—	—	—	—
D.E. Shaw Valence Portfolios, L.L.C.(22)	262,500	262,500	—	—	—	—	—	—
Destra Investments LP(23)	200,000	200,000	—	—	—	—	—	—
Exor Seeds, LP(24)	500,000	500,000	—	—	—	—	—	—
Federated Global Investment Management Corp.(25)	1,200,000	1,200,000	—	—	—	—	—	—
FLAPPER CO fbo FIAM Target Date Blue Chip Growth Commingled Pool (26)	59,205	59,205	—	—	—	—	—	—
Mag & Co fbo Fidelity Blue Chip Growth Commingled Pool(27)	25,717	25,717	—	—	—	—	—	—
THISBE & Co: FBO Fidelity Blue Chip Growth Institutional Trust(28)	2,044	2,044	—	—	—	—	—	—
Mag & Co fbo Fidelity Growth Company Commingled Pool(29)	1,000,000	1,000,000	—	—	—	—	—	—
Powhatan & Co., LLC fbo Fidelity Mt. Vernon Street Trust : Fidelity Growth Company K6 Fund(30)	500,000	500,000	—	—	—	—	—	—
Mag & Co fbo Fidelity Securities Fund: Fidelity Blue Chip Growth Fund(31)	741,714	741,714	—	—	—	—	—	—
Booth & Co FBO Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund(32)	81,357	81,357	—	—	—	—	—	—
Booth & Co fbo Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund(33)	1,475	1,475	—	—	—	—	—	—
WAVECHART + CO fbo Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund(34)	88,488	88,488	—	—	—	—	—	—
Ghisallo Master Fund LP (Key Square)(35)	350,000	350,000	—	—	—	—	—	—
Hachshara Insurance Company LTD(36)	200,000	200,000	—	—	—	—	—	—
Halman Aldubi Provident and Pension Funds LTD (37)	300,000	300,000	—	—	—	—	—	—
Hedosophia Public Investments Limited(38)	2,000,000	2,000,000	—	—	—	—	—	—
Integrated Core Strategies (US) LLC (Millennium) (39)	350,000	350,000	—	—	—	—	—	—
ION Israel Fund Ltd(40)	1,084,600	1,084,600	—	—	—	—	—	—

	Ordinary Shares				Warrants to Purchase Ordinary Shares
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
ION Crossover Partners L.P. (41)	900,000	900,000	—	—	—	—	—	—
ION Holdings 1, LP(42)	—	—	—	—	5,780,000	5,780,000	—	—
Laurion Capital Master Fund Ltd.(43)	200,000	200,000	—	—	—	—	—	—
Master Total Return Portfolio of Master Bond LLC(44)	272,741	272,741	—	—	—	—	—	—
Meitav DS Provident Funds and Pension Ltd(45)	300,000	300,000	—	—	—	—	—	—
Menora Mivtachim Insurance Ltd.(46)	104,000	104,000	—	—	—	—	—	—
Menora Mivtachim Pensions and Gemel Ltd.(47)	688,000	688,000	—	—	—	—	—	—
Menora Mivtachim Vehistradrut Hamehandesim Nihul Kupot Gemel Ltd.(48)	8,000	8,000	—	—	—	—	—	—
Migdal sal- domestic equities(49)	500,000	500,000	—	—	—	—	—	—
Millais Limited (BlueCrest) (50)	200,000	200,000	—	—	—	—	—	—
MMF LT, LLC (Moore)(51)	350,000	350,000	—	—	—	—	—	—
More Provident Funds LTD (52)	300,000	300,000	—	—	—	—	—	—
MYDA Advantage, LP(53)	50,000	50,000	—	—	—	—	—	—
MYDA SPAC Select, LP (54)	50,000	50,000	—	—	—	—	—	—
Nineteen77 Global Merger Arbitrage Master Limited(55)	161,525	161,525	—	—	—	—	—	—
Nineteen77 Global Merger Arbitrage Opportunity Fund(56)	26,950	26,950	—	—	—	—	—	—
Nineteen77 Global Multi-Strategy Alpha Master Limited(57)	161,525	161,525	—	—	—	—	—	—
Noked Bonds LP(58)	14,000	14,000	—	—	—	—	—	—
Noked Equity LP(59)	32,000	32,000	—	—	—	—	—	—
Noked Long LP(60)	16,000	16,000	—	—	—	—	—	—
Noked Opportunity LP(61)	38,000	38,000	—	—	—	—	—	—
Psagot Provident Funds and Pension LTD(62)	500,000	500,000	—	—	—	—	—	—
Senvest Master Fund, LP(63)	400,000	400,000	—	—	—	—	—	—
Senvest Technology Partners Master Fund, LP(64)	100,000	100,000	—	—	—	—	—	—
Shalom Meckenzie(65)	1,000,000	1,000,000	—	—	—	—	—	—
Shotfut Menayot Chool Phoenix Amitim(66)	2,160,000	2,160,000	—	—	—	—	—	—
Suvretta Capital Management, LLC(67)	350,000	350,000	—	—	—	—	—	—
Sycomore Allocation Patrimoine(68)	150,000	150,000	—	—	—	—	—	—
Sycomore L/S Opportunities(69)	350,000	350,000	—	—	—	—	—	—
The Phoenix Insurance Company Ltd(70)	540,000	540,000	—	—	—	—	—	—
TOMS Capital Investments LLC(71)	1,500,000	1,500,000	—	—	—	—	—	—
Ulysses Partners L.P.(72)	468,944	468,944	—	—	—	—	—	—
ION Tech Fund LP(73)	150,800	150,800	—	—	—	—	—	—
Norges Bank Investment Management (NBIM)(74)	1,084,600	1,084,600	—	—	—	—	—	—
ION Co-Investment LLC(76)	—	—	—	—	1,395,000	1,395,000	—	—

(1)	The address of Alberta Investment Management Corporation (AIMCo) is 1600-10250, 101 St. Edmonton, Alberta NWT5J3P4, Canada
(2)	The address of Alyeska Master Fund, L.P. is 77 W. Wacker, Suite 700, Chicago, IL 60601
(3)	The address of Amicle Capital LLC is 230 Mason Street, Greenwich, CT 06830
(4)	The address of Anfield LTD. is 5 Badner St., Ramat Gan 5254223, Israel
(5)	The address of Arena Capital Fund, LP – Series 3 is 12121 Wilshire Blvd., Los Angeles, CA 90025
(6)	The address of Arena Capital Fund, LP – Series 4 is 12121 Wilshire Blvd., Los Angeles, CA 90025
(7)	The address of Arena Capital Fund, LP – Series 5 is 12121 Wilshire Blvd., Los Angeles, CA 90025
(8)	The address of Arena Capital Fund, LP – Series 6 is 12121 Wilshire Blvd., Los Angeles, CA 90025
(9)	The address of Arena Capital Fund, LP – Series 9 is 12121 Wilshire Blvd., Los Angeles, CA 90025
(10)	The address of Atreides Foundation Master Fund LP is One International Place, Suite 44100, Boston, MA 02110
(11)	The address of Baron Global Advantage Fund is 767 Fifth Avenue, 48th Fl, New York, NY 10153
(12)	The address of Baron International Growth Fund is 767 Fifth Avenue, 48th Fl, New York, NY 10153
(13)	The address of Baron Opportunity Fund is 767 Fifth Avenue, 48th Fl, New York, NY 10153
(14)	The address of BlackRock Capital Allocation Trust is 55 East 52nd Street, New York, NY 10055
(15)	The address of BlackRock Global Allocation Fund, Inc. is 55 East 52nd Street, New York, NY 10055
(16)	The address of BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc. is 55 East 52nd Street, New York, NY 10055
(17)	The address of BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc. is 55 East 52nd Street, New York, NY 10055
(18)	The address of BlackRock Global Long/Short Credit Fund of BlackRock Funds IV is 55 East 52nd Street, New York, NY 10055
(19)	The address of BlackRock Strategic Income Opportunities Portfolio of Funds V is 55 East 52nd Street, New York, NY 10055
(20)	The address of Clal Insurance Company LTD is 36 Raul Wellenberg St., Tel Aviv, Israel
(21)	The address of D.E. Shaw Oculus Portfolios, L.L.C. is 1166 Avenue of the Americas, 9th Floor, New York, NY 10036
(22)	The address of D.E. Shaw Valence Portfolios, L.L.C. is 1166 Avenue of the Americas, 9th Floor, New York, NY 10036
(23)	The address of Destra Investments LP is St. Julian’s Court, Guernsey GY1 6AX
(24)	The address of Exor Seeds, L.P. is 767 Fifth Avenue, Floor 12A, New York, NY 10153
(25)	The address of Federated Global Investment Management Corp. is 4000 Ericson Drive, Warrendale, PA 15086
(26)	The address of FIAM Target Date Blue Chip Growth Commingled Pool is PO Box 5756, Boston, MA 02206
(27)	The address of Fidelity Blue Chip Growth Commingled Pool is 140 Broadway, New York, NY 10005
(28)	The address of Fidelity Blue Chip Growth Institutional Trust is PO Box 5756, Boston, MA 02206
(29)	The address of Fidelity Growth Company Commingled Pool is 140 Broadway, New York, NY 10005
(30)	The address of Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund is 500 Grant Street, AIM 151-2700, Pittsburgh,
PA 15258
(31)	The address of Fidelity Blue Chip Growth Fund is P.O. Box 35308, Newark, NJ 07101
(32)	The address of Fidelity Blue Chip Growth K6 Fund is 333 South Wabash Ave, 32nd Floor, Chicago, IL 60604
(33)	The address of Fidelity Flex Large Cap Growth Fund is 333 South Wabash Ave, 32nd Floor, Chicago, IL 60604
(34)	The address of Fidelity Series Blue Chip Growth Fund is PO Box 5756, Boston, MA 02206
(35)	The address of Ghisallo Master Fund LP (Key Square) is Grand Cayman, CI KY1-9008, Grand Cayman KY1-1107
(36)	The address of Hachshara Insurance Company LTD is Hamelacha 6, Holon, Israel
(37)	The address of Halman Aldubi Provident and Pension Funds Ltd. is 26 Harokmimst, Building D, Azrieli Center, Holon, Israel
(38)	The address of Hedosophia Public Investments Limited is St. Peter Port, Guernsey GY 1 2QJ
(39)	The address of Integrated Core Strategies (US) LLC (Millenium) is 666 Fifth Avenue, 8th Floor, New York, NY 10103
(40)	The address of ION Israel Fund Ltd is 89 Medinat Hayehudim St., Herzeliya, Israel
(41)	The address of ION Crossover Partners is 89 Medinat Hayehudim St., Herzeliya, Israel
(42)	The address of ION Holdings 1, LP is 89 Medinat Hayehudim St., Herzeliya, Israel
(43)	The address of Laurion Capital Master Fund Ltd. is 360 Madison Ave., Suite 1900, New York, NY 10017
(44)	The address of Master Total Return Portfolio of Master Bond LLC is 55 East 52nd Street, New York, NY 10055
(45)	The address of Meitav DS Provident Funds and Pension Ltd is 30 Sheshet Hayamim Rd, Champion Tower, Bnei Brak, Israel
(46)	The address of Menora Mivtachim Insurance Ltd. is 23 Jabotinsky, Ramat Gan, Israel
(47)	The address of Menora Mivtachim Pensions and Gemel Ltd. is 23 Jabotinsky, Ramat Gan, Israel
(48)	The address of Menora Mivtachim Vehistradrut Hamehandesim Nihul Kupot Gemel Ltd. is 23 Jabotinsky, Ramat Gan, Israel
(49)	The address of Migdal sal- domestic equities is Efal 4, Petach Tikva, Israel
(50)	The address of Millais Limited (BlueCrest)is 767 5th Avenue, 9th Floor, New York,, NY 10153
(51)	The address of MMF LT, LLC (Moore) is 11 Times Square, New York, NY 10036
(52)	The address of More Provident Funds LTD is 2 Ben Gurion, Ramat Gan, Israel
(53)	The address of MYDA Advantage, LP is 45 Bayview Avenue, Inwood, NY 11096

(54)	The address of MYDA SPAC Select, LP is 46 Bayview Avenue, Inwood, NY 11097
(55)	The address of Nineteen77 Global Merger Arbitrage Master Limited is UBS O’Connor LLC, One N. Wacker Drive, 31st Floor, Chicago, IL 60606
(56)	The address of Nineteen77 Global Merger Arbitrage Opportunity Fund is UBS O’Connor LLC, One N. Wacker Drive, 31st Floor, Chicago, IL 60606
(57)	The address of Nineteen77 Global Multi-Strategy Alpha is One N. Wacker Drive, 31st Floor, Chicago, IL 60606
(58)	The address of Noked Bonds LP is 30 Haarba'a St., Tel Aviv, Israel
(59)	The address of Noked Equity LP is 30 Haarba'a St., Tel Aviv, Israel
(60)	The address of Noked Long LP is 30 Haarba'a St., Tel Aviv, Israel
(61)	The address of Noked Opportunity LP is 30 Haarba'a St., Tel Aviv, Israel
(62)	The address of Psagot Provident Funds and Pension LTD is 12 Ehad Ha'am St., Tel Aviv, Israel
(63)	The address of Senvest Master Fund, LP is 540 Madison Ave. 32nd Floor, New York, NY 10022
(64)	The address of Senvest Technology Partners Master Fund, LP is 540 Madison Ave. 32nd Floor, New York, NY 10022
(65)	The address of Shalom Meckenzie is Hasikma 67, Savyon, Israel
(66)	The address of Shotfut Menayot Chool Phoenix Amitim is Derech Hashalom 53, Givatayim 5345433, Israel
(67)	The address of Suvretta Capital Management, LLC is 540 Madison Avenue, 7th Floor, New York, NY 10022
(68)	The address of Sycomore Allocation Patrimoine is 14 Avenue Hoche, 75008 Paris, France
(69)	The address of Sycomore L/S Opportunitiesis 14 Avenue Hoche, 75008 Paris, France
(70)	The address of The Phoenix Insurance Company Ltd is Derech Hashalom 53, Givatayim 5345433, Israel
(71)	The address of Toms Capital Investments LLC is 450 West 14th St., New York, NY 10014
(72)	The address of Ulysses Partners L.P. is 1 Rockefeller Plaza, 20th Floor, New York, NY 10020
(73)	The address of ION Tech Fund LP is 89 Medinat Hayehudim St., Herzeliya, Israel
(74)	The address of Norges Bank Investment Management (NBIM) is 89 Medinat Hayehudim St., Herzeliya, Israel
(75)	The address of ION Co-Investment LLC is 89 Medinat Hayehudim St., Herzeliya, Israel

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a summary of transactions since January 1, 2020 to which we and ION have been a participant.
Certain Relationships and Related Person Transactions—ION
Founder Shares
During the period ended August 13, 2020, the Sponsors and directors of ION paid $25,000 to cover certain offering and formation costs of ION in consideration for 5,750,000 Class B Ordinary Shares (the “Founder Shares”). On October 1, 2020, ION effected a share capitalization of 718,750 shares and, as a result, there were 6,468,750 Class B Ordinary Shares issued and outstanding prior to the Business Combination. The Founder Shares included an aggregate of up to 843,750 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of ION’s issued and outstanding ordinary shares after the IPO. As a result of the underwriters’ election to fully exercise their over-allotment option, 843,750 Founder Shares were no longer subject to forfeiture.
The Sponsors and directors of ION agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earliest of: (A) one year after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which ION completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Advance from Related Party
Subsequent to September 30, 2020, the ION Sponsor paid for certain offering costs in the amount of $325,000 on behalf of ION in connection with the IPO. As of December 31, 2020, advances amounting to $325,000 were repaid.
Related Party Promissory Note
On August 12, 2020, ION issued an unsecured promissory note (the “Promissory Note”) to the ION Sponsor, pursuant to which ION could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the IPO. The Promissory Note has been repaid in full.
Administrative Services Agreement
ION entered into an agreement, commencing on October 2, 2020, to pay the Sponsor up to $10,000 per month for office space, utilities, administrative services and remote support services. Upon completion of the Business Combination, ION ceased paying these monthly fees.
Certain Relationships and Related Person Transactions—Taboola
For a description of the procedures governing the approval of related party transactions, see “Management—Approval of Related Party Transactions under Israeli Law.”
Investors’ Rights Agreement
In connection with the Business Combination, each of Taboola, ION Holdings 1, LP and ION Co-Investment LLC (together with ION Holdings 1, LP, the “Sponsors”), and certain of Taboola’s shareholders entered into an Amended and Restated Investors’ Rights Agreement (the “Investors’ Rights Agreement”), effective as of the consummation of the closing of the Business Combination on June 29, 2021 (the “Closing”), pursuant to which Taboola agreed to file a registration statement as soon as practicable upon a request from certain significant shareholders of Taboola to register the resale of certain registrable securities under the Securities Act, subject to required notice provisions to other shareholders party thereto. Taboola also agreed to provide customary “piggyback” registration rights with respect to such registrable securities and, subject to certain circumstances, Taboola is required to file a resale shelf registration statement to register the resale under the Securities Act of such registrable securities.

Taboola also agreed to file a resale shelf registration statement within thirty (30) days of the Closing to register the resale of Taboola Warrants held by the Sponsors. The Investors’ Rights Agreement provides that Taboola will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities.
Loans Granted to Members of the Board of Directors or Executive Management
As of the date of this registration statement/prospectus, Taboola has no outstanding loan or guarantee commitments to members of the board of directors or management.
Indemnification Agreements
We have entered into indemnification agreements with our directors and executive officers. See “Management—Approval of Related Party Transactions under Israeli Law—Exculpation, Insurance and Indemnification of Office Holders” for additional information.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain U.S. federal income tax considerations for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) concerning the ownership and disposition of our ordinary shares and warrants. This section applies only to Holders that hold our ordinary shares and warrants, as the case may be, as capital assets for U.S. federal income tax purposes.
This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, special tax accounting rules under Section 451(b) of the Code, the potential application of the provisions of the Code known as the Medicare contribution tax and tax consequences applicable to U.S. Holders subject to special rules, such as:
•	certain financial institutions;
•	dealers or traders in securities who use a mark-to-market method of tax accounting;
•	tax-exempt entities, private foundations, “individual retirement accounts” or “Roth IRAs”;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	mutual funds;
•	pension plans;
•	regulated investment companies or real estate investment trusts;
•	entities classified as partnerships for U.S. federal income tax purposes and their partners;
•	U.S. expatriates or former long-term residents of the United States;
•	persons that own or are deemed to own 10% or more of our shares (by vote or value);
•	the Sponsor or its affiliates, officers or directors;
•	S corporations;
•	persons that acquired our ordinary shares or warrants, as the case may be, pursuant to any employee share option or otherwise as compensation;
•
persons holding our ordinary shares or warrants as part of a hedging transaction, straddle, wash sale, conversion transaction or other integrated transaction or persons entering into a constructive sale with respect to our ordinary shares or warrants;

•	U.S. Holders (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar; or
•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.
If an entity that is classified as a partnership for U.S. federal income tax purposes holds our ordinary shares or warrants, the U.S. federal income tax treatment of a partner will depend on the status of the partner and the activities of the partnership. Partnerships holding our ordinary shares or warrants and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of our ordinary shares or warrants. This discussion also assumes that any distribution made (or deemed made) on our ordinary shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our ordinary shares will be in U.S. dollars.
This discussion is based on the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect. Holders should consult their tax adviser with regard to the application of the U.S. federal tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to U.S. Holders of Ownership and Disposition of Our Ordinary Shares and Warrants
This section applies to U.S. Holders. A “U.S. Holder” is a person who, for U.S. federal income tax purposes, is a beneficial owner of our ordinary shares or warrants and is
•	a citizen or individual resident of the United States;
•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
Dividends and Other Distributions on Our Ordinary Shares
Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” distributions (including, for the avoidance of doubt and for the purpose of the balance of this discussion, deemed distributions) on our ordinary shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its ordinary shares. Any remaining excess will be treated as gain realized on the sale or other disposition of our ordinary shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Ordinary Shares and Warrants.” Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent). Amounts treated as dividends that we pay to a U.S. Holder that is a taxable corporation generally will be taxed at regular tax rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to certain holding-period and other requirements and the PFIC rules discussed below, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income,” which is taxable at a preferential rate. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares.
The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.
In general, amounts taxable as dividends will be treated as income from sources outside the U.S. and will be “passive” category income. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may, in certain circumstances, deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. Notwithstanding the foregoing, if (a) we are 50% or more owned, by vote or value, by U.S. persons and (b) at least 10% of our earnings and profits are attributable to sources within the U.S., then for foreign tax credit purposes, a portion of the dividends paid by us would be treated as derived from sources within the U.S. In such case, with respect to any dividend paid for any taxable year, the U.S.-source ratio of such dividends for foreign tax credit purposes would be equal to the portion of our earnings and profits from sources within the U.S. for such taxable year, divided by the total amount of the our earnings and profits for such taxable year.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Ordinary Shares and Warrants.
Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of our ordinary shares or warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such ordinary share or warrant (determined as described above or below), in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such ordinary share or warrant exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.
Any gain or loss recognized on the sale, exchange or other taxable disposition of our ordinary shares or warrants generally will be U.S.-source income or loss for purposes of computing the foreign tax credit allowable to a U.S. Holder. Consequently, a U.S. Holder may not be able to claim a credit for any non-U.S. tax imposed upon a disposition of our ordinary shares or warrants unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Prospective U.S. Holders should consult their tax advisors as to the foreign tax credit implications of such sale, exchange or other taxable disposition of our ordinary shares or warrants.
Exercise, Lapse or Redemption of Our Warrants
Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of our warrants, a U.S. Holder generally will not recognize taxable gain or loss on the exercise of our warrants. The U.S. Holder’s tax basis in an ordinary share received upon exercise of a warrant generally will be an amount equal to the sum of the amount the U.S. Holder paid for the warrant and the exercise price of such warrant. It is unclear whether the U.S. Holder’s holding period for our ordinary shares received upon exercise of our warrants will begin on the date following the date of exercise or on the date of exercise of the warrants; in either case, the holding period will not include the period during which the U.S. Holder held our warrants. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant.
The tax consequences of a cashless exercise of a warrant are not clear under current tax law. Subject to the PFIC rules discussed below, a cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in our ordinary shares received generally should equal the U.S. Holder’s basis in the warrants exercised therefor. If the cashless exercise were treated as not being a realization event (and not a recapitalization), it is unclear whether a U.S. Holder’s holding period in our ordinary shares would be treated as commencing on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrants. If the cashless exercise were treated as a recapitalization, the holding period of our ordinary shares would include the holding period of the warrants exercised therefor.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered warrants with an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s adjusted tax basis in such warrants. In this case, a U.S. Holder’s tax basis in our ordinary shares received would equal the sum of the U.S. Holder’s tax basis in the warrants exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for our ordinary shares would commence on the date following the date of exercise or on the date of exercise of the warrants; in either case, the holding period would not include the period during which the U.S. Holder held the warrants. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to our ordinary shares received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
If we redeem our warrants for cash pursuant to the redemption provisions described in the section entitled “Description of Taboola Warrants” or if we purchase our warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “ —Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Ordinary Shares and Warrants.”
The tax consequences of a cashless exercise of our warrants occurring after our giving notice of an intention to redeem our warrants are unclear under current law. Such cashless exercise may be treated either as if we redeemed such warrants for our ordinary shares or as an exercise of our warrants. If the cashless exercise of our warrants for our ordinary shares is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s basis in our ordinary shares received should equal the U.S. Holder’s basis in our warrant and the holding period of our ordinary shares would include the holding period of our warrant. If the cashless exercise of our warrants after our giving notice of an intention to redeem our warrants is treated as an exercise of our warrants, the tax consequences generally should be as described above regarding a cashless exercise of our warrants. Due to the lack of clarity under current law regarding the treatment of a cashless exercise of our warrants after our giving notice of an intention to redeem our warrants, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of our warrants occurring after our giving notice of an intention to redeem our warrants as described above.
Possible Constructive Distributions
The terms of each of our warrants provide for an adjustment to the number of our ordinary shares for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this registration statement/prospectus entitled “Description of Taboola Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such ordinary shares received upon exercise of our warrants or to the exercise price of the warrants increases the proportionate interest of the U.S. Holder of the warrants in our assets or earnings and profits (e.g., through an increase in the number of our ordinary shares that would be obtained upon exercise or through a decrease in the exercise price of a warrant) as a result of a distribution (or a transaction treated as a distribution) of cash or other property, such as other securities, to the holders of our ordinary shares, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax in the same manner as if the U.S. Holders of our warrants received a cash distribution from us equal to the fair market value of such increased interest.
Passive Foreign Investment Company Rules
The treatment of U.S. Holders of our ordinary shares and warrants could be materially different from that described above if we are treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
PFIC status is determined annually and depends on the composition of a company’s income and assets and the fair market value of its assets and no assurance can be given as to whether we will be a PFIC in 2021 or for any future taxable year, in particular because our PFIC status for any taxable year will generally be determined in part by reference to the value of our assets and our revenues. In addition, our U.S. counsel expresses no opinion with respect to our PFIC status for 2021 or future taxable years.
Although our PFIC status is determined annually, an initial determination that we are a PFIC will generally apply for subsequent years to a U.S. Holder who held our ordinary shares or warrants while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our ordinary shares or warrants and, in the case of our ordinary shares, the U.S. Holder did not make an applicable PFIC election (or elections), as further described below under the heading “ — PFIC Elections,” for our first taxable year in which we were treated as a PFIC and in which the U.S. Holder held (or was deemed to hold) such ordinary shares, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of our ordinary shares or warrants (which may include gain realized by reason of transfers of our ordinary shares or warrants that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of our ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for our ordinary shares).
Under these rules:
•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for our ordinary shares or warrants;
•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections.
In general, if we are determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of our ordinary shares (but not our warrants) by making and maintaining a timely and valid qualified electing fund (“QEF”) election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. Holder in which or with which our taxable year ends and each subsequent taxable year. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.
It is not entirely clear how various aspects of the PFIC rules apply to our warrants. However, a U.S. Holder may not make a QEF election with respect to our warrants. As a result, if a U.S. Holder sells or otherwise disposes of our warrants (other than upon exercise of such warrants for cash) and we were a PFIC at any time during the U.S. Holder’s holding period of such warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises our warrants properly makes and maintains a QEF election with respect to the newly acquired ordinary shares (or has previously made a QEF election with respect to our ordinary shares), the QEF election will apply to the newly acquired ordinary shares. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired ordinary shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. Under another type of purging election, we will be deemed to have made a distribution to the U.S. Holder of such U.S. Holder’s pro rata share of our earnings and profits as determined for U.S. federal income tax purposes. In order for the U.S. Holder to make the second election, we must also be determined to be a “controlled foreign corporation” as defined by the U.S. Tax Code. As a result of either purging election, the U.S. Holder will have a new basis and holding period in the ordinary shares acquired upon the exercise of the warrants solely for purposes of the PFIC rules.
The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. If we determine we are a PFIC for any taxable year, there is no assurance that we will provide the information required, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF election.
If a U.S. Holder has made a QEF election with respect to our ordinary shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of our ordinary shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. As discussed above, if we are a PFIC for any taxable year, a U.S. Holder of our ordinary shares that has made a QEF election will be currently taxed on its pro rata share of the our earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally may not be treated as dividends when distributed to such U.S. Holder.
The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if we are not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to our ordinary shares for such a taxable year.
Alternatively, if we are a PFIC and our ordinary shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) our ordinary shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of our ordinary shares at the end of such year over its adjusted basis in our ordinary shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of our ordinary shares over the fair market value of our ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in our ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of our ordinary shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to our warrants.
The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless our ordinary shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to our ordinary shares under their particular circumstances.
Related PFIC Rules.
If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or disposes of all or part of our interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. There is no assurance that we will cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. In addition, we may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance we will be able to cause the lower-tier PFIC to provide such required information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF, purging, and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our ordinary shares and warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to our ordinary shares and warrants under their particular circumstances.
Additional Reporting Requirements
Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property to us. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. In addition, certain U.S. Holders (and to the extent provided in IRS guidance, certain individual Non-U.S. Holders) holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to our ordinary shares, subject to certain exceptions (including an exception for our ordinary shares held in accounts maintained by U.S. financial institutions), by attaching a completed IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold our ordinary shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of our ordinary shares.
D.	Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding.
Backup withholding generally will not apply, however, to a U.S. Holder if (i) the U.S. Holder is a corporation or other exempt recipient or (ii) the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.
Tax Consequences to Non-U.S. Holders of Ownership and Disposition of Our Ordinary Shares and Warrants
This section applies to Non-U.S. Holders. A “Non-U.S. Holder” is a beneficial owner of a share of our ordinary shares that is, for U.S. federal income tax purposes:
•	a non-resident alien individual, other than a former citizen or resident of the U.S. subject to U.S. tax as an expatriate,
•	a foreign corporation, or
•	a foreign estate or trust.
Dividends and Other Distributions on Our Ordinary Shares.
Subject to the discussion below concerning backup withholding, Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends (including dividends with respect to constructive distributions, as further described under the heading “ — Tax Consequences to U.S. Holders of Ownership and Disposition of Our Ordinary Shares and Warrants — Possible Constructive Distributions”) received from us on our ordinary shares (or, with respect to constructive distributions, on our warrants) unless the income from such dividends is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States and, if provided under an applicable income tax treaty, is attributable to a permanent establishment or a “fixed base” maintained by the Non-U.S. Holder in the United States), in which case, a Non-U.S. Holder will be subject to regular federal income tax on such dividend generally in the same manner as discussed in the section above under “ — Tax Consequences to U.S. Holders of Ownership and Disposition of Our Ordinary Shares and Warrants — Dividends and Other Distributions on Our Ordinary Shares,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such dividend, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Gain or Loss on Sale, Taxable Exchange or other Taxable Disposition of Our Ordinary Shares and Warrants.
Subject to the discussion below concerning backup withholding, Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our ordinary shares or warrants, unless either:
(i)
the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, and, if provided in an applicable income tax treaty, is attributable to a “permanent establishment” or a “fixed base” maintained by the Non-U.S. Holder in the United States; or

(ii)
the Non-U.S. Holder is an individual who is treated as present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are met, in which case such gain (which gain may be offset by certain U.S.-source losses) generally will be taxed at a 30% rate (or lower applicable treaty rate).

A Non-U.S. Holder described in the first bullet point above will be subject to regular U.S. federal income tax on the net gain derived from the sale generally in the same manner as discussed in the section above under “ — Tax Consequences to U.S. Holders of Ownership and Disposition of Our Ordinary Shares and Warrants — 2. Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Ordinary Shares and Warrants,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such gain, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.
Exercise, Lapse or Redemption of Our Warrants.
The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of our warrants, or the lapse of our warrants held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “— Tax Consequences to U.S. Holders of Ownership and Disposition of Our Ordinary Shares and Warrants —3. Exercise, Lapse or Redemption of Our Warrants,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under the heading “—Tax Consequences to Non-U.S. Holders of Ownership and Disposition of Our Ordinary Shares and Warrants —3. Gain or Loss on Sale, Exchange, or other Taxable Disposition of Our Ordinary Shares and Warrants” for a Non-U.S. Holder’s gain on the sale or other disposition of our warrants.
D.	Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding.
A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.
THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES AND WARRANTS INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

CERTAIN MATERIAL ISRAELI TAX CONSIDERATIONS
The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of the Taboola ordinary shares and Warrants. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.
Israeli tax considerations
The following is a brief summary of the material Israeli tax laws applicable to Taboola, and certain Israeli Government programs that benefit Taboola. This section also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of Taboola ordinary shares purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, Taboola cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.
SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY NON-U.S., STATE OR LOCAL TAXES.
General corporate tax structure in Israel
Israeli companies are generally subject to corporate tax on their taxable income. The corporate tax rate is 23% as of 2018 and thereafter. However, the effective tax rate payable by a company that derives income from a Preferred Enterprise or a Technology Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to corporate tax rate.
Law for the Encouragement of Industry (Taxes), 5729-1969
The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.” We believe that we currently qualify as an Industrial Company within the meaning of the Industry Encouragement Law.
The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company, of which 90% or more of its income in any tax year, other than income from certain government loans, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area”, in accordance with the definition under section 3A of the Israeli Income Tax Ordinance (New Version) 1961, or the Ordinance. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.
Following are the main tax benefits available to Industrial Companies:
•
amortization of the cost of purchased patent, rights to use a patent, and know-how, which were purchased in good faith and are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

•	under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies;
•	expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.
Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development
Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:
•	the expenditures are approved by the relevant Israeli government ministry, determined by the field of research;
•	the research and development must be for the promotion of the company; and
•	the research and development is carried out by or on behalf of the company seeking such tax deduction.
The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures that are unqualified under the conditions above are deductible in equal amounts over three years.
From time to time we may apply to the Israel Innovation Authority (the “IIA”) for approval to allow a tax deduction for all or most of research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If we are not be able to deduct research and development expenses during the year of the payment, we will be able to deduct research and development expenses during a period of three years commencing in the year of the payment of such expenses.
Law for the Encouragement of Capital Investments, 5719-1959
The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets).
The Investment Law was significantly amended effective as of April 1, 2005, as of January 1, 2011 (the “2011 Amendment”) and as of January 1, 2017 (the “2017 Amendment”). The 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Technological Enterprises, alongside the existing tax benefits.
Tax benefits under the 2011 amendment
The 2011 Amendment canceled the availability of the benefits granted to Industrial Companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not fully owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Under the 2011 Amendment, such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively, in 2013, 16% and 9% respectively, in 2014, 2015 and 2016, and 16% and 7.5%, respectively, in 2017 and thereafter. Income derived by a Preferred Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone.
Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to withholding tax at source at the following rates: (i) Israeli resident corporations–0%, (although, if such dividends are subsequently distributed to individuals or a non-Israeli company the below rates detailed in sub sections (ii) and (iii) shall apply) (ii) Israeli resident individuals–20% (iii) non-Israeli residents (individuals and corporations) – subject to the receipt in advance of a valid certificate from the Israel Tax Authority (“ITA”) allowing for a reduced tax rate.
Taboola currently does not intend to implement the 2011 Amendment.

New tax benefits under the 2017 amendment that became effective on January 1, 2017
The 2017 Amendment provides new tax benefits for two types of “Technology Enterprises,” as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.
The 2017 Amendment provides that a technology company satisfying certain conditions will qualify as a “Preferred Technology Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technology Income”, as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technology Enterprise located in development zone “A”. In addition, a Preferred Technology Company will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the IIA.
The 2017 Amendment further provides that a technology company satisfying certain conditions (group consolidated revenues of at least NIS 10 billion) will qualify as a “Special Preferred Technology Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technology Income” regardless of the company’s geographic location within Israel. It should be noted that the proportion of income that may be considered Preferred Technology Income and enjoy the tax benefits described above, should be calculated according to the Nexus Formula, which is based on the proportion as that of qualifying expenditures in the IP compared to overall expenditures. In addition, a Special Preferred Technology Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the IIA. A Special Preferred Technology Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.
Dividends distributed by a Preferred Technology Enterprise or a Special Preferred Technology Enterprise, paid out of Preferred Technology Income, are generally subject to withholding tax at source at the rate of 20% or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld. If such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the withholding tax rate will be 4% (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate).
Taboola believes that it may be eligible to the tax benefits under the 2017 Amendment.
Taxation of our shareholders
Capital gains taxes applicable to Israeli resident shareholders
An Israeli resident corporation that derives capital gains from the sale of shares in an Israeli resident company will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate of 23% (in 2021). An Israeli resident individual will generally be subject to capital gain tax at the rate of 25%. However, if the individual shareholder claims deduction of interest and linkage differences expenses in connection with the purchase and holding of such shares or is a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, such gain will be taxed at the rate of 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” as defined in Section 2(1) of the Ordinance are taxed at the marginal tax rates applicable to business income (up to 47% in 2021). Certain Israeli institutions who are exempt from tax under Section 9(2) or Section 129(C)(a)(1) of the Ordinance (such as exempt trust fund, pension fund) may be exempt from capital gains tax from the sale of the shares.

Capital gains taxes applicable to non-Israeli resident shareholders
A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, will be exempt from Israeli tax if the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.
Capital gains taxes applicable to Israeli resident shareholders
A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, will be exempt from Israeli tax if the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.
Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “United States Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S. Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12 month period preceding the disposition, subject to certain conditions; (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year; or (vi) the U.S. Resident is not holding the shares as a capital asset. If any such case occurs, the sale, exchange or disposition of our ordinary shares would be subject to Israeli tax, to the extent applicable. However, under the United States Israel Tax Treaty, such U.S. Resident should be permitted to claim a credit for such taxes against U.S. federal income tax imposed on any gain from such sale, exchange or disposition, under the circumstances and subject to the limitations specified in the United States Israel Tax Treaty.
In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the ITA may require shareholders who are not liable for Israeli tax to sign declarations in forms specified by the ITA or obtain a specific exemption from the ITA to confirm their status as non-Israeli resident, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.
A detailed return, including a computation of the tax due, must be filed and an advance payment must be paid on January 31 and July 30 of each tax year for sales of securities traded on a stock exchange made within the previous six months. However, if all tax due was withheld at the source according to applicable provisions of the Ordinance and the regulations promulgated thereunder, the return does not need to be filed provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and an advance payment does not need to be made, and (iii) the taxpayer is not obligated to pay excess tax (as further explained below). Capital gains are also reportable on an annual income tax return.

Taxation of Israeli shareholders on receipt of dividends
An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not) and 20% if the dividend is distributed from income attributed to a Preferred Enterprise or Technology Enterprise. If the recipient of the dividend is an Israeli resident corporation such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under Section 9(2) or Section 129(C)(a)(1) of the Ordinance is exempt from tax on dividend.
Taxation of non-Israeli shareholders on receipt of dividends
Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25% or 30% if the dividends recipient is a “substantial shareholder” at the time of distribution or at any time during the preceding 12 months period, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. Such dividends are generally subject to Israeli withholding tax at a rate of 20% if the dividend is distributed from income attributed to a Preferred Enterprise or Technology Enterprise or a reduced rate provided under an applicable tax treaty, in each case subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate. For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise or Technology Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. If the dividend is attributable partly to income derived from a Preferred Enterprise or Technology Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.
A foreign resident who had income from a dividend that was accrued from Israeli source, from which the full tax was deducted, will be generally exempt from filing a tax return in Israel, provided that (1) such income was not generated from business conducted in Israel by the foreign resident, (ii) the foreign resident has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and (iii) the foreign resident is not liable to additional Surtax (see below) in accordance with Section 121B of the Ordinance.
Surtax
Individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 647,640 for 2021, which amount is linked to the annual change in the Israeli consumer price index.
Estate and Gift Tax
Israeli law presently does not impose estate or gift taxes.

PLAN OF DISTRIBUTION
The Selling Securityholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling warrants, ordinary shares or interests in ordinary shares received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their warrants, ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the warrants or shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may use any one or more of the following methods when disposing of warrants, shares or interests therein:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the warrants or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the warrants or ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the warrants or ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our warrants, ordinary shares or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the warrants or ordinary shares in the course of hedging the positions they assume. The Selling Securityholders may also sell warrants or our ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the warrants or ordinary shares to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of warrants or shares offered by this prospectus, which warrants or shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of warrants or ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.
The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.

Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
In addition, a Selling Stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.
To the extent required, the warrants or our ordinary shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the warrants or ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the warrants or ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of warrants or shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the warrants or shares offered by this prospectus.
We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

LEGAL MATTERS
Meitar Law Offices has passed upon the validity of our ordinary shares offered by this prospectus and certain other legal matters related to this prospectus. Davis Polk & Wardwell LLP has passed upon the validity of our warrants offered by this prospectus.
EXPERTS
The consolidated financial statements of the Taboola.com Ltd. and its subsidiaries as of December 31, 2020, December 31, 2019 and December 31, 2018, and for each of the three years in the period ended December 31, 2020 appearing in this registration statement/prospectus, have been so included in reliance on the report of Kost Forer Gabbay & Kasierer, a member firm of Ernst & Young Global, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of ION Acquisition Corp 1 Ltd. as of December 31, 2020 and for the period from August 6, 2020 (inception) through December 31, 2020 and as of August 13, 2020 and for the period from August 6, 2020 (inception) through August 13, 2020 appearing in this registration statement, have been audited by Kost Forer Gabbay & Kasierer, a member firm of Ernst & Young Global, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form F-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the ordinary shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.
In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at https://taboola.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of TABOOLA.COM LTD.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Taboola.com Ltd. and subsidiaries (together “Taboola” or the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of income (loss), statement of convertible preferred shares and shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Title	Revenue Recognition-principle versus agent
Description of the Matter
As described in note 2 to the consolidated financial statements, the Company follows the guidance provided in ASC 606, Revenue from Contracts with Customers, for determining whether the Company is the principal or an agent in arrangements with its customers. This determination depends on the facts and circumstances of each arrangement and, in some instances involves significant judgment. The Company has determined that it acts as principal in its arrangements because it has the ability to control and direct the specified ad placements before they are transferred to the customers. The Company further concluded that (i) it is primarily responsible for fulfilling the promise to provide the service in the arrangement; and (ii) it has latitude in establishing the contract price with the advertisers. In addition, the Company has inventory risk on a portion of its multi-year agreement with digital properties.

Auditing the Company's determination of whether revenue should be reported gross of amounts billed to advertisers (gross basis) or net of payments to digital properties partners (net basis) requires a high degree of auditor judgment due to the subjectivity in determining whether the Company is principal in its arrangements. These judgments have a significant impact on the presentation and disclosure of the Company's revenue in its financial statements.

How WeAddressed the Matter in Our Audit
Our audit procedures related to the Company’s revenue transactions included, among other, evaluating the Company's assessment of the indicators of control over the promised service, which included determining whether the Company was primarily responsible for fulfilling the promised service, has discretion in establishing pricing and has inventory risk on a portion of its contracts with digital properties. We also reviewed on a sample basis, the arrangement terms, both with customers and digital properties vendors for traffic acquisition and assessed the impact of those terms and attributes on revenue presentation. In addition, we assessed the appropriateness of the related disclosures in the consolidated financial statements.

/s/ KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global
We have served as the Company’s auditor since 2014.
Tel-Aviv, Israel
March 24, 2021
Except for Note 1(f) to which the date is
July 13, 2021

TABOOLA.COM LTD.
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands, except share and per share data
	December 31,
	2020	2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$242,811	$86,920
Short term deposits	—	28,963
Restricted deposits	3,664	6,177
Trade receivables (net of allowance for credit losses of $ 4,096 and $ 2,845 as of December 31, 2020, and 2019, respectively)	158,050	154,756
Prepaid expenses and other current assets	21,609	36,172

Total current assets	426,134	312,988

NON-CURRENT ASSETS
Long-term prepaid expenses	5,289	7,125
Restricted deposits	3,300	683
Deferred tax assets	1,382	673
Right of use assets	68,058	67,181
Property and equipment, net	52,894	67,777
Intangible assets, net	3,905	6,465
Goodwill	19,206	19,206
Total non-current assets	154,034	169,110

Total assets	$580,168	$482,098

LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Trade payable	$189,352	$167,178
Lease liability	15,746	12,826
Accrued expenses and other current liabilities	95,135	58,897
Total current liabilities	300,233	238,901

LONG TERM LIABILITIES
Deferred tax liabilities	45	2,716
Lease liability	63,044	63,008
Total long-term liabilities	63,089	65,724

COMMITMENTS AND CONTINGENCIES (Note 10)

CONVERTIBLE PREFERRED SHARES
Preferred A, B, B-1, B-2, C, D and E shares with no par value - Authorized: 123,389,750 shares at December 31, 2020 and 2019; Issued and outstanding: 121,472,152 shares at December 31, 2020 and 2019: Aggregate liquidation preference of 308,765 and 285,833 as of December 31, 2020 and 2019, respectively	170,206	170,206

SHAREHOLDERS' EQUITY
Ordinary shares with no par value- Authorized: 176,535,661 shares as of December 31, 2020 and 2019 41,357,049 and 44,903,273 shares issued and outstanding as of December 31, 2020 and 2019, respectively	—	—
Additional paid-in capital	78,137	47,257
Accumulated deficit	(31,497)	(39,990)
Total shareholders' equity	46,640	7,267
Total liabilities, convertible preferred shares, and shareholders' equity	$580,168	$482,098
The accompanying notes are an integral part of these consolidated financial statements.

TABOOLA.COM LTD.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
U.S. dollars in thousands, except share and per share data
	Year ended December 31,
	2020	2019	2018

Revenues	$1,188,893	$1,093,830	$909,246
Cost of revenues:
Traffic acquisition cost	806,541	798,001	627,720
Other cost of revenues	62,855	63,860	47,296

Total cost of revenues	869,396	861,861	675,016

Gross profit	319,497	231,969	234,230

Operating expenses:

Research and development expenses	99,423	84,710	73,024
Sales and marketing expenses	133,741	130,353	109,671
General and administrative expenses	60,140	36,542	34,202

Total operating expenses	293,304	251,605	216,897

Operating income (loss) before finance expenses	26,193	(19,636)	17,333
Finance expenses, net	2,753	3,392	1,346

Income (loss) before income taxes	23,440	(23,028)	15,987
Provision for income taxes	14,947	4,997	5,326

Net income (loss)	$8,493	$(28,025)	$10,661

Less: Undistributed earnings allocated to participating securities	(22,932)	(21,173)	(19,604)

Net loss attributable to ordinary shares – basic and diluted	(14,439)	(49,198)	(8,943)
Net loss per share attributable to ordinary shareholders, basic and diluted	$(0.36)	$(1.11)	$(0.21)
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	40,333,870	44,324,234	43,439,838
The accompanying notes are an integral part of the financial statements.

TABOOLA.COM LTD.
STATEMENT OF CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS' EQUITY
U.S. dollars in thousands, except share and per share data
	Convertible Preferred shares		Ordinary shares		Additional paid-in Capital	Accumulated deficit	Total Shareholders’ equity
	Number	Amount	Number	Amount
Balance as January 1, 2018	121,472,152	$170,206	42,811,347	$—	$26,969	$(22,626)	$4,343
Share based compensation expenses	—	—	—	—	10,451	—	10,451
Exercise of options	—	—	1,077,364	—	597	—	597
Net income	—	—	—	—	—	10,661	10,661
Balance as of December 31, 2018	121,472,152	170,206	43,888,711	—	38,017	(11,965)	26,052
Share based compensation expenses	—	—	—	—	8,249	—	8,249
Exercise of options	—	—	1,014,562	—	991	—	991
Net loss	—	—	—	—	—	(28,025)	(28,025)
Balance as of December 31, 2019	121,472,152	170,206	44,903,273	—	47,257	(39,990)	7,267
Cancellation of dormant restricted shares	—	—	(7,411,689)	—	—	—	—
Share based compensation expenses	—	—	—	—	28,277	—	28,277
Exercise of options	—	—	3,865,465	—	2,603	—	2,603
Net Income	—	—	—	—	—	8,493	8,493
Balance as of December 31, 2020	121,472,152	$170,206	41,357,049	$—	$78,137	$(31,497)	$46,640
The accompanying notes are an integral part of these financial statements.

TABOOLA.COM LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands, except share and per share data
	Year ended December 31,
	2020	2019	2018

Cash flows from operating activities:
Net income (loss)	$8,493	$(28,025)	$10,661

Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:

Depreciation and amortization	33,957	39,364	35,272
Loss from sale of property and equipment	—	—	184
Share based compensation expenses	28,277	8,249	10,451
Revaluation of contingent consideration	—	—	3,876
Net loss (gain) from financing expenses	(3,318)	(454)	2,111
Decrease in deferred taxes, net	(3,380)	(239)	(359)
Accrued interest, net	520	(161)	(205)

Change in operating assets and liabilities:
Increase in trade receivables	(3,294)	(15,326)	(29,115)
Decrease (increase) in prepaid expenses and other current assets and long-term prepaid expenses	17,975	(24,757)	(2,461)
Increase in trade payable	23,434	31,622	26,926
Change in operating lease Right of use assets	13,758	12,452	—
Change in operating Lease liabilities	(11,679)	(9,893)	—
Increase in accrued expenses and other current liabilities	34,344	5,224	19,636

Net cash provided by operating activities	139,087	18,056	76,977

Cash flows from investing activities
Purchase of property and equipment, including capitalized platform costs	(17,774)	(44,328)	(32,157)
Proceeds from sale of property and equipment	—	—	455
Cash paid in connection with acquisitions (see note 1c)	(202)	(3,966)	—
Decrease (increase) in restricted deposits	(104)	(583)	179
Decrease (increase) in short-term deposits	28,963	1,411	(7,412)

Net cash provided by (used in) investing activities	10,883	(47,466)	(38,935)

Cash flows from financing activities
Exercise of options	2,603	991	597
Payment of contingent consideration		—	(12,753)

Net cash provided by (used in) financing activities	2,603	991	(12,156)

Exchange differences on balances of cash, cash equivalents	3,318	454	(2,111)

Increase (decrease) in cash, cash equivalents	155,891	(27,965)	23,775
Cash, cash equivalents — at the beginning of the period	86,920	114,885	91,110

Cash, cash equivalents — at end of the period	$242,811	$86,920	$114,885
The accompanying notes are an integral part of these financial statements.

TABOOLA.COM LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands, except share and per share data
	Year ended December 31,
	2020	2019	2018
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$9,980	$7,947	$6,146
Supplemental disclosures of noncash investing and financing activities:
Deferred offering costs incurred during the period included in the Long—term prepaid expenses	$2,096	$—	$—
Purchase of property, plant and equipment	$1,879	$3,139	$2,032
Acquisition of Celltick activity (see note 1c)	$—	$202	$—
The accompanying notes are an integral part of these financial statements.

NOTE 1:-	GENERAL
a.
Taboola.com Ltd. a privately held Israeli company, was incorporated and commenced its operations on September 3, 2006. Taboola has twenty-four subsidiaries worldwide (together with its subsidiaries, collectively, the “Company” or “Taboola”).

Taboola is a technology company that empowers advertisers to leverage its Artificial Intelligence, or AI, powered platform to reach targeted audiences with an effective, native ad-format across websites, devices and services such as mobile apps and games (collectively referred to as “digital properties”). Digital properties use Taboola’s recommendation platform to monetize their content, increase user engagement and build new audiences.
b.
On August 22, 2016 (the “Closing Date”), the Company acquired 100% of the outstanding shares of ConvertMedia Ltd. (“CML”) (the “Acquisition”). CML provides video advertising solutions that enable advertisers to reach audiences on a wide range of platforms and devices and enable publishers to monetize their traffic.

Under the terms of the Acquisition, the total consideration was comprised of: (i) upfront cash consideration of $20,403 and (ii) up to $15,000 of earn-out cash considerations, payable over 24 months following the Closing Date, upon attainment of certain milestones.
The fair value of the earn-out amount (the “Contingent Consideration”) was estimated at $4,645 by utilizing the income approach, taking into account the potential cash payments discounted to arrive at a present value amount, based on the Company's expectation as to future operational milestones.
On August 22, 2018 the final earn-out was set to $12,753 based on certain milestones. The earn-out was fully paid during November 2018. There has been a change of $3,876 to the estimated fair value of the Contingent Consideration for the year ended on December 31, 2018. The change in the estimated fair value of the Contingent Consideration was recorded as part of the operating expenses.
c.
On March 2, 2019 the Company entered into an agreement to acquire certain assets of Celltick Technologies Ltd. for approximate net consideration of $4,168 (the “Celltick Acquisition”). The Company determined that the acquired assets were obtained on April 4, 2019, date on which the Company obtained control. The Company accounted for the Celltick Acquisition as a business combination in accordance with ASC 805 “Business Combinations”. The effects on the Company’s consolidated total revenue and net loss were immaterial. As a result, pro forma results of operations for this acquisition have not been presented.

The following table summarizes, the estimated fair values of the assets acquired with respect to the Celltick acquisition, which are included in the consolidated financial statements:
Intangibles	$3,556
Goodwill	597
Total assets acquired	4,153
Net tangible assets	15
Net asset acquired	$4,168
In performing the purchase price allocation, the Company considered, among other factors, the intention for future use of acquired assets, analyses of historical financial performance and estimates of future performance of the assets purchased in the Celltick Acquisition. The following table sets forth the components of intangible assets associated with the acquisition:
	Fair value	Useful life	Amortization method

Customer relationships	3,196	5 years	Straight-Line method
Technology	360	3 years	Straight-Line method
	3,556
Goodwill of $597, which is deductible for tax purposes, was recorded in connection with the Celltick acquisition, and was primarily attributed to synergies arising from the acquisition of Celltick.

The Company incurred transaction costs in connection with the acquisition of $125. These transaction costs were included in general and administrative expenses in the consolidated statements of income (loss).
d.	On October 3, 2019 the Company entered into a merger agreement with Outbrain Inc. (the “ Outbrain Merger Agreement”) for cash consideration of $250,000 and 29.6% of the shares of Taboola.com Ltd.
On November 25, 2019, the Company and one of its subsidiaries entered into a credit agreement (the “Credit Agreement”) with a consortium of banks for a $250,000 loan facility to be used in connection with consummation of the Outbrain Merger Agreement. The loan was conditional on, and was to be funded only upon, closing of the Outbrain Merger Agreement.
On August 7, 2020, the Company terminated the Credit Agreement. In connection with termination of the Credit Agreement, the Company paid penalties and legal fees amounting to $3,236 recognized as part of the general and administrative expenses in the Company's consolidated statements of income (loss).
On October 3, 2020, the Outbrain Merger Agreement expired and was not renewed.
e.	Merger Agreement
On January 25, 2021, the Company and Toronto Sub Ltd., a Cayman Islands exempted company and wholly owned subsidiary of the Taboola (“Merger Sub”) entered into a merger agreement (“Merger Agreement”), with ION Acquisition Corp. 1 Ltd., a Cayman Islands exempted company (“ION”). Pursuant to the Merger Agreement, Merger Sub will merge with and into ION, with ION surviving the merger (the “Business Combination”). As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Merger Agreement (the “Transactions”), ION will become a wholly owned subsidiary of Taboola, with the securityholders of ION becoming security holders of Taboola.
Pursuant to the Merger Agreement, at the effective time of the Business Combination (the “Effective Time”), (a) each issued and outstanding unit of ION, consisting of one Class A ordinary share of ION, par value $0.0001 per share, of ION (“Class A Ordinary Shares”) and one-fifth of one warrant of ION entitling the holder to purchase one Class A Ordinary Share per warrant at a price of $11.50 per share (“ION Warrants”), will be automatically separated and the holder thereof will be deemed to hold one Class A Ordinary Share and one-fifth of one ION Warrant, (b) each Class A Ordinary Share outstanding immediately prior to the Effective Time will be exchanged for one ordinary share no par value per share of Taboola (“Taboola Ordinary Shares”), (c) each Class B ordinary shares, par value $0.0001 per share, of ION (“Class B Ordinary Shares” and, together with Class A Ordinary Shares, “ION Ordinary Shares”), outstanding immediately prior to the Effective Time, will be exchanged for one Taboola Ordinary Share and (d) each ION Warrant outstanding immediately prior to the Effective Time, will be assumed by Taboola and will become a warrant of Taboola.
Prior to the Effective Time, each outstanding Taboola convertible preferred share will be converted into Taboola Ordinary Shares in accordance with Taboola’s organizational documents and Taboola intends to effect a stock split to cause the value of the outstanding Taboola Ordinary Shares immediately prior to the Effective Time to equal $10.00 per share (the “Stock Split”).
Concurrently with and following the execution of the Merger Agreement, Taboola and certain accredited investors (“PIPE Investors”) entered into a series of subscription agreements (“Subscription Agreements”), providing for the purchase by the PIPE Investors at the Effective Time of an aggregate of 13,500,000 Taboola Ordinary Shares (“PIPE Shares”) at a price per share of $10.00 (assuming the Stock Split has been effected), for gross proceeds to Taboola of $135,000,000 (collectively, the “PIPE”). The closing of the PIPE is conditioned upon the consummation of the Transactions.
Concurrently with and following the execution of the Merger Agreement, Taboola and certain accredited investors (the “Secondary Investors”) entered into share purchase agreements with certain shareholders of Taboola (the “Secondary Share Purchase Agreements”) pursuant which the Secondary Investors committed to purchase Taboola Ordinary Shares from certain shareholders of Taboola, and, under certain circumstances, from Taboola, an aggregate of up to 15,120,000 Taboola Ordinary Shares (the “Secondary Shares”) at a price per share of $10.00 (assuming the Stock Split has been effected), for gross proceeds up to of $151,200,000 (the “Secondary Purchases”).

f.
In June, 2021, the Company’s board of directors and the stockholders of the Company approved a 2.700701493 for 1 stock split, to align the value of 1 ordinary share of the Company to the value of 1 share of ION which became effective on June 29, 2021. As a result, all Ordinary shares, Convertible Preferred Shares, Restricted Shares, Restricted Share Unit, options for Ordinary Shares, exercise price and net loss per share amounts were adjusted retroactively for all periods presented in these consolidated financial statements as if the stock split had been in effect as of the date of these consolidated financial statements.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S GAAP”) and include the accounts of Tabbola.com Ltd. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Use of estimates
The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates, judgments and assumptions. The Company's management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, the Company's management evaluates estimates, including those related to accounts receivable and allowance for credit losses, acquired intangible assets and goodwill, the useful life of intangible assets and property and equipment, fair values of share-based awards, deferred taxes and uncertain tax positions, and contingent liabilities. Such estimates are based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.
The novel coronavirus (“COVID-19”) pandemic has created, and may continue to create, significant uncertainty in macroeconomic conditions, and the extent of its impact on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on the Company’s customers and its sales cycles. The Company considered the impact of COVID-19 on the estimates and assumptions and determined that there were no material adverse impacts on the consolidated financial statements for the period ended December 31, 2020.
As events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in future periods.
Financial statements in U.S. dollars
Most of the Company's revenues and costs of revenues are denominated in United States dollars (“dollars”).
While some of the Company's revenues and operational costs are incurred in other currencies, the Company's management believes that the dollar is the primary currency of the economic environment in which the Company and its subsidiaries operates and therefore, is the Company's functional and reporting currency. Accordingly, transactions denominated in currencies other than the functional currency are re-measured to the functional currency in accordance with ASC No. 830, “Foreign Currency Matters” at the exchange rate at the date of the transaction or the average exchange rate in the month.
At the end of each reporting period, monetary assets and liabilities are re-measured to the functional currency using exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities are re-measured at historical exchange rates. Gains and losses related to re-measurement are recorded as financial income (expense) in the consolidated statements of income (loss) as appropriate.
Cash and cash equivalents
Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less.

Short-term deposits
Short-term deposits are bank deposits with maturities of more than three months but less than one year. The short-term deposits as of December 31, 2019, are denominated primarily in USD and bear interest at an average annual rate of 2.56%.
Restricted deposits
Restricted deposits are primarily invested in certificates of deposit and are used as security for the Company's lease commitments.
Fair Value Measurements
Fair value is defined as the exchange price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
Three levels of inputs may be used to measure fair value:
Level 1 -	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 -	Includes other inputs that are directly or indirectly observable in the marketplace.
Level 3 -	Unobservable inputs which are supported by little or no market activity.
The carrying amounts of cash and cash equivalents, trade receivables, short-term deposits, trade payables approximate their fair value due to the short-term maturity of such instruments.
Trade receivables and allowance for credit losses
Trade receivables are recorded at the invoiced amount and amounts for which revenue has been recognized but not invoiced, net of allowance for credit losses. Payment terms and conditions vary by contract type, although terms generally include a requirement to pay within 30 days of the invoice.
The Company’s expected loss allowance methodology for accounts receivable is developed using historical collection experience and current and future economics and market conditions.
The estimate of the amount that may not be collected is based on the geographic location, aging and customer financial condition. Additionally, specific allowance amounts are established to record the appropriate provision for customers that have a higher probability of default. The Company writes off receivables when they are deemed uncollectible, having exhausted all collection efforts.
Concentrations of credit risks
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, short-term deposits, restricted deposit, and trade receivables.
The Company’s cash, cash equivalents, short-term deposits and restricted deposits are invested in major banks mostly in Israel, in addition to the United States and United Kingdom. The Company maintains cash and cash equivalents with diverse financial institutions and monitors the amount of credit exposure to each financial institution. In the United States and United Kingdom, the Company deposits are maintained with commercial banks, which are insured by the U.S. Federal Deposit Insurance Corporation (“FDIC”) and Financial Services Compensation Scheme (“FSCS”), which is authorized by the Bank of England (acting in its capacity as the Prudential Regulation Authority (PRA). At various times the Company has deposits in excess of the maximum amounts insured by the FDIC and FSCS. In Israel, commercial banks do not have government-sponsored deposit insurance. As of December 31, 2020, the Company has not experienced credit losses related to these balances.

As of December 31, 2020, the Company maintained balances of approximately $33,652 and $41,818 with U.S. banks in excess of the amounts insured by the FDIC and in United Kingdom banks in excess of the amounts insured by the FSCS, respectively.
The Company’s trade receivables are geographically diversified and derived mainly from sales in the United States. Concentration of credit risk with respect to trade receivables is limited by credit limits, ongoing credit evaluation and account monitoring procedures. The Company performs ongoing credit evaluations of its accounts receivables and establishes an allowance for expected losses as necessary.
As of December 31, 2020, and 2019, no single customer represented 10% or more of accounts receivable. No single customer accounted for more than 10% of total revenue for the periods presented.
Deferred Offering Costs
Deferred offering costs consist primarily of accounting, legal, and other fees related to the Company’s Merger agreement. Upon consummation of the Business combination and related Transactions, the deferred offering costs will be reclassified to shareholders’ equity and recorded against the proceeds from the Transaction. In the event the Business Combination and the related Transaction is aborted, deferred offering costs will be expensed. The Company capitalized $2,096 of deferred offering costs within the long-term prepaid expenses in the consolidated balance sheets as of December 31, 2020. No offering costs were capitalized as of December 31, 2019.
Property and equipment
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets at the following annual rates:
%
Computer equipment and licenses	33
Platform Cost	33
Office furniture and equipment	6 – 15
Leasehold improvements	Over the shorter of expected lease or estimated useful life
Internal Used Software costs
According to ASC 350-40 The Company capitalizes certain internal use software development costs associated with creating and enhancing internal use software related to its platform and technology infrastructure. These costs include personnel and related employee benefits expenses for employees who are directly associated with and who devote time to software projects, and services consumed in developing or obtaining the software. Software development costs that do not meet the criteria for capitalization are expensed as incurred and recorded in research and development expenses in the consolidated statements of income (loss).
Software development activities generally consist of three stages, (i) the planning stage, (ii) the application and infrastructure development stage, and (iii) the post implementation stage. Costs incurred in the planning and post implementation stages of software development, including costs associated with the post configuration training and repairs and maintenance of the developed technologies, are expensed as incurred. The Company capitalizes costs associated with software developed for internal use when both the preliminary project stage is completed, and management has authorized further funding for the completion of the project. Costs incurred in the application and infrastructure development stages, including significant enhancements and upgrades, are capitalized. Capitalization ends once a project is substantially complete, and the software and technologies are ready for their intended purpose.
Internal use software development costs are amortized using a straight-line method over the estimated useful life of three years, commencing when the software is ready for its intended use.
The Company capitalized platform costs of $ 9,205 and $5,970 for the years ended December 31, 2020 and 2019 respectively. The Company's capitalized platform amortization is included in cost of revenues in the Company's consolidated statements of income (loss) and totaled to $ 1,486, $1,273 and $1,056 for the years ended December 31, 2020, 2019 and 2018, respectively.

Intangible Assets
Intangible assets consist of identifiable intangible assets that the Company has acquired from previous business combinations, namely customer relationships and developed technology. Intangible assets are recorded at fair value, net of accumulated amortization. The Company amortizes its intangible assets reflecting the pattern in which the economic benefits of the intangible assets are consumed. When a pattern cannot be reliably determined, the Company uses a straight-line amortization method.
Impairment of long-lived assets
The Company's long-lived assets are reviewed for impairment in accordance with ASC No, 360 “Property, Plant and Equipment” whenever events or changes in circumstances indicate that the carrying amount of an asset (or asset group) may not be recoverable. Recoverability of assets (or asset group) to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. During 2020, 2019 and 2018, no impairment losses have been recorded.
Goodwill
Goodwill represents the excess of the purchase price over the estimated fair value of net tangible and identifiable intangible assets acquired in business combinations. The Company’s annual impairment assessment of its single reporting unit is performed as of the fourth quarter of each year. Assessments are performed at other times if events or circumstances indicate it is more likely than not that the asset is impaired. Events or changes in circumstances which could trigger an impairment review include a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of the Company’s use of the acquired assets, or the strategy for the Company’s overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then the Company prepares a quantitative analysis to determine whether the carrying value of a reporting unit exceeds its estimated fair value. If the carrying value of a reporting unit exceeds its estimated fair value, the Company recognizes an impairment of goodwill for the amount of this excess. There were no impairment charges to goodwill during the periods presented.
Segment Information
Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company’s chief operating decision maker in deciding how to allocate resources and assessing performance. The Company’s chief operating decision maker is its Chief Operations Officer. The Chief Operations Officer reviews financial information presented on a consolidated basis, for purposes of allocating resources and evaluating financial performance.
The Company has one business activity and there are no segment managers accountable for operations, operating results beyond revenue or gross profit, or plans for levels or components below the consolidated unit level. Accordingly, the Company has a single reporting segment.
Revenue recognition
On January 1, 2018, the Company adopted Accounting Standards Update 2014-09, “Revenue from Contracts with Customers (“ASC 606”) using a modified retrospective approach applied to all contracts. The adoption of ASC 606 did not result in a change in timing or amount of revenue recognized.
Under the standard, the Company recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine revenue recognition for contracts that are within the scope of the standard, the Company perform the following five steps:
(i)	Identify the contract with a customer;
(ii)	Identify the performance obligations in the contract, including whether they are distinct in the context of the contract;

(iii)	Determine the transaction price, including the constraint on variable consideration;
(iv)	Allocate the transaction price to the performance obligations in the contract;
(v)	Recognize revenue as the Company satisfies the performance obligations.
The Company’s customers are the advertisers that advertise on the Company's platform. Advertisers accept the Company’s terms of service upon signature on an IO (insertion order) and registration to the platform.
For campaigns priced on a cost-per-click (“CPC”) basis, the Company bills the customers and recognizes revenues when a user clicks on an advertisement displayed. For campaigns priced on a cost-per-thousand impression basis (“CPM”), the Company will bill its customers and recognize revenues based on the number of times an advertisement is displayed to a user.
The determination of whether revenue should be reported gross of amounts billed to advertisers (gross basis) or net of payments to digital properties partners (net basis) requires significant judgment and is based on management assessment of whether Taboola is acting as the principal or an agent in the transaction. Taboola has determined that it acts as principal in its arrangements because it has the ability to direct the services to its customers. The Company has contracts with its digital properties that provide exclusivity and cover multiple years at inception. These agreements typically require that the Company's code be integrated on the digital property web page. Thus, in the vast majority of the Company's business, it does not bid for an ad placement, but rather it controls the specified pages before they are transferred to the customer, see all users that visit the respective pages and is able to run a predictive auction and direct the ad placement to the relevant customer. The Company further concluded that (i) Taboola is primarily responsible for fulfilling the promise to provide the service in the arrangement; and (ii) Taboola has latitude in establishing the contract price with the advertisers. In addition, Taboola has inventory risk on a portion of its multi-year agreement with digital properties. Therefore, based on these and other factors, Taboola reports revenue earned on a gross basis.
Practical Expedients
The Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which the Company recognizes revenue at the amount to which it has the right to invoice for services performed.
The Company generally expenses sales commissions when incurred because the amortization period would have been one year or less. These costs are recorded within sales and marketing expenses.
Cost of revenues
The Company’s cost of revenue primarily includes Traffic acquisition costs and other cost of revenue.
Traffic acquisition cost. Traffic acquisition cost, or TAC consists primarily of cost related to digital property compensation for placing Taboola’s platform on their digital property and cost for advertising impressions purchased from real-time advertising exchanges and other third parties. Traffic acquisition costs also include up-front payments, incentive payments, or bonuses paid to the digital property partners, which are amortized over the respective contractual term of the digital property arrangement. Taboola has two primary compensation models for digital properties. The most common model is a revenue share model. In this model, Taboola agrees to pay a fixed percentage of the revenue that it generates from advertisements placed on the digital properties. The second model includes guarantees. Under this model, Taboola pays a greater of a fixed percentage of the revenue generated and a committed guaranteed amount per thousand page views (“Minimum guarantee model”). Actual compensation is settled on a monthly basis. Expenses under both the revenue share model as well as the Minimum guarantee model are recorded as incurred, based on actual revenues generated by Taboola at the respective month.
Other cost of revenue. Other cost of revenue consists of data center and related costs, depreciation expense related to hardware supporting Taboola’s platform, amortization expense related to capitalized internal use software and acquired technology, depreciation of communication equipment, personnel costs, and allocated facilities costs. Personnel costs include salaries, bonuses, share-based compensation, and employee benefit costs, and are primarily attributable to the operations group, which supports the Company’s platform and clients.

Research and development expenses
Research and development expenses consist primarily of personnel costs, including salaries, bonuses, share-based compensation and employee benefits costs, allocated facilities costs, professional services and depreciation.
Accounting for share-based compensation
Share-based compensation expense related to share-based awards is recognized based on the fair value of the awards granted and recognized as an expense over the requisite service period for share options and performance-based RSUs. The Company elects the straight-line recognition method for awards subject to graded vesting based only on a service condition and the accelerated method for awards that are subject to a performance condition. The compensation expense associated with performance based RSUs is adjusted based on the probability in achieving performance targets. Forfeitures are accounted for as they occur instead of estimating the number of awards expected to be forfeited.
The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying ordinary shares, the expected term of the award, the expected volatility of the price of the Company’s ordinary shares, risk-free interest rates, and the expected dividend yield of ordinary shares. The fair value of each RSU award is based on the fair value of the underlying ordinary shares on the grant date. The assumptions used to determine the fair value of the share awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.
The fair value of each option award is estimated using the following assumptions:
	Year ended December 31,
	2020	2019	2018
Volatility	50.0% - 54.0%	47.6% - 51%	51.1% - 52.5%
Risk-free interest rate	0.38% - 0.67%	2.31% - 2.59%	2.12% - 2.74%
Dividend yield	0%	0%	0%
Expected term (in years)	6.25	6.25	6.25
These assumptions and estimates were determined as follows:
Fair Value of Ordinary Shares. As the Company’s ordinary shares are not publicly traded, the fair value was determined by the Company’s board of directors, with input from management and valuation reports prepared by independent third-party valuation specialists.
Risk-Free Interest Rate. The risk-free rate for the expected term of the options is based on the Black-Scholes option-pricing model on the yields of U.S. Treasury securities with maturities appropriate for the expected term of employee share option awards.
Expected Term. The expected term represents the period that options are expected to be outstanding. The Company determines the expected term using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.
Expected Volatility. Since the Company has no trading history of its ordinary shares, the expected volatility is derived from the average historical share volatilities of several unrelated public companies within the Company’s industry that the Company considers to be comparable to its own business over a period equivalent to the option’s expected term.
Expected Dividend Yield. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. As a result, an expected dividend yield of zero percent was used.
Income taxes
The Company is subject to income taxes in Israel, the U.S., and other foreign jurisdictions. These foreign jurisdictions may have different statutory rates than in Israel and U.S.. Income taxes are accounted in accordance with ASC 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
The financial effect of changes in tax laws or rates is accounted for in the period of enactment. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.
The Company recognizes income tax benefits from uncertain tax positions only if it believes that it is more likely than not that the tax position will be sustained upon examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such uncertain tax positions are then measured based on the largest benefit that is more likely than not to be realized upon the ultimate settlement.
Although the Company believes that it has adequately reserved for its uncertain tax positions, it can provide no assurance that the final tax outcome of these matters will not be materially different. The Company makes adjustments to these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different from the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made. The Company classifies interest and penalties on income taxes (which includes uncertain tax positions) as taxes on income.
Net income (loss) Per Share Attributable to Ordinary Shareholders
The Company computes net income (loss) per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its convertible preferred shares to be participating securities as the holders of the convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all convertible preferred shares into ordinary shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.
Recently adopted accounting pronouncements
a.
In February 2016, the FASB issued ASU 2016-02, “Leases” (“ASC 842”), on the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee.

The Company adopted the new standard as of January 1, 2019, which requires the recognition of the right-of-use assets, or ROU assets, and related lease liabilities on the balance sheet using a modified retrospective approach. The consolidated financial statements related to periods prior to January 1, 2019 were not restated and continue to be reported under ASC Topic 840—Leases (“ASC 840”), which did not require the recognition of operating lease liabilities on the balance sheet. As permitted under ASC 842, the Company has elected not to recognize short-term leases on the balance sheet, nor separate lease and non-lease components.
The ROU asset and lease liability are initially measured at the present value of the lease payments, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company's incremental borrowing rate based on the information available at the date of adoption in determining the present value of the lease payments.
The Company's incremental borrowing rate is estimated to approximate the interest rate on similar terms and payments and in economic environments where the leased asset is located.
Some of the Company's leases contain one or more options to extend. The exercise of lease renewal options is typically at the Company's sole discretion. The Company considers various factors such as market conditions and the terms of any renewal options that may exist to determine whether it is reasonably certain to exercise the options to extend the lease.

Some of the real estate leases contain variable lease payments, including payments based on a Consumer Price Index (“CPI”). Variable lease payments based on a CPI are initially measured using the index in effect at lease adoption. Additional payments based on the change in a CPI are recorded as a period expense when incurred.
As of the adoption date, the Company recognized a lease liability of $80,135 and a corresponding ROU asset of $74,041; there was no equity impact from the adoption. The difference between the lease liability and the ROU asset primarily represents the existing deferred rent liabilities balances before adoption, resulting from historical straight-lining of operating leases, which was effectively reclassified upon adoption to reduce the measurement of the ROU asset.
b.	Effective January 1, 2020, the Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326) (“ASU”): Measurement of Credit Losses on Financial Instruments.
This ASU replaces the incurred loss impairment model with an expected credit loss impairment model for financial instruments. The ASU requires entities to consider forward-looking information to estimate expected credit losses, resulting in earlier recognition of losses for receivables that are current or not yet due, which were not considered under the previous accounting guidance. Adoption of this standard did not have a material impact on the Company's consolidated financial statements.
c.
In January 2017, the FASB issued Accounting Standards Update No. 2017-04, Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which simplifies the accounting for goodwill impairments by eliminating Step 2 from the goodwill impairment test. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess, versus determining an implied fair value in Step 2 to measure the impairment loss. ASU 2017-04 is effective for annual periods beginning after December 15, 2019, and interim periods therein. Adoption of this standard did not have a material impact on the Company's consolidated financial statements.

d.
In August 2018, the FASB issued ASU 2018-15, “Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract,” which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The new standard requires capitalized costs to be amortized on a straight-line basis generally over the term of the arrangement, and the financial statement presentation for these capitalized costs would be the same as that of the fees related to the hosting arrangements. The new standard was adopted for interim and annual periods beginning January 1, 2020 using the prospective adoption approach. Adoption of this standard did not have a material impact on the Company's consolidated financial statements.

Recently Accounting Pronouncement not yet adopted:
a.
In December 2019, the FASB issued ASU 2019-12 to simplify the accounting for income taxes. The guidance eliminates certain exceptions related to the approach for intra period tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard will be effective for the Company beginning January 1, 2021, with early adoption permitted. The Company is currently in the process of evaluating the impact of this new pronouncement on its consolidated financial statements and related disclosures.

NOTE 3:-	CASH AND CASH EQUIVALENTS
The following table presents for each reported period, the breakdown of cash and cash equivalents:
	December 31,
	2020	2019

Cash	$115,693	$58,691
Money market funds	10	28,162
Time deposits	127,108	67
Total Cash and cash equivalents	$242,811	$86,920
NOTE 4:-	PREPAID EXPENSES AND OTHER CURRENT ASSETS
	December 31,
	2020	2019

Prepaid expenses	$7,605	$20,256
Government institutions	10,100	11,686
Other current assets	3,904	4,230
	$21,609	$36,172
NOTE 5:-	PROPERTY AND EQUIPMENT, NET
Property and equipment consist of the following:
	December 31,
	2020	2019
Cost:
Computer equipment and licenses	$132,373	$132,772
Office furniture and equipment	5,308	4,836
Leasehold improvements	17,901	17,463
Platform Cost	21,259	12,054
	176,841	167,125
Accumulated depreciation	(123,947)	(99,348)
Property and equipment, net	$52,894	$67,777
Depreciation and amortization expenses for the years ended December 31, 2020, 2019 and 2018 were $31,397, $35,943 and $29,867, respectively. During 2020, the Company wrote off fully depreciated fixed assets in the amount of $6,798.
NOTE 6:-	INTANGIBLE ASSETS, NET
Intangible assets consist of the following as of December 31, 2020:
	Gross Fair Value	Accumulated Amortization	Net Book Value	Weighted- Average Remaining Useful Life
				(in years)
Acquired technology	$16,855	$(15,686)	$1,169	0.73
Customer relationship	12,256	(9,520)	2,736	3.25
Total	$29,111	$(25,206)	$3,905

Intangible assets consist of the following as of December 31, 2019:
	Gross Fair Value	Accumulated Amortization	Net Book Value	Weighted- Average Remaining Useful Life
				(in years)
Acquired technology	$16,855	$(13,912)	$2,943	1.70
Customer relationship	12,256	(8,734)	3,522	4.21
Total	$29,111	$(22,646)	$6,465
Amortization expenses related to intangible assets amounted to $ 2,560, $ 3,421 and $ 5,405 for the years ended December 31, 2020, 2019 and 2018, respectively.
The estimated future amortization expense of other intangible assets as of December 31, 2020 is as follows:
Year ended December 31:
2021	$1,981
2022	873
2023	842
2024	209
$3,905
NOTE 7:-	GOODWILL
The following table represents the changes to goodwill:
Carrying Amount
Balance as of December 31, 2018	$18,609
Addition from acquisition	597
Balance as of December 31, 2019	$19,206
Addition from acquisition	—
Balance as of December 31, 2020	$19,206
NOTE 8:-	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
	December 31
	2020	2019
Accrued expenses	$9,601	$5,825
Employees and related benefits	35,195	19,228
Accrued vacation pay	10,827	6,283
Advances from customers	24,753	17,391
Government authorities	13,528	6,808
Other	1,231	3,362
	$95,135	$58,897
NOTE 9:-	LEASES
The Company adopted ASC 842 as of January 1, 2019. As part of the implementation, the Company recognized its lease liabilities, including the current and non-current portions, within its consolidated balance sheet as of the adoption date, which represents the present value of the Company’s obligation related to the estimated future lease payments. The Company also recognized a right-of-use asset, or ROU asset, which represents the right to use the leased asset over the period of the lease. The ROU asset was calculated as the lease liability less any asset or liability balances that existed at the time of adoption.

The main operating leases expense include leases of office locations, data centers, and vehicles. The lease terms of the Company’s operating leases generally range from 2 years to 10 years, with various expiration dates through fiscal year 2029. Several of the Company's leases contain one or more options to extend.
The Company considers various factors such as market conditions and the terms of any renewal options that may exist to determine whether it is reasonably certain to exercise the options to extend the lease. As of December 31, 2020, the weighted average remaining lease term of leases included in the lease liability is 5.78 years and the weighted average discount is 3.81%. The Company lease agreements generally do not contain any material residual value guarantees or material restrictive covenants.
The cumulative effect of the changes made to the consolidated balance sheet as of January 1, 2019 for the adoption of Topic 842 were as follows:
	December 31, 2018	Adjustments	January 1, 2019
Accrued liabilities	59,565	(6,094)	53,471
Right of use assets	—	74,041	74,041
Lease liability	—	80,135	80,135
The components of lease expense and supplemental cash flow information related to leases for the year ended December 31, 2020 were as follows:
	December 31,
	2020	2019
Components of lease expense:
Operating lease cost	$16,594	$15,620
Short term lease cost	628	1,249

Supplemental cash flow information:
Cash paid for amounts included in the measurement of lease liabilities	17,217	15,802
Supplemental non-cash information on lease liabilities arising from obtaining right-of-use assets	$14,635	$5,592
Maturities of lease liabilities as of December 31, 2020 were as follows:
December 31, 2020
2021	18,326
2022	16,672
2023	14,532
2024	12,847
2025	9,138
Thereafter,	17,082
Total undiscounted lease payments	88,597
Less: Interest	9,807
Present value of lease liabilities	78,790
NOTE 10:-	COMMITMENTS AND CONTINGENCIES
Commercial Commitments
In the ordinary course of the business, the Company enters into agreements with certain digital properties, under which, in some cases it agrees to pay them a guaranteed amount, generally per thousand pageviews on a monthly basis. These agreements could cause a gross loss on digital property accounts in which the guarantee is higher than the actual revenue generated. These contracts generally range in duration from 2 to 5 years, though some can be shorter or longer.

Non-cancelable Purchase Obligations
In the normal course of business, the Company enters into non-cancelable purchase commitments with various parties to purchase primarily software and IT related-based services. As of December 31, 2020, the Company had outstanding non-cancelable purchase obligations in the amount of $6,900.
Legal Proceedings
a.
In October 2019, one of the Company's digital properties (the “Digital Property”) filed a claim against the Company in the Paris Commercial Court for approximately $706 (the “Claim”). According to the Claim, the Company allegedly has failed to pay certain minimum guarantee payments for the years 2016 to 2019. It is the Company's position that there are no merits to the Claim because the Digital Property did not act in accordance with the agreement and a counterclaim in the amount of $1,970 was filed by the Company for a refund of certain compensation that was paid. A virtual trial took place on February 24, 2021, and the Paris Commercial Court dismissed 20 Minutes' claims and ordered them to pay an amount of approximate $12 thousands in costs to Taboola. On June 1, 2021, 20 Minutes filed an appeal against the decision of the Paris Commercial Court, and will have to file their briefs before September 1, 2021

b.
In the ordinary course of business, the Company may be subject from time to time to various proceedings, lawsuits, disputes, or claims. The Company investigates these claims as they arise and record a provision, as necessary. Provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Although claims are inherently unpredictable, the Company is currently not aware of any matters that, it believes would individually or taken together, have a material adverse effect on its business, financial position, results of operations, or cash flows.

NOTE 11:-	CONVERTIBLE PREFERRED SHARES
a.	Convertible preferred shares consisted of the following:
	Authorized		Issued and outstanding			Aggregate Liquidation Preference As of December 31, 2020
	Number of shares				Carrying amount
	December 31,		December 31,
	2020	2019	2020	2019
Share no par value:
Series A	10,136,610	10,136,610	9,959,482	9,959,482	3,679	4,456
Series B	14,860,556	14,860,556	14,595,020	14,595,020	7,811	12,140
Series B-1	16,018,971	16,018,971	15,726,525	15,726,525	9,093	12,750
Series B-2	10,665,211	10,665,211	10,477,750	10,477,750	5,816	7,728
Series C	17,771,107	17,771,107	17,459,714	17,459,714	13,893	20,605
Series D	17,288,776	17,288,776	16,986,675	16,986,675	19,069	30,246
Series E	36,648,519	36,648,519	36,266,986	36,266,986	110,845	220,841
	123,389,750	123,389,750	121,472,152	121,472,152	170,206	308,766
The Company issued Series A, B, B-1, B-2, C, D and E convertible preferred shares between the years 2007 and 2016. The deemed liquidation preference provisions of the convertible preferred shares are considered contingent redemption provisions that are not solely within the Company’s control. Accordingly, the convertible preferred shares have been presented outside of permanent equity in the mezzanine section of the consolidated balance sheets.
b.	Preferred share rights:
1.	Voting:
Each preferred shareholder is entitled to the number of votes equal to the number of shares of ordinary share into which each share of preferred share is convertible at the time of such vote.

2.	Dividends:
Each holder of the preferred shares shall be entitled to receive, pro-rata, and in preference to any other class or series of shares in the Company, dividends in an amount equal to the original issue price of the preferred shares, held thereby (adjusted for share combinations or subdivisions or other recapitalizations of the Company's shares), plus interest thereon at a rate per annum equal to eight percent (8%) compounded annually in the following order:
Preferred E Shares, (2) Preferred D Shares, (3) the Preferred C Shares, B-2 Shares, B-1 Shares and B Shares as a group, (4) the preferred B shares, and (5) the Preferred A Shares.
3.	Liquidation rights:
In the event of a Liquidation Event of the Company all assets of the Company available for distribution among the holders of the Company's shares shall be distributed. According to the liquidation preference, shareholders of Series E Preferred Shares, Series D Preferred Shares, Series C Preferred Shares and both Series B-1 and Series B-2 Preferred Shares, Series B Preferred Shares and Series A Preferred Shares shall be entitled to receive, prior and in preference to any distribution of proceeds to other classes of shares (as further detailed below), the amounts described below.
4.	Liquidation preference:
In the event of a Liquidation Event, the holders of the then outstanding shares of Series A Preferred, Series B Preferred, Series B-1 Preferred, Series B-2 Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall be entitled to receive for each share an amount equal to the original issue price of $ 0.1628, $ 0.3259, $ 0.3591, $ 0.3591, $ 0.6177 $ 0.9709, and $3.8603 respectively per share of Preferred Share held by them (as may be adjusted), plus all declared but unpaid dividends, payable in preference and priority to any payments made to the holders of the then outstanding Ordinary Shares (“Liquidation Preference”), provided that if the amounts distributed upon the Liquidation Event are not sufficient for paying the Liquidation Preference to each class of Preferred Share, then (i) initially, each Preferred E Share shall entitle its holder, on a pro-rata basis, to a per share distribution in the amount of the Original Issue Price for the Preferred E Shares (adjusted for share combinations or subdivisions or other recapitalizations of the Company's shares), plus interest thereon at a rate per annum equal to eight percent (8%) compounding annually and all accrued and unpaid dividends and less any dividend amounts paid thereon, (ii) thereafter, each Preferred D Share shall entitle its holder, on a pro-rata basis, to a per share distribution in the amount of the Original Issue Price for the Preferred D Shares (adjusted for share combinations or subdivisions or other recapitalizations of the Company's shares), plus interest thereon at a rate per annum equal to eight percent (8%) compounding annually and all accrued and unpaid dividends and less any dividend amounts paid thereon, (iii) thereafter, each Preferred C Share ,Preferred B-1 and Preferred B-2 Class Share shall entitle its holder, on a pro-rata basis, to a per share distribution in the amount of the Original Issue Price for the Preferred C Shares, Preferred B-1 and Preferred B-2 shares plus interest thereon at a rate per annum equal to eight percent (8%) compounding annually and all accrued and unpaid dividends and less any dividend amounts paid thereon, (iv) thereafter, each Preferred B Share shall entitle its holder, on a pro-rata basis, to a per share distribution in the amount of the Original Issue Price for the Preferred B Shares (adjusted for share combinations or subdivisions or other recapitalizations of the Company's shares), plus interest thereon at a rate per annum equal to eight percent (8%) compounded annually and all accrued and unpaid dividends and less any dividend amounts paid thereon to the holders of Preferred B Shares, and (v) thereafter, each Preferred A Share shall entitle its holder, on a pro-rata basis, to a per share distribution in the amount of the Original Issue Price for the Preferred A Shares (adjusted for share combinations or subdivisions or other recapitalizations of the Company's shares), plus interest thereon at a rate per annum equal to eight percent (8%) compounding annually and all accrued and unpaid dividends and less any dividend amounts paid thereon to the holders of Preferred A Shares.
Upon the completion of the distribution of the Liquidation Preference to the holders of Preferred Share, any remaining proceeds shall be distributed pro-rata (treating the Preferred A Shares, the

Preferred B Shares and the Preferred B-Sub Class Shares, Preferred C Shares and the Preferred D Shares on an as-converted basis) among the holders of the Preferred A Shares, of the Preferred B Shares, of the Preferred B-Sub Class Shares, of the Preferred C Shares, of the Preferred D Shares and of all other shareholders of the Company.
Notwithstanding the above, if a pro rata distribution to all shareholders of the proceeds of the Liquidation Event would result in each of the classes of Preferred Shares receiving an amount equal to or greater than their respective original issue price plus accrued dividends, then the proceeds will be distributed to all shareholders pro rata without regard to the liquidation preference.
5.	Conversion:
Each Preferred Share shall be (i) convertible into Ordinary Shares at the option of the holder thereof, at any time after the date on which such Preferred Share was issued by the Company (the “Original Issue Date”), (ii) automatically converted into Ordinary Shares, at any time after the Original Issue Date, in the event that the holders of at least a majority of the Preferred Shares, on an as converted basis, consent to such conversion, except with respect to conversion of the Preferred E Shares, which shall require the consent of the holders of a majority of the Preferred E Shares; and (iii) automatically converted into Ordinary Shares simultaneously with the closing of an initial public offering (IPO) (x) in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least 50 (fifty) million USD and (y) in the case of the Preferred E Shares only (unless holders of a majority of the Preferred E Shares otherwise agree), only if the price per share to the public is at least equal to the Conversion Price of the Preferred E Shares. Each Preferred Share shall be convertible into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the applicable Original Issue Price by the applicable Conversion Rate at the time of conversion of such Preferred Share. The Original Issue Price shall be adjusted accordingly, pursuant to different events, including, inter alia, sub-division, recapitalization, reorganization, reclassification, consolidation, combination, split etc.
NOTE 12:-	SHAREHOLDERS' EQUITY
a.	Composition of share capital of the Company:
	Number of shares
	December 31, 2020		December 31, 2019
	Authorized	Outstanding	Authorized	Outstanding
Ordinary shares (no par value)	176,535,661	41,357,049	176,535,661	44,903,273
Each share of Ordinary Share is entitled to one vote. The holders of Ordinary Shares and the holders of Series A Preferred Shares, Series B Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series C Preferred Shares Series D Preferred Shares and Series E Preferred Shares have the right to be invited to the General Meeting of the Company, the right to participate in and to vote in the General Meeting of the Company, the right to receive dividends, the right to participate in the distribution of assets upon liquidation.
b.	Share option plan:
During the years 2007, 2016, 2017 and 2020 the Company adopted several Share Incentive Plans (together the “Company's share incentive plan” or “Plans”). The Company adopted the Plans to provide incentives to employees, directors, consultants and/or contractors.
Under each of the Plans, the Company's employees, directors, consultants and/or contractors may be granted any equity-related award, including option to acquire the Company ordinary shares; restricted share; and restricted share unit (“RSU”).
The options generally vest over 4 years and expire 10 years after the date of grant. RSUs granted are subject to a two-tiered vesting arrangement, including a time-based vesting component which is generally over 4 years, and an additional vesting condition of a Merger/Sale or IPO being consummated within 5 years of the grant. Any equity grant that is forfeited or canceled before expiration becomes available for future grants under the Plans.

As of December 31, 2020, 76,950,183 Ordinary shares are reserved for issuance of options, restricted shares, and restricted share units, pursuant to the Plans.
The following is a summary of share option activity and related information for the periods through December 31, 2020: (including employees, directors, officers and consultants of the Company)
		Options Outstanding
	Outstanding Share Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value

Balance as of January 1, 2018	36,731,523	$1.65	6.41	126,601
Granted	7,217,895	$3.29
Exercised	(1,077,364)	$0.55		3,675
Forfeited	(1,739,365)	$3.39

Balance as of December 31, 2018	41,132,689	$1.90	6.21	134,721
Granted	6,233,489	$3.75
Exercised	(1,014,562)	$0.98		3,199
Forfeited	(3,307,638)	$3.36

Balance as of December 31, 2019	43,043,978	$2.07	4.78	140,159
Granted	8,819,919	$1.27
Exercised	(3,865,465)	$0.67		20,649
Forfeited	(1,933,983)	$3.64

Balance as of December 31, 2020	46,064,449	$1.54	5.62	247,117
Exercisable as of December 31, 2020	34,903,253	$1.44	4.54	190,844
The aggregate intrinsic value in the table above represents the total intrinsic value that would have been received by the option holders had all option holders exercised their options on the last date of the period.
The weighted-average grant date fair value of options granted during the years ended December 31, 2020, 2019 and 2018, was $ 5.61, $ 4.10, and $3.94, respectively.
As of December 31, 2020, unrecognized share-based compensation cost related to unvested share options was $ 40,865, which is expected to be recognized over a weighted-average period of 2.25 years.
On September 17, 2020, the Company's board of directors approved a one-time share option repricing for 18,553,684 awards. Pursuant to the option repricing, the option awards of 1,369 grantees, with an exercise price of each option above $2.63, was amended to $2.63. All other terms remain unchanged. The total incremental value from the modification amounted to $14,530 out of which $6,514 was recognized as additional share-based compensation expense for the year ended December 31, 2020.

The following is a summary of the RSU activity and related information for the periods through December 31, 2020: (including employees of the Company)
	Outstanding Restricted Shares Unit	Weighted- Average Grant Date Fair Value Per Share
Balance as of January 1, 2018	4,513,026
Granted *)	306,327	3.99
Vested	—
Forfeited	(35,752)	3.49

Balance as of December 31, 2018	4,783,601	3.85
Granted *)	521,235	4.13
Vested	—
Forfeited	(544,623)	3.78

Balance as of December 31, 2019	4,760,213	3.88
Granted *)	10,950,669	5.94
Vested	—
Forfeited	(2,955,715)	3.84
Balance as of December 31, 2020	12,755,167	5.64
The total equity-based compensation expense related to all of the Company's equity-based awards recognized for the year ended December 31, 2020, 2019 and 2018, was comprised as follows:
	Year ended December 31,
	2020	2019	2018
Cost of revenues	$788	$420	$656
Research and development	16,491	3,166	3,401
Sales and marketing	6,930	3,749	5,166
General and administrative	4,068	914	1,228
Total share-based compensation expense	$28,277	$8,249	$10,451
Restricted shares
a.
In 2017, the Company granted restricted shares and restricted share units to a number of executive employees with vesting based on certain annual business targets. No compensation expenses were recorded in 2019 and 2018.

b.
On January 30, 2020, three grantees of an aggregate of 7,411,689 unvested Restricted shares granted under the 2017 Plan unilaterally waived and terminated their rights under the Restricted Share award agreement and transferred the Restricted Shares back to the Company for no consideration, which then became Dormant Shares. On March 25, 2020, the Board of Directors of the Company cancelled such Dormant Shares and removed them from the equity accounts of the Company. On January 30, 2020, a grantee of 2,882,324 unvested Restricted Share Units granted under the 2017 Plan unilaterally waived and terminated his rights under the Restricted Share Unit award agreement and transferred his rights to the Restricted Share Units back to the Company for no consideration.

c.
In October 2020, the Company granted 10,314,654 restricted share units and 5,157,327 options to acquire Ordinary Shares of the Company at a zero-exercise price to certain executives. The restricted share units were subject to multiple vesting conditions: time-based vesting and an additional condition that a Triggering Event be consummated no later than December 31, 2021. The Triggering Event is defined as, among other things, the Company's shares becoming publicly traded, or a sale of the Company, or a merger of the Company with another company. If the Triggering Event is not consummated by such date, the RSUs are forfeited. 6,598,489 of the RSUs are considered to have satisfied the time-based vesting condition as of the date of grant, and the remainder satisfies the time-based condition on a monthly basis over 24 months from the date of grant, conditioned on continued service to the Company. Of the options granted, 1,441,162 options were fully vested as of the grant date, 1,858,083 vested in a lump sum on December 31, 2021, and the remainder vest on a monthly basis over 24 months from the date of grant, conditioned on continued service to the Company.
NOTE 13:-	EMPLOYEES CONTRIBUTION PLAN
a.
Pursuant to Israel’s Severance Pay Law, Israeli employees are entitled to severance pay equal to one month’s salary for each year of employment, or a portion thereof. The employees of the Israeli subsidiary elected to be included under section 14 of the Severance Pay Law, 1963 (“section 14”). According to this section, these employees are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with section 14 release the Company from any future severance payments (under the above Israeli Severance Pay Law) in respect of those employees; therefore, related assets and liabilities are not presented in the balance sheet. During the years ended December 31, 2020, 2019 and 2018, the Company recorded $4,744, $4,322 and $2,972, respectively, in severance expenses related to these employees.

b.
The Company offers a 401(k) Savings plan in the U.S. that qualifies as a deferred salary arrangement under Section 401 (k) of the Internal Revenue Code (the “401(k) Plan”). Under the 401(k) Plan, participating employees can contribute up to 100% of their eligible compensation, subject to certain limitations. The 401(k) Plan provides for a discretionary employer matching contribution. The Company matches 50% of participating employee contributions to the plan up to 6% of the employee’s eligible compensation. During the years ended December 31, 2020, 2019 and 2018, the Company recorded $1,143, $881 and $797, respectively, of expenses related to the 401(k) plan.

NOTE 14:-	INCOME TAXES
a.	Tax rates
Ordinary taxable income in Israel is subject to a corporate tax rate of 23%. Non-Israeli subsidiaries are taxed according to the tax laws in their respective countries of residence.
b.	Tax benefits
The Law for the Encouragement of Industry (Taxes), 1969
The Law for the Encouragement of Industry (Taxes), 1969 (the “Encouragement of Industry Law”), provides several tax benefits for “Industrial Companies.” Pursuant to the Encouragement of Industry Law, a company qualifies as an Industrial Company if it is a resident of Israel, the enterprise should be located in Israel and at least 90% of its income in any tax year (exclusive of income from government loans, capital gains, interest and dividends) is generated from an “Industrial Enterprise” that it owns. An Industrial Enterprise is defined as an enterprise whose principal activity, in a given tax year, is industrial activity.
An Industrial Company is entitled to certain tax benefits, including: (i) a deduction of the cost of purchases of patents, know-how and certain other intangible property rights (other than goodwill) used for the development or promotion of the Industrial Enterprise in equal amounts over a period of eight years, beginning from the year in which such rights were first used, (ii) the right to elect to file consolidated tax returns, under certain conditions, with additional Israeli Industrial Companies controlled by it, and (iii) the right to deduct expenses related to public offerings in equal amounts over a period of three years beginning from the year of the offering.
Eligibility for benefits under the Encouragement of Industry Law is not contingent upon the approval of any governmental authority. The Company believes that it currently qualifies as an industrial company within the definition of the Industry Encouragement Law.
Tax benefits under the Law for the Encouragement of Capital Investments, 1959:
Pursuant to the Israeli Law for Encouragement of Capital Investments-1959 (the “Investments Law”) and its various amendments, under which the Company has been granted “Privileged Enterprise” status. The Company has utilized a tax exemption status for the years 2018 and 2019. In 2019 the Company did not benefit from the Privileged Enterprise status because the Company did not have taxable income.

The benefits available to a Privileged Enterprise in Israel relate only to taxable income attributable to the specific investment program and are conditioned upon terms stipulated in the Investment Law. If the Company does not fulfill these conditions, in whole or in part, the benefits can be revoked, and the Company may be required to refund the benefits, in an amount linked to the Israeli consumer price index plus interest.
The Company received a Tax Ruling from the Israeli Tax Authority that its activity is an industrial activity and therefore eligible for the status of a Privileged Enterprise, provided that the Company meets the requirements under the ruling. As of December 31, 2020, management believes that the Company meets the aforementioned conditions.
If the Company pays a dividend out of income derived from the Privileged Enterprise during the tax exemption period, it will be subject to corporate tax in respect of the gross amount distributed, including any taxes thereon, at the rate which would have been applicable had it not enjoyed the tax exemption, generally 10%-25%, depending on the percentage of Taboola's Ordinary shares held by foreign shareholders.
As of December 31, 2020, $45,244 is tax-exempt attributable to the Privileged Enterprise programs. If such tax-exempt income is distributed, it would be taxed at the reduced corporate tax of 10%-25% applicable to such profits.
The Company does not intend to distribute any amounts of its undistributed tax-exempt income as dividends as it intends to reinvest its tax-exempt income within the Company. Accordingly, no deferred income taxes have been provided on income attributable to the Company's Privileged Enterprise program as the undistributed tax-exempt income is essentially permanent in duration.
The New Technological Enterprise Incentives Regime (Amendment 73 to the Investment Law):
The Company applies various benefits allotted to it under the revised Investment Law as per Amendment 73, to the Investment Law regimes through regulations that have come into effect from January 1, 2017. Applicable benefits under the new regime include:
•
Introduction of a benefit regime for “Preferred Technology Enterprises” (“PTE”), granting a 12% tax rate in central Israel on income deriving from benefited intangible assets, subject to a number of conditions being fulfilled, including a minimal amount or ratio of annual R&D expenditure and R&D employees, as well as having at least 25% of annual income derived from exports to large markets. PTE is defined as an enterprise which meets the aforementioned conditions and for which total consolidated revenues of its parent company and all subsidiaries are less than NIS 10 billion. A “Special preferred technological enterprise” (“SPTE”) from which total consolidated revenues of the Group of which the Company is a member exceeds NIS 10 billion in the tax year will be subject to tax at a rate of 6% on preferred income from the enterprise, regardless of the enterprise's geographical location.

•
A 12% capital gains tax rate on the sale of a preferred intangible asset to a foreign affiliated enterprise, provided that the asset was initially purchased from a foreign resident at an amount of NIS 200 million or more.

•
A withholding tax rate of 20% for dividends paid from PTE income (with an exemption from such withholding tax applying to dividends paid to an Israeli company) may be reduced to 4% on dividends paid to a foreign resident company, subject to certain conditions regarding percentage of foreign ownership of the distributing entity.

The Company adopted the PTE status commencing 2020 and believes it is eligible for its tax benefits.
c.	U.S. Tax reform
On December 22, 2017, the Tax Cuts and Jobs Act (P.L. 115-97) (“TCJA”) was enacted, making significant changes to the U.S. tax law. Changes include, but are not limited to, a corporate income tax rate decrease from 35% to 21%, effective for tax years beginning January 1, 2018 and the transition of U.S. international taxation from a worldwide tax system to a modified territorial system, with a one-time mandatory transition tax on U.S. shareholder’s share of post-1986 earnings of all foreign corporations in which it owns at least 10%.

In addition to lowering the statutory corporate income tax rate from 35% to 21%, and among other U.S. international tax provisions, the TCJA introduced the Base Erosion Anti-abuse Tax (“BEAT”) which applies a minimum tax on multinational corporations by requiring companies subject to the BEAT to pay the greater of their regular tax liability (less certain credits, including foreign tax credits) or 10% for taxable years beginning in 2019 (12.5% after 2026) of a modified tax base which adds back certain related party payments. The BEAT comparison to the standard corporate income tax must be done each year if the taxpayer’s “base erosion” related party payments exceed 3% of total deductions on its U.S. tax return (“base erosion percentage” is generally the aggregate amount of base erosion tax benefits divided by aggregate amount of all allowable deductions).
The BEAT applies to “applicable taxpayers” making “base erosion payments” (deductible payments) to foreign related parties. “Applicable taxpayers” are U.S. corporations the average annual gross receipts of which for the 3-taxable-year period ending with the preceding taxable year are at least $500,000. Taboola Inc. is an “applicable taxpayer” for BEAT purposes in 2020.
The components of the income (loss) before taxes were as follows:
	Year ended December 31,
	2020	2019	2018
Israel	$12,450	$(46,387)	$(5,613)
Foreign	10,990	23,359	21,600
Total	$23,440	$(23,028)	$15,987
Taxes on income (tax benefit) are comprised as follows:
	Year ended December 31,
	2020	2019	2018
Current:
Israel	$338	$621	$—
Foreign	16,327	4,726	5,677
Total current income tax expense	16,665	5,347	5,677
Deferred:
Israel	1,678	(106)	(209)
Foreign	(3,396)	(244)	(142)
Total deferred income tax benefit	(1,718)	(350)	(351)
Total income taxes	$14,947	$4,997	$5,326
A reconciliation of the Company’s theoretical income tax expense to actual income tax expense is as follows:
	December 31
	2020	2019	2018
Income (loss) before taxes on income, as reported in the consolidated statements of income (loss)	23,440	(23,028)	15,987
Statutory tax rate in Israel	23%	23%	23%
Privileged Enterprise	(15%)	(3%)	(17%)
Permanent difference - nondeductible expenses	24%	(15%)	24%
Measurement difference of pretax income of subsidiaries	0%	1%	6%
Change in valuation allowance	(11%)	(33%)	(2%)
Unrecognized tax benefits	5%	2%	1%
BEAT	44%	—	—
Other	(6%)	3%	(2%)
Effective tax rate	64%	(22%)	33%

Deferred tax assets and liabilities:
Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2020, and 2019 the deferred tax assets and liabilities presented in the balance sheet are comprised as follow:
	December 31
	2020	2019
Deferred tax assets	$1,382	$673
Deferred tax liabilities	(45)	(2,716)
Deferred tax asset (liabilities), net	$1,337	$(2,043)
As of December 31, 2020, and 2019 the Company's deferred taxes were in respect of the following:
	December 31
	2020	2019
Carry forward tax losses	$1,472	$697
Research and development cost	2,792	8,403
Operating leases liabilities	13,870	13,578
Reserves, allowances and other	4,593	1,049
Deferred tax assets before valuation allowance	22,727	23,727
Valuation allowance	6,741	9,377
Deferred tax assets	15,986	14,350
Acquired intangibles	(743)	(823)
Property and equipment	(1,557)	(3,121)
Operating lease right-of-use assets	(12,179)	(12,207)
Other	(170)	(242)
Deferred tax liabilities	(14,649)	(16,393)
Deferred tax asset (liability), net	$1,337	$(2,043)
A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized. The Company has established a valuation allowance to offset certain deferred tax assets at December 31, 2020 and 2019 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.
As of December 31, 2020, Taboola Ltd. has an accumulated tax loss carry-forward of approximately $12 million. These tax losses in Israel can be offset indefinitely.
As of December 31, 2020, $17,580 of undistributed earnings held by the Company’s foreign subsidiaries are designated as indefinitely reinvested. If these earnings were re-patriated to Israel, it would be subject to income taxes and to an adjustment for foreign tax credits and foreign withholding taxes in the amount of $2,257. The Company did not recognize deferred taxes liabilities on undistributed earnings of its foreign subsidiaries, as the Company intends to indefinitely reinvest those earnings.
A reconciliation of the beginning and ending balance of total unrecognized tax positions is as follows:
	Year ended December 31,
	2020	2019
Unrecognized tax position, beginning of year	$1,177	$1,653
Increase (decrease) related to prior years’ tax positions	—	(162)
Increases related to current years’ tax positions	1,935	162
Decreases due to lapses of statutes of limitations	(742)	(476)
Unrecognized tax position, end of year	$2,370	$1,177

As of December 31, 2020, the total amount of gross uncertain tax benefits was $2,370, out of which an amount of $2,124 if recognized would affect the Company’s effective tax rate. The Company currently does not expect uncertain tax positions to change significantly over the next 12 months, except in the case of settlements with tax authorities, the likelihood and timing of which is difficult to estimate.
Tax assessments:
The Company has final tax assessments in Israel through 2017, in UK through 2014, and in US through 2016.
NOTE 15:-	RELATED PARTY TRANSACTIONS
In August 2016, the Company entered into an agreement with Via Transportation Israel Ltd. (“Via”) to sublet certain office space in Tel Aviv that had previously housed the Company’s Israeli operations. One of the directors of the Company served at the time as a director of Via. The sublease agreement was terminated by mutual consent of the parties in September 2018. The total payments to the Company under the agreement was $679 for the year ended December 31, 2018.
NOTE 16:-	SEGMENT INFORMATION
The following table represents total revenue by geographic area based on the advertisers’ billing address:
	Year ended December 31,
	2020	2019	2018
Israel	$176,014	$163,632	$102,720
United Kingdom	50,996	41,339	41,242
United States	511,982	547,722	521,934
Germany	103,154	82,945	63,443	6
France	50,646	36,456	26,214
Rest of the World	296,101	221,736	153,693
Total	$1,188,893	$1,093,830	$909,246
The Company’s long-lived assets, net by geographic area are summarized as follows:
	Year ended December 31,
	2020	2019
Israel	$39,276	$45,552
United Kingdom	2,241	2,862
United States	9,620	17,572
Rest of the World	1,757	1,791
Total	$52,894	$67,777
NOTE 17:-	NET LOSS PER SHARE ATTRIBUTABLE TO ORDINARY SHAREHOLDERS
The following table sets forth the computation of basic and diluted net loss per share attributable to ordinary shareholders for the periods presented:
	Year ended December 31,
	2020	2019	2018
Numerator:
Net income (loss)	$8,493	$(28,025)	$10,661
Less: Undistributed earnings allocated to participating securities	(22,932)	(21,173)	(19,604)
Net loss attributable to ordinary shares – basic and diluted	(14,439)	(49,198)	(8,943)

	Year ended December 31,
	2020	2019	2018
Denominator:
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	40,333,870	44,324,234	43,439,838
Net loss per share attributable to ordinary shareholders, basic and diluted	$(0.36)	$(1.11)	$(0.21)
The potential shares of ordinary shares that were excluded from the computation of diluted net loss per share attributable to ordinary shareholders for the periods presented because including them would have been anti-dilutive are as follows:
	Year ended December 31,
	2020	2019	2018
Convertible preferred shares	121,472,152	121,472,152	121,472,152
RSU	12,755,167	4,760,213	4,783,601
Outstanding share options	44,468,446	43,043,978	41,132,688
Total	178,695,765	169,276,343	167,388,441
NOTE 18:-	SUBSEQUENT EVENTS
The Company has evaluated subsequent events from the balance sheet date through March 24, 2021, the date at which the consolidated financial statements were available to be issued.
a.
On January 24, 2021, the shareholders of the company approved an increase in the registered capital of the company so that the registered capital will be divided into 330,000,000 Ordinary Shares; 10,136,610 Series A Preferred Shares; 14,860,556 Series B Preferred Shares; 16,018,971 Series B-1 Preferred Shares; 10,665,211 Series B-2 Preferred Shares; 17,771,107 Series C Preferred Shares; 17,288,776 Series D Preferred Shares; and 36,648,519 Series E Preferred Shares; all of no-par value.

b.
In March 2021, the Company’s Board of Directors approved a grant of 1,637,651 restricted share units and 1,431,183 options to its employees, and also approved grants of 1,437,230 restricted share units and 1,437,230 options to certain senior executive officers which are subject to Shareholder’s approval. The restricted share units and options vest quarterly over a 4-year period, except for options and restricted share units granted to certain senior executives, which vest over a 4-year period starting from January 1, 2022. All of the RSUs and options are subject to the Company’s shares commencing public trading no later than September 30, 2021, failing which the grants will be forfeited. The Company’s management has recommended to the board of directors an additional grant of 1,687,185 restricted share and 911,033 options units to certain of its employees and an additional 2,874,459 restricted share units and 2,874,459 options for certain executive officers to be made immediately prior to the consummation of the merger. The restricted share units and options vest quarterly over a 4-year period, except for options and restricted share units granted to certain senior executive officers, which vest over a 4-year period starting from January 1, 2022.

NOTE 19:-	SUBSEQUENT EVENTS (UNAUDITED)
a.
In April 2021, the Company’s Board of Directors approved an additional grant of 278,164 restricted share units and 109,168 options to its employees. In addition, the Company’s management has recommended to the board of directors an additional grant of 242,461 restricted share units and 85,072 options to certain of its employees. The restricted share units and options vest quarterly over a 4-year period. All of the RSUs and options are subject to the Company’s shares commencing public trading no later than September 30, 2021, failing which the grants will be forfeited.

As of June 30, 2021 all awards that were subject to approval were approved by the Board of Directors.
b.
In April 2021, the Company became aware that the Antitrust Division of the U.S. Department of Justice is conducting a criminal investigation of hiring activities in the Company’s industry, including the Company.

The Company is cooperating with the Antitrust Division. While there can be no assurances as to the ultimate outcome, the Company does not believe that its conduct violated applicable law.
c.
On June 29, 2021, Merger Sub merged with and into ION, with ION continuing as the surviving company. As a result of such merger and the other transactions contemplated by the Merger Agreement, ION became a direct, wholly-owned subsidiary of Taboola. As a result, Taboola's shares and warrants became listed on The Nasdaq Global Market under the symbols “TBLA” and “TBLAW”, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of ION ACQUISITION CORP 1 LTD.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of ION ACQUISITION CORP 1 LTD. (the “Company”) as of December 31, 2020 and the related statement of operations, changes in shareholders’ equity and cash flows for the period from August 6, 2020 (the day of inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020, and the results of its operations and its cash flows for period from August 6, 2020 (the day of inception) to December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Restatement of Financial Statements
As discussed in Note 2 to the financial statements, the 2020 financial statements have been restated to correct a misstatement.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global
We have served as the Company’s auditor since 2020
Tel-Aviv, Israel
March 22, 2021 except for the effects of the restatement discussed in Note 2 as to which the date is April 29, 2021

ION ACQUISITION CORP 1 LTD.
BALANCE SHEET
DECEMBER 31, 2020
As Restated
ASSETS
Current assets:
Cash	$1,076,872
Prepaid expenses	310,698
Total Current Assets	1,387,570
Cash and marketable securities held in Trust Account	258,794,822
Total Assets	$260,182,392
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$654,531
Accrued offering costs	96,596
Warrants liability	52,506,049
Total Liabilities	$53,257,176
Commitments
Class A ordinary shares subject to possible redemption, 20,189,024, shares at redemption value	$201,925,208
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 5,685,976 shares issued and outstanding (excluding 20,189,024 shares subject to possible redemption)	$569
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,468,750 shares issued and outstanding	647
Additional paid-in capital	25,941,986
Accumulated deficit	(20,943,194)
Total Shareholders’ Equity	$5,000,008
Total Liabilities and Shareholders’ Equity	$260,182,392
The accompanying notes are an integral part of the financial statements.

ION ACQUISITION CORP 1 LTD.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 6, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
As Restated
Operating costs	$756,593
Loss from operations	(756,593)
Other income (loss), net:
Interest income on marketable securities held in Trust Account	42,308
Unrealized gain on marketable securities held in Trust Account	2,514
Underwriting discounts and transactions costs attributed to warrant liability	(177,233)
Change in fair value of the warrants liability	(20,054,190)
Other loss, net	(20,186,601)
Net loss	$(20,943,194)
Weighted average shares outstanding, basic and diluted(1)	8,358,653
Basic and diluted net loss per non-redeemable ordinary share(2)	$(2.51)
(1)	Excludes an aggregate of up to 20,189,024 shares subject to possible redemption at December 31, 2020.
(2)
Net loss per ordinary share - basic and diluted excludes income attributable to ordinary shares subject to possible redemption of $ 34,836 for the period from August 6, 2020 (inception) through December 31, 2020 (see Note 2).

The accompanying notes are an integral part of the financial statements.

ION ACQUISITION CORP 1 LTD.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM AUGUST 6, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

As Restated
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid- in Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – August 6, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Initial Shareholders	—	—	6,468,750	647	24,353	—	25,000
Issuance of 25,875,000 Class A shares, net of underwriting discounts and offering costs	25,875,000	2,587	—	—	227,842,841	—	227,845,428
Class A ordinary shares subject to possible redemption	(20,189,024)	(2,018)	—	—	(201,925,208)	—	(201,927,226)
Net loss	—	—	—	—	—	(20,943,194)	(20,943,194)
Balance – December 31, 2020 (As Restated)	5,685,976	$569	6,468,750	$647	$25,941,986	$(20,943,194)	$5,000,008
The accompanying notes are an integral part of the financial statements.

ION ACQUISITION CORP 1 LTD.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 6, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
As Restated
Cash Flows from Operating Activities:
Net loss	$(20,943,194)
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of formation costs through issuance of Class B ordinary shares	5,000
Underwriting discounts and transactions costs attributed to warrant liability	177,233
Interest earned on marketable securities held in Trust Account	(42,308)
Unrealized gain on marketable securities held in Trust Account	(2,514)
Changes in operating assets and liabilities:
Prepaid expenses	(310,698)
Accrued expenses	654,531
Change in fair value of warrants	20,054,190
Net cash used in operating activities	(407,760)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(258,750,000)
Net cash used in investing activities	(258,750,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	253,575,000
Proceeds from sale of Private Placement Warrants	7,175,000
Advances from related party	325,000
Repayment of advances from related party	(325,000)
Repayment of promissory note – related party	(92,468)
Payment of offering costs	(422,900)
Net cash provided by financing activities	260,234,632
Net Change in Cash	1,076,872
Cash – Beginning	—
Cash – Ending	$1,076,872
Non-Cash Investing and Financing Activities:
Offering costs paid by Initial Shareholders in exchange for the issuance of Class B ordinary shares	$20,000
Offering costs included in accrued offering costs	$96,596
Offering costs paid through promissory note - related party	$92,468
The accompanying notes are an integral part of the financial statements.

ION ACQUISITION CORP 1 LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
ION Acquisition Corp. 1 Ltd. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 6, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 6, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, identifying a target company for a Business Combination, activities in connection with the proposed acquisition of Taboola.com Ltd., a company organized under the laws of the State of Israel (“Taboola”) (see Note 11). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering and recognizes changes in the fair value of warrants liability as other income (expense).
The registration statement for the Company’s Initial Public Offering was declared effective on October 1, 2020. On October 6, 2020 the Company consummated the Initial Public Offering of 25,875,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares” and one-fifth of one redeemable warrant included in the Units sold, the “Public Warrant”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,375,000 Units, at $10.00 per Unit, generating gross proceeds of $258,750,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,175,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to ION Holdings 1, LP (the “Sponsor”) and ION Co-Investment (an affiliate of the underwriters) (collectively, the “Initial Shareholders”), generating gross proceeds of $7,175,000, which is described in Note 5.
Transaction costs amounted to $5,806,964, consisting of $5,175,000 of underwriting fees and $631,964 of other offering costs.
Following the closing of the Initial Public Offering on October 6, 2020, an amount of $258,750,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially $10.00 per Public Share), including any interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by any deferred underwriting commissions the Company will pay to the underwriters. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Initial Shareholders have agreed to vote their Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.
The Initial Shareholders (a) have agreed to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) will agree not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares.
The Company will have until October 6, 2022 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Initial Shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders or any of their respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor will agree that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
On April 12, 2021, the Staff of the U.S. Securities and Exchange Commission (“SEC”) released the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Statement”). The SEC Staff Statement addresses certain accounting and reporting considerations related to warrants of a kind similar to those issued by the Company at the time of its initial public offering in October 2020.
As described in note 1 above, in connection with the Company’s Initial Public Offering (“IPO”) on October 6, 2020, the Company issued to investors 25,875,000 units, consisting of one share of Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Simultaneously with the closing of the IPO, the Company’s Initial Shareholders purchased an aggregate of 7,175,000 private placement warrants (“Private Placement Warrants”). Each whole Public Warrant and Private Placement Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share, subject to adjustment. Both the Public Warrants and Private Placement Warrants (together the “Warrants”) were classified as equity in the Company’s previously issued audited balance sheet as of December 31, 2020 and October 6, 2020.
In light of the Statement and guidance in Accounting Standards Codification (“ASC”) 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, in particular as applicable to certain provisions in the Warrants related to tender or exchange offer provisions as well as provisions that provided for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant, the Company evaluated the terms of the Warrants agreement entered into in connection with the Company’s IPO and concluded that the Company’s Warrants include provisions that, based on ASC 815-40, preclude the Warrants from being classified as components of equity. The Warrants are not eligible for an exception from derivative accounting, and therefore should be classified as a liability measured at fair value, with changes in fair value reported each period in earnings.
The Company’s management and the audit committee of the Company’s Board of Directors concluded that it is appropriate to restate all of the Company’s previously issued audited financial statements to reflect these Warrants as liability, with subsequent changes in their fair value recorded as income or expense in the statements of operations for all periods since issuance.

The following tables summarize the effect of the restatement on each financial statement line item as of the dates, and for the period, indicated:
	As Previously Reported	Adjustment	As Restated
Balance Sheet as of October 6, 2020
Warrants liability	$—	$32,451,859	$32,451,859
Total liabilities	936,964	32,451,859	33,388,823
Class A ordinary shares subject to possible redemption(1)	255,138,030	(32,451,859)	222,686,171
Class A ordinary shares	36	325	361
Additional paid-in capital	$5,004,323	$(325)	$5,003,998
Balance Sheet as of December 31, 2020
Warrants liability	$—	$52,506,049	$52,506,049
Total liabilities	751,127	52,506,049	53,257,176
Class A ordinary shares subject to possible redemption(1)	254,431,257	(52,506,049)	201,925,208
Class A ordinary shares	44	525	569
Additional paid-in capital	5,711,088	20,230,898	25,941,986
Accumulated deficit	(711,771)	(20,231,423)	(20,943,194)

Statement of Operations for the Period From August 6, 2020 (Inception) through December 31, 2020
Change in fair value of warrant liabilities	$—	$(20,054,190)	$(20,054,190)
Underwriting discounts and transactions costs attributed to warrants liability	—	(177,233)	(177,233)
Other income (loss), net	44,822	(20,231,423)	(20,186,601)
Net loss	(711,771)	(20,231,423)	(20,943,194)
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	6,365,182	1,993,471	8,358,653
Basic and diluted net loss per share, Non-redeemable ordinary shares	$(0.12)	$(2.39)	$(2.51)

Statement of Cash Flows for the Period From August 6, 2020 (Inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(711,771)	$(20,231,423)	$(20,943,194)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrants liability	—	20,054,190	20,054,190
Underwriting discounts and transactions costs attributed to warrants liability	—	177,233	177,233
(1)
Class A ordinary shares subject to possible redemption as Previously Reported as of October 6, 2020 and December 31, 2020 were 25,513,803 and 25,438,719, respectively that are Adjusted by (3,245,185) and (5,249,695), respectively and are As Restated at 22,268,618 and 20,189,024, respectively.

The restatement affects certain notes to the financial statements, and conforming changes have been made to Notes 1, 2, 3, 8, 9, 10 and 11.
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (As Restated)
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Marketable Securities Held in Trust Account
At December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.
Warrants Liability
The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”, which are discussed in Note 9, and Note 10) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the Warrant Agreement related to certain tender or exchange offers, as well as provisions that provided for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant, preclude the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815 and are not eligible for an exception from derivative accounting, the Warrants are recorded as derivative liabilities on the Balance Sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Statement of Operations in the period of change.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Allocation of Proceeds and Issuance Costs
Upon the IPO, the Company issued Class A Ordinary shares and Warrants (Public Warrants and Private placement Warrants). Freestanding instrument issued in a basket transaction should be initially measured at fair value if it is required to be subsequently measured at fair value pursuant to US GAAP, with the residual proceeds from the transaction allocated to any remaining instruments based on their relative fair values. The Company first allocated the proceeds to the Warrants based on their initial fair value measurement of $32,451,859 and then allocated the remaining proceeds to Class A Ordinary shares. Issuance costs including underwriting discounts and offering costs in the total amount of $5,806,964 were attributed both to the issuance of Class A shares and Warrants in the amount of $5,629,731 and $177,233, respectively. Issuance costs attributed to the Warrants were expensed to the statement of operations. A portion of the 25,875,000 Class A Ordinary shares are presented within temporary equity, as certain shares are subject to redemption upon the occurrence of events not solely within the Company’s control.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Loss Per Ordinary Share
Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at December 31, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 12,350,000 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants into ordinary shares is contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the period presented.

Reconciliation of Net Loss Per Ordinary Share
The Company’s net loss is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:
For the Period from August 6, 2020 (Inception) Through December 31, 2020
Net loss	$(20,943,194)
Less: Income attributable to ordinary shares subject to possible redemption	(34,836)
Adjusted net loss	$(20,978,030)
Weighted average non-redeemable ordinary shares outstanding, basic and diluted	8,358,653
Basic and diluted net loss per ordinary share	$(2.51)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The Company follows the guidance in ASC Topic 820, “Fair Value Measurement”, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.
See Note 10 for additional information on assets and liabilities measured at fair value.
The fair value of the Company’s assets and liabilities, other than the warrants liability described above, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximate the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature. As of December 31, 2020, the Company reported Warrants issued at the consummation of its IPO as financial instruments recorded as liabilities at their respective fair values.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 4. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 25,875,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,375,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).
NOTE 5. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Initial Shareholders purchased an aggregate of 7,175,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $7,175,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 6. RELATED PARTY TRANSACTIONS
Founder Shares
During the period ended August 13, 2020, the Initial Shareholders paid $25,000 to cover certain offering and formation costs of the Company in consideration for 5,750,000 Class B ordinary shares (the “Founder Shares”). On October 1, 2020, the Company effected a share capitalization of 718,750 shares and, as a result, there are 6,468,750 Class B ordinary shares issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the share capitalization. The Founder Shares included an aggregate of up to 843,750 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 843,750 Founder Shares are no longer subject to forfeiture.
The Initial Shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing on October 2, 2020, to pay the Sponsor up to $10,000 per month for office space, utilities, administrative services and remote support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the period from August 6, 2020 (inception) through December 31, 2020, the Company incurred and paid $30,000 in fees for these services.
Advance from Related Party
During the period ended December 31, 2020, the Sponsor paid for certain offering costs on behalf of the Company in connection with the Initial Public Offering. As of December 31, 2020, advances amounting to $325,000 were repaid in full.
Promissory Note — Related Party
On August 12, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the Initial Public Offering. As of October 6, 2020, there was $92,468 outstanding under the Promissory Note, which was subsequently repaid in full on October 14, 2020.

Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2020, the Company did not execute any promissory notes and had no outstanding borrowings under the Working Capital Loans.
Forward Purchase Agreements
The Company entered into forward purchase agreements on September 15, 2020, pursuant to which the forward purchase investors agreed to purchase an aggregate of up to 5,000,000 Class A ordinary shares, at a purchase price of $10.00 per share, or up to $50,000,000 in the aggregate, in private placements that will close substantially concurrently with the closing of a Business Combination. Any reduction in the number of forward purchase shares will be made in the Company’s sole discretion. The forward purchase shares are identical to the Public Shares, except that the holders thereof will have certain registration rights. The forward purchase agreements and the registration rights agreement also provide that the forward purchase investors are entitled to registration rights with respect to the forward purchase shares. The proceeds from the sale of the forward purchase shares may be used as part of the consideration to the sellers in a Business Combination, expenses in connection with a Business Combination or for working capital in the post-business combination company. The forward purchases are required to be made regardless of whether any Class A ordinary shares are redeemed by the Public Shareholders and are intended to provide the Company with a minimum funding level for a Business Combination. No forward purchase investor will have the ability to approve the Business Combination prior to the signing of a material definitive agreement. The forward purchase shares will be issued only in connection with the closing of a Business Combination.
NOTE 7. COMMITMENTS
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, the results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration rights agreement entered into on October 1, 2020, the holders of the Founder Shares, forward purchase shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. Notwithstanding the foregoing, ION Co-Investment LLC may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Fees
The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $5,175,000 in the aggregate, upon the closing of the Initial Public Offering.

Business Combination Marketing Agreement
The Company engaged Cowen and Company, LLC as an advisor in connection with the Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’s attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the potential Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. Pursuant to the terms of the agreement, the Company will pay Cowen and Company, LLC a marketing fee for such services upon the consummation of a Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of Initial Public Offering, or $9,056,250 (including proceeds from the full or partial exercise of the over-allotment option). No fee will be due to Cowen and Company, LLC if the Company does not complete a Business Combination.
Forward Purchase Agreement
The Company entered into a forward purchase agreement with ION Crossover Partners LP, The Phoenix Insurance Company Ltd., The Phoenix Insurance Company Ltd. (Nostro) and The Phoenix Excellence Pension and Provident Fund Ltd. (collectively the “Phoenix Entities”) to purchase an aggregate of up to 5,000,000 Class A ordinary shares for $10.00 per ordinary share, or up to $50,000,000 in the aggregate, in a private placement to close substantially concurrently with the closing of the Business Combination. If the sale of the forward purchase units fails to close, for any reason, the Company may lack sufficient funds to consummate a Business Combination. The forward purchase shares are identical to the Class A ordinary shares sold in the Initial Public Offering, except that they will be entitled to certain registration rights.
NOTE 8. SHAREHOLDERS’ EQUITY (As Restated)
Preference Shares
The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares
The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 5,685,976 Class A ordinary shares issued and outstanding, excluding 20,189,024 Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares
The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 6,468,750 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

NOTE 9. WARRANTS (As Restated)
Warrants
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon the exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•	in whole and not in part;
•	at a price of $0.10 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or Class A equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. In addition, the Private Placement Warrants held by the affiliate of the underwriter will not be exercisable more than five years from the effective date of the Initial Public Offering in accordance with FINRA Rule 5110(f)(2)(G)(i). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. FAIR VALUE MEASUREMENTS (As Restated)
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account(1)(2)	1	$258,794,029
Liabilities:
Private Placement Warrants(1)	3	$33,864,037
Public Warrants(1)	1	$18,642,012
(1)	Measured at fair value on a recurring basis.
(2)	The fair value of the marketable securities held in the Trust Account approximates the carrying amount primarily due to their short-term nature.
Warrants
The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrants liability on the Balance Sheet. The warrants liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrants liability in the Statement of Operations.
Initial Measurement
The Company established the initial fair value for the Warrants as of October 6, 2020, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model for the Public Warrants and a Black-Scholes simulation model for the Private Placement Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A ordinary shares and one-fifth of one Public Warrant) and (ii) the sale of Private Placement Warrants first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.
The key inputs into the Monte Carlo simulation model for the Public Warrants were as follows at initial measurement:
Input	October 6, 2020 (Initial Measurement)
Risk-free interest rate	0.40%
Expected term (years)	5.73
Expected volatility	22.9%
Exercise price	$11.50
Fair value of Units	$10.00
The key inputs into the Black-Scholes model for the Private Placement Warrants were as follows at initial measurement:
Input	October 6, 2020 (Initial Measurement)	December 31, 2020
Risk-free interest rate	0.32%-0.40%	0.34%-0.43%
Expected term (years)	5-5.73	4.75-5.50
Expected volatility	41.8%-44.6%	41.5%-44.3%
Exercise price	$11.50	$11.50
Fair value of Units	$10.00
Fair value of Class A ordinary share		$11.77

The Company’s use of a Monte Carlo simulation and Black-Scholes model required the use of subjective assumptions:
•	The risk-free interest rate assumption was interpolated based on constant maturity U.S. Treasury rates over a term commensurate with the expected term of the warrants.
•
The expected term was determined based on the expected date of the initial Business Combination, as the Warrants expire on the date that is 5 years from the completion of the initial Business Combination and for certain Private Warrants 5 years from the date of the initial public offering effective date.

•	The expected volatility assumption was based on the implied volatility from a set of comparable publicly-traded warrants as determined based on size and proximity.
•
The fair value of the Units, which each consist of one Class A ordinary share and one-fifth of one Public Warrant, represents the price paid in the Initial Public Offering. The fair value of a Class A ordinary share represents the closing price on the measurement date as observed from the ticker IACA.

Subsequent Measurement
The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market.
The following table presents the changes in the fair value of warrants liability:
	Private Placement	Public	Warrants Liability
Warrants fair value as of August 6, 2020 (day of inception)	$—	$—	$—
Initial measurement on October 6, 2020	24,554,589	7,897,270	32,451,859
Change in valuation inputs or other assumptions(1)	9,309,448	10,744,742	20,054,190
Fair value as of December 31, 2020	$33,864,037	$18,642,012	$52,506,049
(1)
Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfer out of Level 3 an amount of $18,642,012 thousand as of December 31, 2020 from Level 3 to Level 1. Private placement Warrants were classified as Level 3 as of October 6, 2020 and December 31, 2020.

NOTE 11. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On January 25, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Taboola, and Toronto Sub Ltd., a Cayman Islands exempted company and a direct, wholly-owned subsidiary of Taboola (“Merger Sub”).
Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company after the Merger (the “Surviving Company”). As a result of the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions” or the “Business Combination”), the Company will become a direct, wholly-owned subsidiary of Taboola.
Immediately prior to the effective time of the Merger (the “Effective Time”), (i) each preferred share, with no par value, of Taboola (each, a “Taboola Preferred Share”) will be converted into ordinary shares, with no par value, of Taboola (each, a “Taboola Ordinary Share”) and (ii) immediately following such conversion but prior to the Effective Time, Taboola will effect a stock split of each Taboola Ordinary Share into such number of Taboola Ordinary Shares calculated in accordance with the terms of the Merger Agreement such that each Taboola Ordinary Share will have a value of $10.00 per share after giving effect to such stock split (the “Stock Split” and, together with the conversion of Taboola Preferred Shares, the “Capital Restructuring”).
Pursuant to the Merger Agreement, immediately prior to the Effective Time, each (i) Class B Ordinary Share of the Company will be automatically converted into one (1) Class A Ordinary Share of the Company in accordance with the terms of the Company’s organizational documents and, after giving effect to such automatic conversion, at the Effective Time and as a result of the Business Combination, each issued and outstanding Class A Ordinary Share will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one Taboola Ordinary Share after giving effect to the Capital Restructuring and (ii) issued and outstanding ION Warrant will automatically and irrevocably be assumed by Taboola and converted into a corresponding Taboola Warrant exercisable for Taboola Ordinary Shares.
Immediately prior to the Effective Time, the Class A Ordinary Shares and the Public Warrants comprising each issued and outstanding ION Unit, consisting of one Class A Ordinary Share and one-fifth of one Public Warrant, will be automatically separated and the holder thereof will be deemed to hold one Class A Ordinary Share and one-fifth of one Public Warrant. No fractional Public Warrants will be issued in connection with such separation such that if a holder of such Public Units would be entitled to receive a fractional Public Warrant upon such separation, the number of Public Warrants to be issued to such holder upon such separation will be rounded down to the nearest whole number of Public Warrants and no cash will be paid in lieu of such fractional Public Warrants.
The Business Combination will be consummated subject to the deliverables and provisions as further described in the Merger Agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of ION ACQUISITION CORP 1 LTD.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of ION ACQUISITION CORP 1 LTD. (the “Company”) as of August 13, 2020 and the related statement of operations, changes in shareholders’ equity and cash flows for the period from August 6, 2020 (the day of inception) through August 13, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at August 13, 2020, and the result of its operations and its cash flows for period from August 6, 2020 (the day of inception) to August 13, 2020, in conformity with U.S. generally accepted accounting principles.
The Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had no cash as of August 13, 2020 and expects to continue to incur costs in pursuit of its financial and acquisition plans that raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global
Tel-Aviv, Israel
October 2, 2020
We have served as the Company’s auditor since 2020

ION ACQUISITION CORP 1 LTD.
BALANCE SHEET
AUGUST 13, 2020
ASSETS
Deferred offering costs	$120,000
TOTAL ASSETS	$120,000
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accrued offering costs	$100,000
Total Current Liabilities	100,000
Commitments
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,468,750 shares issued and outstanding(1)	647
Additional paid-in capital	24,353
Accumulated deficit	(5,000)
Total Shareholders’ Equity	20,000
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$120,000
(1)
Includes an aggregate of up to 843,750 Class B ordinary shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised in full or in part (see Note 5). On October 1, 2020, the Company effected a share capitalization of 718,750 shares, resulting in an aggregate of 6,468,750 shares held by the Initial Shareholders (see Note 5)

The accompanying notes are an integral part of these financial statements.

ION ACQUISITION CORP 1 LTD.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 6, 2020 (INCEPTION) THROUGH AUGUST 13, 2020
Formation and operating costs	$5,000
Net loss	$(5,000)
Weighted average shares outstanding, basic and diluted(1)	5,625,000
Basic and diluted net loss per ordinary share	$(0.00)
(1)
Excludes an aggregate of up to 843,750 Class B ordinary shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised in full or in part (see Note 5). On October 1, 2020, the Company effected a share capitalization of 718,750 shares, resulting in an aggregate of 6,468,750 shares held by the Initial Shareholders (see Note 5)

The accompanying notes are an integral part of these financial statements.

ION ACQUISITION CORP 1 LTD.
STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY
FOR THE PERIOD FROM AUGUST 6, 2020 (INCEPTION) THROUGH AUGUST 13, 2020
	Class B Ordinary Shares		Additional Paid- in Capital	Accumulated Deficit	Total Shareholder’s Equity
	Shares	Amount
Balance – August 6, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Initial Shareholders(1)	6,468,750	647	24,353	—	25,000
Net loss	—	—	—	(5,000)	(5,000)
Balance – August 13, 2020	6,468,750	$647	$24,353	$(5,000)	$20,000
(1)
Includes an aggregate of up to 843,750 Class B ordinary shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised (see Note 5). On October 1, 2020, the Company effected a share capitalization of 718,750 shares, resulting in an aggregate of 6,468,750 shares held by the Initial Shareholders (see Note 5)

The accompanying notes are an integral part of these financial statements.

ION ACQUISITION CORP 1 LTD.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 6, 2020 (INCEPTION) THROUGH AUGUST 13, 2020
Cash Flows from Operating Activities:
Net loss	$(5,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of formation costs through issuance of Class B ordinary shares	5,000
Net cash used in operating activities	—
Net Change in Cash	—
Cash – Beginning of period	—
Cash – End of period	$—
Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$100,000
Deferred offering costs paid by Initial Shareholders in exchange for the issuance of Class B ordinary shares	$20,000
The accompanying notes are an integral part of these financial statements.

ION ACQUISITION CORP 1 LTD.

NOTES TO FINANCIAL STATEMENTS
NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS
Ion Acquisition Corp. 1 Ltd. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 6, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of August 13, 2020, the Company had not commenced any operations. All activity for the period from August 6, 2020 (inception) through August 13, 2020 relates to the Company’s formation and the proposed initial public offering (“Proposed Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Public Offering. The Company has selected December 31 as its fiscal year end.
The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Public Offering of 22,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit (or 25,875,000 Units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 6,500,000 warrants (or 7,175,000 warrants if the underwriters’ over-allotment option is exercised in full) (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to ION Holdings 1, LP (the “Sponsor”) and ION Co-Investment (an affiliate of the underwriters) (collectively, the “Initial Shareholders”), that will close simultaneously with the Proposed Public Offering.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding any marketing fees and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Public Offering, management has agreed that $10.00 per Unit sold in the Proposed Public Offering, including proceeds of the sale of the Private Placement Warrants, will be held in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including any interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by any marketing fee the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Class A ordinary shares will be recorded at redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Initial Shareholders have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.
The Initial Shareholders (a) have agreed to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) will agree not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares.
The Company will have until 24 months from the closing of the Proposed Public Offering to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Initial Shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders or any of their respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business

Combination within the Combination Period. The underwriters have agreed to waive their rights to their marketing fee (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor will agree that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
The Company had no cash as of August 13, 2020 and expects to continue to incur costs in pursuit of its financial and acquisition plans that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. These conditions raise substantial doubts about the Company’s ability to continue to operate as a going concern. The Company’s management believes that sufficient funds can be obtained from existing or additional investors or other sources, to provide the necessary liquidity to meet the Company’s financing requirements (see note 4).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Deferred Offering Costs
Deferred offering costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to shareholders’ equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses incurred, will be charged to operations.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of August 13, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Loss Per Ordinary Share
Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares issued and outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 843,750 Class B ordinary shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised (see Note 7). At August 13, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3 — PROPOSED PUBLIC OFFERING
Pursuant to the Proposed Public Offering, the Company will offer for sale up to 22,500,000 Units (or 25,875,000 Units if the underwriters’ over-allotment option is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).
NOTE 4 — PRIVATE PLACEMENT
The Initial Shareholders have committed to purchase an aggregate of 6,500,000 Private Placement Warrants (or 7,175,000 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full) at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,500,000 (or $7,175,000 if the underwriters’ over-allotment option is exercised in full), in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
During the period ended August 13, 2020, the Initial Shareholders paid $25,000 to cover certain offering and formation costs of the Company in consideration for 5,750,000 Class B ordinary shares (the “Founder Shares”). On October 1, 2020, the Company effected a share capitalization of 718,750 shares and, as a result, there are 6,468,750 Class B ordinary shares issued and outstanding. The Founder Shares include an aggregate of up to 843,750 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering.
All references to ordinary share, share and per share amounts have been retroactively restated to reflect the share capitalization as if it had taken place as of the beginning of the earliest period presented.
Prior to the Proposed Public Offering, the Initial Shareholders will agree, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Promissory Note — Related Party
On August 12, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the Proposed Public Offering. As of August 13, 2020, there were no borrowings outstanding under the Promissory Note.

Administrative Services Agreement
The Company will enter into an agreement pursuant to which it will pay the Sponsor up to $10,000 per month for office space, utilities, administrative services and remote support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees.
Forward Purchase Agreements
The Company entered into forward purchase agreements on September 15, 2020, pursuant to which the forward purchase investors agreed to purchase an aggregate of up to 5,000,000 Class A ordinary shares, at a purchase price of $10.00 per share, or up to $50,000,000 in the aggregate, in private placements that will close substantially concurrently with the closing of a Business Combination. Any reduction in the number of forward purchase shares will be made in the Company’s sole discretion. The forward purchase shares are identical to the Public Shares, except that the holders thereof will have certain registration rights. The forward purchase agreements and the registration rights agreement also provide that the forward purchase investors are entitled to registration rights with respect to the forward purchase shares. The proceeds from the sale of the forward purchase shares may be used as part of the consideration to the sellers in a Business Combination, expenses in connection with a Business Combination or for working capital in the post-business combination company. The forward purchases are required to be made regardless of whether any Class A ordinary shares are redeemed by the Public Shareholders and are intended to provide the Company with a minimum funding level for a Business Combination. No forward purchase investor will have the ability to approve the Business Combination prior to the signing of a material definitive agreement. The forward purchase shares will be issued only in connection with the closing of a Business Combination.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of August 13 and 17, 2020, the Company did not execute any promissory notes and had no outstanding borrowings under the Working Capital Loans.
NOTE 6 — COMMITMENTS
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
The holders of the Founder Shares, forward purchase shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. Notwithstanding the foregoing, ION Co-Investment LLC may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement
The Company will grant the underwriters a 45-day option to purchase up to 3,375,000 additional Units to cover over-allotments at the Proposed Public Offering price, less the underwriting discounts and commissions.
The underwriters will be entitled to a cash underwriting discount of $0.20 per Unit, or $4,500,000 in the aggregate (or $5,175,000 if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering.
Business Combination Marketing Agreement
The Company will offer to engage Cowen and Company, LLC as an advisor in connection with the Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’s attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the potential Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. Pursuant to the terms of the agreement, the Company will pay Cowen and Company, LLC a marketing fee for such services upon the consummation of a Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of Proposed Public Offering (including proceeds from the full or partial exercise of the over-allotment option). No fee will be due to Cowen and Company, LLC if the Company does not complete a Business Combination.
NOTE 7 — SHAREHOLDER’S EQUITY
Preference Shares
The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At August 13, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares
The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At August 13, 2020, there were no Class A ordinary shares issued or outstanding.
Class B Ordinary Shares
The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At August 13, 2020, there were 5,750,000 Class B ordinary shares. On October 1, 2020, the Company effected a share capitalization of 718,750 shares and, as a result, there are 6,468,750 Class B ordinary shares issued and outstanding. Of the Class B ordinary shares, an aggregate of up to 843,750 shares are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Class B ordinary shares will equal 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering.
All references to ordinary share, share and per share amounts have been retroactively restated to reflect the share capitalization as if it had taken place as of the beginning of the earliest period presented.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
Warrants
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Proposed Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon the exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders; and

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•	in whole and not in part;
•	at a price of $0.10 per warrant;
•
upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or Class A equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. In addition, the Private Placement Warrants held by the affiliate of the underwriter will not be exercisable more than five years from the effective date of the Proposed Public Offering in accordance with FINRA Rule 5110(f)(2)(G)(i). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to August 17, 2020, the date that the financial statements were available to be issued. Based upon this review, the Company did not identify any other subsequent events, that would have required adjustment or disclosure in the financial statements.

On October 1, 2020, the Company effected a share capitalization of 718,750 shares and, as a result, there are 6,468,750 Class B ordinary shares issued and outstanding. Of the Class B ordinary shares, an aggregate of up to 843,750 shares are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Class B ordinary shares will equal 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering.
All references to ordinary share, share and per share amounts have been retroactively restated to reflect the share capitalization as if it had taken place as of the beginning of the earliest period presented.

ION ACQUISITION CORP 1 LTD.
CONDENSED BALANCE SHEET
(Unaudited)
	March 31, 2021	December 31, 2020
ASSETS
Current assets
Cash	$787,240	$1,076,872
Prepaid expenses	265,550	310,698
Total Current Assets	1,052,790	1,387,570
Cash and marketable securities held in Trust Account	258,817,072	258,794,822
Total Assets	$259,869,862	$260,182,392
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$2,967,450	$654,531
Accrued offering costs	96,596	96,596
Warrant Liabilities	38,088,578	52,506,049
Total Liabilities	41,152,624	53,257,176
Commitments
Class A ordinary shares subject to possible redemption, 21,366,185 and 20,189,024, shares at redemption value at March 31, 2021 and December 31, 2020	213,717,230	201,925,208
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 4,508,815 and 5,685,976 shares issued and outstanding at March 31, 2021 and December 31, 2020 (excluding 21,366,185 and 20,189,024 shares subject to possible redemption at March 31, 2021 and December 31, 2020)	451	569
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,468,750 shares issued and outstanding	647	647
Additional paid-in capital	14,150,082	25,941,986
Accumulated deficit	(9,151,172)	(20,943,194)
Total Shareholders’ Equity	5,000,008	5,000,008
Total Liabilities and Shareholders’ Equity	$259,869,862	$260,182,392
The accompanying notes are an integral part of the unaudited condensed financial statements.

ION ACQUISITION CORP 1 LTD.
CONDENSED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JANUARY 1, 2021 THROUGH MARCH 31, 2021
(Unaudited)
Operating costs	$2,647,699
Loss from operations	(2,647,699)
Other income:
Interest income on marketable securities held in Trust Account	22,250
Change in fair value of the Warrant Liabilities	14,417,471
Other income	14,439,721
Net income	$11,792,022
Weighted average shares outstanding, basic(1)	12,154,726
Basic net income per ordinary share	$0.97
Weighted average shares outstanding, diluted(1)	12,565,672
Diluted net loss per ordinary share	$(0.21)
(1)	Excluded an aggregate of up to 21,366,185 shares subject to possible redemption at March 31, 2021.
The accompanying notes are an integral part of the unaudited condensed financial statements.

ION ACQUISITION CORP 1 LTD.
CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY
FOR THE PERIOD FROM JANUARY 1, 2021 THROUGH MARCH 31, 2021
(Unaudited)
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	5,685,976	$569	6,468,750	$647	$25,941,986	$(20,943,194)	$5,000,008
Class A ordinary shares subject to possible redemption	(1,177,161)	(118)	—	—	(11,791,904)	—	(11,792,022)
Net income	—	—	—	—	—	11,792,022	11,792,022
Balance – March 31, 2021	4,508,815	$451	6,468,750	$647	$14,150,082	$(9,151,172)	$5,000,008
The accompanying notes are an integral part of the unaudited condensed financial statements.

ION ACQUISITION CORP 1 LTD.
CONDENSED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(Unaudited)
Cash Flows from Operating Activities:
Net profit	$11,792,022
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(22,250)
Changes in operating assets and liabilities:
Prepaid expenses	45,148
Accrued expenses – transaction costs	2,312,919
Change in fair value of warrants	(14,417,471)
Net cash used in operating activities	(289,632)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(—)
Net cash used in investing activities	(—)
Cash Flows from Financing Activities:
Net cash provided by financing activities	—
Net Change in Cash	(289,632)
Cash – Beginning	1,076,872
Cash – Ending	$787,240
The accompanying notes are an integral part of the unaudited condensed financial statements.

ION ACQUISITION CORP 1 LTD.
Notes to Unaudited Condensed Financial Statements
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
ION Acquisition Corp. 1 Ltd. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 6, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of March 31, 2021, the Company had not commenced any operations. All activity for the period from August 6, 2020 (inception) through March 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of Taboola.com Ltd., a company organized under the laws of the State of Israel (“Taboola”). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on October 1, 2020. On October 6, 2020 the Company consummated the Initial Public Offering of 25,875,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”) and one-fifth of one redeemable warrant included in the Units sold, the “Public Warrant”),, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,375,000 Units, at $10.00 per Unit, generating gross proceeds of $258,750,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,175,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to ION Holdings 1, LP (the “Sponsor”) and ION Co-Investment (an affiliate of the underwriters) (collectively, the “Initial Shareholders”), generating gross proceeds of $7,175,000, which is described in Note 4.
Transaction costs amounted to $5,806,964, consisting of $5,175,000 of underwriting fees and $631,964 of other offering costs.
Following the closing of the Initial Public Offering on October 6, 2020, an amount of $258,750,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially $10.00 per Public Share), including any interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by any deferred underwriting commissions the Company will pay to the underwriters. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Initial Shareholders have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.
The Initial Shareholders (a) have agreed to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) will agree not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares.
The Company will have until October 6, 2022 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Initial Shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination

Period. However, if the Initial Shareholders or any of their respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor will agree that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
On January 25, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Taboola, and Toronto Sub Ltd., a Cayman Islands exempted company and a direct, wholly-owned subsidiary of Taboola (“Merger Sub”).
Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company after the Merger (the “Surviving Company”). As a result of the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions” or the “Business Combination”), the Company will become a direct, wholly-owned subsidiary of Taboola.
Immediately prior to the effective time of the Merger (the “Effective Time”), (i) each preferred share, with no par value, of Taboola (each, a “Taboola Preferred Share”) will be converted into ordinary shares, with no par value, of Taboola (each, a “Taboola Ordinary Share”) and (ii) immediately following such conversion but prior to the Effective Time, Taboola will effect a stock split of each Taboola Ordinary Share into such number of Taboola Ordinary Shares calculated in accordance with the terms of the Merger Agreement such that each Taboola Ordinary Share will have a value of $10.00 per share after giving effect to such stock split (the “Stock Split” and, together with the conversion of Taboola Preferred Shares, the “Capital Restructuring”).
Pursuant to the Merger Agreement, immediately prior to the Effective Time, each (i) Class B Ordinary Share of the Company will be automatically converted into one (1) Class A Ordinary Share of the Company in accordance with the terms of the Company’s organizational documents and, after giving effect to such automatic conversion, at the Effective Time and as a result of the Business Combination, each issued and outstanding Class A Ordinary Share will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one Taboola Ordinary Share after giving effect to the Capital Restructuring and (ii) issued and outstanding ION Warrant will automatically and irrevocably be assumed by Taboola and converted into a corresponding Taboola Warrant exercisable for Taboola Ordinary Shares.
Immediately prior to the Effective Time, the Class A Ordinary Shares and the Public Warrants comprising each issued and outstanding ION Unit, consisting of one Class A Ordinary Share and one-fifth of one Public Warrant, will be automatically separated and the holder thereof will be deemed to hold one Class A Ordinary Share and one-fifth of one Public Warrant. No fractional Public Warrants will be issued in connection with such separation such that if a holder of such Public Units would be entitled to receive a fractional Public Warrant upon such separation, the number of Public Warrants to be issued to such holder upon such separation will be rounded down to the nearest whole number of Public Warrants and no cash will be paid in lieu of such fractional Public Warrants.
The Business Combination will be consummated subject to the deliverables and provisions as further described in the Merger Agreement.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows.
In management’s opinion, the Company has made all adjustments (consisting only of normal, recurring adjustments, except as otherwise indicated) necessary to fairly present its financial position, results of operations and cash flows. The Company’s interim period operating results do not necessarily indicate the results that may be expected for any other interim period or for the full fiscal year. These financial statements and accompanying notes should be read in conjunction with the 2020 financial statements and notes thereto included in the Company’s Annual Report on Form 10-K/A for its fiscal year ended December 31, 2020 filed with the SEC on April 29, 2021 (the “2020 Form 10-K/A”). There have been no changes in the significant accounting policies from those that were disclosed in the audited financial statements for the fiscal year ended December 31, 2020 included in the 2020 Form 10-K/A, unless otherwise stated.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term bank deposits with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021.
Marketable Securities Held in Trust Account
At March 31, 2021, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.
Warrants Liability
The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”, which are discussed in Note 7) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the Warrant Agreement related to certain tender or exchange offers, as well as provisions that provided for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant, preclude the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815 and are not eligible for an exception from derivative accounting, the Warrants are recorded as derivative liabilities on the Balance Sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Statement of Operations in the period of change.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Net Income (Loss) Per Ordinary Share
Net income (loss) per ordinary share is computed by dividing net income (loss) attributable to non-redeemable Ordinary shares by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to redemption. At March 31, 2021, except for the Warrants, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company.
Three months ended March 31, 2021
Net income (loss):
Net income	$11,792,022
Less-income attributable to shares subject possible to redemption	18,372
Net income attributable to non-redeemable Ordinary shares- Basic	$11,773,650
Less - Change in fair value of the Warrant Liabilities	(14,417,471)
Net loss attributable to non-redeemable Ordinary shares- Diluted	$(2,643,821)
Shares:
Basic weighted-average number of non-redeemable Ordinary shares outstanding	12,154,726
Incremental shares from assumed exercise of Warrants	410,946
Diluted weighted-average number of non-redeemable Ordinary shares outstanding	12,565,672
Net income per Ordinary share, basic	$0.97
Net loss per Ordinary share, diluted	$(0.21)
Fair Value of Financial Instruments
The Company follows the guidance in ASC Topic 820, “ Fair Value Measurement “, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.
See Note 7 for additional information on assets and liabilities measured at fair value.

The fair value of the Company’s assets and liabilities, other than the warrants liability described above, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximate the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature. As of March 31, 2021 and December 31, 2020, the Company reported Warrants issued at the consummation of its IPO as financial instruments recorded as liabilities at their respective fair values.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying condensed financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 25,875,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,375,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Initial Shareholders purchased an aggregate of 7,175,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $7,175,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
During the period ended August 13, 2020, the Initial Shareholders paid $25,000 to cover certain offering and formation costs of the Company in consideration for 5,750,000 Class B ordinary shares (the “Founder Shares”). On October 1, 2020, the Company effected a share capitalization of 718,750 shares and, as a result, there are 6,468,750 Class B ordinary shares issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the share capitalization. The Founder Shares included an aggregate of up to 843,750 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 843,750 Founder Shares are no longer subject to forfeiture.
The Initial Shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Advance from Related Party
During the period ended December 31, 2020, the Sponsor paid for certain offering costs on behalf of the Company in connection with the Initial Public Offering. As of December 31, 2020, advances amounting to $325,000 were repaid in full.

Promissory Note — Related Party
On August 12, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the Initial Public Offering. As of October 6, 2020, there was $92,468 outstanding under the Promissory Note, which was subsequently repaid in full on October 14, 2020.
Administrative Services Agreement
The Company entered into an agreement, commencing on October 2, 2020, to pay the Sponsor up to $10,000 per month for office space, utilities, administrative services and remote support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three months ended March 31, 2021, the Company incurred and paid $30,000 in fees for these services.
Forward Purchase Agreements
The Company entered into forward purchase agreements on September 15, 2020, pursuant to which the forward purchase investors agreed to purchase an aggregate of up to 5,000,000 Class A ordinary shares, at a purchase price of $10.00 per share, or up to $50,000,000 in the aggregate, in private placements that will close substantially concurrently with the closing of a Business Combination. Any reduction in the number of forward purchase shares will be made in the Company’s sole discretion. The forward purchase shares are identical to the Public Shares, except that the holders thereof will have certain registration rights. The forward purchase agreements and the registration rights agreement also provide that the forward purchase investors are entitled to registration rights with respect to the forward purchase shares. The proceeds from the sale of the forward purchase shares may be used as part of the consideration to the sellers in a Business Combination, expenses in connection with a Business Combination or for working capital in the post-business combination company. The forward purchases are required to be made regardless of whether any Class A ordinary shares are redeemed by the Public Shareholders and are intended to provide the Company with a minimum funding level for a Business Combination. No forward purchase investor will have the ability to approve the Business Combination prior to the signing of a material definitive agreement. The forward purchase shares will be issued only in connection with the closing of a Business Combination.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of March 31, 2021, the Company did not execute any promissory notes and had no outstanding borrowings under the Working Capital Loans.
NOTE 6. COMMITMENTS
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, the results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration rights agreement entered into on October 1, 2020, the holders of the Founder Shares, forward purchase shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. Notwithstanding the foregoing, ION Co-Investment LLC may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Fees
The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $5,175,000 in the aggregate, upon the closing of the Initial Public Offering.
Business Combination Marketing Agreement
The Company engaged Cowen and Company, LLC as an advisor in connection with the Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’s attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the potential Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. Pursuant to the terms of the agreement, the Company will pay Cowen and Company, LLC a marketing fee for such services upon the consummation of a Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of Initial Public Offering, or $9,056,250 (including proceeds from the full or partial exercise of the over-allotment option). No fee will be due to Cowen and Company, LLC if the Company does not complete a Business Combination.
Forward Purchase Agreement
The Company entered into forward purchase agreements with ION Crossover Partners LP, The Phoenix Insurance Company Ltd., The Phoenix Insurance Company Ltd. (Nostro) and The Phoenix Excellence Pension and Provident Fund Ltd. (collectively the “Phoenix Entities”) to purchase an aggregate of up to 5,000,000 Class A ordinary shares for $10.00 per ordinary share, or up to $50,000,000 in the aggregate, in a private placement to close substantially concurrently with the closing of the Business Combination. If the sale of the forward purchase units fails to close, for any reason, the Company may lack sufficient funds to consummate a Business Combination. The forward purchase shares are identical to the Class A ordinary shares sold in the Initial Public Offering, except that they will be entitled to certain registration rights.
NOTE 7. FAIR VALUE MEASUREMENTS
Fair Value Hierarchy of Assets and Liabilities
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	March 31, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account(1)(2)	1	$258,817,072	$258,794,029
Liabilities:
Private Placement Warrants(1)	3	$26,328,841	$33,864,037
Public Warrants(1)	1	$11,759,737	$18,642,012
(1)	Measured at fair value on a recurring basis.
(2)	The fair value of the marketable securities held in the Trust Account approximates the carrying amount primarily due to their short-term nature.

Warrants
The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrants liability on the Balance Sheet. The warrants liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrants liability in the Statement of Operations.
The key inputs into the Black-Scholes model for the Private Placement Warrants were as follows:
Input	March 31, 2021	December 31, 2020
Risk-free interest rate	0.78%-0.98%	0.34%-0.43%
Expected term (years)	4.5-5.25	4.75-5.50
Expected volatility	44.5%-44.9%	41.5%-44.3%
Exercise price	$11.50	$11.50
Fair value of Class A ordinary share	$10.11	$11.77
The Company’s use of a Black-Scholes model required the use of subjective assumptions:
•	The risk-free interest rate assumption was interpolated based on constant maturity U.S. Treasury rates over a term commensurate with the expected term of the warrants.
•
The expected term was determined based on the expected date of the initial Business Combination, as the Warrants expire on the date that is 5 years from the completion of the initial Business Combination and for certain Private Warrants 5 years from the date of the initial public offering effective date.

•	The expected volatility assumption was based on the implied volatility from a set of comparable publicly-traded warrants as determined based on size and proximity.
•	The fair value of a Class A ordinary share represents the closing price on the measurement date as observed from the ticker IACA.
The Public Warrants as of March 31, 2021 and December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market.
The following table presents the changes in the fair value of warrants liability:
	Private Placement	Public	Warrants Liability
Fair value as of December 31, 2020	$33,864,037	$18,642,012	$52,506,049
Change in valuation inputs or other assumptions(1)	(7,535,196)	(6,882,275)	(14,417,471)
Fair value as of December 31, 2020	$26,328,841	$11,759,737	$38,088,578
NOTE 8. SHAREHOLDERS’ EQUITY
Preference Shares
The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares
The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At March 31, 2021, there were 4,508,815 Class A ordinary shares issued and outstanding, excluding 21,366,185 Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares
The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At March 31, 2021, there were 6,468,750 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
Warrants
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon the exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•	in whole and not in part;
•	at a price of $0.10 per warrant;
•
upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or Class A equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any Founder Shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. In addition, the Private Placement Warrants held by the affiliate of the underwriter will not be exercisable more than five years from the effective date of the Initial Public Offering in accordance with FINRA Rule 5110(f)(2)(G)(i). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Independent Auditor’s Report
To Management
Shop Holding Corporation
We have audited the accompanying consolidated financial statements of Shop Holding Corporation, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, stockholder’s equity (deficit) and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Shop Holding Corporation as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter
As discussed in Note 1, the Company expects to meet the definition of a public business entity. As a result, the Company has revised its consolidated financial statements to comply with the financial statement requirements of a company that meets the definition of a public business entity. Our opinion is not modified with respect to this matter.

Los Angeles, California
August 11, 2021

SHOP HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)
	December 31,
	2020	2019
Assets
Current assets:
Cash	$24,297	$4,502
Accounts receivable, net of allowance for doubtful accounts of $211 and $138 at December 31, 2020 and 2019, respectively	69,680	26,660
Other current assets - continuing operations	1,567	1,014
Total current assets - continuing operations	95,544	32,176
Other current assets - discontinued operations	197	5,361
Total current assets	95,741	37,537
Property and equipment, net	7,373	7,403
Goodwill	31,344	7,880
Intangible assets, net	24,921	384
Deferred tax assets, net	9,222	34
Other assets - continuing operations	198	129
Other assets - discontinued operations	6	4,844
Total assets	$168,805	$58,211
Liabilities and Stockholder's Equity (Deficit)
Current liabilities:
Accounts payable	$674	$430
Accrued liabilities	13,905	4,321
Accrued marketing costs	70,808	16,707
Customer deposits	548	1,767
Current portion of term loan, net of discount	8,107	—
Deferred consideration	8,553	—
BAML Loan Agreement	—	3,392
Current portion of subordinated unsecured convertible promissory notes (related party)	—	875
Total current liabilities - continuing operations	102,595	27,492
Other current liabilities - discontinued operations	1,017	12,554
Total current liabilities	103,612	40,046
Term loan, net of discount	57,534	—
Subordinated unsecured convertible promissory notes (related party)	—	23,990
Deferred tax liabilities, net	4,650	—
Other liabilities - continuing operations	903	1,121
Other liabilities - discontinued operations	—	85
Total liabilities	166,699	65,242

Commitments and contingencies (see Note 11)
Stockholder's equity (deficit):
Common stock, $0.001 par value; 100 shares authorized, issued and outstanding	—	—
Additional paid-in capital	91,420	98,153
Accumulated other comprehensive loss - foreign currency translation adjustment	3,673	(372)
Accumulated deficit	(92,987)	(104,812)
Total stockholder's equity (deficit)	2,106	(7,031)
Total liabilities and stockholder's equity (deficit)	$168,805	$58,211
The accompanying notes are an integral part of these consolidated financial statements

SHOP HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands)
	Year Ended December 31,
	2020	2019

Revenues	$163,370	$135,756
Cost of revenues (excluding depreciation and amortization shown separately below)
Traffic acquisition costs	94,048	88,146
Data acquisition costs	260	239
Other direct variable costs	3,293	2,384
Operating expenses	34,180	22,136
Depreciation expense	4,471	3,406
Amortization of intangible assets	4,930	2,137
Total cost of revenues and operating expenses	141,182	118,448
Operating income	22,188	17,308

Other expense:
Interest expense, net (includes 482 and 1,571 of related party interest expense for 2020 & 2019, respectively)	(5,869)	(1,747)
Other expense, net	(357)	(30)
Income from continuing operations before income taxes	15,962	15,531
Income tax expense (benefit)	(8,560)	296
Income from continuing operations	24,522	15,235
Loss on discontinued operations, net of tax	(12,697)	(9,718)
Net income	$11,825	$5,517
The accompanying notes are an integral part of these consolidated financial statements

SHOP HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)
	Year Ended December 31,
	2020	2019
Net income	$11,825	$5,517
Foreign currency translation	4,045	(12)
Comprehensive income	$15,870	$5,505
The accompanying notes are an integral part of these consolidated financial statements

SHOP HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY (DEFICIT)
(in thousands)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Gain (Loss)	Total Stockholder's Equity (Deficit)
	Shares	Amount
Balance at December 31, 2018	100	$—	$97,763	$(110,329)	$(360)	$ (12,926)
Net income	—	—	—	5,517	—	5,517
Capital contribution	—	—	350	—	—	350
Stock—based compensation	—	—	40	—	—	40
Foreign currency translation adjustment	—	—	—	—	(12)	(12)
Balance at December 31, 2019	100	—	98,153	(104,812)	(372)	(7,031)
Net income	—	—	—	11,825	—	11,825
Exercises of stock options	—	—	2	—	—	2
Distributions	—	—	(6,864)	—	—	(6,864)
Stock-based compensation	—	—	129	—	—	129
Foreign currency translation adjustment	—	—	—	—	4,045	4,045
Balance at December 31, 2020	100	$—	$91,420	$(92,987)	$3,673	$2,106
The accompanying notes are an integral part of these consolidated financial statements

SHOP HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income	$11,825	$5,517
Deduct: Loss from discontinued operations, net of tax	(12,697)	(9,718)
Income from continuing operations	24,522	15,235
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	9,401	5,543
Amortization of debt issuance costs and accretion of discounts	564	—
Provision for doubtful accounts receivable	692	153
(Gain) Loss on disposal of property and equipment, net	(72)	(13)
Paid-in-kind interest on subordinated unsecured promissory notes (related party)	—	(1,565)
Stock-based compensation	129	40
Deferred income taxes, net	(10,108)	21
Changes in operating assets and liabilities:
Accounts receivable, net	(15,345)	(3,130)
Other assets	34	509
Accounts payable and accrued liabilities	25,606	1,429
Customer deposits and deferred revenue	(1,219)	(231)
Other liabilities	(312)	(278)
Net cash provided by operating activities - continuing operations	33,892	17,713

Net cash used in operating activities - discontinued operations	(14,544)	(8,790)
Net cash provided by operating activities	19,348	8,923

Cash flows from investing activities:
Purchases of property and equipment	(376)	(848)
Capitalized software development costs	(3,457)	(3,841)
Proceeds from sale of property and equipment	93	19
Cash paid for acquisition of Skimlinks, net of cash acquired	(27,154)	—
Net cash used in investing activities - continuing operations	(30,894)	(4,670)

Net cash used in investing activities - discontinued operations	(131)	(2,297)
Net cash used in investing activities	(31,025)	(6,967)

Cash flows from financing activities:
Proceeds from term loan	70,000	—
Payments on term loan	(875)	—
Proceeds from revolver - BAML Loan Agreement	55,762	118,517
Payments on revolver - BAML Loan Agreement	(59,154)	(122,431)
Proceeds from subordinated unsecured promissory notes (related party)	—	3,565
Payments on subordinated unsecured promissory notes (related party)	(24,865)	(2,000)
Payments on debt issuance costs	(4,049)	—
Proceeds from capital contributions	—	350
Proceeds from exercise of stock options	2	—
Payments for return of capital contributions	(6,864)	—
Net cash provided by (used in) financing activities	29,957	(1,999)

Effects of foreign currency exchange rate changes on cash and cash equivalents	1,515	192
Change in cash	19,795	149
Cash, beginning of year	4,502	4,353
Cash, end of year	$24,297	$4,502
The accompanying notes are an integral part of these consolidated financial statements

SHOP HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Year Ended December 31,
	2020	2019
Supplemental disclosure of cash flows:
Cash paid for interest (includes related party interest on subordinated promissory notes of 543 and 570 for 2020 and 2019, respectively)	$5,748	$727
Cash paid for income taxes	$37	$197

Supplemental disclosure of non-cash investing and financing activities:

Acquisition of Skimlinks
Accounts receivable and other assets	$(26,120)
Property and equipment	(124)
Intangible assets	(26,439)
Goodwill	(21,391)
Accounts payable and other liabilities	34,636
Deferred tax liabilities	5,023
Deferred consideration	7,261
Net cash paid for acquisition	$(27,154)
The accompanying notes are an integral part of these consolidated financial statements

SHOP HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION Description of Business
Shop Holding Corporation, incorporated in Delaware in April 2011, together with its wholly-owned subsidiaries (“Connexity” or the “Company”), is a technology and data-driven integrated marketing services company focused on the e-commerce ecosystem. Through a focus on performance-based retail marketing, the Company enables retailers and brands to understand their consumers better, acquire new customers at a lower cost, and increase sales from their target consumers. The Company offers a comprehensive range of marketing services to online retailers and brands in the U.S. and Europe, including syndicated product listings, search marketing, and customer insights.
The Company’s corporate headquarters is in Santa Monica, California, and the Company also maintains offices in New York, New York; London, England; and Karlsruhe, Germany.
The Company is a wholly-owned subsidiary of Shop Management, LLC (“Management LLC” or “Direct Parent”) as of May 2019. Management LLC is a wholly-owned subsidiary of Shop Holding, LLC (“Holding LLC” or “Indirect Parent”), which is a majority-owned subsidiary of Symphony Technology Group (“STG”), a strategic private equity firm with the mission of investing and being a partner in building software and services companies. STG maintains ownership through two entities: STG III, L.P., a Delaware limited partnership, and STG III-A, L.P., a Delaware limited partnership, each an equity sponsor entity, and collectively, the “Equity Sponsor Entities.”
Basis of Presentation
The Company’s consolidated financial statements for the years ended December 31, 2020 and 2019 have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of Shop Holding Corporation and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
As discussed in Note 14, the Company’s Direct Parent signed a stock purchase agreement with Taboola, Inc. and Taboola.com Ltd. in July 2021 to sell 100% of the stock of the Company. As a result, the Company’s consolidated financial statements are expected to be included in the SEC filings of Taboola.com Ltd., at which time the Company will meet the definition of a public business entity solely for this purpose. The Company has therefore revised its consolidated financial statements to comply with the financial statement requirements of a company that meets the definition of a public business entity. Such changes included reversing the effects of the private company accounting alternative that allowed for amortization of goodwill (such alternative is not available to a public business entity), presentation changes to the consolidated statements of income, and the addition of certain disclosures that are required of public business entities.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS
Summary of Significant Accounting Policies
Use of Estimates —The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. Actual results could differ materially from these estimates and assumptions. On an ongoing basis, the Company evaluates its estimates, including those related to the accounts receivable, intangible assets and goodwill, other long-lived assets, useful lives of intangible assets and property and equipment, revenue recognition, fair values of stock-based awards, income taxes and contingent liabilities, among others. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the varying values of assets and liabilities.
Cash and Cash Equivalents —The Company considers cash equivalents to be only those investments which are highly liquid, readily convertible to cash and which have a maturity date within 90 days from the date of purchase. The Company had no cash equivalents at December 31, 2020 and 2019.
Concentrations and Certain Risks — The Company’s revenues are primarily derived from its click-through revenue product listings services, the market of which is highly competitive and rapidly changing. In addition, its

SHOP HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
revenues are primarily generated from the United States (“U.S.”), the United Kingdom (“U.K.”), France, Germany, and Italy. Significant changes in this industry or changes in customer buying or advertiser spending behavior could adversely affect the Company’s operating results.
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company holds its cash with major financial institutions around the world. Cash is deposited and maintained with a limited number of major financial institutions in the U.S., U.K., and Germany. Operating cash deposits held with these institutions generally exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions with reputable credit and therefore bear minimal credit risk. The Company has not experienced any loss or lack of access to cash in its operating accounts. However, the Company can provide no assurances that access to its cash will not be impacted by adverse conditions in the financial markets. The Company had $21.8 million and $3.4 million in excess of insured limits in financial institutions as of December 31, 2020 and 2019, respectively. Of this, $5.6 million and $2.8 million was held in foreign financial institutions as of December 31, 2020 and 2019, respectively.
The Company’s customers are dispersed both geographically and across a broad range of industries. The Company's accounts receivable are derived primarily from revenues earned from online merchants, online portals and advertising retailers located in the U.S., U.K., France, Germany, and Italy. The Company extends credit based upon an evaluation of the customer's financial condition and collateral is not required. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectability of accounts receivable and such losses have been within management's expectations.
The Company evaluates specific accounts receivable where information exists that the customer may have an inability to meet its financial obligations. In these cases, based on the best available facts and circumstances, a specific allowance is recorded for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received that impacts the amount of the allowance. Also, an allowance is established for all customers based on the aging of the receivables. If circumstances change (i.e., higher than expected delinquencies or an unexpected material adverse change in a customer's ability to meet its financial obligations), the estimates of the recoverability of amounts due to the Company are adjusted. Accounts are considered past due or delinquent based on contractual terms and how recently payments have been received. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The 2019 beginning accounts receivable balance was $23.7 million.
Four and two customers jointly accounted for 57% and 40% of accounts receivable at December 31, 2020 and 2019, respectively. Two customers jointly accounted for 25% and 26% of sales during the fiscal years ending December 31, 2020 and 2019, respectively. One vendor accounted for 12% and 22% of operating expenses during the fiscal years ending December 31, 2020 and 2019, respectively.
Property and Equipment — Property and equipment are stated at historical cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which is generally three to four years for computer software, three to four years for computer hardware and equipment and generally seven years for furniture and fixtures. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or ten years. Upon the sale or retirement of property or equipment, the cost and related accumulated depreciation or amortization is removed from the Company's consolidated financial statements with the resulting gain or loss reflected in the Company's consolidated statements of income. Repairs and maintenance costs are expensed as incurred.
Capitalized Software Development Costs —The Company accounts for costs incurred to develop software for internal use in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350, Intangibles - Goodwill and Other. The Company capitalizes costs to develop software when management has determined that the development efforts will result in new or additional functionality and the customized internal-use software systems have reached the application development stage. Such capitalized costs include external direct costs utilized in developing or obtaining the applications and payroll and payroll-related expenses for employees who are directly associated with the applications. Capitalization of such costs begins when the preliminary project stage is complete and ceases at the point in which the project is substantially complete and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ready for its intended purpose. Costs incurred prior to meeting these criteria and costs associated with ongoing maintenance are expensed as incurred. The Company capitalized costs associated with internal-use software totaling $3.5 million and $3.8 million for continuing operations in the years ended December 31, 2020 and 2019, respectively.
Business Combinations — The Company accounts for acquisitions under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under the acquisition method, direct costs of the acquisition are expensed as they are incurred; identifiable assets acquired and the liabilities assumed are measured at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired represents goodwill. The Company adopted and elected to apply the provisions for simplifying the accounting for measurement-period adjustments.
The judgments made in determining the estimated fair value and expected useful lives assigned to each class of assets and liabilities acquired can significantly impact net income. Consequently, to the extent an indefinite-lived, definite-lived or long-lived asset is ascribed greater value under the acquisition method than a shorter-lived asset, there may be less amortization recorded in a given period. Definite-lived identifiable intangible assets are amortized on either a straight-line basis or an accelerated basis. The Company determines the appropriate amortization method by performing an analysis of expected cash flows over the estimated useful lives of the assets and matches the amortization expense to the expected cash flows from those assets.
Determining the fair value of certain assets and liabilities acquired is subjective in nature and often involves the use of significant estimates and assumptions. Certain areas that require significant judgment are estimating the fair value, related useful lives of identifiable intangible assets and contingent consideration. To assist in this process, the Company may obtain appraisals from valuation specialists for certain intangible assets. While there are several different methods used in estimating the fair value of acquired intangible assets, there are two approaches primarily used: the discounted cash flow and market comparison approaches. Some of the more significant estimates and assumptions inherent in the two approaches include: projected future cash flows (including timing); discount rate reflecting the risk inherent in the future cash flows; terminal growth rate; terminal value; determination of appropriate market comparables; and the determination of whether a premium or a discount should be applied to market comparables. To the extent possible most of the above assumptions are made based on available historical and market information.
Fair Value of Financial Instruments —The Company follows the provision of ASC 820, Fair Value Measurements and Disclosures, which establishes a three-tiered hierarchy that draws a distinction between market participant assumptions based on: (i) quoted prices (unadjusted) in active markets for identical assets and liabilities (Level 1); (ii) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2); and (iii) unobservable inputs that require the Company to use present value and other valuation techniques in the determination of fair value (Level 3).
In accordance with ASC 820, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when developing fair value measurements. When available, the Company uses quoted market prices to measure fair value. If market prices are not available, fair value measurement is based upon models that use primarily market-based or independently sourced market parameters. If observable market inputs for model-based valuation techniques are not available, the Company will be required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument.
Fair values of short-term investments, accounts receivable, accounts payable, and accrued liabilities approximate their carrying amounts because of their short-term nature. Long-term debt is carried at amortized cost. However, the Company is required to estimate the fair value of long-term debt under ASC 825, Disclosures about Fair Value of Financial Instruments. Accordingly, the Company estimates the fair value of its long-term debt using Level 2 inputs based on the relative interest rate of the comparable debt securities the Company was able to obtain.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The table below summarizes the fair value estimates for long-term debt, excluding discounts, including the current portion (in thousands):
	December 31, 2020
	Carrying Amount	Estimated Fair Value Level 2
Whitehorse Term Loan	$69,125	$69,471
Goodwill — Goodwill represents the excess of the purchase price of an acquired entity over the fair value of the net tangible and intangible assets acquired. The Company accounts for goodwill in accordance with ASC 350, Intangibles - Goodwill and Other, which, among other things, addresses financial accounting and reporting requirements for acquired goodwill and other intangible assets.
Goodwill is not amortized but is reviewed for impairment annually or between annual tests if an event occurs or circumstances change that indicate it is more-likely-than-not that the fair value of a reporting unit is less than its carrying value. Events or circumstances which could trigger an impairment review include, but are not limited to, a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key management or other personnel, significant changes in the manner of the Company's use of the acquired assets or the strategy for the acquired business or the Company's overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations.
An entity may perform a qualitative assessment of the likelihood of the existence of a goodwill impairment. The qualitative assessment is an evaluation, based on all identified events and circumstance which impair the fair value of the reporting unit, of whether or not it is more-likely-than-not that the fair value is less than the carrying value of the report unit. If the Company believes that as a result of its qualitative assessment it is more-likely-than-not that the fair value of a reporting unit is greater than its carrying amount, a quantitative impairment test is not required. The Company performed a qualitative assessment in 2020 and 2019. Based on the qualitative assessment, the Company concluded that it is more-likely-than-not that the fair value of its reporting unit was greater than its carrying value.
Intangible Assets and Other Long-Lived Assets — The Company accounts for identifiable intangible assets in accordance with ASC 350, Intangibles - Goodwill and Other, and other long-lived assets in accordance with ASC 360, Property, Plant and Equipment, which addresses financial accounting and reporting for the impairment and disposition of identifiable intangible assets and other long-lived assets. Intangible assets acquired in a business combination are initially recorded at management's estimate of their fair values. The Company evaluates the recoverability of identifiable intangible assets and other long-lived assets for impairment when events occur or circumstances change that would indicate that the carrying amount of an asset may not be recoverable. Events or circumstances that may indicate that an asset is impaired include, but are not limited to, significant decreases in the market value of an asset, significant underperformance relative to expected historical or projected future operating results, a change in the extent or manner in which an asset is used, shifts in technology, loss of key management or other personnel, significant negative industry or economic trends, changes in the Company's operating model or strategy, and competitive forces. In determining if an impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If an impairment is indicated based on a comparison of the assets' carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Definite-lived intangible assets are amortized on a straight-line over their estimated useful lives, ranging from two to five years.
Revenue Recognition —Revenue is recognized under ASC 606, Revenue from Contracts with Customers, upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company determines revenue recognition through the following steps:
•	Identification of the contract, or contracts, with a customer;
•	Identification of the performance obligations in the contract;
•	Determination of the transaction price;
•	Allocation of the transaction price to the performance obligations in the contract; and
•	Recognition of revenue when, or as, the Company satisfies a performance obligation.
The Company’s revenues are primarily derived from usage-based fees from customers accessing the Company’s enterprise cloud computing services platform for cost-per-click (“CPC”) advertising and performance-based cost-per-action (“CPA”) advertising:
•
CPC revenues consist of fees paid by online merchants and advertisers when a consumer is redirected to their website by the Company’s syndicated product listing platform, which feeds shopping-related content from merchants to ad platforms, publishers, and social influencers. The Company recognizes as revenue the fees charged to online merchants and advertisers on a per click basis when the service is delivered.

•
CPA revenues are gathered when the Company enters a performance-based arrangement with a merchant or advertiser. The Company recognizes revenues when the performance criteria have been met and the fees are fixed per action or determinable based on a reconciliation of the performance criteria and the payment terms associated with the transaction. CPA revenues are structured on a fixed- or tiered-rate revenue-share relationship based on the total dollar amount of customer transactions at the merchant site.

No significant judgments are required in determining whether services are considered distinct performance obligations and should be accounted for separately versus together, or to determine the stand-alone selling price.
The Company's arrangements do not contain general rights of return. However, credits may be issued on a case-by-case basis. The contracts do not provide customers with the right to take possession of the software supporting the applications. Amounts that have been invoiced are recorded in accounts receivable and in revenue or deferred revenue depending on whether the revenue recognition criteria have been met.
The Company records a contract liability when it invoices the customer or cash payments are received in advance of the Company’s performance in the underlying agreement and such revenues are recorded on the consolidated balance sheets as deferred revenue.
The Company has adopted the practical expedient per ASC 606 that it need not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised service to a customer and when the customer pays for that service will be one year or less.
The Company recognizes the incremental costs of obtaining a contract as an expense when incurred, because the amortization period of the asset that the Company otherwise would have recognized is one year or less.
Cost of Revenues — Cost of revenues consists primarily of traffic acquisition costs. Traffic acquisition costs consist of payments to search engines, internet portals and publisher affiliates for driving consumer traffic to the Company's merchants and is recognized on a cost-per-click or cost-per-action basis when incurred. Cost of revenues also includes other direct variable costs, which include, among other things, expenses associated with the operation of the Company’s data centers, hosting services, and credit card and other transaction fees related to processing customer transactions.
Operating Expenses — Operating expenses include the following expenses: Technology and Development, Sales and Marketing and General and Administrative expenses.
•	Technology and Development expenses include the costs of full-time personnel, contractors, vendors and other related expenses for the purpose of creating the Company’s software technology footprint.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
•
Sales and Marketing expenses include the costs of full-time employees, contractors, vendors and other expenses related to the efforts of securing merchant relationships and increasing the Company’s presence in the market.

•
General and Administrative expenses include personnel-related expenses for executive, finance, legal, human resources, and personnel associated with operating the Company’s corporate network systems. In addition, General and Administrative expenses include, among other costs, professional fees for legal, accounting and financial services; insurance; occupancy and other overhead-related costs; office relocation costs; non-income taxes; gains and losses on sales of assets; bad debt expense; and reserves or expenses incurred as a result of certain legal settlements or other resolutions related to litigation, disputes, or similar matters. General and Administrative expenses also include expenses resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, financing transactions, and other strategic transactions, including expenses for advisors, consultants, attorneys, and accounting firms.

Advertising Costs — Advertising costs include expenses for promotions and public relations to promote the Company’s brand and are expensed as incurred. Advertising costs were $0.4 million and $0.2 million in continuing operations for the years ended December 31, 2020 and 2019, respectively.
Stock-Based Compensation — The Company follows the provisions of ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors. In accordance with ASC 718, member units granted to employees by Management LLC, the Company’s parent, and Holding LLC, Management LLC’s parent, are considered compensation expense for the Company, and the related expense is therefore recorded by the Company as stock-based compensation expense.
The fair value of each award is estimated on the date of the grant and amortized over the requisite service period, which is the vesting period. The Company uses the Black-Scholes option pricing model to estimate the fair value of stock-based awards on the date of grant. Determining the fair value of stock-based awards at the grant date under this model requires judgment, including estimating volatility, expected term and risk-free interest rate. The assumptions used in calculating the fair value of stock-based awards represent management’s estimate based on judgment and subjective future expectations. These estimates involve inherent uncertainties. If any of the assumptions used in the Black-Scholes model significantly changes, stock-based compensation for future awards may differ materially from the awards granted previously.
The Company follows the attribution method in which the Company records compensation expense for current employees assuming the awards will fully vest, and if an employee ceases to be employed, any compensation expense that was recorded in previous periods related to unvested (forfeited) awards is reversed in the period the employment ended.
Assumptions used in the Black-Scholes model for stock option awards in 2019 were as follows:
Expected life in years	7.5
Stock price volatility	65%
Risk free interest rate	2.390%
Expected dividends	None
There were no stock option awards in 2020.
Refinancing Costs — The Company incurs fees to creditors and/or third parties in connection with amendments to its debt facilities and refinancing transactions. The capitalization or expense of fees paid to a creditor or third party is dependent upon the determination of whether or not there is a modification or extinguishment of debt in accordance with ASC 470-50, Debt Modifications and Extinguishments. When extinguishment of debt is present, fees paid to the creditor are included in the determination of any debt extinguishment gain or loss and fees paid to a third party are capitalized and amortized using the effective interest method over the life of the debt. When there is no debt extinguishment, fees paid to a creditor are capitalized and amortized and fees paid to a third party are expensed.

SHOP HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Comprehensive Income — The Company follows the provisions of ASC 220, Comprehensive Income, which establishes standards for reporting comprehensive income and its components in consolidated financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. For the Company, comprehensive income primarily consists of its reported net income and foreign currency translation adjustment.
Foreign Currency Translation —The Company accounts for foreign currency translation in accordance with ASC 830, Foreign Currency Matters. The functional currency of each of the Company's international subsidiaries is its respective local currency. The financial statements of these subsidiaries are translated to U.S. dollars using period-end rates of exchange for assets and liabilities, historical rates of exchange for equity, and average rates of exchange for the period for revenues, costs, and expenses. The Company records translation gains and losses in accumulated other comprehensive income as a component of stockholder’s deficit in the consolidated balance sheets. The Company recorded a $4.0 million net translation gain and a $0.1 million net translation loss in 2020 and 2019, respectively. In addition, the Company records translation gains and losses resulting from foreign exchange transactions in other expense, net in the consolidated statements of income. For both years ended December 31, 2020 and 2019, the Company recorded $0.2 million of net transaction losses in continuing operations, respectively.
Income Taxes —The Company applies the provisions of ASC 740, Income Taxes. Under ASC 740, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In evaluating the Company's ability to recover its deferred tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In accordance with ASC 740, the Company recognizes, in its consolidated financial statements, the impact of the Company's tax positions that are more likely than not to be sustained upon examination based on the technical merits of the positions. The Company recognizes interest and penalties associated with tax matters as part of operating expenses and includes accrued interest and penalties, if any, with accrued liabilities in the consolidated balance sheets.
Operating Leases — The Company leases office space, data centers, data center equipment, and certain office equipment under operating lease agreements with original lease periods of up to five years. Certain of the lease agreements contain rent holidays and rent escalation provisions. Rent holidays and rent escalation provisions are considered in determining straight-line rent expense to be recorded over the lease term. For purposes of recognizing these incentives on a straight-line basis over the term of the lease, the Company uses the date of initial possession to begin amortization. The difference between rent paid and straight-line rent expense is recorded as deferred rent liability as a component of other liabilities in the accompanying consolidated balance sheets.
Subsequent Events — The Company has evaluated subsequent events through August 11, 2021, which is the date the consolidated financial statements were available to be issued.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which established ASC 606. ASC 606 supersedes the revenue recognition requirements in ASC 605, Revenue Recognition, and requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also added ASC Subtopic 340-40 to the ASC to require the deferral of incremental costs of obtaining a contract with a customer. The Company adopted ASC 606 on January 1, 2020 using the modified retrospective transition method. The implementation of ASC 606 did not have a material impact on the Company’s consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The amendments in this update will replace the existing guidance in ASC 840, Leases, when it becomes effective. The amendments require lease assets and lease liabilities to be recognized on the balance sheet and disclosure of key information about leasing arrangements. The amendments require a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use asset and a corresponding lease liability. For finance leases the lessee would recognize

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
interest expense and amortization of the right-of-use asset and for operating leases the lessee would recognize a straight-line total lease expense. The amendments in this update are effective for annual periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and must be adopted using a modified retrospective transition that provides for certain practical expedients. Early adoption is permitted. In January 2018, the FASB issued ASU No. 2018-01, Leases (Topic 842): Land Easement Practical Expedient for Transition to Topic 842. The amendments in this update permit an entity to elect an optional transition practical expedient to not evaluate under Topic 842 land easements that exist or expired before the entity’s adoption of Topic 842 and that were not previously accounted for as leases under Topic 840, with effective date and transition requirements to be the same as stated above. In July 2018, the FASB issued ASU No. 2018-10, Leases (Topic 842): Codification Improvements to Topic 842, Leases. The amendments in this update affect narrow aspects of the guidance in ASU No. 2016-02, with effective date and transition requirements to be the same as stated above. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements. The amendments in this update include an additional (and optional) transition for comparative reporting at adoption to recognize a cumulative-effect adjustment to the opening balance sheet of retained earnings in the period of adoption whereby comparative periods will continue to report leases under current GAAP (Topic 840, Leases), with effective date to be the same as stated above. In March 2019, the FASB issued ASU No. 2019-01, Leases (Topic 842): Codification Improvements, which clarified that an exception to interim reporting period disclosures applies to the period of adoption of these updates. In June 2020, the FASB issued ASU 2020-05, which provides for a one-year deferral of the effective date to annual reporting periods beginning after December 15, 2021, though early adoption continues to be permitted. The Company is currently assessing the impact these updates will have on the Company's consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this update modify the requirements of the disclosure framework in Topic 820 by removing or modifying certain disclosures of fair value measurement levels. Certain disclosure requirements were also added, though the disclosures are not required of nonpublic entities. The amendments in this updated are effective for annual periods beginning after December 15, 2019. In 2020, the Company adopted ASU 2018-13, effective January 1, 2020. The effects of this change on the consolidated financial statements were nominal.
In August 2018, the FASB issued ASU No. 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for the Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The amendments in this update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The accounting for the service element of a hosting arrangement is not affected by this update. The amendments in this update require the entity to expense the capitalized costs over the term of the hosting arrangement and provide specific guidance on classification within the financial statements of these costs. The amendments in this update are effective for annual periods beginning after December 15, 2020. The amendments in this update should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. Early adoption is permitted. The Company is currently assessing the impact of this update on its consolidated financial statements.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This standard simplifies the accounting for income taxes and includes removal of certain exceptions to the general principles of ASC 740, Income Taxes, and updates and simplifies certain areas of the codification. The Company shall adopt the amendments in this update, effective for the Company beginning on January 1, 2021. The Company does not expect the adoption of ASU 2019-12 to have a material impact on its consolidated financial statements upon adoption.
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this update provide for optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. Such amendments include, among other things, the option to apply effective interest rates prospectively for receivables and debt that rely upon benchmarks subject to reference rate reform. The amendments in this update are effective for all entities as of March 12, 2020 through December 31, 2022.

SHOP HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The entity may elect to apply the amendments for contract modifications by Topic or Industry Subtopic as of any date the includes or is subsequent to March 12, 2020, up to the date that the financial statements are available to be issued. The Company is currently assessing the impact of this update on its consolidated financial statements.
3. DISCONTINUED OPERATIONS
Hitwise
In 2019, the board of the Company approved a plan to hold the Hitwise component for sale. The proposed sale of the Hitwise business represented a strategic shift for the Company, as it would be discontinuing operations of a major product line and exiting its geographical footprint in Australia and most of the U.K. As of the end of 2019, this plan was expected to be completed within one year.
On January 29, 2020, the Company received notification that a key supplier to Hitwise was being shut down immediately by its parent company. As the supplier was the primary data provider for the Hitwise business and since management of the Company could not locate an alternate supplier at a commercially reasonable contract value, the board decided to wind down operations of Hitwise in February 2020. Simultaneous to the announcement of the Hitwise winddown, management was able to enter into a commercial agreement with a competitor, SimilarWeb, to refer existing Hitwise customers in exchange for a commission on any clients that entered a contract with SimilarWeb. Through these events, the Company changed its plan of sale of Hitwise and disposed of the Hitwise business through wind down of all operations.
Reconciliation of the Major Classes of Line Items Constituting Pretax Loss of Discontinued Operations to the After-Tax Loss of Discontinued Operations That are Presented in the Consolidated Statements of Income (in thousands)
	Year Ended December 31,
	2020	2019
Major Classes of line items constituting pretax loss of discontinued operations
Revenue	$2,086	$27,015
Costs of revenue	(96)	(6,446)
Operating expenses	(2,215)	(27,005)
Depreciation expense	(251)	(2,706)
Amortization of intangibles	—	(318)
Interest income, net	—	36
Other income (expense), net	76	(197)
Pretax loss of discontinued operations related to major classes of pretax loss	(400)	(9,621)
Pretax loss on the disposal of discontinued operation	(12,533)	—
Total pretax loss on the discontinued operations	(12,933)	(9,621)
Income tax expense (benefit)	(236)	97
Total loss on discontinued operations presented in the consolidated statements of income	$ (12,697)	$(9,718)
There were no adjustments in 2020 for amounts previously reported as discontinued operations in 2019 in the consolidated statement of income. The Company does not have significant continued involvement with the Hitwise business. The Company has elected to only include interest income and expense directly attributable to Hitwise in discontinued operations. No debt was required to be repaid because of the disposal transaction.
4. ACQUISITIONS
Skimbit Ltd (“Skimlinks”)
On May 22, 2020 (the “Skim Closing Date”), the Company entered into a Sale and Purchase Agreement (the “SPA”) amongst all owners, whereby the Company acquired all of the issued and outstanding share capital of Skimbit Ltd and Skimbit Ltd became a wholly-owned subsidiary of the Company. Skimlinks is a leader in creating

SHOP HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
and monetizing links in premium publisher websites and articles, with businesses primarily in the USA and the UK. The acquisition is expected to help the Company greatly diversify its publisher network and become a leader in premium content monetization.
The SPA provided for purchase price consideration of approximately £26.9 million ($33.1 million) in cash upon closing, subject to a net working capital adjustment as defined in the SPA, as well as a £6.5 million deferred consideration payment on the 12-month anniversary of the Skim Closing Date, subject to certain adjustments as defined in the SPA. The $33.1 million closing cash payment was financed in part by the Company’s working capital and in part through the $70.0 million Whitehorse Term Loan (see Note 7—“Debt”).
The total cost of the acquisition was estimated to equal approximately $40.4 million. The following table summarizes the components of the purchase price (in thousands):
Cash Consideration	$33,115
Deferred Consideration	7,261
Total	$40,376
In connection with the acquisition, the Company incurred approximately $1.5 million in transaction-related costs in the year ended December 31, 2020, which are recorded in operating expenses in the consolidated statements of income.
The following table summarizes the net liabilities assumed and the intangible assets acquired in connection with the acquisition (in thousands):
Description	Estimated Fair Value	Estimated Amortizable Life
Net liabilities assumed:
Cash	$5,961
Accounts receivable	25,612
Other assets	508
Property and equipment	124
Accounts payable	(365)
Accrued liabilities	(3,595)
Accrued marketing costs	(30,676)
Deferred tax liabilities	(5,023)
Total net liabilities assumed	(7,454)
Intangible assets acquired:
Trademarks and trade names	975	5 years
Vendor relationships	17,301	5 years
Developed technology	8,163	3 years
Total intangible assets acquired	26,439
Goodwill	21,391	10 years
Total purchase price	$40,376
As the Company made a 338(g) election, intangibles and goodwill acquired in connection with the acquisition are deductible for US tax purposes. The purchase price allocation for the acquisition includes the amount paid for the final net working capital calculation, as described in the SPA.
The purchase price allocation presented above is preliminary and may be incomplete. If new information is obtained during the measurement period (not to exceed one year from the acquisition date), the Company will adjust the purchase price allocation prospectively.

SHOP HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
5. BALANCE SHEET COMPONENTS
Other Current Assets
Other current assets consisted of the following (in thousands):
	December 31,
	2020	2019
Other receivables (non-trade)	$165	$109
Prepaid marketing costs	341	352
Prepaid expenses	957	542
Income tax receivable	104	11
Total	$1,567	$1,014
Property and Equipment
Property and equipment consisted of the following (in thousands):
	December 31,
	2020	2019
Capitalized software development costs	$13,915	$10,457
Computer software	291	229
Computer hardware and equipment	4,022	2,792
Furniture and fixtures	159	143
Leasehold improvements	567	474
	18,954	14,095
Less: accumulated depreciation and amortization	(11,581)	(6,692)
Total	$7,373	$7,403
Depreciation and amortization expense of property and equipment of continuing operations for the years ended December 31, 2020 and 2019 was $4.5 million and $3.4 million, respectively.
Accrued Liabilities
Accrued liabilities consisted of the following (in thousands):
	December 31,
	2020	2019
Income taxes payable	$2,023	$196
Accrued payroll and related liabilities	4,461	3,039
Indirect and other taxes payable	3,670	12
Accrued interest	39	833
Other liabilities (non-trade)	3,712	241
Total	$13,905	$4,321
6. GOODWILL, INTANGIBLE ASSETS AND OTHER LONG-LIVED ASSETS
Goodwill
The Company’s total goodwill of $31.3 million and $7.9 million as of December 31, 2020 and 2019, respectively, is related to acquired businesses, less the sale of Bizrate (2016) and subsequent impairment of the reporting unit, and less the disposal of Hitwise as discontinued operations. The net increase in 2020 was related to the Skimlinks acquisition.

SHOP HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The changes in goodwill by reportable segment for the years ended December 31, 2020 and 2019 were as follows (in thousands):
	Year Ended December 31,
	2020	2019
Goodwill:
Balance at the beginning of the period	$85,355	$85,355
Acquisition of Skimlinks	21,391	—
Net exchange differences from foreign currency translation	2,073	—
Balance at the end of the period	$108,819	$85,355

Accumulated impairment losses:
Balance at the beginning of the period	$(77,475)	$ (77,475)
Current period activity	—	—
Balance at the end of the period	$(77,475)	$(77,475)
Goodwill, net	$31,344	$7,880
Intangible Assets
Intangible assets consisted of the following (in thousands):
	At December 31, 2020
	Estimated useful lives	Weighted Average Amortization	Gross carrying amount	Accumulated Amortization	Net carrying amount
Trademarks and trade names	5 years	5 years	$1,393	$(401)	$992
Customer and publisher contracts and relationships	2 - 5 years	3.3 years	58,497	(41,686)	16,811
Developed technology	3 years	3 years	14,052	(6,934)	7,118
Total		3.2 years	$73,942	$ (49,021)	$24,921
	At December 31, 2019
	Estimated useful lives	Weighted Average Amortization	Gross carrying amount	Accumulated Amortization	Net carrying amount
Trademarks and trade names	5 years	5 years	$300	$(195)	$105
Customer and publisher contracts and relationships	2 - 5 years	2.4 years	39,100	(38,821)	279
Developed technology	3 years	3 years	4,900	(4,900)	—
Total		2.5 years	$44,300	$ (43,916)	$384
Amortization expense related to intangible assets was $5.0 million and $2.1 million for the years ended December 31, 2020 and 2019, respectively.
Estimated future amortization of definite-lived intangible assets at December 31, 2020 was as follows (in thousands):
For the Year Ended December 31,
2021	2022	2023	2024	2025	Total
$7,194	$7,148	$5,115	$4,098	$1,366	$24,921

SHOP HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
7. DEBT
BAML Restated Loan Agreement
On October 18, 2016, the Company entered into a $15 million Amended and Restated Loan and Security Agreement with Bank of America, N.A. (“BAML Restated Loan Agreement”), as Agent for the lenders. The BAML Restated Loan Agreement consists of a revolving credit facility that will provide revolving loan advances of up to $10 million (April through October) or $15 million (November through March) and certain other financial accommodations, including letters of credit with a sublimit of $1.5 million. The maturity date of the revolving credit facility is November 28, 2023.
On May 21, 2020, the Company executed the Seventh Amendment to the BAML Restated Loan Agreement, which provided for the consent and subordination of the Whitehorse Term Loan, the payoff of the December 2017 Note and December 2017 Parent Note, and the acquisition of Skimlinks.
The revolving loan advances will bear interest at either the Base rate plus 1.25% per annum, or LIBOR plus 2.25% per annum (with a LIBOR floor of 1.00%), in each case, with step-downs in the interest rate depending upon the amount of excess availability as specified in the BAML Restated Loan Agreement. The Base rate is defined as the greater of: (a) the Prime Rate; (b) the Federal Funds Rate plus 0.50%; and (c) LIBOR for a 30-day interest period plus 1.00%. The obligations under the BAML Restated Loan Agreement are secured by the accounts receivable of the Company.
The BAML Restated Loan Agreement contains customary representations and warranties, events of default, affirmative covenants and negative covenants that, among other things, require the Company and its subsidiaries to maintain a minimum fixed charge coverage ratio and imposes restrictions and limitations on, among other things, capital expenditures, investments, dividends, asset sales, and the incurrence of additional debt and liens.
At December 31, 2020 and 2019, the interest rate on the BAML Restated Loan Agreement was 4.00% and 5.50%, respectively.
Interest expense on the BAML Loan Agreement for the years ended December 31, 2020 and 2019 was nominal and $0.2 million, respectively, and accrued interest as of December 31, 2020 and 2019 was nominal.
At December 31, 2020 and 2019, there were one and two standby letters of credit, respectively, with a total balance of $0.2 million and $0.4 million, respectively, under the BAML Restated Loan Agreement.
The Company was in compliance with all covenants, or obtained waivers, under the BAML Restated Loan Agreement at December 31, 2020 and 2019.
Whitehorse Term Loan
On May 21, 2020, the Company entered into a $70 million term loan agreement with Whitehorse Capital Management, LLC (“Whitehorse Term Loan”), as Agent for the lenders, consisting of a five-year term loan. The term loan advances will bear interest at either LIBO Rate plus 8.50% per annum or Base Rate plus 7.50% per annum. The Base Rate is defined as the greater of (a) the Federal Funds Rate plus 0.50%, (b) the Prime Rate, or (c) the LIBO Rate plus 1.00%; however, the Base Rate shall never be less than 2.50%. The LIBO Rate is defined as the greater of LIBOR and 1.50%. The obligations under the Whitehorse Term Loan are secured by substantially all the assets of the Company. The maturity date of the term loan is May 21, 2025.
The Whitehorse Term Loan contains customary representations and warranties, events of default, affirmative covenants and negative covenants that, among other things, require the Company and its subsidiaries not to exceed a total debt to adjusted EBITDA ratio and to maintain a minimum fixed charge coverage ratio and imposes restrictions and limitations on, among other things, capital expenditures, investments, dividends, asset sales, and the incurrence of additional debt and liens.
At December 31, 2020, the interest rate on the Whitehorse Term Loan was 10.00%.
Interest expense on the Whitehorse Term Loan for the year ended December 31, 2020 was $4.3 million, and accrued interest as of December 31, 2020 was nominal.

SHOP HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Beginning with the year ended December 31, 2020, the Company is required to make annual repayments of a portion of the principal based on an excess cash flow (“ECF”) calculation as defined in the agreement that is due approximately 120 days of the end of the fiscal year. Based on the ECF calculation for fiscal year 2020, $8.5 million shall be due.
The Company was in compliance with all covenants, or obtained waivers, under the Whitehorse Term Loan at December 31, 2020.
As of December 31, 2020, the minimum future principal payment on the Whitehorse Term Loan are:
2021	2022	2023	2024	2025	Total
$ 8,963	$ 1,180	$ 1,573	$ 1,573	$ 55,836	$ 69,125
Summary of Indebtedness
The changes in the Company's debt balances for the years ended December 31, 2020 and 2019 were as follows (in thousands):
	Balance at January 1, 2020	Drawdowns on Debt	Repayments of Debt	Discounts	Accretion of Discounts	Balance at December 31, 2020
BAML Loan Agreement	$3,392	$51,787	$ (55,179)	$—	$—	$—
Whitehorse Term Loan	—	70,000	(875)	(4,025)	541	65,641
	$3,392	$121,787	$ (56,054)	$ (4,025)	$541	$65,641
	Balance at January 1, 2019	Drawdowns on Debt	Repayments of Debt	Discounts	Accretion of Discounts	Balance at December 31, 2019
BAML Loan Agreement	$7,306	$118,517	$ (122,431)	$—	$—	$3,392
8. SUBORDINATED UNSECURED CONVERTIBLE PROMISSORY NOTES PAYABLE (RELATED PARTY)
On July 14, 2017, the Company entered into a Subordinated Unsecured Promissory Note (the “July 2017 Note”) with Holding LLC in the principal amount of $2.0 million, to provide the Company with additional working capital. The July 2017 Note bears interest at 10% per annum; the principal amount plus accrued interest are due on January 14, 2019 and are subordinated to the BAML Restated Loan Agreement (see Note 7—”Debt”).
On December 29, 2017, the Company entered into a Subordinated Unsecured Promissory Note (the “December 2017 Note”) with Holding LLC in the principal amount of $21.3 million, to provide the Company with additional working capital. The principal amount plus accrued interest are subordinated to the BAML Restated Loan Agreement (see Note 7—“Debt”). The December 2017 Note bears interest at X*(Prime + 0.75%) per annum, where X was originally defined as the ratio 22.5/21.3. The purpose of this ratio is to allow Indirect Parent to service monthly interest payments on a December 2017 Parent note of $22.5 million without requiring interest service payments from the Company until certain permitted payment tests under the BAML Restated Loan Agreement could be met. The principal amount plus accrued interest is due on the same maturity date as the December 2017 Parent Note with Silicon Valley Bank.
In 2018, the Company amended all outstanding unsecured, subordinated notes payable to be able to convert upon maturity, absent repayment or other refinancing event.
On January 10, 2019, the Company refinanced the July 2017 Note and the accrued interest incurred to date on the December 2017 Note by amending the December 2017 Note’s principal to approximately $24.9 million. The December 2017 Parent Note was also amended to increase its principal to $25.7 million. With the amendment, the December 2017 Note bears interest at X*(Prime + 0.75%) per annum, where X is defined approximately as the ratio 25.7/24.9.

SHOP HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Interest expense on the notes for the years ended December 31, 2020 and 2019 was $0.5 million and $1.6 million, respectively. As of December 31, 2019, accrued interest on the outstanding notes was $0.8 million and is recorded on the consolidated balance sheets as a component of accrued liabilities.
On May 21, 2020, proceeds from the Whitehorse Term Loan were used to extinguish the December 2017 Note and December 2017 Parent Note simultaneously.
Summary of Unsecured Convertible Promissory Notes Payable (Related Party)
	Balance at January 1, 2020	Proceeds Received	Repayments of Notes	Discounts	Accretion of Discounts	Balance at December 31, 2020	Interest Rate
December 2017 Note	$24,865	$—	$ (24,865)			$—	X*(Prime + 0.75%)
	$24,865	$—	$ (24,865)	$—	$—	$—
	Balance at January 1, 2019	Proceeds Received	Repayments of Notes	Discounts	Accretion of Discounts	Balance at December 31, 2019	Interest Rate
July 2017 Note	$2,000	$—	$ (2,000)			$—	10%
December 2017 Note	21,300	3,565	—			24,865	X*(Prime + 0.75%)
	$23,300	$3,565	$ (2,000)	$—	$—	$24,865
1)	At December 31, 2019, X = (25700/24865) = 1.034
2)	At December 31, 2019, the Prime Rate was 4.75%
9. STOCK-BASED COMPENSATION PLANS
Beginning in 2011, Holding LLC issued incentives (“Awards” or “Grants”) to employees of Connexity in appreciation of employee services. For U.S. employees, the Grants were in the form of Holding LLC member units (“Units”). The Units are designated as Class B, Class C or Class D. For foreign-based employees, the Grants were in the form of options (“Options”) to buy Class B, Class C or Class D Units. As the employees work for the Company, stock-based compensation expense is recorded by the Company as it relates to the Grants. The Units represent an equity interest in the future profits and appreciation in the value of the Company.
Holding LLC is authorized to issue up to an aggregate of 145,216,500 Units, consisting of (i) 118,641,500 Class A Units, (ii) 9,075,000 Class B Units, (iii) 7,500,000 Class C Units, and (iv) 10,000,000 Class D Units. The Board of Managers has the right to increase or decrease the number of authorized Units of any Class without the consent of any Members. However, the total number of authorized Class B Units cannot be increased by more than 10% in any one calendar year without the consent of a majority of the Class B Unit holders, and the total number of authorized Class C Units and Class D Units cannot be increased by more than 5% in any one calendar year, without the consent of holders of a majority of the Units of the applicable class.
The Company’s management determines who will be granted Units and Options, subject to Board approval.
Beginning in 2019, in anticipation of engaging in discussions around a strategic sale of the Company’s Connexity Business, Management LLC issued Transaction Incentives to certain management employees of Connexity in recognition of their contribution to the Connexity Business, to reinforce their continued dedication to their duties to the Company and to encourage their efforts towards the consummation of an anticipated sale transaction. The Grants were in the form of Management LLC Class V member units (“Class V Units”). As the employees work for the Company, stock-based compensation expense is recorded by the Company as it relates to the Grants. The Class V Units represent an equity interest in the future profits and appreciation in the value of the Company. The Class V Units have been structured as profits interests, and the design of the Transaction Incentive is such that those profits interests translate to a percentage share in the transaction value (the “Connexity Sale Proceeds”) if the Connexity Business is sold. While employees’ profits interests units number is fixed, the mechanics of the plan translate those units into escalating percentage shares of the Connexity Sale Proceeds according to the outcome of the sale - the higher the transaction value, the higher the percentage the employees are eligible to receive.

SHOP HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Management LLC is authorized to issue up to an aggregate of 1,000,000 Class V Units. The Board of Managers of Management LLC has the right to increase or decrease the number of authorized Units of Class V Units without the consent of any Members.
Vesting to receive a Transaction Incentive is conditioned upon continued employment with and/or service to the Company through the Closing Date of any transaction. In the event employment is terminated either by termination without cause (or by reason of death or disability), there is a “decay” on the employee’s share such that their entitlement to a payout shall be reduced by 0% within 0-90 days, 33% within 91-365, 66% within 366-545 days of their employment ending, such that on the 18-month anniversary of the employee’s last day of employment they are no longer entitled to any payout.
The grant-date fair value of Class B, Class C and Class D Units and Options granted during 2020 and 2019 were $0.2 million and nominal, respectively. The grant-date fair value of Class V Units granted during 2019 was nominal.
The fair value of Class B, Class C and Class D Units and Options granted is determined on the grant date. The full grant date fair value for current employees for Class B, Class C and Class D Units and Options is being amortized to compensation expense over the vesting period, and if an employee ceases to be employed, any compensation expense that was recorded in previous periods related to unvested (forfeited) awards is reversed in the period the employment ended.
Due to the fact that the Class V units are classified as liability awards under ASC 718, the fair value of the Class V units will be determined on the vesting date (the closing date of any transaction). Because the Class V unit awards have performance conditions (the sale of the Connexity Business with proceeds in excess of a threshold) in addition to the service condition, compensation expense has not been recorded in 2020 or 2019 and will be recorded at the time when it is deemed probable that the performance conditions will be met. For a qualifying event, Class V will participate at a percentage of sale proceeds, after giving effect to the transaction threshold, transaction expenses, and net cash and indebtedness deductions.
Compensation expense recognized upon amortizing the fair values for the years ended December 31, 2020 and 2019 was $0.1 million and nominal, respectively, and is included in operating expenses in the consolidated statements of income. At December 31, 2020 and 2019, the unamortized fair value of Class B, Class C and Class D Units and Options granted as stock-based compensation were nominal.

SHOP HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
A summary of the activity for Options to purchase Class B, Class C or Class D Units as of December 31, 2020 and 2019, and changes for the years ended December 31, 2020 and 2019 is as follows:
	Class B Options
	Options to Purchase Class B Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Outstanding at December 31, 2018	705,000	$0.27	7.44
Granted	32,500	0.05
Exercised	—
Forfeited	(257,000)	0.30
Outstanding at December 31, 2019	480,500	0.23	6.77
Granted	—
Exercised	(13,000)	0.11
Forfeited	(239,500)	0.24
Outstanding at December 31, 2020	228,000	0.23	5.76
Vested and expected to vest at December 31, 2020	228,000	0.23	5.76
Exercisable at December 31, 2020	189,675	0.26	5.43
	Class C Options
	Options to Purchase Class C Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Outstanding at December 31, 2018	494,000	$0.24	7.63
Granted	—
Exercised	—
Forfeited	(259,500)	0.19
Outstanding at December 31, 2019	234,500	0.24	6.55
Granted	—
Exercised	—
Forfeited	(125,000)	0.19
Outstanding at December 31, 2020	109,500	0.19	2.74
Vested and expected to vest at December 31, 2020	109,500	0.19	2.74
Exercisable at December 31, 2020	109,500	0.19	2.74
	Class D Options
	Options to Purchase Class D Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Outstanding at December 31, 2018	350,000	$0.01	8.01
Granted	—
Exercised	—
Forfeited	(150,000)	—
Outstanding at December 31, 2019	200,000	0.01	6.96
Granted	—
Exercised
Forfeited	(100,000)	0.01
Outstanding at December 31, 2020	100,000	0.01	2.74
Vested and expected to vest at December 31, 2020	100,000	0.01	2.74
Exercisable at December 31, 2020	100,000	0.01	2.74

SHOP HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2019, all Options to purchase Class B Units were granted at an exercise price of $0.05.
A summary of the status of the non-vested Class B, Class C and Class D Units for the years ended December 31, 2020 and 2019, and changes during the years ended December 31, 2020 and 2019 is as follows:
Class B: Non-vested
	Number of Class B Units	Weighted Average Grant Date Fair Value
Non-vested outstanding at December 31, 2018	711,200	$0.10
Granted	60,000	0.12
Vested	(341,050)	0.16
Forfeited	(5,700)	0.36
Non-vested outstanding at December 31, 2019	424,450	0.06
Granted	150,000	0.33
Vested	(159,850)	0.06
Forfeited	(172,100)	0.01
Non-vested outstanding at December 31, 2020	242,500	0.08
Class C Units
	Number of Class C Units	Weighted Average Grant Date Fair Value
During the year ended December 31, 2019
Granted	—	$—
Vested	—	—
Forfeited	—	—
Non-vested outstanding at December 31, 2019	—	—

During the year ended December 31, 2020
Granted	400,000	0.33
Vested	(400,000)	0.33
Forfeited	—	—
Non-vested outstanding at December 31, 2020	—	—
Class D Units
	Number of Class D Units	Weighted Average Grant Date Fair Value
During the year ended December 31, 2019
Granted	—	$—
Vested	—	—
Forfeited	—	—
Non-vested outstanding at December 31, 2019	—	—

During the year ended December 31, 2020
Granted	—	—
Vested	—	—
Forfeited	—	—
Non-vested outstanding at December 31, 2020	—	—

SHOP HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In accordance with the Holding LLC Amended and Restated Members’ Agreement, grants of Class B Units vest 20% on the first anniversary of the date of issuance and the balance in 16 substantially equal installments each quarter thereafter, and grants of Class C and D Units vest immediately and are subject to forfeiture.
During 2019, Holdings LLC granted 1,000,000 Class V units to certain management employees. There were 10,417 units and no units forfeited in 2020 and 2019, respectively. At December 31, 2020 and 2019, there were 989,583 and 1,000,000 Class V units outstanding, respectively.
10. INCOME TAXES
Income from continuing operations before income taxes consisted of the following (in thousands):
	Year Ended December 31,
	2020	2019
Domestic	$12,804	$14,490
Foreign	3,158	1,041
Income from continuing operations before income taxes	$15,962	$15,531
For the years ended December 31, 2020 and 2019, income tax expense (benefit) consists of the following (in thousands):
	Year Ended December 31,
	2020	2019
Current:
Federal	$15	$—
State	130	56
Foreign	1,462	217
	1,607	273
Deferred:
Federal	(6,645)	—
State	(2,545)	—
Foreign	(977)	23
	(10,167)	23
Income tax expense (benefit)	$(8,560)	$296
The provision for income taxes reconciled to the amount computed by applying the statutory federal rate to income before taxes as follows:
	Year Ended December 31,
	2020	2019
Tax expense (benefit) computed at the federal statutory rate	$3,352	$3,261
State tax, net of federal tax benefit	256	108
Permanent Items	(2,412)	359
R&D Credit	(798)	(392)
Foreign tax rate difference	(542)	22
Impact from deferred rate & True-up	2,651	(554)
Changes in uncertain tax positions	94	(20)
Return to Provision Adjustment	(63)	127
Valuation allowance	(11,173)	(2,616)
Other	75	1
Provision for income taxes	$(8,560)	$296

SHOP HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The significant components of net deferred tax balances were as follows (in thousands):
	December 31,
	2020	2019
Deferred tax assets:
Accrued expenses	$667	$711
Research and development credits	2,752	1,163
Unrepatriated earnings	38	14
Net operating loss	5,325	2,061
Accounts receivable	31	34
Capital loss	15,414	15,277
Amortization and depreciation	—	1,182
Other	799	3,465
Total gross deferred tax assets	25,026	23,907
Less: Valuation allowance	(15,414)	(23,003)
Total deferred tax assets after valuation allowance	9,612	904

Deferred tax liabilities:
Prepaid expenses	(177)	(63)
Deferred state income tax	(1,044)	(792)
Amortization and depreciation	(3,819)	—
Other	—	(15)
Total deferred tax liabilities	(5,040)	(870)
Net deferred tax assets	$4,572	$34

Consolidated balance sheet disclosure:		—
Non-current deferred tax assets, net	9,222	34
Non-current deferred tax liabilities, net	(4,650)	—
Net deferred tax assets	4,572	34
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences became deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on the historical earnings of the Company and projections of future taxable earnings management believes it is more likely than not that the results of operations will generate sufficient taxable earnings to realize certain net deferred tax assets. The Company has released a portion of their valuation allowance as of December 31, 2020, and only retained a valuation allowance against its capital loss carryforward as there are no tax planning strategies to generate offsetting capital gains at this time. The Company has recorded a valuation allowance of $15.4 million, which is a decrease of $7.6 million from the prior year.
As of December 31, 2020, certain of the Company’s operations had net operating loss carryforwards of $5.3 million (tax effected, not net of uncertain tax position), including state net operating loss carryforwards. These are comprised of $4.9 million (tax effected) of federal net operating loss carryforwards expiring between tax year 2036 and tax year 2037 and $0.4 million (tax effected) of state net operating loss carryforwards expiring between tax years 2026 and 2037.
As of December 31, 2020, we had an immaterial amount of unremitted earnings related to certain foreign subsidiaries. We intend to continue to reinvest these foreign earnings indefinitely and do not expect to incur any significant taxes related to such amounts.

SHOP HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company is subject to a tax on global intangible low-taxed income (“GILTI”). GILTI is a tax on foreign income in excess of a deemed return on tangible assets of foreign corporations. Companies subject to GILTI have the option to account for the tax as a period cost if and when incurred, or factor such amounts into the measurement of deferred taxes. The Company has elected to account for GILTI as a period cost.
The Company and its subsidiaries are subject to U.S. federal and foreign income tax as well as income tax of multiple state jurisdictions. From time-to-time, the Company is subject to routine income and other tax audits on various tax matters around the world in the ordinary course of business. The Company accrues an amount for its estimate of additional income tax liability which the Company, more likely than not, will incur as a result of the ultimate resolution of income tax audits (“uncertain tax positions”). The Company reviews and updates the estimates used in the accrual for uncertain tax positions, as appropriate, as more definitive information or interpretations become available from taxing authorities, upon completion of tax audits, upon receipt of assessments, upon expiration of statutes of limitation, or upon occurrence of other events.
The Company accounts for uncertain tax position provisions under ASC 740, Income Taxes (formerly FIN 48). ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement attributes for financial statement disclosure of uncertain tax positions (“UTP”) taken or expected to be taken on the tax return. Under ASC 740, the impact of a UTP must be recognized at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. A UTP will not be recognized if it has less than a 50% likelihood of being sustained.
At December 31, 2020 and December 31, 2019, the Company had gross liabilities for UTPs of approximately $0.3 million and $0.2 million, respectively, and these liabilities are recorded on the consolidated balance sheets as a component of other liabilities. The Company is not able to reasonably estimate when or if cash payments for long-term liabilities related to UTPs will occur. The Company’s accrued interest and penalties were not material at December 31, 2020 and December 31, 2019.
The Company’s policy is to recognize material interest and penalties associated with tax matters as part of the income tax provision and include accrued interest and penalties with the related income tax liability on the Company’s consolidated balance sheets.
A reconciliation of the beginning and ending amount of gross unrecognized tax benefit (excluding interest and penalties) is as follows (in thousands):
	Year Ended December 31,
	2020	2019
Beginning balance	$213	$233
Additions:
Tax positions related to the prior year	—	63
Tax positions related to the current year	94	—
Reductions:
Tax positions related to the prior year	—	(82)
Tax positions related to the current year	—	—
Ending balance	$307	$214
The tax years 2017, 2018 and 2019 are subject to examination by the Internal Revenue Service. The Company’s 2016, 2017, 2018 and 2019 tax years remain open to examination in California and various other states in which the Company conducts business. The tax years 2016, 2017, 2018 and 2019 are subject to examination in the U.K. The tax years 2016 and 2017 are subject to examination in Italy. The tax year 2019 is subject to examination in Germany. The tax years 2017, 2018 and 2019 are subject to examination in Australia.

SHOP HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
11. COMMITMENTS AND CONTINGENCIES
Leases
Future minimum lease payments at December 31, 2020 under non-cancelable operating leases with initial lease terms in excess of one year were as follows (in thousands):
Year Ending December 31,
2021	$2,981
2022	1,470
2023	221
Total	$4,672
The Company leases certain office space, data centers, and office equipment under operating leases expiring at various periods through 2023. Certain of the Company's operating leases include rent holidays, as well as rent escalation provisions. The Company records rent expense on a straight-line basis over the lease term. Rent expense under operating leases from continuing operations for the years ended December 31, 2020 and 2019 were $1.4 million and $1.0 million, respectively.
Other Commitments
In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, sureties and insurance companies, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company's breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with its directors and certain of its officers and employees that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees. The Company has also agreed to indemnify certain former officers, directors and employees of acquired companies in connection with the acquisition of such companies. The Company maintains director and officer insurance which may cover certain liabilities, including those arising from its obligation to indemnify its directors and certain of its officers and employees, and former officers, directors and employees of acquired companies, in certain circumstances.
It is not possible to determine the maximum potential amount of exposure under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Such indemnification agreements may not be subject to maximum loss clauses.
Legal Matters
From time to time, the Company may be subject to various legal matters in the ordinary course of business. The Company's management is not aware of any pending or threatened legal matters that would have a material impact on the Company’s consolidated financial position or results of operations.
12. EMPLOYEE BENEFIT PLAN
During the years ended December 31, 2020 and 2019, eligible U.S. employees were covered by a defined contribution plan for which the Company was the plan sponsor. The plan provided for employer matching contributions of 50% of participant contributions limited to 6% of the participant’s salary, subject to certain annual Internal Revenue Service limits. The Company also has various defined contribution/pension plans for its eligible non-U.S. employees, some of which are required by local laws and allow or require Company contributions. During the years ended December 31, 2020 and 2019, employer contributions under all defined contribution/pension plans were approximately $0.4 million and $1.1 million, respectively.
13. RELATED PARTY TRANSACTIONS
Unsecured Convertible Promissory Notes Payable
To meet its working capital and business combination needs, the Company issued unsecured promissory notes payable to its Indirect Parent, Shop Holding, LLC (“Holding LLC”). The Company had $24.9 million of outstanding

SHOP HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
notes payable at December 31, 2019 (See Note 8 - “Subordinated Unsecured Promissory Notes Payable”). This note was extinguished on May 21, 2020 with the refinancing from the Whitehorse Term Loan.
14. SUBSEQUENT EVENTS
In May 2021, the Company paid an ECF payment on the Whitehorse Term Loan for $8.5 million.
In May 2021, the Company paid deferred consideration of £6.5 million (approximately $9 million).
In May 2021, the Company finalized its purchase price allocation for the acquisition of Skimlinks. There were no effects to the consolidated statements of income in any period. Accrued marketing costs and goodwill were each reduced by $0.3 million.
In July 2021, Shop Management, LLC (the Company’s Direct Parent) signed a stock purchase agreement to sell 100% of the stock of Shop Holding Corporation to Taboola, Inc. and Taboola.com Ltd., to be settled in both cash and stock for an undisclosed amount. Upon consummation of the acquisition, the sale will be a liquidity event for both stock-based compensation plans discussed in Note 9.

SHOP HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)
	June 30,
	2021	2020
Assets
Current assets:
Cash	$21,216	$20,268
Accounts receivable, net of allowance for doubtful accounts of $227 and $968 at June 30, 2021 and 2020, respectively	42,913	39,657
Other current assets - continuing operations	1,817	1,175
Total current assets - continuing operations	65,946	61,100
Other current assets - discontinued operations	236	37
Total current assets	66,182	61,137
Property and equipment, net	7,015	7,615
Goodwill	31,399	29,070
Intangible assets, net	21,595	25,748
Deferred tax assets, net	7,373	34
Other assets - continuing operations	199	285
Other assets - discontinued operations	—	181
Total assets	$133,763	$124,070
Liabilities and Stockholder's Equity (Deficit)
Current liabilities:
Accounts payable	$958	$931
Accrued liabilities	10,822	7,665
Accrued marketing costs	47,704	44,627
Customer deposits	515	1,322
Current portion of term loan, net of discount	4,338	909
Deferred consideration	—	7,350
Total current liabilities - continuing operations	64,337	62,804
Other current liabilities - discontinued operations	611	10,722
Total current liabilities	64,948	73,526
BAML Loan Agreement	17	—
Term loan, net of discount	52,760	65,179
Deferred tax liabilities, net	4,711	5,023
Other liabilities - continuing operations	733	849
Total liabilities	123,169	144,577

Commitments and contingencies (see Note 11)
Stockholder's equity (deficit):
Common stock, $0.001 par value; 100 shares authorized, issued and outstanding	—	—
Additional paid-in capital	91,406	98,146
Accumulated other comprehensive gain (loss) - foreign currency
translation adjustment	4,108	(31)
Accumulated deficit	(84,920)	(118,622)
Total stockholder's equity (deficit)	10,594	(20,507)
Total liabilities and stockholder's equity (deficit)	$133,763	$124,070
The accompanying notes are an integral part of these consolidated financial statements.

SHOP HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands)
(Unaudited)
	Six Months Ended June 30,
	2021	2020
Revenues	$84,533	$57,474
Cost of revenues (excluding depreciation and amortization shown separately below)
Traffic acquisition costs	43,095	34,378
Data acquisition costs	50	150
Other direct variable costs	1,856	1,431
Operating expenses	20,525	14,820
Depreciation expense	2,195	2,270
Amortization of intangible assets	3,661	1,400
Total cost of revenues and operating expenses	71,382	54,449

Operating income	13,151	3,025

Other expense:
Interest expense, net (includes 482 of related party interest expense for the six months ended June 30, 2020)	(4,091)	(1,483)
Other income (expense), net	829	(426)
Income from continuing operations before income taxes	9,889	1,116
Income tax expense	2,526	20
Income from continuing operations	7,363	1,096
Income (loss) on discontinued operations, net of tax	704	(14,906)
Net income (loss)	$8,067	$(13,810)
The accompanying notes are an integral part of these consolidated financial statements.

SHOP HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)
(Unaudited)
	Six Months Ended June 30,
	2021	2020
Net income (loss)	$8,067	$ (13,810)
Foreign currency translation	435	341
Comprehensive income (loss)	$8,502	$ (13,469)
The accompanying notes are an integral part of these consolidated financial statements.

SHOP HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY (DEFICIT)
(in thousands)
(Unaudited)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholder's Deficit
	Shares	Amount
Balance at December 31, 2019	100	$—	$98,153	$ (104,812)	$ (372)	$(7,031)
Net loss	—	—	—	(13,810)	—	(13,810)
Stock-based compensation	—	—	(7)	—	—	(7)
Foreign currency translation adjustment	—	—	—	—	341	341
Balance at June 30, 2020	100	$—	$98,146	$(118,622)	$(31)	$ (20,507)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Gain	Total Stockholder's Equity
	Shares	Amount
Balance at December 31, 2020	100	$—	$91,420	$ (92,987)	$3,673	$2,106
Net income	—	—	—	8,067	—	8,067
Stock-based compensation	—	—	(14)	—	—	(14)
Foreign currency translation adjustment	—	—	—	—	435	435
Balance at June 30, 2021	100	$—	$91,406	$ (84,920)	$4,108	$10,594
The accompanying notes are an integral part of these consolidated financial statements.

SHOP HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)
	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$8,067	$(13,810)
Deduct: Income (loss) from discontinued operations, net of tax	704	(14,906)
Income from continuing operations	7,363	1,096
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	5,856	3,670
Amortization of debt issuance costs and accretion of discounts	421	137
Provision for doubtful accounts receivable	68	924
(Gain) Loss on disposal of property and equipment, net	17	2
Stock-based compensation	(14)	(7)
Deferred income taxes, net	1,848	—
Changes in operating assets and liabilities:
Accounts receivable, net	29,152	11,460
Other assets	(319)	381
Accounts payable and accrued liabilities	(27,876)	(438)
Customer deposits and deferred revenue	(33)	(445)
Other liabilities	(171)	(367)
Net cash provided by operating activities - continuing operations	16,312	16,413

Net cash provided by (used in) operating activities - discontinued operations	265	(8,946)
Net cash provided by operating activities	16,577	7,467

Cash flows from investing activities:
Purchases of property and equipment	(102)	(256)
Capitalized software development costs	(1,784)	(1,691)
Proceeds from sale of property and equipment	15	8
Cash paid for acquisition of Skimlinks, net of cash acquired	—	(27,154)
Net cash used in investing activities - continuing operations	(1,871)	(29,093)

Net cash used in investing activities - discontinued operations	—	(127)
Net cash used in investing activities	(1,871)	(29,220)

Cash flows from financing activities:
Proceeds from term loan	—	70,000
Payments on term loan	(8,963)	—
Proceeds from revolver - BAML Loan Agreement	35	51,787
Payments on revolver - BAML Loan Agreement	(18)	(55,179)
Payments on deferred consideration	(9,020)	—
Payments on subordinated unsecured promissory notes (related party)	—	(24,865)
Payments on debt issuance costs	—	(4,049)
Net cash provided by (used in) financing activities	(17,966)	37,694

Effects of foreign currency exchange rate changes on cash and cash equivalents	179	(175)
Change in cash	(3,081)	15,766
Cash, beginning of period	24,297	4,502
Cash, end of period	$21,216	$20,268
The accompanying notes are an integral part of these consolidated financial statements.

SHOP HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)
	Six Months Ended June 30,
	2021	2020
Supplemental disclosure of cash flows:
Cash paid for interest (includes related party interest on subordinated promissory notes of 543 for 2020)	$3,379	$2,062
Cash paid (received) for income taxes	102	(56)

Supplemental disclosure of non-cash investing and financing activities:
Acquisition of Skimlinks - adjustment to purchase price allocation
Goodwill	$(253)
Accounts payable and other liabilities	253
	$—

Acquisition of Skimlinks
Accounts receivable and other assets		$ (26,120)
Property and equipment		(124)
Intangible assets		(26,439)
Goodwill		(21,391)
Accounts payable and other liabilities		34,636
Deferred tax liabilities		5,023
Deferred consideration		7,261
Net cash paid for acquisition		$ (27,154)
The accompanying notes are an integral part of these consolidated financial statements.

SHOP HOLDING CORPORATION
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business
Shop Holding Corporation, incorporated in Delaware in April 2011, together with its wholly-owned subsidiaries (“Connexity” or the “Company”), is a technology and data-driven integrated marketing services company focused on the e-commerce ecosystem. Through a focus on performance-based retail marketing, the Company enables retailers and brands to understand their consumers better, acquire new customers at a lower cost, and increase sales from their target consumers. The Company offers a comprehensive range of marketing services to online retailers and brands in the U.S. and Europe, including syndicated product listings, search marketing, and customer insights.
The Company’s corporate headquarters is in Santa Monica, California, and the Company also maintains offices in New York, New York; London, England; and Karlsruhe, Germany.
The Company is a wholly-owned subsidiary of Shop Management, LLC (“Management LLC” or “Direct Parent”). Management LLC is a wholly-owned subsidiary of Shop Holding, LLC (“Holding LLC” or “Indirect Parent”), which is a majority-owned subsidiary of Symphony Technology Group (“STG”), a strategic private equity firm with the mission of investing and being a partner in building software and services companies. STG maintains ownership through two entities: STG III, L.P., a Delaware limited partnership, and STG III-A, L.P., a Delaware limited partnership, each an equity sponsor entity, and collectively, the “Equity Sponsor Entities.”
Basis of Presentation
The Company’s consolidated financial statements for the six months ended June 30, 2021 and 2020 have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of Shop Holding Corporation and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
As discussed in Note 14, the Company’s Direct Parent signed a stock purchase agreement with Taboola, Inc. and Taboola.com Ltd. in July 2021 to sell 100% of the stock of the Company. As a result, the Company’s consolidated financial statements are expected to be included in the SEC filings of Taboola.com Ltd., at which time the Company will meet the definition of a public business entity solely for this purpose. The Company has therefore presented it consolidated financial statements to comply with the financial statement requirements of a company that meets the definition of a public business entity.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Summary of Significant Accounting Policies
Use of Estimates — The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. Actual results could differ materially from these estimates and assumptions. On an ongoing basis, the Company evaluates its estimates, including those related to the accounts receivable, intangible assets and goodwill, other long-lived assets, useful lives of intangible assets and property and equipment, revenue recognition, fair values of stock-based awards, income taxes and contingent liabilities, among others. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the varying values of assets and liabilities.
Cash and Cash Equivalents — The Company considers cash equivalents to be only those investments which are highly liquid, readily convertible to cash and which have a maturity date within 90 days from the date of purchase. The Company had no cash equivalents at June 30, 2021 and 2020.
Concentrations and Certain Risks — The Company’s revenues are primarily derived from its click-through revenue product listings services, the market of which is highly competitive and rapidly changing. In addition, its revenues are primarily generated from the United States (“U.S.”), the United Kingdom (“U.K.”), France, Germany, and Italy. Significant changes in this industry or changes in customer buying or advertiser spending behavior could adversely affect the Company’s operating results.

SHOP HOLDING CORPORATION
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company holds its cash with major financial institutions around the world. Cash is deposited and maintained with a limited number of major financial institutions in the U.S., U.K., and Germany. Operating cash deposits held with these institutions generally exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions with reputable credit and therefore bear minimal credit risk. The Company has not experienced any loss or lack of access to cash in its operating accounts. However, the Company can provide no assurances that access to its cash will not be impacted by adverse conditions in the financial markets. The Company had $20.1 million and $18.5 million in excess of insured limits in financial institutions as of June 30, 2021 and 2020, respectively. Of this, $4.3 million and $6.1 million was held in foreign financial institutions as of June 30, 2021 and 2020, respectively.
The Company’s customers are dispersed both geographically and across a broad range of industries. The Company's accounts receivable are derived primarily from revenues earned from online merchants, online portals and advertising retailers located in the U.S., U.K., France, Germany, and Italy. The Company extends credit based upon an evaluation of the customer's financial condition and collateral is not required. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectability of accounts receivable and such losses have been within management's expectations.
The Company evaluates specific accounts receivable where information exists that the customer may have an inability to meet its financial obligations. In these cases, based on the best available facts and circumstances, a specific allowance is recorded for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received that impacts the amount of the allowance. Also, an allowance is established for all customers based on the aging of the receivables. If circumstances change (i.e., higher than expected delinquencies or an unexpected material adverse change in a customer's ability to meet its financial obligations), the estimates of the recoverability of amounts due to the Company are adjusted. Accounts are considered past due or delinquent based on contractual terms and how recently payments have been received. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The 2020 beginning accounts receivable balance was $26.7 million.
Three customers jointly accounted for 59% and 45% of accounts receivable at June 30, 2021 and 2020,respectively. One customer accounted for 16% and 14% of sales during the six months ended June 30, 2021 and 2020, respectively. Two vendors accounted for 28% and one vendor accounted for 13% of operating expenses during the six months ended June 30, 2021 and 2020, respectively.
Property and Equipment — Property and equipment are stated at historical cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which is generally three to four years for computer software, three to four years for computer hardware and equipment and generally seven years for furniture and fixtures. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or ten years. Upon the sale or retirement of property or equipment, the cost and related accumulated depreciation or amortization is removed from the Company's consolidated financial statements with the resulting gain or loss reflected in the Company's consolidated statements of income. Repairs and maintenance costs are expensed as incurred.
Capitalized Software Development Costs — The Company accounts for costs incurred to develop software for internal use in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350, Intangibles - Goodwill and Other. The Company capitalizes costs to develop software when management has determined that the development efforts will result in new or additional functionality and the customized internal-use software systems have reached the application development stage. Such capitalized costs include external direct costs utilized in developing or obtaining the applications and payroll and payroll-related expenses for employees who are directly associated with the applications. Capitalization of such costs begins when the preliminary project stage is complete and ceases at the point in which the project is substantially complete and ready for its intended purpose. Costs incurred prior to meeting these criteria and costs associated with ongoing maintenance are expensed as incurred. The Company capitalized costs associated with internal-use software totaling $1.8 million and $1.7 million for continuing operations in the six months ended June 30, 2021 and 2020, respectively.

SHOP HOLDING CORPORATION
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Business Combinations — The Company accounts for acquisitions under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under the acquisition method, direct costs of the acquisition are expensed as they are incurred; identifiable assets acquired and the liabilities assumed are measured at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired represents goodwill. The Company adopted and elected to apply the provisions for simplifying the accounting for measurement-period adjustments.
The judgments made in determining the estimated fair value and expected useful lives assigned to each class of assets and liabilities acquired can significantly impact net income. Consequently, to the extent an indefinite-lived, definite-lived or long-lived asset is ascribed greater value under the acquisition method than a shorter-lived asset, there may be less amortization recorded in a given period. Definite-lived identifiable intangible assets are amortized on either a straight-line basis or an accelerated basis. The Company determines the appropriate amortization method by performing an analysis of expected cash flows over the estimated useful lives of the assets and matches the amortization expense to the expected cash flows from those assets.
Determining the fair value of certain assets and liabilities acquired is subjective in nature and often involves the use of significant estimates and assumptions. Certain areas that require significant judgment are estimating the fair value, related useful lives of identifiable intangible assets and contingent consideration. To assist in this process, the Company may obtain appraisals from valuation specialists for certain intangible assets. While there are several different methods used in estimating the fair value of acquired intangible assets, there are two approaches primarily used: the discounted cash flow and market comparison approaches. Some of the more significant estimates and assumptions inherent in the two approaches include: projected future cash flows (including timing); discount rate reflecting the risk inherent in the future cash flows; terminal growth rate; terminal value; determination of appropriate market comparables; and the determination of whether a premium or a discount should be applied to market comparables. To the extent possible most of the above assumptions are made based on available historical and market information.
Fair Value of Financial Instruments — The Company follows the provision of ASC 820, Fair Value Measurements and Disclosures, which establishes a three-tiered hierarchy that draws a distinction between market participant assumptions based on: (i) quoted prices (unadjusted) in active markets for identical assets and liabilities (Level 1); (ii) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2); and (iii) unobservable inputs that require the Company to use present value and other valuation techniques in the determination of fair value (Level 3).
In accordance with ASC 820, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when developing fair value measurements. When available, the Company uses quoted market prices to measure fair value. If market prices are not available, fair value measurement is based upon models that use primarily market-based or independently sourced market parameters. If observable market inputs for model-based valuation techniques are not available, the Company will be required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument.
Fair values of short-term investments, accounts receivable, accounts payable, and accrued liabilities approximate their carrying amounts because of their short-term nature. Long-term debt is carried at amortized cost. However, the Company is required to estimate the fair value of long-term debt under ASC 825, Disclosures about Fair Value of Financial Instruments. Accordingly, the Company estimates the fair value of its long-term debt using Level 2 inputs based on the relative interest rate of the comparable debt securities the Company was able to obtain.
The table below summarizes the fair value estimates for long-term debt, excluding discounts, including the current portion (in thousands):
	June 30, 2021
	Carrying Amount	Estimated Fair Value Level 2
Whitehorse Term Loan	$60,163	$61,967

SHOP HOLDING CORPORATION
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Goodwill — Goodwill represents the excess of the purchase price of an acquired entity over the fair value of the net tangible and intangible assets acquired. The Company accounts for goodwill in accordance with ASC 350, Intangibles - Goodwill and Other, which, among other things, addresses financial accounting and reporting requirements for acquired goodwill and other intangible assets.
Goodwill is not amortized but is reviewed for impairment annually or between annual tests if an event occurs or circumstances change that indicate it is more-likely-than-not that the fair value of a reporting unit is less than its carrying value. Events or circumstances which could trigger an impairment review include, but are not limited to, a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key management or other personnel, significant changes in the manner of the Company's use of the acquired assets or the strategy for the acquired business or the Company's overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations.
An entity may perform a qualitative assessment of the likelihood of the existence of a goodwill impairment. The qualitative assessment is an evaluation, based on all identified events and circumstance which impair the fair value of the reporting unit, of whether or not it is more-likely-than-not that the fair value is less than the carrying value of the reporting unit. If the Company believes that as a result of its qualitative assessment it is more-likely-than-not that the fair value of a reporting unit is greater than its carrying amount, a quantitative impairment test is not required. The Company performed a qualitative assessment in 2020. Based on the qualitative assessment, the Company concluded that it is more-likely-than-not that the fair value of its reporting unit was greater than its carrying value.
Intangible Assets and Other Long-Lived Assets — The Company accounts for identifiable intangible assets in accordance with ASC 350, Intangibles - Goodwill and Other, and other long-lived assets in accordance with ASC 360, Property, Plant and Equipment, which addresses financial accounting and reporting for the impairment and disposition of identifiable intangible assets and other long-lived assets. Intangible assets acquired in a business combination are initially recorded at management's estimate of their fair values. The Company evaluates the recoverability of identifiable intangible assets and other long-lived assets for impairment when events occur or circumstances change that would indicate that the carrying amount of an asset may not be recoverable. Events or circumstances that may indicate that an asset is impaired include, but are not limited to, significant decreases in the market value of an asset, significant underperformance relative to expected historical or projected future operating results, a change in the extent or manner in which an asset is used, shifts in technology, loss of key management or other personnel, significant negative industry or economic trends, changes in the Company's operating model or strategy, and competitive forces. In determining if an impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If an impairment is indicated based on a comparison of the assets' carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Definite-lived intangible assets are amortized on a straight-line over their estimated useful lives, ranging from two to five years.
Revenue Recognition — Revenue is recognized under ASC 606, Revenue from Contracts with Customers, upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities.
The Company determines revenue recognition through the following steps:
•	Identification of the contract, or contracts, with a customer;
•	Identification of the performance obligations in the contract;
•	Determination of the transaction price;
•	Allocation of the transaction price to the performance obligations in the contract; and
•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

SHOP HOLDING CORPORATION
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
The Company’s revenues are primarily derived from usage-based fees from customers accessing the Company’s enterprise cloud computing services platform for cost-per-click (“CPC”) advertising and performance-based cost-per-action (“CPA”) advertising:
•
CPC revenues consist of fees paid by online merchants and advertisers when a consumer is redirected to their website by the Company’s syndicated product listing platform, which feeds shopping-related content from merchants to ad platforms, publishers, and social influencers. The Company recognizes as revenue the fees charged to online merchants and advertisers on a per click basis when the service is delivered.

•
CPA revenues are gathered when the Company enters a performance-based arrangement with a merchant or advertiser. The Company recognizes revenues when the performance criteria have been met and the fees are fixed per action or determinable based on a reconciliation of the performance criteria and the payment terms associated with the transaction. CPA revenues are structured on a fixed- or tiered-rate revenue-share relationship based on the total dollar amount of customer transactions at the merchant site.

No significant judgments are required in determining whether services are considered distinct performance obligations and should be accounted for separately versus together, or to determine the stand-alone selling price.
The Company's arrangements do not contain general rights of return. However, credits may be issued on a case-by-case basis. The contracts do not provide customers with the right to take possession of the software supporting the applications. Amounts that have been invoiced are recorded in accounts receivable and in revenue or deferred revenue depending on whether the revenue recognition criteria have been met.
The Company records a contract liability when it invoices the customer or cash payments are received in advance of the Company’s performance in the underlying agreement and such revenues are recorded on the consolidated balance sheets as deferred revenue.
The Company has adopted the practical expedient per ASC 606 that it need not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised service to a customer and when the customer pays for that service will be one year or less.
The Company recognizes the incremental costs of obtaining a contract as an expense when incurred, because the amortization period of the asset that the Company otherwise would have recognized is one year or less.
Cost of Revenues — Cost of revenues consists primarily of traffic acquisition costs. Traffic acquisition costs consist of payments to search engines, internet portals and publisher affiliates for driving consumer traffic to the Company's merchants and is recognized on a cost-per-click or cost-per-action basis when incurred. Cost of revenues also includes other direct variable costs, which include, among other things, expenses associated with the operation of the Company’s data centers, hosting services, and credit card and other transaction fees related to processing customer transactions.
Operating Expenses — Operating expenses include the following expenses: Technology and Development, Sales and Marketing and General and Administrative expenses.
•	Technology and Development expenses include the costs of full-time personnel, contractors,vendors and other related expenses for the purpose of creating the Company’s software technology footprint.
•
Sales and Marketing expenses include the costs of full-time employees, contractors, vendors and other expenses related to the efforts of securing merchant relationships and increasing the Company’s presence in the market.

•
General and Administrative expenses include personnel-related expenses for executive, finance,legal, human resources, and personnel associated with operating the Company’s corporate network systems. In addition, General and Administrative expenses include, among other costs, professional fees for legal, accounting and financial services; insurance; occupancy and other overhead-related costs; office relocation costs; non-income taxes; gains and losses on sales of assets; bad debt expense; and reserves or expenses incurred as a result of certain legal settlements or other resolutions related to litigation, disputes, or similar

SHOP HOLDING CORPORATION
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
matters. General and Administrative expenses also include expenses resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, financing transactions, and other strategic transactions, including expenses for advisors, consultants, attorneys, and accounting firms.
Advertising Costs — Advertising costs include expenses for promotions and public relations to promote the Company’s brand and are expensed as incurred. Advertising costs were $0.2 million and $0.3 million in continuing operations for the years ended six months ended June 30, 2021 and 2020, respectively.
Stock-Based Compensation — The Company follows the provisions of ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors. In accordance with ASC 718, member units granted to employees by Management LLC, the Company’s parent, and Holding LLC, Management LLC’s parent, are considered compensation expense for the Company, and the related expense is therefore recorded by the Company as stock-based compensation expense.
The fair value of each award is estimated on the date of the grant and amortized over the requisite service period, which is the vesting period. The Company uses the Black-Scholes option pricing model to estimate the fair value of stock-based awards on the date of grant. Determining the fair value of stock-based awards at the grant date under this model requires judgment, including estimating volatility, expected term and risk-free interest rate. The assumptions used in calculating the fair value of stock-based awards represent management’s estimate based on judgment and subjective future expectations. These estimates involve inherent uncertainties. If any of the assumptions used in the Black-Scholes model significantly changes, stock-based compensation for future awards may differ materially from the awards granted previously.
The Company follows the attribution method in which the Company records compensation expense for current employees assuming the awards will fully vest, and if an employee ceases to be employed, any compensation expense that was recorded in previous periods related to unvested (forfeited) awards is reversed in the period the employment ended. There were no stock option awards in the six months ended June 30, 2021 and 2020.
Refinancing Costs — The Company incurs fees to creditors and/or third parties in connection with amendments to its debt facilities and refinancing transactions. The capitalization or expense of fees paid to a creditor or third party is dependent upon the determination of whether or not there is a modification or extinguishment of debt in accordance with ASC 470-50, Debt Modifications and Extinguishments. When extinguishment of debt is present, fees paid to the creditor are included in the determination of any debt extinguishment gain or loss and fees paid to a third party are capitalized and amortized using the effective interest method over the life of the debt. When there is no debt extinguishment, fees paid to a creditor are capitalized and amortized and fees paid to a third party are expensed.
Comprehensive Income — The Company follows the provisions of ASC 220, Comprehensive Income, which establishes standards for reporting comprehensive income and its components in consolidated financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. For the Company, comprehensive income primarily consists of its reported net income and foreign currency translation adjustment.
Foreign Currency Translation — The Company accounts for foreign currency translation in accordance with ASC 830, Foreign Currency Matters. The functional currency of each of the Company's international subsidiaries is its respective local currency. The financial statements of these subsidiaries are translated to U.S. dollars using period-end rates of exchange for assets and liabilities, historical rates of exchange for equity, and average rates of exchange for the period for revenues, costs, and expenses. The Company records translation gains and losses in accumulated other comprehensive income as a component of stockholder’s equity (deficit) in the consolidated balance sheets. The Company recorded a $0.4 million and $0.3 million net translation gain for the six months ended June 30, 2021 and 2020, respectively. In addition, the Company records translation gains and losses resulting from foreign exchange transactions in other expense, net in the consolidated statements of income. For the six months ended June 30, 2021 and 2020, the Company recorded $0.8 million of net transaction gains and $0.4 million net transaction losses in continuing operations, respectively.
Income Taxes — The Company applies the provisions of ASC 740, Income Taxes. Under ASC 740, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In evaluating the Company's ability to recover its deferred tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In accordance with ASC 740, the Company recognizes, in its consolidated financial statements, the impact of the Company's tax positions that are more likely than not to be sustained upon examination based on the technical merits of the positions. The Company recognizes interest and penalties associated with tax matters as part of operating expenses and includes accrued interest and penalties, if any, with accrued liabilities in the consolidated balance sheets.
Operating Leases — The Company leases office space, data centers, data center equipment, and certain office equipment under operating lease agreements with original lease periods of up to five years. Certain of the lease agreements contain rent holidays and rent escalation provisions. Rent holidays and rent escalation provisions are considered in determining straight-line rent expense to be recorded over the lease term. For purposes of recognizing these incentives on a straight-line basis over the term of the lease, the Company uses the date of initial possession to begin amortization. The difference between rent paid and straight-line rent expense is recorded as deferred rent liability as a component of other liabilities in the accompanying consolidated balance sheets.
Subsequent Events — The Company has evaluated subsequent events through August 12, 2021, which is the date the consolidated financial statements were available to be issued.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which established ASC 606. ASC 606 supersedes the revenue recognition requirements in ASC 605, Revenue Recognition, and requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also added ASC Subtopic 340-40 to the ASC to require the deferral of incremental costs of obtaining a contract with a customer. The Company adopted ASC 606 on January 1, 2020 using the modified retrospective transition method. The implementation of ASC 606 did not have a material impact on the Company’s consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The amendments in this update will replace the existing guidance in ASC 840, Leases, when it becomes effective. The amendments require lease assets and lease liabilities to be recognized on the balance sheet and disclosure of key information about leasing arrangements. The amendments require a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use asset and a corresponding lease liability. For finance leases the lessee would recognize interest expense and amortization of the right-of-use asset and for operating leases the lessee would recognize a straight-line total lease expense. The amendments in this update are effective for annual periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and must be adopted using a modified retrospective transition that provides for certain practical expedients. Early adoption is permitted. In January 2018, the FASB issued ASU No. 2018-01, Leases (Topic 842): Land Easement Practical Expedient for Transition to Topic 842. The amendments in this update permit an entity to elect an optional transition practical expedient to not evaluate under Topic 842 land easements that exist or expired before the entity’s adoption of Topic 842 and that were not previously accounted for as leases under Topic 840, with effective date and transition requirements to be the same as stated above. In July 2018, the FASB issued ASU No. 2018-10, Leases (Topic 842): Codification Improvements to Topic 842, Leases. The amendments in this update affect narrow aspects of the guidance in ASU No. 2016-02, with effective date and transition requirements to be the same as stated above. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements. The amendments in this update include an additional (and optional) transition for comparative reporting at adoption to recognize a cumulative-effect adjustment to the opening balance sheet of retained earnings in the period of adoption whereby comparative periods will continue to report leases under current GAAP (Topic 840, Leases), with effective date to be the same as stated above. In March 2019, the FASB issued ASU No. 2019-01, Leases (Topic 842): Codification Improvements, which clarified that an exception to interim reporting period disclosures applies to the period of adoption of these updates. In June 2020, the FASB issued ASU 2020-05, which provides for a one-year deferral of

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
the effective date to annual reporting periods beginning after December 15, 2021, though early adoption continues to be permitted. The Company is currently assessing the impact these updates will have on the Company's consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this update modify the requirements of the disclosure framework in Topic 820 by removing or modifying certain disclosures of fair value measurement levels. Certain disclosure requirements were also added, though the disclosures are not required of nonpublic entities. The amendments in this updated are effective for annual periods beginning after December 15, 2019. In 2020, the Company adopted ASU 2018-13, effective January 1, 2020. The effects of this change on the consolidated financial statements were nominal.
In August 2018, the FASB issued ASU No. 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for the Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The amendments in this update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The accounting for the service element of a hosting arrangement is not affected by this update. The amendments in this update require the entity to expense the capitalized costs over the term of the hosting arrangement and provide specific guidance on classification within the financial statements of these costs. The Company adopted these amendments on January 1, 2021 on a prospective basis. The implementation of this change did not have a material impact on the Company’s financial statements.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This standard simplifies the accounting for income taxes and includes removal of certain exceptions to the general principles of ASC 740, Income Taxes, and updates and simplifies certain areas of the codification. On January 1, 2021, the Company adopted the amendments in this update, but it did not have a material impact on its financial statements upon adoption.
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848) - Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this update provide for optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. Such amendments include, among other things, the option to apply effective interest rates prospectively for receivables and debt that rely upon benchmarks subject to reference rate reform. The amendments in this update are effective for all entities as of March 12, 2020 through December 31, 2022. The entity may elect to apply the amendments for contract modifications by Topic or Industry Subtopic as of any date the includes or is subsequent to March 12, 2020, up to the date that the financial statements are available to be issued. The Company is currently assessing the impact of this update on its consolidated financial statements.
3. DISCONTINUED OPERATIONS
Hitwise
On January 29, 2020, the Company received notification that a key supplier to Hitwise was being shut down immediately by its parent company. As the supplier was the primary data provider for the Hitwise business and since management of the Company could not locate an alternate supplier at a commercially reasonable contract value, the board decided to wind down operations of Hitwise in February 2020. Simultaneous to the announcement of the Hitwise winddown, management was able to enter into a commercial agreement with a competitor, SimilarWeb, to refer existing Hitwise customers in exchange for a commission on any clients that entered a contract with SimilarWeb. Through these events, the Company disposed of the Hitwise business through wind down of all operations.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Reconciliation of the Major Classes of Line Items Constituting Pretax Loss of Discontinued Operations to the After-Tax Loss of Discontinued Operations That are Presented in the Consolidated Statement of Income (in thousands)
	Six Months Ended June 30,
	2021	2020
Major Classes of line items constituting pretax income (loss) of discontinued operations
Revenue	$—	$2,086
Costs of revenue	—	(96)
Operating expenses	—	(2,215)
Depreciation expense	—	(251)
Other income (expense), net	—	76
Pretax loss of discontinued operations related to major classes of pretax loss	—	(400)
Pretax loss on the disposal of discontinued operation	627	(14,761)
Total pretax income (loss) on the discontinued operations	627	(15,161)
Income tax expense (benefit)	(77)	(255)
Total income (loss) on discontinued operations presented in the consolidated statement of operations	$704	$(14,906)
There were no adjustments in 2021 for amounts previously reported as discontinued operations in 2020 in the consolidated statement of income. The Company does not have significant continued involvement with the Hitwise business. The Company has elected to only include interest income and expense directly attributable to Hitwise in discontinued operations. No debt was required to be repaid because of the disposal transaction.
4. ACQUISITIONS
Skimbit Ltd (“Skimlinks”)
On May 22, 2020 (the “Skim Closing Date”), the Company entered into a Sale and Purchase Agreement (the “SPA”) amongst all owners, whereby the Company acquired all of the issued and outstanding share capital of Skimbit Ltd and Skimbit Ltd became a wholly-owned subsidiary of the Company. Skimlinks is a leader in creating and monetizing links in premium publisher websites and articles, with businesses primarily in the USA and the UK. The acquisition is expected to help the Company greatly diversify its publisher network and become a leader in premium content monetization.
The SPA provided for purchase price consideration of approximately £26.9 million ($33.1 million) in cash upon closing, subject to a net working capital adjustment as defined in the SPA, as well as a £6.5 million deferred consideration payment on the 12-month anniversary of the Skim Closing Date, subject to certain adjustments as defined in the SPA. The $33.1 million closing cash payment was financed in part by the Company’s working capital and in part through the $70.0 million Whitehorse Term Loan (See Note 7 - “Debt”).
The total cost of the acquisition was estimated to equal approximately $40.4 million. The following table summarizes the components of the purchase price (in thousands):
Amount

Cash Consideration	$33,115
Deferred Consideration	7,261
Total	$40,376
In connection with the acquisition, the Company incurred approximately $1.5 million in transaction-related costs in the six months ended June 30, 2020, which are recorded in operating expenses in the consolidated statements of income.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
The following table summarizes the net liabilities assumed and the intangible assets acquired in connection with the acquisition (in thousands):
Description	2020 Provisional Purchase Price Allocation	2021 Adjustments to Allocation	2021 Final Purchase Price Allocation	Estimated Amortizable Life
Net liabilities assumed:
Cash	$5,961	$—	$5,961
Accounts receivable	25,612	—	25,612
Other assets	508	—	508
Property and equipment	124	—	124
Accounts payable	(365)	—	(365)
Accrued liabilities	(3,595)	253	(3,342)
Accrued marketing costs	(30,676)	—	(30,676)
Deferred tax liabilities	(5,023)	—	(5,023)
Total net liabilities assumed	(7,454)	253	(7,201)
Intangible assets acquired:
Trademarks and trade names	975	—	975	5 years
Vendor relationships	17,301	—	17,301	5 years
Developed technology	8,163	—	8,163	3 years
Total intangible assets acquired	26,439	—	26,439
Goodwill	21,391	(253)	21,138	10 years
Total purchase price	$40,376	$—	$40,376
As the Company made a 338(g) election, intangibles and goodwill acquired in connection with the acquisition are deductible for US tax purposes. The purchase price allocation for the acquisition includes the amount paid for the final net working capital calculation, as described in the SPA.
The deferred consideration for £6.5 million ($9.0 million) was paid in May 2021 with no adjustments.
The purchase price allocation was finalized in May 2021. There were no effects to the consolidated statements of income (loss) statement for the current or prior period as a result of the allocation adjustment.
5. BALANCE SHEET COMPONENTS

Other Current Assets
Other current assets consisted of the following (in thousands):
	June 30,
	2021	2020
Other receivables (non-trade)	$177	$204
Prepaid marketing costs	135	105
Prepaid expenses	982	751
Income tax receivable	523	115
Total	$1,817	$1,175

SHOP HOLDING CORPORATION
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Property and Equipment
Property and equipment consisted of the following (in thousands):
	June 30,
	2021	2020
Capitalized software development costs	$15,699	$12,148
Computer software	341	229
Computer hardware and equipment	4,013	4,055
Furniture and fixtures	157	143
Leasehold improvements	568	558
	20,778	17,133
Less: accumulated depreciation and amortization	(13,763)	(9,518)
Total	$7,015	$7,615
Depreciation and amortization expense of property and equipment of continuing operations for the six months ended June 30, 2021 and 2020 was $2.2 million and $2.3 million, respectively.
Accrued Liabilities
Accrued liabilities consisted of the following (in thousands):
	June 30,
	2021	2020
Income taxes payable	$1,525	$579
Accrued payroll and related liabilities	3,469	2,748
Indirect and other taxes payable	3,257	2,452
Accrued interest	—	156
Other liabilities (non-trade)	2,571	1,730
Total	$10,822	$7,665
6. GOODWILL, INTANGIBLE ASSETS AND OTHER LONG-LIVED ASSETS
Goodwill
The Company’s total goodwill of $31.4 million and $29.1 million as of June 30, 2021 and 2020,respectively, is related to acquired businesses, less the sale of Bizrate (2016) and subsequent impairment of the reporting unit, and less the disposal of Hitwise as discontinued operations. The net increase in 2020 was related to the Skimlinks acquisition.
The changes in goodwill by reportable segment for the six months ended June 30, 2021 and 2020 were as follows (in thousands):
	For the Six Months Ended June 30,
	2021	2020
Goodwill:
Balance at the beginning of the period	$108,819	$85,355
Acquisition of Skimlinks	—	21,391
Finalization of Hitwise purchase price allocation	(253)	—
Net exchange differences from foreign currency translation	308	(201)
Balance at the end of the period	$108,874	$106,545

Accumulated impairment losses:
Balance at the beginning of the period	$77,475)	$(77,475)
Current period activity	—	—
Balance at the end of the period	$(77,475)	$(77,475)
Goodwill, net	$31,399	$29,070

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Intangible Assets
Intangible assets consisted of the following (in thousands):
	At June 30, 2021
	Estimated useful lives	Weighted Average Amortization	Gross carrying amount	Accumulated Amortization	Net carrying amount
Trademarks and trade names	5 years	5 years	$1,407	$(543)	$864
Customer and publisher contracts and relationships	2 - 5 years	3.3 years	58,750	(43,685)	15,065
Developed technology	3 years	3 years	14,172	(8,506)	5,666
Total		3.2 years	$74,329	(52,734)	21,595
	At June 30, 2020
	Estimated useful lives	Weighted Average Amortization	Gross carrying amount	Accumulated Amortization	Net carrying amount
Trademarks and trade names	5 years	5 years	$1,286	$(258)	$1,028
Customer and publisher contracts and relationships	2 - 5 years	3.2 years	56,603	(39,683)	16,920
Developed technology	3 years	3 years	13,159	(5,359)	7,800
Total		3.2 years	$71,048	$ (45,300)	$25,748
Amortization expense related to intangible assets was $3.7 million and $1.4 million for the six months ended June 30, 2021 and 2020, respectively.
Estimated future amortization of definite-lived intangible assets at June 30, 2021 was as follows (in thousands):
For the Year Ended December 31, (excluding the first six months of 2021)
2021	2022	2023	2024	2025	Total
$3,636	$7,242	$5,182	$4,151	$1,384	$21,595
7. DEBT
BAML Restated Loan Agreement
On October 18, 2016, the Company entered into a $15 million Amended and Restated Loan and Security Agreement with Bank of America, N.A. (“BAML Restated Loan Agreement”), as Agent for the lenders. The BAML Restated Loan Agreement consists of a revolving credit facility that will provide revolving loan advances of up to $10 million (April through October) or $15 million (November through March) and certain other financial accommodations, including letters of credit with a sublimit of $1.5 million. The maturity date of the revolving credit facility is November 28, 2023.
On May 21, 2020, the Company executed the Seventh Amendment to the BAML Restated Loan Agreement, which provided for the consent and subordination of the Whitehorse Term Loan, the payoff of the December 2017 Note and December 2017 Parent Note, and the acquisition of Skimlinks.
The revolving loan advances will bear interest at either the Base rate plus 1.25% per annum, or LIBOR plus 2.25% per annum (with a LIBOR floor of 1.00%), in each case, with step-downs in the interest rate depending upon the amount of excess availability as specified in the BAML Restated Loan Agreement. The Base rate is defined as the greater of: (a) the Prime Rate; (b) the Federal Funds Rate plus 0.50%; and (c) LIBOR for a 30-day interest period plus 1.00%. The obligations under the BAML Restated Loan Agreement are secured by the accounts receivable of the Company.
The BAML Restated Loan Agreement contains customary representations and warranties, events of default, affirmative covenants and negative covenants that, among other things, require the Company and its subsidiaries to maintain a minimum fixed charge coverage ratio and imposes restrictions and limitations on, among other things, capital expenditures, investments, dividends, asset sales, and the incurrence of additional debt and liens.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
At June 30, 2021 and 2020, the interest rate on the BAML Restated Loan Agreement was 4.00%.
Interest expense on the BAML Loan Agreement for the six months ended June 30, 2021 and 2020 was nominal and accrued interest as of June 30, 2021 and 2020 was nominal.
At June 30, 2021 and 2020, there was one standby letter of credit, with a total balance of $0.2 million and $0.4 million, respectively, under the BAML Restated Loan Agreement.
The Company was in compliance with all covenants, or obtained waivers, under the BAML Restated Loan Agreement at June 30, 2021 and 2020.
Whitehorse Term Loan
On May 21, 2020, the Company entered into a $70 million term loan agreement with Whitehorse Capital Management, LLC (“Whitehorse Term Loan”), as Agent for the lenders, consisting of a five-year term loan. The term loan advances will bear interest at either LIBO Rate plus 8.50% per annum or Base Rate plus 7.50% per annum. The Base Rate is defined as the greater of (a) the Federal Funds Rate plus 0.50%, (b) the Prime Rate, or (c) the LIBO Rate plus 1.00%; however, the Base Rate shall never be less than 2.50%. The LIBO Rate is defined as the greater of LIBOR and 1.50%. The obligations under the Whitehorse Term Loan are secured by substantially all the assets of the Company. The maturity date of the term loan is May 21, 2025.
The Whitehorse Term Loan contains customary representations and warranties, events of default, affirmative covenants and negative covenants that, among other things, require the Company and its subsidiaries not to exceed a total debt to adjusted EBITDA ratio and to maintain a minimum fixed charge coverage ratio and imposes restrictions and limitations on, among other things, capital expenditures, investments, dividends, asset sales, and the incurrence of additional debt and liens.
At June 30, 2021, the interest rate on the Whitehorse Term Loan was 10.00%.
Interest expense on the Whitehorse Term Loan for the six months ended June 30, 2021 and 2020 was $3.3 million and $0.8 million, respectively, and accrued interest as of June 30, 2021 and 2020 was nominal and $0.2 million, respectively.
Beginning with the year ended December 31, 2020, the Company is required to make annual repayments of a portion of the principal based on an excess cash flow (“ECF”) calculation as defined in the agreement that is due approximately 120 days of the end of the fiscal year. The Company made an ECF payment in May 2021 for $8.5 million.
The Company was in compliance with all covenants, or obtained waivers, under the Whitehorse Term Loan at June 30, 2021.
As of June 30, 2021, the minimum future principal payments on the Whitehorse Term Loan are:
2022	2023	2024	2025	Total
$1,180	$ 1,573	$ 1,573	$ 55,837	$ 60,163
Summary of Indebtedness
The changes in the Company's debt balances for the years ended June 30, 2021 and 2020 were as follows (in thousands):
	Balance at January 1, 2021	Drawdowns on Debt	Repayments of Debt	Discounts	Accretion of Discounts	Balance at June 30, 2021
BAML Loan Agreement	$—	$35	$(18)	$—	$—	$17
Whitehorse Term Loan	65,641	—	(8,963)	—	420	57,098
	$65,641	$35	$ (8,981)	$—	$420	$57,115

SHOP HOLDING CORPORATION
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
	Balance at January 1, 2020	Drawdowns on Debt	Repayments of Debt	Discounts	Accretion of Discounts	Balance at June 30, 2020
BAML Loan Agreement	$3,392	$51,787	$ (55,179)	$—	$—	$—
Whitehorse Term Loan	—	70,000	—	(4,025)	113	66,088
	$3,392	$121,787	$ (55,179)	$ (4,025)	$113	$66,088
8. SUBORDINATED UNSECURED CONVERTIBLE PROMISSORY NOTES PAYABLE (RELATED PARTY)
On December 29, 2017, the Company entered into a Subordinated Unsecured Promissory Note (the “December 2017 Note”) with Holding LLC in the principal amount of $21.3 million, to provide the Company with additional working capital. The principal amount plus accrued interest are subordinated to the BAML Restated Loan Agreement (see Note 7—“Debt”). The December 2017 Note bears interest at X*(Prime + 0.75%) per annum, where X was originally defined as the ratio 22.5/21.3. The purpose of this ratio is to allow Indirect Parent to service monthly interest payments on a December 2017 Parent note of $22.5 million without requiring interest service payments from the Company until certain permitted payment tests under the BAML Restated Loan Agreement could be met. The principal amount plus accrued interest is due on the same maturity date as the December 2017 Parent Note with Silicon Valley Bank.
In 2019, the December 2017 Note’s principal was refinanced to $24.9 million, and the December 2017 Parent Note’s principal was also refinanced to $25.7 million. With the refinance, the December 2017 Note bears interest at X*(Prime + 0.75%) per annum, where X is defined approximately as the ratio 25.7/24.9.
Interest expense on the December 2017 Note for the six months ended June 30, 2020 was $0.5 million.
On May 21, 2020, proceeds from the Whitehorse Term Loan were used to extinguish the December 2017 Note and December 2017 Parent Note simultaneously.
9. STOCK-BASED COMPENSATION PLANS
Beginning in 2011, Holding LLC issued incentives (“Awards” or “Grants”) to employees of Connexity in appreciation of employee services. For U.S. employees, the Grants were in the form of Holding LLC member units (“Units”). The Units are designated as Class B, Class C or Class D. For foreign-based employees, the Grants were in the form of options (“Options”) to buy Class B, Class C or Class D Units. As the employees work for the Company, stock-based compensation expense is recorded by the Company as it relates to the Grants. The Units represent an equity interest in the future profits and appreciation in the value of the Company.
Holding LLC is authorized to issue up to an aggregate of 145,216,500 Units, consisting of (i) 118,641,500 Class A Units, (ii) 9,075,000 Class B Units, (iii) 7,500,000 Class C Units, and (iv) 10,000,000 Class D Units. The Board of Managers has the right to increase or decrease the number of authorized Units of any Class without the consent of any Members. However, the total number of authorized Class B Units cannot be increased by more than 10% in any one calendar year without the consent of a majority of the Class B Unit holders, and the total number of authorized Class C Units and Class D Units cannot be increased by more than 5% in any one calendar year, without the consent of holders of a majority of the Units of the applicable class.
The Company’s management determines who will be granted Units and Options, subject to Board approval.Beginning in 2019, in anticipation of engaging in discussions around a strategic sale of the Company’s Connexity Business, Management LLC issued Transaction Incentives to certain management employees of Connexity in recognition of their contribution to the Connexity Business, to reinforce their continued dedication to their duties to the Company and to encourage their efforts towards the consummation of an anticipated sale transaction. The Grants were in the form of Management LLC Class V member units (“Class V Units”). As the employees work for the Company, stock-based compensation expense is recorded by the Company as it relates to the Grants. The Class V Units represent an equity interest in the future profits and appreciation in the value of the Company. The Class V Units have been structured as profits interests, and the design of the Transaction Incentive is such that those profits interests translate to a percentage share in the transaction value (the “Connexity Sale

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Proceeds”) if the Connexity Business is sold. While employees’ profits interests units number is fixed, the mechanics of the plan translate those units into escalating percentage shares of the Connexity Sale Proceeds according to the outcome of the sale - the higher the transaction value, the higher the percentage the employees are eligible to receive.
Management LLC is authorized to issue up to an aggregate of 1,000,000 Class V Units. The Board of Managers of Management LLC has the right to increase or decrease the number of authorized Units of Class V Units without the consent of any Members.
Vesting to receive a Transaction Incentive is conditioned upon continued employment with and/or service to the Company through the Closing Date of any transaction. In the event employment is terminated either by termination without cause (or by reason of death or disability), there is a “decay” on the employee’s share such that their entitlement to a payout shall be reduced by 0% within 0-90 days, 33% within 91-365, 66% within 366-545 days of their employment ending, such that on the 18-month anniversary of the employee’s last day of employment they are no longer entitled to any payout.
The grant-date fair value of Class B, Class C and Class D Units and Options granted during the six months ended June 30, 2021 and during the year ended December 31, 2020 was nominal and $0.2 million, respectively. There were no Class V unit grants in the six months ended June 30, 2021 nor during the year ended during the year ended December 31, 2020.
The fair value of Class B, Class C and Class D Units and Options granted is determined on the grant date. The full grant date fair value for current employees for Class B, Class C and Class D Units and Options is being amortized to compensation expense over the vesting period, and if an employee ceases to be employed, any compensation expense that was recorded in previous periods related to unvested (forfeited) awards is reversed in the period the employment ended.
Due to the fact that the Class V units are classified as liability awards under ASC 718, the fair value of the Class V units will be determined on the vesting date (the closing date of any transaction). Because the Class V unit awards have performance conditions (the sale of the Connexity Business with proceeds in excess of a threshold) in addition to the service condition, compensation expense has not been recorded in the six months ended June 30, 2021 nor in the year ended December 31, 2020, and will be recorded at the time when it is deemed probable that the performance conditions will be met. For a qualifying event, Class V will participate at a percentage of sale proceeds, after giving effect to the transaction threshold, transaction expenses, and net cash and indebtedness deductions.
Compensation expense recognized upon amortizing the fair values for the six months ended June 30, 2021 and the year ended December 31, 2020 was nominal and $0.1 million, respectively, and is included in operating expenses in the consolidated statement of income. At June 30, 2021 and December 31, 2020, the unamortized fair value of Class B, Class C and Class D Units and Options granted as stock-based compensation were nominal.

SHOP HOLDING CORPORATION
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
A summary of the activity for Options to purchase Class B, Class C or Class D Units as of June 30, 2021 and December 31, 2020, and changes for the six months ending June 30, 2021 and the year ended December 31, 2020 is as follows:
	Class B Options
	Options to Purchase Class B Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Outstanding at December 31, 2019	480,500	$0.23	6.77
Granted	—
Exercised	(13,000)	0.11
Forfeited	(239,500)	0.24
Outstanding at December 31, 2020	228,000	0.23	5.76
Granted	—
Exercised	—
Forfeited	(12,500)	0.26
Outstanding at June 30, 2021	215,500	0.23	5.32
Vested and expected to vest at June 30, 2021	215,500	0.23	5.32
Exercisable at June 30, 2021	188,000	0.25	5.06
	Class C Options
	Options to Purchase Class C Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Outstanding at December 31, 2019	234,500	0.24	6.55
Granted	—
Exercised	—
Forfeited	(125,000)	0.19
Outstanding at December 31, 2020	109,500	0.19	2.74
Granted	—
Exercised	—
Forfeited	(1,500)	0.31
Outstanding at June 30, 2021	108,000	0.19	2.54
Vested and expected to vest at June 30, 2021	108,000	0.19	2.54
Exercisable at June 30, 2021	108,000	0.19	2.54
	Class D Options
	Options to Purchase Class D Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Outstanding at December 31, 2019	200,000	0.01	6.96
Granted	—
Exercised	—
Forfeited	(100,000)	0.01
Outstanding at December 31, 2020	100,000	0.01	2.74
Granted	—
Exercised	—
Forfeited	—
Outstanding at June 30, 2021	100,000	0.01	5.46

SHOP HOLDING CORPORATION
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
	Class D Options
	Options to Purchase Class D Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Vested and expected to vest at June 30, 2021	100,000	0.01	5.46
Exercisable at June 30, 2021	100,000	0.01	5.46
A summary of the status of the non-vested Class B, Class C and Class D Units for the six months ended June 30, 2021 and the year ended December 31, 2020, and changes during the six months ended June 30, 2021 and the year ended December 31, 2020 is as follows:
	Class B: Non-vested
	Number of Class B Units	Weighted Average Grant Date Fair Value
Non-vested outstanding at December 31, 2019	424,450	$0.06
Granted	150,000	0.33
Vested	(159,850)	0.06
Forfeited	(172,100)	0.01
Non-vested outstanding at December 31, 2020	242,500	0.08
Granted	—
Vested	(44,826)	0.17
Forfeited	(13,675)	0.26
Non-vested outstanding at June 30, 2021	183,999	0.21
Class C Units
	Number of Class C Units	Weighted Average Grant Date Fair Value
Non-vested outstanding at December 31, 2019	—	$—
Granted	400,000	0.33
Vested	(400,000)	0.33
Forfeited	—	—
Non-vested outstanding at December 31, 2020	—	—
Granted	—	—
Vested	—	—
Forfeited	—	—
Non-vested outstanding at June 30, 2021	—	—
Class D Units
	Number of Class D Units	Weighted Average Grant Date Fair Value
Non-vested outstanding at December 31, 2019	—	$—
Granted	—	—
Forfeited	—	—
Non-vested outstanding at December 31, 2020	—	—
Granted	—	—
Forfeited	—	—
Non-vested outstanding at June 30, 2021	—	—

SHOP HOLDING CORPORATION
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
In accordance with the Holding LLC Amended and Restated Members’ Agreement, grants of Class B Units vest 20% on the first anniversary of the date of issuance and the balance in 16 substantially equal installments each quarter thereafter, and grants of Class C and D Units vest immediately and are subject to forfeiture.
During 2019, Holdings LLC granted 1,000,000 Class V units to certain management employees. There were 10,417 units forfeited both in the six months ended June 30, 2021 and the year ended December 31, 2020, respectively. At June 30, 2021 and December 31, 2020, there were 979,166 and 989,583 Class V units outstanding, respectively.
10. INCOME TAXES
Income from continuing operations before income taxes consisted of the following (in thousands):
	For the Six Months Ended June 30,
	2021	2020
Domestic	$5,168	$1,503
Foreign	4,721	(387)
Income from continuing operations before income taxes	$9,889	$1,116
For the six months ended June 30, 2021 and 2020, income tax expense consists of the following (in thousands):
	For the Six Months Ended June 30,
	2021	2020
Current:
Federal	$(375)	$12
State	130	24
Foreign	923	(16)
	678	20

Deferred:
Federal	1,848	—
State	—	—
Foreign	—	—
	1,848	—
Income tax expense	$2,526	$20
The provision for income taxes reconciled to the amount computed by applying the statutory federal rate to income before taxes is as follows:
	For the Six Months Ended June 30,
	2021	2020
Tax expense computed at the federal statutory rate	$2,194	$235
State tax, net of federal tax benefit	166	(12)
Permanent Items	423	(97)
R&D Credit	(220)	(56)
Foreign tax rate difference	(148)	(66)
Impact from deferred rate & True-up	—	4,245
Changes in uncertain tax positions	111	10
Valuation allowance	—	(4,243)
Other	—	4
Provision for income taxes	$2,526	$20

SHOP HOLDING CORPORATION
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
The significant components of net deferred tax balances were as follows (in thousands):
	June 30,
	2021	2020
Deferred tax assets:
Accrued expenses	$667	$711
Research and development credits	2,752	1,163
Unrepatriated earnings	38	14
Net operating loss	3,477	916
Accounts receivable	31	35
Capital loss	15,414	15,277
Other	798	365
Total gross deferred tax assets	23,177	18,481
Less: Valuation allowance	(15,414)	(18,622)
Total deferred tax assets after valuation allowance	7,763	(141)

Deferred tax liabilities:
Prepaid expens es	(177)	(63)
Deferred state income tax	(1,044)	(787)
Amortization and depreciation	(3,819)	(3,998)
Other	(61)	—
Total deferred tax liabilities	(5,101)	(4,848)
Net deferred tax assets (liabilities)	$2,662	$(4,989)

Non-current deferred tax assets, net	7,373	34
Non-current deferred tax liabilities, net	(4,711)	(5,023)
Net deferred tax assets	2,662	(4,989)
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences became deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.
For the six months ended June 30, 2020, based on the historical earnings of the Company and projections of future taxable earnings management believed it was more likely than not that the results of operations would not generate sufficient taxable earnings to realize certain net deferred tax assets. Therefore, the Company recorded a valuation allowance of $18.6 million, which was a decrease of $4.2 million from the prior year.
For the six months ended June 30, 2021, based on the historical earnings of the Company and projections of future taxable earnings management believed it was more likely than not that the results of operations will generate sufficient taxable earnings to realize certain net deferred tax assets. The Company released a portion of its valuation allowance as of December 31, 2020, and only retained a valuation allowance against its capital loss carryforward as there are no tax planning strategies to generate offsetting capital gains at this time. The Company further noted that the capital loss carryforward is expiring in December 31, 2021. The Company has recorded a valuation allowance of $15.4 million as of June 30, 2021, which is no change from the prior year.
As of June 30, 2021 and 2020, certain of the Company’s operations had net operating loss carryforwards of $3.4 million and $0.9 million, respectively, (tax effected, not net of uncertain tax position), including state net

SHOP HOLDING CORPORATION
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
operating loss carryforwards. These are comprised of $3.0 million and $0.8 million, respectively, (tax effected) of federal net operating loss carryforwards expiring between tax year 2036 and tax year 2037 and $0.4 million and $0.1 million, respectively, (tax effected) of state net operating loss carryforwards expiring between tax years 2026 and 2037.
As of June 30, 2021 and 2020, the Company had an immaterial amount of unremitted earnings related to certain foreign subsidiaries. The Company intends to continue to reinvest these foreign earnings indefinitely and does not expect to incur any significant taxes related to such amounts.
The Company is subject to a tax on global intangible low-taxed income (“GILTI”). GILTI is a tax on foreign income in excess of a deemed return on tangible assets of foreign corporations. Companies subject to GILTI have the option to account for the tax as a period cost if and when incurred, or factor such amounts into the measurement of deferred taxes. The Company has elected to account for GILTI as a period cost.
The Company and its subsidiaries are subject to U.S. federal and foreign income tax as well as income tax of multiple state jurisdictions. From time-to-time, the Company is subject to routine income and other tax audits on various tax matters around the world in the ordinary course of business. The Company accrues an amount for its estimate of additional income tax liability which the Company, more likely than not, will incur as a result of the ultimate resolution of income tax audits (“uncertain tax positions”). The Company reviews and updates the estimates used in the accrual for uncertain tax positions, as appropriate, as more definitive information or interpretations become available from taxing authorities, upon completion of tax audits, upon receipt of assessments, upon expiration of statutes of limitation, or upon occurrence of other events.
The Company accounts for uncertain tax position provisions under ASC 740, Income Taxes (formerly FIN 48). ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement attributes for financial statement disclosure of uncertain tax positions (“UTP”) taken or expected to be taken on the tax return. Under ASC 740, the impact of a UTP must be recognized at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. A UTP will not be recognized if it has less than a 50% likelihood of being sustained.
At June 30, 2021 and 2020, the Company had gross liabilities for UTPs of approximately $0.3 million and $0.2 million, respectively, and these liabilities are recorded on the consolidated balance sheets as a component of other liabilities. The Company is not able to reasonably estimate when or if cash payments for long-term liabilities related to UTPs will occur. The Company’s accrued interest and penalties were not material at June 30, 2021 and 2020.
The Company’s policy is to recognize material interest and penalties associated with tax matters as part of the income tax provision and include accrued interest and penalties with the related income tax liability on its consolidated balance sheet.
A reconciliation of the beginning and ending amount of gross unrecognized tax benefit (excluding interest and penalties) is as follows:
	For the Six Months Ended June 30,
	2021	2020
Beginning balance	$307	$213

Additions:
Tax positions related to the prior year	—	—
Tax positions related to the current year	—	—

Reductions:
Tax positions related to the prior year	—	—
Tax positions related to the current year	—	—
Ending balance	$307	$213

SHOP HOLDING CORPORATION
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
The tax years 2017, 2018 and 2019 are subject to examination by the Internal Revenue Service. The Company’s 2017, 2018, and 2019 tax years remain open to examination in California and various other states in which the Company conducts business. The 2020 tax returns have not been filed as of the filing of the June 30, 2021 report. The tax years 2016, 2017, 2018 and 2019 are subject to examination in the U.K. The tax years 2017 are subject to examination in Italy. The tax year 2019 is subject to examination in Germany. The tax years 2017, 2018 and 2019 are subject to examination in Australia.
11. COMMITMENTS AND CONTINGENCIES
Leases
Future minimum lease payments at June 30, 2021 under non-cancelable operating leases with initial lease terms in excess of one year were as follows (in thousands):
For the Year Ended December 31, (excluding the first six months of 2021)
2021	$1,540
2022	1,317
2023	215
Total	$3,072
The Company leases certain office space, data centers, and office equipment under operating leases expiring at various periods through 2023. Certain of the Company's operating leases include rent holidays, as well as rent escalation provisions. The Company records rent expense on a straight-line basis over the lease term. Rent expense under operating leases from continuing operations for the six months ended June 30, 2021 and 2020 were $0.8 million and $0.6 million, respectively.
Other Commitments
In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, sureties and insurance companies, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company's breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with its directors and certain of its officers and employees that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees. The Company has also agreed to indemnify certain former officers, directors and employees of acquired companies in connection with the acquisition of such companies. The Company maintains director and officer insurance which may cover certain liabilities, including those arising from its obligation to indemnify its directors and certain of its officers and employees, and former officers, directors and employees of acquired companies, in certain circumstances.
It is not possible to determine the maximum potential amount of exposure under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Such indemnification agreements may not be subject to maximum loss clauses.
Legal Matters
From time to time, the Company may be subject to various legal matters in the ordinary course of business. The Company's management is not aware of any pending or threatened legal matters that would have a material impact on the Company’s consolidated financial position or results of operations.
12. EMPLOYEE BENEFIT PLAN
During the six months ended June 30, 2021 and 2020, eligible U.S. employees were covered by a defined contribution plan for which the Company was the plan sponsor. The plan provided for employer matching contributions of 50% of participant contributions limited to 6% of the participant’s salary, subject to certain annual Internal Revenue Service limits. The Company also has various defined contribution/pension plans for its eligible

SHOP HOLDING CORPORATION
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
non-U.S. employees, some of which are required by local laws and allow or require Company contributions. During the six months ended June 30, 2021 and 2020, employer contributions under all defined contribution/pension plans were approximately $0.3 million and $0.2 million, respectively.
13. RELATED PARTY TRANSACTIONS
Unsecured Convertible Promissory Notes Payable
To meet its working capital and business combination needs, the Company issued unsecured promissory notes payable to its Indirect Parent, Shop Holding, LLC (“Holding LLC”). The Company had $24.9 million of outstanding notes payable on January 1, 2020 (See Note 8 - “Subordinated Unsecured Promissory Notes Payable”). This note was extinguished on May 21, 2020 with the refinancing from the Whitehorse Term Loan.
14. SUBSEQUENT EVENTS
In July 2021, Shop Management, LLC (the Company’s Direct Parent) signed a stock purchase agreement to sell 100% of the stock of Shop Holding Corporation to Taboola, Inc. and Taboola.com Ltd., to be settled in both cash and stock for an undisclosed amount. Upon consummation of the acquisition, the sale will be a liquidity event for both stock-based compensation plans discussed in Note 9.